As filed with the Securities and Exchange Commission on January 13, 2006

Registration No. 333-129718

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FTI CONSULTING, INC.

(Exact name of registrant as specified in charter)

Maryland	8742	52-1261113
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 East Pratt Street, Suite 1400

Baltimore, Maryland 21202

SUBSIDIARY GUARANTORS LISTED ON SCHEDULE A HERETO

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Theodore I. Pincus

Executive Vice President, Chief Financial Officer

FTI Consulting, Inc.

909 Commerce Road

Annapolis, Maryland 21401

(410) 224-8770

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

David J. Johnson, Jr., Esq.

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

(212) 326-2000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7 5/8% Senior Notes due 2013	$200,000,000	100%	$200,000,000	$23,540
Guarantees of 7 5/8% Senior Notes due 2013				(2)

(1)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for purpose of calculating the registration fee.
(2)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Subsidiary Guarantor	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
FTI, LLC	Maryland	34-2025396
FTI Repository Services, LLC	Maryland	02-0736098
Lexecon, LLC	Maryland	20-0302099
Technology & Financial Consulting, Inc.	Texas	76-0663038
Teklicon, Inc.	California	94-3000753
FTI Cambio LLC	Maryland	11-3750355
FTI IP, LLC	Maryland	11-3755429
FTI Compass, LLC	Maryland	42-1684514
FTI Investigations, LLC	Maryland	42-1684517

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated January 13, 2006

PROSPECTUS

FTI Consulting, Inc.

Offer to Exchange

$200,000,000 Aggregate Principal Amount of 7 5/8% Senior Notes due 2013

that have been registered under the Securities Act of 1933, as amended,

for any and all outstanding

$200,000,000 Aggregate Principal Amount of 7 5/8% Senior Notes due 2013

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $200,000,000 aggregate principal amount of our registered 7 5/8% Senior Notes due 2013, which we refer to as the exchange notes, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof, for a like principal amount of our outstanding 7 5/8% Senior Notes due 2013, which we refer to as the old notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes are substantially identical to the terms of the old notes in all material respects, except for the elimination of some transfer restrictions, registration rights and special provisions relating to the old notes.

We will accept for exchange any and all old notes validly tendered and not withdrawn prior to 5:00 pm., New York City time, on [                    ], 2006 unless extended. We will not receive any proceeds from the exchange offer.

We have not applied, and do not intend to apply, for listing of the notes on any national securities exchange or automated quotation system.

You should carefully review the Risk Factors beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006

i

ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities Exchange Commission, or SEC, under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the exchange notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

The registration statements (including exhibits and schedules thereto) and the annual, quarterly and special reports, proxy statements and other information we file with the SEC may be read and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or from our web site at www.fticonsulting.com. However, the information on our web site does not constitute a part of this prospectus.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

ii

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, compensation arrangements, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, may appear under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words estimates, expects, anticipates, projects, plans, intends, believes, forecasts and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading “Risk Factors.” As stated elsewhere in this prospectus, such risks, uncertainties and other important factors relate to, among others:

•	retention of qualified professionals and senior management;

•	conflicts resulting in our inability to represent certain clients;

•	former employees joining competing businesses;

•	ability to manage utilization and pricing rates;

•	damage to our reputation as a result of claims involving the quality of our services;

•	competition;

•	costs of integrating any future acquisitions;

•	industry trends;

•	changes in demand for our services; and

•	changes in our leverage.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances and do not intend to do so.

iii

PROSPECTUS SUMMARY

This summary contains basic information about FTI Consulting, Inc. It likely does not contain all the information that is important to you. You should read the entire prospectus, including the consolidated financial statements and related notes thereto, before making an investment decision. Except as otherwise indicated herein, or as the context may otherwise require, the references to “FTI,” “we,” “us” and “our” refer to FTI Consulting, Inc., a Maryland corporation and the issuer of the notes.

Our Company

We are a leading provider of forensic/litigation/technology (“forensic”), corporate finance/restructuring (“corporate finance”) and economic consulting services in the United States. Our experienced team of professionals, many of whom are widely recognized as experts in their respective fields, provide high-caliber consulting services to a broad range of clients. We began operations in 1982 as a consulting firm focused on providing forensic investigation, scientific and trial support services, and have evolved through internal growth and strategic acquisitions. We believe clients retain us because of our recognized expertise and capabilities in highly specialized areas, as well as our reputation for satisfying clients’ needs. During 2004, we staffed large and complex assignments for our clients which include 95 of the top 100 U.S. law firms, 20 of the 25 largest U.S. commercial banks and 181 corporate clients in the Fortune 500. Representative clients to date include Wyeth, Tower Automotive and the U.S. Departments of Justice and the Interior.

Our professionals have experience providing testimony in many areas, including: fraud, damages, lost profits, valuation, accountant’s liability and malpractice, contract disputes, patent infringement, price fixing, purchase price disputes, solvency and insolvency, fraudulent conveyance, preferences, disclosure statements, trademark and copyright infringement and the financial impact of government regulations. We have strong capabilities in highly specialized industries, including telecommunications, health care, transportation, utilities, chemicals, energy, commercial and investment banking, pharmaceuticals, tobacco, retail and information technology. As of September 30, 2005, we had 1,291 total employees, including 966 revenue-generating consultants, across 24 U.S. cities, London, England and Melbourne, Australia.

Forensic Practice

We are a leading provider of forensic consulting services in the United States. Through this practice we provide an extensive range of services to assist clients in all phases of litigation, including pre-filing, discovery, jury selection, trial preparation, expert testimony and other trial support services. Specifically, we help clients assess complex financial transactions, reconstruct events from incomplete and/or corrupt data, uncover vital evidence, identify potential claims and assist in the pursuit of financial recoveries and settlements. We also provide asset tracing and fraud investigation services. Through the use of proprietary information technology, we have demonstrated our ability to help control litigation costs, expedite the trial process and provide our clients with the ability to readily organize and access case-related data. Our repository services offer clients a secure extranet and web-hosting service for critical information. Our graphics services at trial and technology and electronic evidence experts assist clients in preparing for and presenting their cases in court. On February 28, 2005, we acquired the Ringtail Solutions Group (“Ringtail”), a leading developer of litigation support and knowledge management technologies for law firms, Fortune 500 corporate legal departments, government agencies and courts, which operates as part of our forensic practice.

As of September 30, 2005, we had 462 revenue-generating consultants in our forensic practice.

Corporate Finance Practice

We believe we are the largest corporate finance consulting practice in the United States. We analyze, recommend and implement strategic alternatives for our corporate finance clients, offering services such as interim management in turnaround situations, rightsizing infrastructure, assessing long-term enterprise viability and business strategy consulting. We assist underperforming companies as they make decisions to improve their financial condition and operations. We lead and manage the financial aspects of in-court restructuring processes by offering services that include an assessment of the impact of a bankruptcy filing on the client’s financial condition and operations. We also assist our clients in planning for a smooth transition into and out of bankruptcy, facilitating the sale of assets and arranging debtor-in-possession financing. Our acquisition of Cambio Health Solutions (“Cambio”), a leading provider of management change solutions for hospital and health systems, in May of 2005, greatly enhanced our industry expertise in health care management and finance.

As of September 30, 2005, we had 333 revenue-generating consultants in our corporate finance practice.

Economic Consulting

We are a leading provider of economic consulting services in the United States and deliver sophisticated economic analysis and modeling of issues arising in mergers and acquisitions and other complex commercial and securities litigation. Our 2003 acquisition of the Lexecon business, a leading provider of economic consulting services in the United States, has greatly enhanced our market position within this practice and our ability to provide complex economic consulting services. Our statistical and economic experts help companies evaluate issues such as the economic impact of deregulation on a particular industry or the amount of commercial damages suffered by a business. We have deep industry experience in such areas as commercial and investment banking, telecommunications, energy, transportation and pharmaceuticals. Our professionals regularly provide expert testimony on damages, rates and prices, valuations, merger effects, intellectual property disputes in antitrust cases, regulatory proceedings and valuations. On January 6, 2006, we completed our acquisition of Competition Policy Associates, Inc., which we refer to as Compass, and related assets. Compass is one of the top competition economics consulting firms in the world, with offices in Washington, D.C. and San Francisco. Compass’ practice involves sophisticated economic analysis in the context of antitrust disputes, mergers and acquisitions, regulatory and policy debates, and general commercial litigation across a broad range of industries in the United States, Europe and the Pacific Rim.

As of September 30, 2005, we had 171 revenue-generating consultants in our economic consulting practice.

Corporate Information

We are a publicly traded company with our common stock listed on the New York Stock Exchange, or NYSE stock market, under the symbol “FCN.”

Our executive offices are located at 500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202.

Recent Developments

On January 6, 2006, we completed our acquisition of all of the outstanding common stock of Compass and related assets from the stockholders of Compass. Compass is a top competition economics consulting firm, with offices in Washington, D.C. and San Francisco. Compass’ practice involves sophisticated economic analysis in the context of antitrust disputes, mergers and acquisitions, regulatory and policy debates, and general commercial litigation across a broad range of industries in the United States, Europe and the Pacific Rim. On the closing date, we paid approximately $71.5 million as estimated purchase price for the acquisition, of which approximately $45.8 million was paid in cash and approximately $25.7 million was paid through the delivery of 932,599 shares of common stock. The cash portion of the purchase price was financed from cash on hand. The purchase agreement provides for (A) post-closing purchase price adjustments based on actual adjusted earnings before interest and taxes, or EBIT, of the Business (as defined in the purchase agreement) as of December 31, 2005 and (B) post-closing cash adjustment payments based on actual Working Capital (as defined in the purchase agreement) as of December 31, 2005.

The Cambio Acquisition

On May 31, 2005, we completed our acquisition of Cambio. Founded in 1989 in Nashville, Tennessee, Cambio is a leading provider of management change solutions for hospital and health systems. The acquisition provides strategic, operational and turnaround management consulting services to academic medical centers, integrated healthcare delivery systems, stand-alone community hospitals, investor-owned hospitals and special medical facilities. The total acquisition cost was $42.3 million, consisting of net cash of $28.9 million, transaction costs of $0.5 million and 578,994 shares of our common stock valued at $12.9 million. The cash portion of the purchase price was financed by us from cash on hand.

The Ringtail Acquisition

On February 28, 2005, we completed our acquisition of Ringtail, a leading developer of litigation support and knowledge management technologies for law firms, Fortune 500 corporate legal departments, government agencies and courts. The total acquisition cost was $34.6 million, consisting of net cash of $19.2 million, transaction costs of $0.4 million and 784,109 shares of our common stock valued at $15.0 million plus an earn-out over the next three years based on future performance. The cash portion of the purchase price was financed by us from cash on hand and borrowings under our revolving line of credit.

The Exchange Offer

The following is a brief summary of the terms of the exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

Background of the Old Notes

On August 2, 2005, we issued $200.0 million aggregate principal amount of our 7 5/8% Senior Notes due 2013, or the old notes, to Goldman, Sachs & Co. and Banc of America Securities LLC, as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers then sold the old notes to qualified institutional buyers and outside the United States in reliance on Rule 144A and Regulation S under the Securities Act. Because the old notes have been sold in reliance on exemptions from registration, the old notes are subject to transfer restrictions. In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to deliver to you this prospectus and to use our commercially reasonable efforts to complete the exchange offer or to file and cause to become effective a registration statement covering the resale of the old notes.

Concurrently with our issuance of the old notes, we issued $150.0 million in aggregate principal amount of convertible senior subordinated notes due July 15, 2012 (the “convertible notes”).

The Exchange Offer

We are offering to issue up to $200.0 million aggregate principal amount of 7 5/8% Senior Notes due 2013, or the exchange notes, in exchange for an identical aggregate principal amount of old notes. Old notes may be exchanged only in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes have been registered under the Securities Act and do not contain transfer restrictions, registration rights or additional interest provisions. We will issue and deliver the exchange notes as promptly as practicable after the expiration of the exchange offer.

Resale of Exchange Notes

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the conditions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you, or the person or entity receiving the exchange notes, acquires the exchange notes in the ordinary course of business;

•	neither you nor any such person or entity receiving the exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

•	neither you nor any such person or entity receiving the exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes; and

•	neither you nor any such person or entity receiving the exchange notes is an “affiliate” of FTI Consulting, Inc., as that term is defined in Rule 405 under the Securities Act.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. See “Plan of Distribution.” We have not submitted a no-action letter to the SEC and there can be no assurance that the SEC would make a similar determination with respect to this exchange offer. If you do not meet the conditions described above, you may incur liability under the Securities Act if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

Expiration Date	5:00 p.m., New York City time, on , 2006, unless, in our sole discretion, we extend the exchange offer.

Withdrawal Rights	You may withdraw old notes at any time before 5:00 p.m., New York City time, on the Expiration Date. See “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer

The exchange offer is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Consequences of Failure to Exchange

Old notes that are not tendered, or that are tendered but not accepted, will be subject to their existing transfer restrictions. We will have no further obligation, except under limited circumstances, to provide for registration under the Securities Act of the old notes. See “The Exchange Offer—Purpose and Effect.”

Material U.S. Federal Income Tax Consequences

The exchange of old notes for exchange notes by tendering holders should not be a taxable exchange for federal income tax purposes, and such holders should not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange. This does not constitute tax advice, and we encourage you to consult with your own tax and legal advisors. See “Certain United States Federal Income Tax Considerations.”

Exchange Agent	Wilmington Trust Company is serving as exchange agent in connection with the exchange offer.

The Exchange Notes

Issuer	FTI Consulting, Inc.

Securities Offered	$200.0 million principal amount of 7 5/8% Senior Notes due 2013.

Maturity Date	June 15, 2013.

Interest Rate	The exchange notes will accrue interest at the rate of 7 5/8% per annum, payable semiannually on June 15 and December 15, commencing on December 15, 2005.

Ranking

The exchange notes will be our unsecured senior obligations. The exchange notes will rank pari passu in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The exchange notes will be effectively subordinated to all of our existing and future secured indebtedness. The exchange notes, together with any old notes that remain outstanding, will constitute our only outstanding senior indebtedness. As of September 30, 2005, we had $91.4 million of revolving availability under our senior secured credit facility, all borrowings under which will constitute senior secured indebtedness.

Guarantees	Substantially all of our existing and future domestic subsidiaries will guarantee the exchange notes on a senior unsecured basis.

Optional Redemption

On or after June 15, 2009, we may redeem some or all of the exchange notes at the redemption prices set forth under “Description of Exchange Notes—Optional Redemption.” At any time before June 15, 2008, we may redeem up to 35% of the exchange notes at a redemption price of 107.625% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption with the proceeds of certain equity offerings.

Change of Control

In the event of a change of control, as described under “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control,” holders of the exchange notes may require us to purchase all or part of the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. If a change in control occurs, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their face amount, plus accrued and unpaid interest.

We might not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:

•	we might not have enough funds at that time; or

•	the terms of our senior debt may prevent us from paying.

Restrictive Covenants	The indenture governing the exchange notes contains certain covenants that, among other things, limit our ability and that of our subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions in respect of our capital stock or to make other restricted payments;

•	make certain investments;

•	create certain liens;

•	enter into certain transactions with affiliates;

•	sell assets; or

•	enter into certain mergers and consolidations.

In addition, under certain circumstances, we will be required to offer to purchase the exchange notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales. See “Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

These covenants are subject to a number of important limitations, exceptions and qualifications that are described under “Description of Exchange Notes—Certain Covenants.”

Use of Proceeds	We will not receive any proceeds upon the completion of the exchange offer.

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in the exchange notes.

Summary Consolidated Financial Data and Other Operating Information

We have derived the following summary historical consolidated income statement, cash flow and other financial data for the years ended December 31, 2002, 2003 and 2004 from our consolidated financial statements, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. We derived the summary historical consolidated income statement, cash flow and other financial data for the nine months ended September 30, 2004 and 2005 and the summary consolidated balance sheet data as of September 30, 2005 from our unaudited consolidated financial statements. We prepared the summary unaudited interim financial data on a basis consistent with the audited consolidated financial statements as of and for the year ended December 31, 2004. In management’s opinion, the unaudited interim consolidated financial information reflects all adjustments that are necessary for a fair presentation of the results for the interim periods presented. All adjustments made were normal and recurring accruals. You should not expect the results of operations for the interim periods to necessarily be an indication of the results for a full year or any future period. You should read the following data in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

We have prepared the following summary unaudited pro forma consolidated income statement data for the year ended December 31, 2004 and for the nine months ended September 30, 2005 giving effect to the Transactions (as defined below), as if they had occurred on January 1, 2004.

As used in this prospectus, the term “Transactions” means, collectively:

•	the offering of the old notes and the concurrent offering of the convertible notes on August 2, 2005 (which we refer to together as the “Offerings”);

•	the repayment, using $142.5 million of the net proceeds from the Offerings, of all of our outstanding term loan borrowings under our senior secured credit facility;

•	the repurchase, using approximately $125.4 million of the net proceeds from the Offerings, of shares of our common stock in connection with the Offerings; and

•	our payment of fees and expenses in connection with the foregoing.

The unaudited pro forma consolidated financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements for the year ended December 31, 2004 and the nine-months ended September 30, 2005. The unaudited pro forma adjustments are based on estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. The pro forma adjustments include:

•	The elimination of interest expense due to the repayment of amounts due under our senior secured credit facility, including the amortization and write-off of deferred financing costs attributable to our prepayment of term loans in the amount of $5.3 million for the year ended December 31, 2004 and $6.3 million for the nine months ended September 30, 2005.

•	The addition of interest expense related to the Offerings (all of which are assumed to be outstanding for each period presented) in the amount of $22.6 million for the year ended December 31, 2004 and $17.0 million for the nine months ended September 30, 2005. The additional interest expense includes the amortization of deferred financing costs attributable to the Offerings.

•	The adjustment to the income tax provision resulting from the adjustments above was calculated using our effective tax rate which was 42.1% for the year ended December 31, 2004 and 42.0% for the nine months ended September 30, 2005.

•	The weighted average shares outstanding were adjusted to reflect the weighted average effect of the repurchase of 5.2 million shares of our common stock in connection with the Offerings. The convertible notes may have a dilutive effect on earnings per share in any period in which the market price of our common stock exceeds the conversion price for the convertible notes even if the convertible notes are not convertible.

The pro forma adjustments exclude the impact of the interest rate swap agreements we entered into subsequent to the closing of the Transactions and the forward contract portion of the accelerated stock repurchase transaction we finalized with one of the underwriters of the Offerings subsequent to the closing of the Transactions. For more detailed information, see notes 5 and 7 to our unaudited quarterly consolidated financial statements for the nine months ended September 30, 2005 appearing elsewhere in this prospectus.

We have presented the unaudited pro forma financial data for informational purposes only. You should not consider the pro forma consolidated income statement and balance sheet data to be indicative of what the actual results would have been had the transactions described above been completed on the dates indicated nor should you expect the pro forma results to be an indication of the results of operations or financial condition as of any future date or for any future period. You should read the following data in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Average Billable Rate per Hour. Effective January 1, 2005, we modified our calculation of average billable rate per hour to include revenue realization adjustments and success fees earned as part of employee revenues. Average billable rates per hour for 2003 and 2004 have been adjusted to conform to our current presentation. The average billable rate per hour for 2002 is not available on a basis comparable to our current calculation. Prior to modifying our calculation, our average billable rate per hour was $311 for the year ended December 31, 2002, $363 for the year ended December 31, 2003, $354 for the year ended December 31, 2004 and $353 for the nine months ended September 30, 2004.

Ratio of Earnings to Fixed Charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations, before income taxes plus fixed charges. Fixed charges consist of:

•	interest on all indebtedness and amortization of deferred financing costs; and

•	the portion of rental expense that we believe is representative of interest.

	Year Ended December 31,						Nine Months Ended				Pro Forma
											Year Ended December 31, 2004		Nine Months Ended September 30, 2005
	2002		2003		2004		September 30, 2004		September 30, 2005
	(dollars in thousands, except per share and average billable rate data)
							(unaudited)				(unaudited)
INCOME STATEMENT DATA:
Revenues	$224,113		$375,695		$427,005		$322,118		$373,720		$427,005		$373,720
Direct cost of revenues	108,104		176,429		234,970		176,994		202,878		234,970		202,878
Selling, general and administrative expense	51,647		81,761		106,730		76,348		90,030		106,730		90,030
Amortization of other intangible assets	1,033		3,680		6,836		4,220		4,309		6,836		4,309

Operating income	63,329		113,825		78,469		64,556		76,503		78,469		76,503
Interest and other expenses, net	(4,717)		(4,196)		(6,086)		(4,178)		(9,879)		(23,388)		(20,563)
Litigation settlement gains (losses), net	—		—		1,672		—		(991)		1,672		(991)

Income from continuing operations before income tax provision	58,612		109,629		74,055		60,378		65,633		56,753		54,949
Income tax provision	23,704		44,838		31,177		25,117		27,566		23,893		23,079

Income from continuing operations	34,908		64,791		42,878		35,261		38,067		32,860		31,870
Income (loss) from discontinued operations	2,254		(5,322)		—		—		—		—		—

Net income	$37,162		$59,469		$42,878		$35,261		$38,067		$32,860		$31,870

Earnings per common share—net income
Basic	$1.16		$1.45		$1.02		$0.84		$0.91		$0.89		$0.85

Diluted	$1.09		$1.41		$1.01		$0.83		$0.90		$0.88		$0.83

Weighted average number of common shares outstanding
Basic	32,031		40,925		42,099		42,135		41,760		36,883		37,671
Diluted	34,197		42,046		42,512		42,534		42,404		37,296		38,315

CASH FLOW DATA:
Net cash provided by operating activities	$80,657		$100,177		$58,443		$30,232		$43,503
Net cash used in investing activities	(156,386)		(231,741)		(13,693)		(8,551)		(57,658)
Net cash provided by (used in) financing activities	72,779		127,423		(24,811)		(18,459)		103,708
OTHER FINANCIAL DATA:
Capital expenditures	8,777		10,612		11,939		6,694		12,077
SELECTED OPERATING INFORMATION:
Revenue-generating professionals	610		827		745		726		966
Utilization rates	88%		83%		77%		78%		79%
Average billable rate per hour	N/A		$347		$343		$341		$337
CREDIT STATISTICS:
Ratio of earnings to fixed charges	9.2	x	15.7	x	8.3	x	9.0	x	6.1	x	3.1	x	3.2	x

September 30, 2005
(in thousands) (unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents	$115,257
Working capital	195,837
Total assets	924,316
Long-term debt, including fair value hedge adjustment of $748	349,252
Stockholders’ equity	444,100

RISK FACTORS

In addition to the risks below, other risks and uncertainties not known to us or that we deem to be immaterial may also materially adversely affect our business operations. All of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you could lose all of or a part of your original investment. You should carefully consider the risks described below as well as other information and data included in this prospectus before making an investment decision with respect to the exchange notes.

Risks Related to Our Business

Our failure to retain qualified professionals or hire additional qualified professionals would have a negative effect on our future growth and financial performance as well as on client engagements, services and relationships.

Our business involves the delivery of professional forensic, corporate finance and economic consulting services. In the consulting business, professional acumen, trust and relationships are critical elements of a company’s ability to deliver high quality professional services. Our professionals have highly specialized skills. They also develop strong bonds with the clients they service. Our continued success depends upon our ability to attract and retain our staff of professionals who have expertise, reputations and client relationships critical to maintaining and developing our business. We face intense competition in recruiting and retaining highly qualified professionals that we must employ to continue our service offerings. As of September 30, 2005, substantially all of the senior managing directors had written employment agreements with us. Many of our employment agreements will expire between 2006 and 2008 because of the timing of our acquisitions and our 2004 initiative to enter into written agreements with our senior professionals. We monitor these expirations carefully to commence dialogues with professionals regarding their employment well in advance of the actual contract expiration dates. Our goal is to renew employment agreements when advisable and to stagger the expirations of the agreements if possible. Because of the high concentration of contract expirations between 2006 and 2008, we may experience high turnover or other adverse consequences, such as higher costs, loss of clients and engagements, or difficulty staffing engagements, if we are unable to renegotiate employment arrangements or the costs of retaining qualified professionals become higher. We cannot assure you that we will be able to attract and retain enough qualified professionals to maintain or expand our business. Moreover, competition has been increasing our costs of retaining or hiring qualified professionals, a trend which could harm our operating margins and results of operations.

We have begun to focus on renegotiating new long-term employment agreements with key senior managing directors. In connection with those discussions, we may offer a senior managing director the opportunity to participate in all or a portion of the benefits under an incentive compensation package that includes cash, which may be in the form of an unsecured general recourse forgivable loan, and significant additional payments upon the execution of and during the term of such employment agreement in the form of stock option and restricted stock awards, or alternatively, cash equivalents, if we do not have adequate equity securities available under stockholder approved equity plans. Any new employment agreements entered into with senior managing directors may not have staggered termination dates, so that we could face similar retention issues at the end of the terms of those agreements, although this risk could be reduced in light of our intention to include automatic one-year renewal options in the new employment agreements beginning at the end of their initial terms unless either party provides to the other prior notice that he or us do no not intend to renew. While we hope that we enter into new long-term employment contracts with a significant number of senior managing directors there is no assurance we will do so. The aggregate principal amount of all loans made to senior managing directors through 2006 could exceed $50.0 million, of which some or all of the principal amount and accrued interest could be forgivable by us upon the passage of time or certain other events, such as death or disability or termination by us without cause or by the employee with good reason. If all the other compensation features described above were to be implemented, the equity awards to such senior managing directors would also be significant.

Our clients may preclude us from representing multiple clients in connection with the same engagement or competitive matter; our other practices may be precluded from accepting engagements from clients with respect to the same or competitive matter for which another practice has been engaged to provide services; and we may be required to forego potential business prospects in order to win engagements, which could harm our revenues, results of operations and client relationships and engagements.

We follow internal practices to assess real and potential relationships between and among our clients, engagements, practices and professionals. For example, we generally will not represent parties adverse to each other in the same matter. Under bankruptcy rules, we generally may not represent both a debtor and its creditors on the same engagement. Under federal bankruptcy laws, we are required to notify the U.S. Trustee of real or potential conflicts. The U.S. Trustee could find that we no longer meet the disinterestedness standard because of real or potential conflicts, and order us to resign and refund fees that have been paid to us. In some cases we could be ordered to refund fees that were not paid to us, but rather to the sellers of businesses that we acquired. We may not have recourse to recover any or all of any refunded fees from such sellers. Future relationships may require us to decline or resign from client engagements. New acquisitions may require us to resign from current client engagements because of relationship issues that are not currently identifiable. In addition, businesses that we acquire may not be free to accept engagements they could have accepted prior to our acquiring them because of relationship issues. Our inability to accept engagements from clients or prospective clients, represent multiple clients in connection with the same or competitive engagements, and any requirement that we resign from client engagements may negatively impact our revenues, revenue growth and results of operations.

If our former professionals go into business in competition with us or join our competitors, our client engagements and relationships could decline, financial performance and growth could slow or decline, and employee morale could suffer, and we may not have legal recourse.

Typically, our professionals have a close relationship with the clients they serve, not only based on their expertise but also on bonds of personal trust and confidence. Although our clients generally contract for services with us as a company, and not with individual professionals, in the event that professionals leave, such clients would not be prohibited from hiring those professionals to perform future engagements. Clients could also decide to transfer active engagements to professionals who leave. The engagement letters that we typically enter into with clients do not obligate them to continue to use our services. Typically, our engagement letters permit clients to terminate our services at any time. Furthermore, while in some cases, the termination of an ongoing engagement by a client could constitute a breach of the client’s contract with us, we could decide that preserving the overall client relationship is more important than seeking damages for the breach, and for that or other reasons that are not currently identifiable, decide not to pursue any legal remedies that might be available to us. We would make the determination whether to pursue any legal actions against a client on a case-by-case basis.

All of our written employment agreements with our senior managing directors include noncompetition and nonsolicitation arrangements. These noncompetition agreements have generally been drafted to comply with state “reasonableness” standards. However, states generally interpret noncompetition clauses narrowly. Therefore, a state may hold certain restrictions on competition to be unenforceable. In the case of former Ringtail employees residing in Australia, the noncompetition provisions have been drafted to comply with Australian law. In the event an employee departs, we will consider any legal remedies we may have against such professional on a case-by-case basis. However, we may decide that preserving cooperation and a professional relationship, or other concerns, outweigh the benefits of any possible legal recovery. Therefore, we may determine not to pursue legal action, even if available.

In the first quarter of 2004, we experienced the unanticipated departures of about 60 professionals in our former FTI/Policano & Manzo restructuring practice. We have strived to build relationships and reassure our professionals and clients of our interest in them and our ability to provide services comparable to those provided by the departing professionals. Those departures had a negative impact on our financial results for 2004. In the fourth quarter of 2004, we entered into a monetary settlement of arbitration proceedings brought against those former employees and the company they formed to compete with us.

Our profitability will suffer if we are not able to manage utilization and pricing rates of our professional staff.

We calculate the utilization rate for our professional staff by dividing the number of hours that all of our professionals worked on client assignments during a period by the total available working hours for all of our professionals, assuming a 40-hour work week and a 52-week year. Available working hours include vacation and professional training days, but exclude holidays. The hourly rates we charge our clients for our services and the number of hours our professionals are able to charge our clients for our services are affected by the level of expertise and experience of the professionals working on a particular engagement and, to a lesser extent, the pricing and staffing policies of our competitors. If we fail to manage our utilization rates for our professionals or maintain or increase the hourly rates we charge our clients for our services, we may experience adverse consequences, such as non-revenue generating professionals, the loss of clients and engagements and the inability to appropriately staff engagements, and our profitability will suffer.

Demand for our corporate finance professionals declined in early 2004 primarily as a result of general economic conditions, including the strengthening of the economy, the availability of credit, low interest rates, fewer mergers and acquisitions and fewer large bankruptcy proceedings. Our operating profit margins declined in 2004 due to the slow down in our corporate finance business and due to lower utilization rates in that practice and our recently acquired businesses relative to our historical experiences. We also experienced lower utilization in our forensic practice during late 2003 and the early part of 2004 resulting from the absorption of the professionals who joined us in connection with our acquisition of the dispute advisory services of KPMG LLP. Many of the billable professionals that resigned during the first quarter of 2004 were among our highest utilized and billing professionals, which also contributed to our lower utilization rates and operating profit margins in 2004.

We rely heavily on our senior management team and practice leaders for the success of our business.

We rely heavily on our senior management team and practice leaders to manage our practices. Given the highly specialized nature of our services and the scale of our operations, these people must have a thorough understanding of our service offerings as well as the skills and experience necessary to manage a large organization. If one or more members of our senior management team or our practice leaders leave and we cannot replace them with a suitable candidate quickly, we could experience difficulty in managing our business properly, and this could harm our business prospects, client relationships, employee morale and results of operations.

Any claims involving the quality of our services could harm our overall professional reputation, which could harm our ability to compete for new business opportunities, retain and attract clients and engagements, and hire and retain qualified professionals.

Many of our engagements involve complex analysis and the exercise of professional judgment. Therefore, we are subject to the risk of professional liability. Often, our engagements involve matters that, if resolved unfavorably, may result in a severe impact on the client’s business, cause the client a substantial monetary loss or prevent the client from pursuing business opportunities. Since our ability to attract new clients and generate engagements depends upon our ability to maintain a high degree of client satisfaction as well as our reputation among industry professionals, any claims against us involving the quality of our services may be more damaging than similar claims against businesses in other industries.

We do not generally indemnify our clients; however, in certain cases, such as with clients who are governmental agencies or authorities, we may agree to indemnify them and their affiliates against third party liabilities. Indemnification provisions are negotiated on a contract-by-contract basis and in some cases may be reciprocal or may be coupled with limitations on the amount and type of damages that can be recovered.

Any claim by a client or a third party against us could expose us to professional or other liabilities in excess of our insurance limits. We maintain a limited amount of liability insurance. The damages and/or expenses resulting from any successful claims against us, for indemnity or otherwise, in excess of our insurance limits would have to be borne directly by us and could seriously harm our profitability, financial resources and reputation.

Our clients may terminate our engagements with little or no notice, which may cause us to experience unexpected declines in our profitability and utilization.

Much of our business involves large client engagements that we staff with a substantial number of professionals. The engagement letters that we typically enter into with clients do not obligate them to continue to use our services. Typically, our engagement letters permit clients to terminate our services at any time. If our clients unexpectedly cancel engagements with us or curtail the scope of our engagements, we may be unable to replace the lost revenues from those engagements, quickly eliminate costs associated with those engagements, or quickly find other engagements to utilize our professionals. Any decrease in revenues without a corresponding reduction in our costs will likely harm our profitability.

We face intense competition in our business. If we fail to compete effectively, we may miss new business opportunities or lose existing clients and our revenues and profitability may decline. Parties from whom we acquire assets may reenter the marketplace to compete with us in the future.

The market for our consulting services is highly competitive. Our competitors range from large organizations, such as the national accounting firms and the large management consulting companies that offer a broad range of consulting services, to small firms and independent contractors that provide one specialized service. Some of our competitors have significantly more financial resources, larger professional staffs and greater brand recognition than we do. Since our business depends in a large part on professional relationships, our business has low barriers of entry for professionals wanting to start their own firms. In addition, it is relatively easy for professionals to change employers. We cannot assure you that we will continue to compete successfully for new business opportunities or retain our existing clients or professional employees.

In connection with our acquisitions, we generally obtain nonsolicitation agreements from the professionals we hire as well as noncompetition agreements from senior managers and professionals. In some cases we enter into noncompetition or nonsolicitation arrangements generally with sellers. We cannot assure you that any one or more of the parties from whom we acquire assets or a business who do not join us, or persons who join us if upon expiration or breach of their agreements not to compete or solicit will not compete with us in the future. Also, the duration of those agreements are limited ranging from three to five years after the acquisition date. Certain activities may be carved out of or otherwise may not be prohibited by those arrangements. Also, in some cases we may agree to restraints on our ability to compete with the sellers of those businesses with respect to certain practice areas or locations. Competition may harm our expected revenues growth and results of operations and cause the actual profitability of the business to differ materially from our expectations and the expectations of the investing public. A failure to meet these expectations could cause the price of our stock to decline. In connection with the acquisition in 2002 of certain assets and liabilities of the U.S. Business Recovery Services (“BRS”) division of PricewaterhouseCoopers LLP (“PwC”), we obtained a three-year agreement from PwC not to compete with us. On December 23, 2003, we filed an action in the Supreme Court of the State of New York against PwC seeking enforcement of the noncompetition covenants, damages, and injunctive and other equitable relief. On November 3, 2004, we entered into a settlement and release in the action, which enforced the current non-compete until August 31, 2005.

We may have difficulty integrating our acquisitions, or convincing clients to allow assignment of their contracts to us, which may cause our client engagements to decline, with a consequent detrimental effect on our financial results.

The process of integrating our acquisitions into our existing operations may result in unforeseen operating difficulties and may require significant financial, operational and managerial resources that would otherwise be available for the operation, development and expansion of our existing business. To the extent that we have miscalculated our ability to integrate and properly manage any or all of our acquisitions, we may have difficulty in achieving our operating and strategic objectives.

A substantial amount of our growth has been due to acquisitions. During 2002, we acquired the BRS practice. During 2003, we completed three significant acquisitions: Lexecon, the former dispute advisory business of KPMG LLP and Ten Eyck, all of which occurred in the fourth quarter. On February 28, 2005, we acquired substantially all of the assets and assumed certain liabilities of the Ringtail group. Ringtail is a leading developer of litigation support and knowledge management technologies for law firms. On May 31, 2005, we acquired substantially all of the assets and assumed certain liabilities of Cambio from certain of the individual owners of Cambio Partners, LLC (“Cambio Partners”), the direct parent of Cambio, and certain of its investors. Cambio is a leading provider of change management solutions for hospital and health systems. On January 6, 2006, we completed our acquisition of all of the outstanding common stock of Competition Policy Associates, Inc., which we refer to as Compass, and related assets from the stockholders of Compass. Compass is a top competition economics consulting firm, with offices in Washington, D.C. and San Francisco. Compass’ practice involves sophisticated economic analysis in the context of antitrust disputes, mergers and acquisitions, regulatory and policy debates, and general commercial litigation across a broad range of industries in the United States, Europe and the Pacific Rim. The extent of integration of these businesses at this time differs. Some of the integration challenges we face include differences in corporate cultures and management styles, additional or conflicting government regulation, disparate company polices and practices and client conflict issues. All of our acquisitions in 2003, our Ringtail and Cambio acquisitions in 2005 and a portion of our acquisition of the Compass business in 2006, were structured as asset transactions. Asset transactions generally necessitate receipt of third party consents to assign client engagements. All clients might not affirmatively consent to an assignment. In addition, in some cases there are no written client contracts memorializing an engagement. Such engagements will only continue at the pleasure of those clients. In certain cases, such as government contracts and bankruptcy engagements, the consents of clients cannot be solicited until after the acquisition has closed. Further, such contracts may be subject to security clearance requirements or bidding provisions with which we might not be able to comply. There is no assurance that local, state and federal governments will agree to novate their contracts to us. In addition, in an engagement that involves a bankruptcy case, we must make a filing with the applicable U.S. Trustee, at which time such U.S. Trustee may find that we are no longer disinterested. In connection with such bankruptcy cases, we may be required to resign and to refund fees collected in connection with those engagements. We could be responsible for returning fees even if they were not paid to us, but rather to the company from whom we acquired the business. In some cases, we may not have legal recourse to demand that the seller of the business reimburse us.

Our corporate finance practice has an increased risk of fee nonpayment.

Many of our clients have engaged us because they are experiencing financial distress. We recognize that these clients may not have sufficient funds to continue operations or to pay for our services. We typically do not receive retainers before we begin performing services on a client’s behalf in connection with a significant amount of our corporate finance business. In the cases that we have received retainers, we cannot assure you that the retainers will adequately cover our fees for the services we perform on behalf of these clients. We are not always able to obtain retainers from clients in bankruptcy as the bankruptcy court must approve our retainers for those clients. Even if a bankruptcy court approves our retainer or engagement, a bankruptcy court has the discretion to require us to return all, or a portion of, our fees. Therefore, we face the risk of nonpayment, which can result in write-offs. For the three years ended December 31, 2004, and the nine months ended September 30, 2005 we wrote off a total of approximately $17.2 million and $2.3 million, respectively, of uncollectible fees in all practices. Our total write-offs exclude unbilled fee adjustments and amounts attributable to our applied sciences practice, which we sold in 2003. More write-offs than we expect in any period would have a negative impact on our results of operations.

If the size, complexity and number of debt defaults, bankruptcy or restructuring actions or other factors affecting demand for our corporate finance services declines, our revenues and profitability could suffer.

Our corporate finance practice provides various restructuring and restructuring-related services to companies in financial distress or their creditors or other stakeholders. A number of factors affect demand for this practice’s services. These include:

•	the availability and level of lending activity, interest rates and over-leveraging of companies;

•	over-expansion by various businesses;

•	merger and acquisition activity;

•	management problems; and

•	the general economic factors resulting in the decline in the economy in the U.S.

Notwithstanding increases in debt, we have also seen a decline of the mega-bankruptcy cases, resulting in a greater portion of our business being comprised of engagements relating to bankruptcy and restructuring matters involving mid-size companies, primarily as a result of general economic conditions, including the strengthening of the economy, the availability of credit, low interest rates and fewer mergers and acquisitions. In our experience, mid-size bankruptcy and restructuring engagements are more susceptible to cyclical factors such as holidays and vacations. The shift to mid-size engagements could result in lower utilization during the third and fourth quarters due to these factors. Declines in demand for our restructuring, turnaround and bankruptcy services as well as smaller engagements could result in lower revenues and decrease our overall profitability.

If we fail to find suitable acquisition candidates, or if we are unable to take advantage of opportunistic acquisition situations, our ability to expand may be curtailed.

The number of suitable acquisition candidates may decline if the competition for acquisition candidates increases. As a result, we may be unable to make acquisitions or be forced to pay more or agree to less advantageous acquisition terms for the companies that we are able to acquire. Alternatively, at the time an acquisition opportunity presents itself, internal and external pressures (including, but not limited to, borrowing capacity under our senior secured credit facility or the availability of alternative financing), may cause us to be unable to pursue or complete an acquisition. Our ability to grow our business, particularly through acquisitions, may depend on our ability to raise capital by selling equity or debt securities or obtaining additional debt financing. We cannot assure you, however, that we will be able to obtain financing when we need it or on terms acceptable to us. In any case, we may be unable to grow our business or expand our service offerings as quickly as we have in the past, and our profitability may decline.

We may not manage our growth effectively, and our profitability may suffer.

We have experienced rapid growth in recent years. This rapid expansion of our business may strain our management team, human resources and information systems. We cannot assure you that we can successfully manage the integration of any businesses we may acquire or that they will result in the financial, operational and other benefits that we anticipate. To manage our growth successfully, we may need to add qualified managers and employees and periodically update our operating, financial and other systems, as well as our internal procedures and controls. We also must effectively motivate, train and manage a larger professional staff. Such expansion may result in significant expenditures. If we fail to add qualified managers or manage our growth effectively, our business, results of operations and financial condition may be harmed.

Our revenues, operating income and cash flows are likely to fluctuate.

We have experienced fluctuating revenues, operating income and cash flows and expect that this will occur from time to time in the future. We may experience fluctuations in our annual or quarterly revenues and operating income because of the timing of our client assignments, the types of assignments we are working on at different times, hiring trends and decreased productivity because of vacations taken by our professionals. This means our profitability will likely decline if we experience an unexpected variation in the number or timing of client assignments or during the third quarter when substantial numbers of professionals take vacations, which reduces their utilization rates. We may also experience future fluctuations in our cash flows because of the timing of the payment of incentive compensation to our professionals, which we generally pay during the first quarter of each year. Also, the timing of any future acquisitions and the cost of integrating them may cause fluctuations in our operating results.

A significant portion of Lexecon’s revenues results from relationships with clients and industry professionals maintained by Daniel Fischel, Dennis Carlton and Joseph P. Kalt. The loss of one or more of them could decrease our revenues and our profitability.

The success of our acquisition of Lexecon will depend upon our retention of Daniel Fischel, Dennis Carlton and Joseph P. Kalt. They have reputations in the field of economics for highly specialized expertise as well as important relationships with existing clients and industry professionals. Their reputations and relationships are critical to retaining and gaining new client engagements, particularly large, complex matters. We have written five-year employment agreements with Messrs. Fischel, Carlton and Kalt. The loss of Messrs. Fischel, Carlton or Kalt could harm the success of our acquisition of the Lexecon practice.

We have a different system of governance and management from the companies from whom we made our acquisitions, which could cause senior professionals who joined us from the acquired companies to leave us.

Lexecon, the dispute advisory services, or DAS business, of KPMG LLP that we acquired in 2003, and the BRS business shared many of the management practices and policies of their parent companies. We believe our management practices and policies differ from the practices and policies of those companies, including, but not limited to, the manner in which potential conflicts of interest were handled. In some cases, these different management practices and policies may lead to workplace dissatisfaction on the part of those professionals with our way of conducting business. The loss of one or more key professionals may harm our business and results of operations.

Risks Related to the Exchange Notes and the Exchange Offer

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.

We have a significant amount of indebtedness. As of September 30, 2005, we had total indebtedness of $350.0 million and an additional $100.0 million of revolving availability under our senior secured credit facility, subject to $8.6 million of outstanding letters of credit.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	increase our vulnerability to adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	limit our ability to make future acquisitions.

In addition, our senior secured credit facility and the indenture governing the exchange notes contains restrictive (and, in the case of the senior secured credit facility, financial) covenants that limit our ability to engage in activities that may be in our best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. As of September 30, 2005, we had an additional $100.0 million of revolving availability under our senior secured credit facility, subject to $8.6 million of outstanding letters of credit. Any borrowings under our senior secured credit facility would be effectively senior to the exchange notes to the extent of the value of the assets securing the senior secured credit facility. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of Other Indebtedness.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund capital expenditures, acquisitions and research and development efforts will depend on our ability to generate cash. This, to a certain extent, is subject to economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior secured credit facility will be adequate to meet our liquidity needs for at least the next few years.

We cannot assure you, however, that our business will generate sufficient cash flows from operations, that anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our senior secured credit facility or that we can obtain alternative financing proceeds in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility or the notes, on commercially reasonable terms or at all.

Your right to receive payments on the exchange notes is effectively subordinated to the rights of our existing and future secured creditors.

Holders of our secured indebtedness will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries are parties to the senior secured credit facility, which are secured by liens on substantially all of our assets and the assets of the guarantors. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of secured indebtedness.

As of September 30, 2005, we had $100.0 million of revolving availability under our senior secured credit facility, subject to $8.6 million of outstanding letters of credit. Our senior secured credit facility is secured by substantially all of our assets. See “Description of Other Indebtedness.” In addition we have $0.1 million in outstanding capital lease obligations.

The convertible notes are our subordinated obligations, but will mature prior to the exchange notes. In addition, we may be required to pay substantial amounts in cash to holders of the convertible notes at the time of conversion prior to maturity. As a result of making cash payments on the convertible notes, we may not have sufficient cash to pay the principal of, or interest on, the exchange notes.

The exchange notes are senior in right of payment to the convertible notes. However, the convertible notes will mature on July 15, 2012, one year before the maturity of the exchange notes. Therefore, we will repay the holders of the convertible notes $150.0 million before we are required to repay principal of the exchange notes at maturity. In addition, we may be required to pay substantial amounts in cash to holders of the convertible notes prior to their stated maturity at the time of conversion. The indenture governing the exchange notes generally allows for these payments, and our senior secured credit facility permits these payments in some, but not all, circumstances. See “Description of Other Indebtedness—Convertible Notes.” However, payments of the convertible notes upon conversion could be construed to be a prepayment of principal on subordinated debt, and our existing and future senior debt may prohibit us from making those payments, or may restrict our ability to do so by requiring that we satisfy certain covenants relating to the making of restricted payments. If we are unable to pay the conversion consideration, we could seek consent from our senior creditors to make the payment. If we are unable to obtain their consent, we could attempt to refinance the debt. If we were unable to obtain consent or refinance the debt, we would be prohibited from paying the cash portion of the conversion consideration, in which case we would have an event of default under the indenture governing the convertible notes. An event of default under the convertible note indenture most likely would constitute an event of default under the indenture governing the exchange notes and under our senior secured credit facility.

The indenture governing the convertible notes provides that the convertible notes are convertible only upon the occurrence of certain events. However, we generally will be unable to control timing of any conversion of the convertible notes. As a result of making cash payments on the convertible notes, we may not have sufficient cash to pay the principal of, or interest on, the exchange notes. For example, if a significant amount of convertible notes were converted shortly before a regular interest payment date for the exchange notes offered hereby, we may not have sufficient cash to make the interest payment on the exchange notes. We may attempt to borrow under our senior secured credit facility to fund interest payments on the exchange notes, but there can be no assurance that we will have sufficient availability under that or any successor facility or that our credit facility lenders will allow us to draw on that facility for the purpose of making payments on the senior notes.

Your right to receive payments on the exchange notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Some but not all of our subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of September 30, 2005, the notes were effectively junior to $0.3 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated 0.7% of our consolidated revenues in the nine-month period ended September 30, 2005 and held 3.3% of our consolidated assets as of that date.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims in respect of a guarantee can be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee can be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior secured credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture. See “Description of the Exchange Notes—Repurchase at the Option of Holders.”

If an active trading market does not develop for these notes you may not be able to resell them.

There is no existing trading market for the exchange notes. We do not intend to list the old notes or the exchange notes on any national securities exchange or to seek the admission of the notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers of the old notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and may discontinue such market-making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statement. Although the old notes are eligible for trading in The PORTAL Market, there can be no assurance as to the development or liquidity of any market for the old notes or the exchange notes, the ability of the holders of the old notes or the exchange notes to sell their old notes or the exchange notes or the price at which the holders would be able to sell their old notes or the exchange notes.

The liquidity of any trading market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the old notes and the exchange notes. The market for the old notes or exchange notes, if any, may be subject to similar disruptions that could adversely affect their value and liquidity.

Risks Related to Notes Not Exchanged

If you do not properly tender your old notes, your ability to transfer those old notes will be adversely affected.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes. See “The Exchange Offer—Procedures for Tendering.” Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding. In addition, if a large number of old notes are not tendered or are tendered improperly, the limited number of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of the exchange notes.

If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your old notes.

We did not register the old notes under the Securities Act, nor do we intend to do so following the exchange offer. Old notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your old notes, you will lose your right to have your old notes registered under the federal securities laws, except in limited circumstances. As a result, you will not be able to offer or sell old notes except in reliance on an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights. Accordingly, the liquidity of the market for any old notes could be adversely affected and you may be unable to sell them.

THE EXCHANGE OFFER

Purpose and Effect

On August 2, 2005, we entered into a registration rights agreement with the initial purchasers of the old notes, which requires us to file a registration statement under the Securities Act with respect to the old notes and, upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use our commercially reasonable efforts to have the registration statement declared effective by the SEC by February 28, 2006 and must use our commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the registration statement was declared effective by the SEC, exchange notes in exchange for all old notes tendered prior thereto in the exchange offer.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement was filed with the SEC on August 3, 2005 as an exhibit to our current report on Form 8-K, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain Special Interest on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the following paragraph and the old notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.

After the exchange offer, we will still be required to file a shelf registration statement covering resales of the old notes if:

(1) we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of Transfer Restricted Securities notifies FTI prior to the 20th business day following consummation of the exchange offer that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer;

(b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns notes acquired directly from FTI or an affiliate of FTI.

For purposes of the preceding, “Transfer Restricted Securities” means each old note until the earliest to occur of:

(1) the date on which such old note has been exchanged by a Person other than a broker-dealer for an exchange note in the exchange offer;

(2) following the exchange by a broker-dealer in the exchange offer of an old note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

(3) the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4) the date on which such old note is distributed to the public pursuant to Rule 144 under the Securities Act.

If obligated to file the shelf registration statement, we will use our commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 30 days after the filing obligation arises (but no earlier than November 30, 2005) and to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after the obligation arises (but no earlier than February 28, 2006).

If:

(1) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

(3) we fail to consummate the exchange offer within 30 business days of the date the exchange offer registration statement is declared effective by the SEC; or

(4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then we will pay Special Interest to each holder of Transfer Restricted Securities from and including the date on which any such Registration Default occurs to but excluding the date on which all Registration Defaults have been cured or waived.

The rate of Special Interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of the first Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period thereafter until all Registration Defaults have been cured or waived, up to a maximum amount of Special Interest for all Registration Defaults of 1.0% per annum.

All accrued Special Interest will be paid by us on the next scheduled interest payment date to The Depository Trust Company or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Special Interest is in addition to any other interest or premium, if any, that may be payable from time to time with respect to the notes.

Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

Transferability of the Exchange Notes

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you, or the person or entity receiving the exchange notes, acquires the exchange notes in the ordinary course of business;

•	neither you nor any such person or entity is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes; and

•	neither you nor any such person or entity is an “affiliate” of FTI Consulting, Inc., as that term is defined in Rule 405 under the Securities Act.

To participate in the exchange offer, you must represent as the holder of old notes that each of these statements is true.

Any holder of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by that broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.” Broker-dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

Following the consummation of the exchange offer, holders of the old notes who were eligible to participate in the exchange offer but who did not tender their old notes will not have any further registration rights and the old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on [                    ], 2006, or such date and time to which we extend the offer. We will issue in denominations of $2,000 in principal amount and integral multiples of $1,000 in principal amount in excess thereof of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered old notes when we have given oral or written notice thereof to Wilmington Trust Company, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes promptly after the Expiration Date unless the exchange offer is extended.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The Expiration Date shall be 5:00 p.m., New York City time, on [                    ], 2006 unless we, in our sole discretion, extend the exchange offer, in which case the Expiration Date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will issue a notice of such extension by press release or other public announcement and notify the exchange agent and each registered holder of such extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We reserve the right, in our sole discretion:

•	to extend the exchange offer (and, in connection with any such extension, to delay the acceptance of any old notes) or, if any of the conditions set forth under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Procedures for Tendering

Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under “—Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the Expiration Date. In addition:

•	certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the Expiration Date;

•	a timely confirmation of a book-entry transfer, or a Book-Entry Confirmation, of the old notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company, or the Book-Entry Transfer Facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the Expiration Date; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under “—Exchange Agent” prior to the Expiration Date.

Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the Expiration Date. No letter of transmittal or old notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner’s old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instruction” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the Expiration Date, unless the exchange offer is extended.

In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the Expiration Date or, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise, following a termination of the exchange offer. The terms of any such purchases or offers could differ from the terms of the exchange offer.

In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for those old notes or a timely Book-Entry Confirmation of those old notes into the exchange agent’s account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, those unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility according to the book-entry transfer procedures described below, those non-exchanged old notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, promptly after the expiration or termination of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of old notes being tendered by causing the Book-Entry Transfer Facility to transfer those old notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

The Depository Trust Company’s Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company’s communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder’s old notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible guarantor institution;

•

prior to 5:00 p.m., New York City time, on the Expiration Date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of the old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal of a tender of old notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn, or the Depositor;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of those old notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which those old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of those old notes into the name of the person withdrawing the tender; and

•	specify the name in which those old notes are to be registered, if different from that of the Depositor.

All questions as to the validity, form, eligibility and time of receipt of these notices will be determined by us, which determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those old notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under “—Procedures for Tendering” at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any of those rights and each of those rights will be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the foregoing, all conditions to the exchange offer, other than those relating to violations of applicable law or an order of a governmental agency or court, must be satisfied or waived prior to expiration of the exchange offer. In the event that we waive any of the foregoing conditions, such waiver will apply equally to all tendering holders.

In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every commercially reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

To the extent old notes are tendered and accepted in the exchange offer, the principal amount of old notes will be reduced by the amount so tendered and a holder’s ability to sell untendered old notes could be adversely affected. In addition, after the completion of the exchange offer, the old notes will remain subject to restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of old notes not tendered will have no further registration rights, except for the limited registration rights described above under the heading “—Purpose and Effect.”

Accordingly, the old notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement which has been declared effective under the Securities Act;

•	for so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•	pursuant to any other available exemption from the registration requirements of the Securities Act (in which case FTI Consulting, Inc. and the trustee under the indenture for the old notes will have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to FTI Consulting, Inc. and the trustee).

Upon completion of the exchange offer, due to the restrictions on transfer of the old notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for old notes will be relatively less liquid than the market for exchange notes. Consequently, holders of old notes who do not participate in the exchange offer could experience significant diminution in the value of their old notes compared to the value of the exchange notes.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. Wilmington Trust Company has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Certified or Registered Mail:	By Overnight Courier or Hand:	By Facsimile:

Wilmington Trust Company DC-1626 Processing Unit P.O. Box 8861 Wilmington, DE 19899-8861	Wilmington Trust Company Corporate Capital Markets 1100 North Market Street Wilmington, DE 19890-1626	(302) 636-4139 Attention: Exchanges Confirm by Telephone: (302) 636-6470 For Information Call: (302) 636-6470

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees And Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their old notes for exchange notes will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes under accounting principles generally accepted in the United States.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

We used the net proceeds from the Offerings to repay $142.5 million of term loan indebtedness under our senior secured credit facility and to repurchase approximately $125.4 million of our common stock through a combination of direct share repurchases and an accelerated stock buyback program. The remaining net proceeds are available for general corporate purposes, which may include acquisitions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2005. You should read this table in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

As of September 30, 2005
(unaudited) (in thousands)
Cash and cash equivalents	$115,257

Debt:
Senior notes, excluding fair value hedge adjustment of $748	$200,000
Convertible notes	150,000

Total debt	350,000
Total stockholders’ equity	444,100

Total capitalization	$794,100

SELECTED FINANCIAL DATA

We derived the selected financial data presented below for the periods or dates indicated from our consolidated financial statements. The consolidated financial statements as of and for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 were audited by Ernst & Young LLP, an independent registered public accounting firm. Our audited consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 and our unaudited consolidated financial statements as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 are included elsewhere in this prospectus. We prepared the summary unaudited interim consolidated financial data on a basis consistent with the audited consolidated financial statements as of and for the year ended December 31, 2004. In management’s opinion, the unaudited interim consolidated financial data reflects all adjustments that are necessary for a fair presentation of the results for the interim periods presented. All adjustments made were normal and recurring accruals. You should not expect the results of operations for the interim periods to necessarily be an indication of the results for a full year or any future period. You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Acquisitions

Our results of operations and financial position for the periods presented were impacted by our acquisition activities. We acquired the following businesses in transactions accounted for as purchase business combinations.

•	As of August 30, 2002, we acquired the U.S. Business Recovery Services division of PwC.

•	As of October 15, 2003, we acquired Ten Eyck Associates.

•	As of October 31, 2003, we acquired the dispute advisory services business of KPMG LLP.

•	As of November 28, 2003, we acquired Lexecon, Inc.

•	As of February 28, 2005, we acquired the Ringtail group.

•	As of May 31, 2005, we acquired Cambio.

Selling, General and Administrative Expense

Selling, general and administrative expense includes losses on subleased facilities of $4.7 million for the year ended December 31, 2004 and $0.9 million of for the nine months ended September 30, 2005.

Amortization

Effective January 1, 2002, we adopted Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, we no longer amortize goodwill and intangible assets with indefinite useful lives, but we are required to test these assets for impairment at least annually.

Interest Expense, Net

For the year ended December 31, 2004, interest expense, net, includes a $475,000 discount on a note receivable due from the purchaser of one of our former subsidiaries. We discounted this note by $475,000 in exchange for payment of the note ahead of its maturity in 2010. We received this prepayment in January 2005.

On January 1, 2003, we adopted Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Among other changes, Statement No. 145 rescinds Statement No. 4, which required all gains and losses from extinguishments of debt to be aggregated and classified as an extraordinary item, net of the related tax effect. Statement No. 145 provides that gains and losses from extinguishments of debt should be classified as extraordinary items only if they are unusual or infrequent or they otherwise meet the criteria for classification as an extraordinary item, and observes that debt extinguishment transactions would seldom, if ever, result in extraordinary item classification of the resulting gains and losses. Accordingly, our losses on retirement of debt of $8.5 million for the year ended December 31, 2000, $0.8 million for the year ended December 31, 2003 and $1.7 million for the nine months ended September 30, 2005 are included in interest expense.

Discontinued Operations

In 2002, we committed to a plan to sell our applied sciences practice which we sold in 2003. Because we eliminated the operations and cash flows of the business components comprising the applied sciences practice from our ongoing operations as a result of the disposal transactions, and because we do not have any significant continuing involvement in the operations after the disposal transactions, we have presented the results of the applied sciences practice’s operations as a discontinued operation for all periods.

Ratio of Earnings to Fixed Charges

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations, before income taxes plus fixed charges. Fixed charges consist of:

•	interest on all indebtedness and amortization of deferred financing costs; and

•	the portion of rental expense that we believe is representative of interest.

	Year Ended December 31,										Nine Months Ended September 30,
	2000		2001		2002		2003		2004		2004		2005
											(unaudited)
	(in thousands, except per share data)
INCOME STATEMENT DATA
Revenues	$95,532		$122,317		$224,113		$375,695		$427,005		$322,118		$373,720
Direct cost of revenues	48,979		59,074		108,104		176,429		234,970		176,994		202,878
Selling, general and administrative expense	23,920		33,085		51,647		78,701		106,730		76,348		90,030
Special termination charges	—		—		—		3,060		—		—		—
Amortization of other intangible assets	3,942		4,235		1,033		3,680		6,836		4,220		4,309

Operating income	18,691		25,923		63,329		113,825		78,469		64,556		76,503
Interest and other expenses, net	(19,242)		(4,356)		(4,717)		(4,196)		(6,086)		(4,178)		(9,879)
Litigation settlement gains (losses), net	—		—		—		—		1,672		—		(991)

(Loss) income from continuing operations before income tax provision	(551)		21,567		58,612		109,629		74,055		60,378		65,633
Income tax provision	184		8,621		23,704		44,838		31,177		25,117		27,566

(Loss) income from continuing operations	(735)		12,946		34,908		64,791		42,878		35,261		38,067
Income from operations of discontinued operations, net of income tax provision	3,296		3,523		3,145		1,649		—		—		—
Loss from sale of discontinued operations, net of income tax provision (benefit)	—		—		(891)		(6,971)		—		—		—

Income (loss) from discontinued operations	3,296		3,523		2,254		(5,322)		—		—		—

Net income	$2,561		$16,469		$37,162		$59,469		$42,878		$35,261		$38,067

Earnings per common share—basic
(Loss) income from continuing operations	$(0.05)		$0.48		$1.09		$1.58		$1.02		$0.84		$0.91

Net income	$0.16		$0.61		$1.16		$1.45		$1.02		$0.84		$0.91

Earnings per common share—diluted
(Loss) income from continuing operations	$(0.04)		$0.44		$1.02		$1.54		$1.01		$0.83		$0.90

Net income	$0.14		$0.56		$1.09		$1.41		$1.01		$0.83		$0.90

OTHER DATA
Ratio of earnings to fixed charges	1.7	x	4.8	x	9.2	x	15.7	x	8.3	x	9.0	x	6.1	x

	December 31,					September 30, 2005
	2000	2001	2002	2003	2004
						(unaudited)
BALANCE SHEET DATA
Cash and cash equivalents	$3,235	$12,856	$9,906	$5,765	$25,704	$115,257
Working capital	20,163	28,766	13,778	14,933	60,241	195,837
Total assets	149,246	159,098	430,531	660,565	708,525	924,316
Long-term debt, including fair value hedge adjustment of $748	60,500	28,166	97,833	121,250	105,000	349,252
Stockholders’ equity	68,624	105,136	267,975	455,156	496,154	444,100

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this section is to discuss and analyze our consolidated financial condition, liquidity and capital resources and results of operations. You should read this analysis in conjunction with the consolidated financial statements and notes that appear elsewhere in this prospectus. This section contains certain “forward-looking statements” within the meaning of federal securities laws that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under “Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus.

Overview

General. We are a leading provider of forensic, corporate finance and economic consulting services in the United States. Through our forensic practice, we provide an extensive range of services to assist clients in all phases of litigation, including pre-filing, discovery, jury selection, trial preparation, expert testimony and other trial support services. Specifically, we help clients assess complex financial transactions, reconstruct events from incomplete and/or corrupt data, uncover vital evidence, identify potential claims and assist in the pursuit of financial recoveries and settlements. Through the use of proprietary information technology, we have demonstrated our ability to help control litigation costs, expedite the trial process and provide our clients with the ability to readily organize and access case-related data. Our repository services offer clients a secure extranet and web-hosting service for critical information. Our graphics services at trial and technology and electronic evidence experts assist clients in preparing for and presenting their cases in court. As of September 30, 2005, we had 462 revenue-generating consultants in our forensic practice.

We believe we are the largest corporate finance consulting practice in the United States. We assist underperforming companies as they make decisions to improve their financial condition and operations. We analyze, recommend and implement strategic alternatives for our corporate finance clients offering services, such as interim management in turnaround situations, rightsizing infrastructure, assessing long-term viability, transaction advisory and business strategy consulting. We lead and manage the financial aspects of in-court restructuring processes by offering services that include an assessment of the impact of a bankruptcy filing on the client’s financial condition and operations. We also assist our clients in planning for a smooth transition into and out of bankruptcy, facilitating the sale of assets and arranging debtor-in-possession financing. Our acquisition of Cambio in May of 2005, greatly enhanced our industry expertise in health care management and finance. As of September 30, 2005, we had 333 revenue-generating consultants in our corporate finance practice.

We are a leading provider of economic consulting services in the United States and deliver sophisticated economic analysis and modeling of issues arising in mergers and acquisitions and other complex commercial and securities litigation. Our 2003 acquisition of the Lexecon business, a leading provider of economic consulting services in the United States, has greatly enhanced our market position within this practice and our ability to provide complex economic consulting services.

Our services include providing advice and testimony related to:

•	antitrust and competition issues that arise in the context of potential mergers and acquisitions;

•	other antitrust issues, including alleged price fixing, cartels and other forms of exclusionary behavior;

•	the application of modern finance theory to issues arising in securities litigation; and

•	public policy studies on behalf of companies, trade associations and governmental agencies.

Our statistical and economic experts help companies evaluate issues such as the economic impact of deregulation on a particular industry or the amount of commercial damages suffered by a business. We have deep industry experience in such areas as commercial and investment banking, telecommunications, energy, transportation and pharmaceuticals. Our professionals have experience providing testimony in the following areas: fraud, damages, lost profits, valuation, accountant’s liability and malpractice, contract disputes, patent infringement, price fixing, purchase price disputes, solvency and insolvency, fraudulent conveyance, preferences, disclosure statements, trademark and copyright infringement and the financial impact of government regulations. As of September 30, 2005, we had 171 revenue-generating consultants in our economic consulting practice.

Recent Events Affecting Our Operations. During the first quarter of 2004, we announced the unanticipated departure of a number of senior professionals in our corporate finance practice. Some or all of those professionals have formed a company to compete with us. In addition, some of our clients with engagements ongoing at that time transferred these engagements to those former employees and their company. These clients requested refunds of their retainer balances, which negatively impacted our cash flows during the early part of 2004.

In July 2004, we entered into a new lease agreement for office space in New York City. The lease expires in November 2021. In accordance with the lease terms, we received a cash inducement of $8.1 million which we have classified as deferred rent in our balance sheet. We are amortizing the cash inducement over the life of the lease as a reduction to the cash rent expense. During the fourth quarter of 2004, we consolidated our New York City and Saddle Brook, New Jersey offices and relocated our employees into the new space. As a result of this decision, we vacated our leased office facilities prior to the lease termination dates. During the fourth quarter of 2004, we recorded a loss of $4.7 million related to the abandoned facilities.

On February 28, 2005, we acquired substantially all of the assets and assumed certain liabilities of the Ringtail group. Ringtail is a leading developer of litigation support and knowledge management technologies for law firms, Fortune 500 legal departments, government agencies and courts. The assets we acquired include software products and technologies and intellectual property. Ringtail has developed a suite of integrated software modules to manage the information and workflow in complex legal cases. The total acquisition cost was $34.6 million, consisting of net cash of $19.2 million, transaction costs of $0.4 million and 784,109 shares of our common stock valued at $15.0 million. We financed the cash portion of the purchase price with cash on hand and borrowings under our revolving line of credit. We may be required to pay the sellers additional annual consideration based upon post-acquisition revenues for the each of the years from 2005 through 2007. The earnout consideration may be up to $2.5 million per year and may be paid in cash, shares of our common stock or a combination of both. We granted the sellers contractual protection against a decline in the value of the purchase price and any earnout payment made in shares of our common stock. If, on the first anniversary date of any issuance of purchase price or earnout shares, the market price of our common stock has not increased by at least 10%, we have agreed to make an additional cash payment to the sellers equal to the deficiency. Ringtail operates as part of the forensic practice.

On April 19, 2005, we amended our senior secured credit facility to provide for $50.0 million in additional secured term loan financing. The entire $50.0 million in additional term loan financing was fully drawn on April 19, 2005. A portion of the proceeds was used to pay amounts outstanding under our revolving line of credit, with the remainder available for general corporate purposes.

On May 31, 2005, we acquired substantially all of the assets and assumed certain liabilities of Cambio. The total acquisition cost was $42.3 million, consisting of net cash of $28.9 million, transaction costs of $0.5 million and 578,994 shares of our common stock valued at $12.9 million plus an earn-out over the next three years based on future performance. Cambio is a leading provider of change management solutions for hospital and health systems. It provides strategic, operational and turnaround management consulting services to improve the operational efficiency and financial performance of its clients, which include academic medical centers, integrated delivery systems, stand-alone community hospitals, investor-owned hospitals and special medical facilities. Cambio was founded in 1989 and is based in Nashville, Tennessee. Cambio operates as part of our corporate finance practice.

On August 2, 2005, we offered and sold the old notes and the convertible notes. We used approximately $142.5 million of net proceeds from the Offerings to repay all outstanding term loan indebtedness under our senior secured credit facility and approximately $125.4 million of such net proceeds to repurchase shares of our common stock through a combination of direct share repurchases, an accelerated stock buyback program and open market repurchases. In connection with the offerings, we amended our senior secured credit facility to facilitate the Transactions, adjust our financial covenants and effect certain other changes.

Events Subsequent to September 30, 2005 Affecting our Operations. On January 6, 2006, we completed our acquisition of all of the outstanding common stock of Compass, and related assets from the stockholders of Compass. On the closing date, we paid approximately $71.5 million as estimated purchase price for the acquisition, of which approximately $45.8 million was paid in cash and approximately $25.7 million was paid through the delivery of 932,599 shares of common stock. The cash portion of the purchase price was financed from cash on hand. The purchase agreement provides for (A) post-closing purchase price adjustments based on actual adjusted earnings before interest and taxes, EBIT, of the Business (as defined in the purchase agreement) as of December 31, 2005 and (B) post-closing cash adjustment payments based on actual Working Capital (as defined in the purchase agreement) as of December 31, 2005. The purchase agreement also provides for additional consideration for each fiscal year ending December 31, 2006 to 2013 based on EBIT of the Business Unit (as defined in the purchase agreement); the set aside of a percentage of EBIT of the Business Unit (as defined in the purchase agreement) for each such fiscal year to be used as incentive compensation to employees of and consultants to the business; and conditional contractual protection against a decline in the value of the shares of our common stock issued as acquisition consideration, determined from time to time during the five years following the closing date of the acquisition in accordance with the purchase agreement. Compass is a top competition economics consulting firm, with offices in Washington, D.C. and San Francisco. Compass’ practice involves sophisticated economic analysis in the context of antitrust disputes, mergers and acquisitions, regulatory and policy debates, and general commercial litigation across a broad range of industries in the United States, Europe and the Pacific Rim. The Compass acquisition is expected to be additive to our earnings per share for 2006 by approximately $0.04 to $0.08 per share, net of the effect of rapid amortization of intangible assets, and before any effect under FASB 123 (R) (which, as previously announced, FTI will adopt as of January 1, 2006) of the issuance of stock options in connection with the employment agreements with the key principals.

In December 2005, we received a large contingent or “success” fee in the amount of approximately $22.5 million in connection with the resolution of a legal case involving a bankrupt estate for which we served as fiduciary. The case had proceeded for over eight years and came to FTI as part of the acquisition of the PricewaterhouseCoopers Business Recovery Services Division in 2002. It was resolved when the defendant did not file, by November 16, 2005, for an appeal, which could have extended the case indefinitely. In addition to payment of our standard compensation to professionals in our Corporate Finance/Restructuring practice who participated in the assignment, we intend to use a portion of the proceeds to provide incentive compensation for long-term employee retention. After such expenses, the success fee is expected to provide approximately $0.10-0.13 to earnings per share in the fourth quarter.

Financial and Operating Overview. We derive substantially all of our revenues from providing professional services to our clients in the United States. Over the past several years the growth in our revenues and profitability has resulted primarily from the acquisitions we have completed and also from our ability to attract new and recurring engagements.

Most of our services are rendered under time-and-expense arrangements that require the client to pay us a fee for the hours that we incur at agreed upon rates. Under this arrangement we also bill our clients for reimbursable expenses, which may include the cost of the production of our work products and other direct expenses that we incur on behalf of the client, such as travel costs and materials that we purchase to produce presentations for courtroom proceedings. We also have performance-based engagements in which we earn a success fee if and when certain predefined outcomes occur. This type of success fee may supplement a time-and-expense arrangement. Success fee revenues may cause significant variations in our revenues and operating results due to the timing of achieving the performance-based criteria.

During the three months ended September 30, 2005, our revenues increased $28.8 million, or 27.5%, as compared to the three months ended September 30, 2004. During the nine months ended September 30, 2005, our revenues increased $51.6 million, or 16.0%, as compared to the nine months ended September 30, 2004. Revenues increased in each of our operating segments for the three- and nine-month periods ended September 30, 2005 as compared to 2004. This growth is primarily attributable to an increase in the number of billable professionals we employ as well as to the acquisitions of Ringtail and Cambio completed during 2005.

During the year ended December 31, 2004, our revenues increased $51.3 million, or 13.7%, as compared to the year ended December 31, 2003. Revenues increased by 73.3% in our forensic practice and by 397.5% in our economic consulting practice. This growth was almost entirely due to the acquisitions we completed during the fourth quarter of 2003 and, to a lesser extent, from internal growth. Although total revenues increased, the reduced volume of new business in the restructuring market and the unanticipated departure of a number of revenue generating professionals in our corporate finance practice resulted in a 36.4% decrease in revenues from those services during 2004 as compared to 2003. In August 2002, we acquired the Business Recovery Services division of PwC. This acquisition accounted for the majority of the increase in our revenues and profitability for 2003 as compared to 2002. See “—Results of Operations” for a more detailed discussion and analysis of our financial results.

Our financial results are primarily driven by:

•	the utilization rates of the billable professionals we employ;

•	the number of revenue-generating professionals we employ;

•	the rates per hour we charge our clients for service; and

•	the number and size of engagements we secure.

Utilization Rates of Billable Professionals

	Year Ended December 31,			Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2004	Percent Change	2004	2005	Percent Change	2004	2005	Percent Change
Forensic	70%	74%	5.7%	71%	73%	2.8%	74%	76%	2.7%
Corporate Finance	91%	82%	(9.9)%	84%	79%	(6.0)%	84%	82%	(2.4)%
Economic Consulting	82%	78%	(4.9)%	70%	80%	14.3%	79%	84%	6.3%
Total	83%	77%	(7.2)%	75%	76%	1.3%	78%	79%	1.3%

We calculate the utilization rate for our professionals by dividing the number of hours that all of our professionals worked on client assignments during a period by the total available working hours for all of our professionals, assuming a 40-hour work week and a 52-week year. Available working hours include vacation and professional training days, but exclude holidays. Utilization of our professionals is affected by a number of factors, including:

•	the number, size and timing of client engagements;

•	the hiring of new professionals, which generally results in a temporary drop in our utilization rate during the transition period for new hires;

•	our ability to forecast demand for our services and thereby maintain an appropriate level of professionals; and

•	conditions affecting the industries in which we practice as well as general economic conditions.

Three and nine months ended September 30, 2005 compared to three and nine months ended September 30, 2004

During the three- and nine-month periods ended September 30, 2005, our overall utilization rate increased as compared to 2004 which is primarily attributable to the increased utilization of professionals in our forensic and economic consulting practices offset by decreased utilization of professionals in our corporate finance practice. The increased utilization rate in our economic consulting practice is primarily attributable to larger client assignments in 2005 as compared to 2004 and to more robust market conditions. The utilization of professionals in our corporate finance practice decreased primarily due to the hiring of new professionals which typically results in a temporary drop in utilization rates.

The increased utilization rate in our forensic practice for the three and nine-months ended September 30, 2005 as compared to 2004 is primarily attributable to the dispute advisory services business of KPMG that we acquired in the fourth quarter of 2003. The overall utilization rate of these professionals was low during 2004 after completion of the acquisition. This had a negative impact on the overall utilization rate for this practice during 2004. Our utilization rate is highly impacted by seasonal factors such as the vacation of our staff as well as client personnel, particularly in our forensic and economic consulting practices. As a result, utilization rates are lower during the summer months of the third quarter than we experience during the first half of the year.

Year ended December 31, 2004 compared to year ended December 31, 2003

During the year ended December 31, 2004, we experienced a decrease in our overall utilization rate as compared to the year ended December 31, 2003. This is primarily attributable to a change in economic conditions, the unanticipated departures of some of our professionals and the acquisitions we completed in 2003.

During the first half of 2003, utilization rates were high and our financial performance was strong across all practice areas. However, during the third quarter of 2003, demand for our corporate finance services began to decline, primarily resulting from a strengthening economy coupled with a decline in the volume of new business in the restructuring market. As a result of economic conditions, utilization rates decreased in our corporate finance practice during 2003. The unanticipated departures of professionals from this practice area during the first quarter of 2004 resulted in a further reduction to utilization rates beginning in 2004, since these professionals were highly utilized. Beginning in late 2003, we began to mitigate the impact of declining utilization rates by reassigning our corporate finance professionals to other practice areas where demand was higher. We also began to more closely manage our professional staffing levels to optimize our utilization rates. We believe we successfully implemented our business strategy as evidenced by the stabilization of the utilization rates generated by this practice area.

During the year ended December 31, 2004, the utilization rate in our forensic and litigation consulting and technology practice was higher than for the same period of 2003. This is primarily attributable to the dispute advisory services business of KPMG that we acquired in the fourth quarter of 2003. The overall utilization rate of these professionals was much lower than we anticipated for the first few months after completion of the acquisition. This had a negative impact on the overall utilization rate of this practice late in 2003 and early in 2004. However, utilization rates improved beginning late in the first quarter of 2004, resulting in a higher utilization rate in 2004 as compared to 2003. The utilization rate in this practice is highly impacted by seasonal factors such as the vacation of our staff as well as client personnel. This typically results in lower utilization rates during the summer months of the third quarter and during the holiday season in the fourth quarter.

The economic consulting practice predominately reflects the results of the Lexecon business we acquired in the fourth quarter of 2003. Prior to the Lexecon acquisition, our economic consulting practice was relatively small and the utilization rates in 2003 primarily reflect the impact of several large engagements that were ongoing at that time.

Number of Revenue—Generating Professionals

	December 31, 2003		December 31, 2004		Percent Change	September 30, 2004		September 30, 2005		Percent Change
	Head- count	% of Total	Head- count	% of Total		Head- count	% of Total	Head- count	% of Total
Forensic	343	41.5%	357	47.9%	4.1%	348	47.9%	462	47.8%	32.8%
Corporate Finance	305	36.9%	243	32.6%	(20.3)%	230	31.7%	333	34.5%	44.8%
Economic Consulting	179	21.6%	145	19.5%	(19.0)%	148	20.4%	171	17.7%	15.5%

Total	827	100.0%	745	100.0%	(9.9)%	726	100.0%	966	100.0%	33.1%

Revenue-generating professionals include both billable consultants that generate revenues based on hourly billing rates and other revenue-generating employees who support our customers or develop software products.

Three and nine months ended September 30, 2005 compared to three and nine months ended September 30, 2004

The number of revenue-generating employees in the forensic practice increased from September 30, 2004 to September 30, 2005 due to increased demand for services as well as the acquisition of Ringtail on February 28, 2005. This acquisition added 23 revenue-generating professionals to the forensic practice. These professionals primarily develop software products. The number of billable professionals in the corporate finance practice increased throughout 2004 as this practice was recovering from the unanticipated departure of about 60 billable professionals during the first quarter of 2004. In addition, the acquisition of Cambio on May 31, 2005 added 56 revenue-generating professionals to the corporate finance practice. During 2005, the number of billable professionals in the economic consulting practice increased in response to increased demand for economic consulting services resulting from improving market conditions.

Year ended December 31, 2004 compared to year ended December 31, 2003

The number of revenue-generating professionals decreased from December 31, 2003 to December 31, 2004 largely due to the decrease in demand for our corporate finance services. In addition, during the first quarter of 2004, about 60 of our professionals departed from our former FTI/Policano & Manzo corporate finance practice. During the first quarter of 2004, about 35 employees were reorganized from the economic consulting practice to the forensic practice, resulting in a decrease in headcount in that practice area.

Average Billable Rate per Hour

	Year Ended December 31,			Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2004	Percent Change	2004	2005	Percent Change	2004	2005	Percent Change
Forensic	$270	$287	6.3%	$280	$277	(1.1)%	$286	$278	(2.8)%
Corporate Finance	393	407	3.6%	403	388	(3.7)%	404	399	(1.2)%
Economic Consulting	270	366	35.6%	360	368	2.2%	368	375	1.9%
Total	347	343	(1.2)%	340	331	(2.7)%	341	337	(1.2)%

We calculate average billable rate per hour by dividing employee revenues for the period, excluding:

•	revenues generated from utilizing outside consultants,

•	revenues not associated with billable hours, and

•	revenues resulting from reimbursable expenses;

by the number of hours worked on client assignments during the same period. Average billable rates are affected by a number of factors, including:

•	the relative mix of our billable professionals (utilization by staff level);

•	our standard billing rates, which we have increased across all practices;

•	our clients’ perception of our ability to add value through the services we provide;

•	the market demand for our services;

•	introduction of new services by our competitors;

•	the pricing policies of our competitors;

•	the mix of services that we provide;

•	the level of revenue realization adjustments made during the period, including adjustments for potential or court ordered fee and expense adjustments; and

•	general economic conditions.

Effective January 1, 2005, we modified our calculation of average billable rate per hour to include revenue realization adjustments and success fees earned as part of employee revenues. Average billable rates per hour in the table above for 2003 and 2004 have been adjusted to conform to our current presentation.

Three and nine months ended September 30, 2005 compared to three and nine months ended September 30, 2004

Average billable rate per hour decreased in our forensic practice primarily due to an increase in the proportion of billable professionals at lower levels, resulting in lower billing rates relative to the prior year. Our corporate finance practice implemented planned bill rate increases during the second quarter of 2004, during the third quarter of 2004 as a result of promotions and again during the first quarter of 2005. However, the average billable rate per hour decreased in this practice primarily due to a decrease in success fees recognized, an increase in realization adjustments and a change in staff mix. Average billable rate per hour increased in our economic consulting practice primarily due to an increase in demand for these services and planned fee increases implemented in the first and third quarters of 2005.

Year ended December 31, 2004 compared to year ended December 31, 2003

Our average billable rate per hour increased across all practice areas from December 31, 2003 to December 31, 2004. The improvement in average billable rates by practice area was the result of several factors, including:

•	planned bill rate increases implemented throughout our corporate finance practice during the second quarter of 2004, and as a result of promotions during the third quarter of 2004;

•	a change in the mix of billable professionals in our corporate finance practice, which resulted in an increasing percentage of our professional employees being billable at higher rates; and

•	an increase in the billable rates in our economic practice attributable to the Lexecon acquisition.

Although average billable rates increased across all of our practice areas during 2004 as compared to 2003, the total company average billable rate decreased. This decrease was due to a larger percentage of our business being generated in 2004 by the forensic practice which has lower billable rates than our corporate finance practice. In 2003, our corporate finance practice accounted for 68.0% of our consolidated revenues, while in 2004, our corporate finance practice accounted for 38.1% of our consolidated revenues. At the same time, the percentage of consolidated revenues generated by our forensic practice increased from 27.4% during 2003 to 41.8% during 2004.

Segment Profits

We evaluate the performance of our operating segments based on operating income before depreciation, amortization and corporate selling, general and administrative expenses. Segment profit consists of the revenues generated by that segment, less the direct costs of revenues and selling, general and administrative costs that are incurred directly by that segment as well as an allocation of some centrally managed costs, such as information technology services, marketing and facility costs. Unallocated corporate costs include costs related to other centrally managed administrative costs. These administrative costs include corporate office support costs, costs relating to accounting, human resources, legal, company-wide business development functions, as well as costs related to overall corporate management.

Three and nine months ended September 30, 2005 compared to three and nine months ended September 30, 2004

	2004		2005		Percent Change
	Segment Profits	% of Segment Revenues	Segment Profits	% of Segment Revenues
	(dollars in thousands)
Three Months Ended September 30,
Forensic	$11,708	26.6%	$16,786	30.4%	43.4%
Corporate Finance	13,557	33.6%	14,087	28.4%	3.9%
Economic Consulting	3,354	16.8%	7,211	25.4%	115.0%
Corporate	(4,459)	—	(7,827)	—	75.5%

Total Company	$24,160	23.1%	$30,257	22.7%	25.2%

Nine Months Ended September 30,
Forensic	$38,737	28.9%	$50,699	32.2%	30.9%
Corporate Finance	38,816	31.5%	41,507	30.7%	6.9%
Economic Consulting	14,112	21.7%	19,880	24.4%	40.9%
Corporate	(16,242)	—	(22,966)	—	41.4%

Total Company	$75,423	23.4%	$89,120	23.8%	18.2%

The increase in segment profits for the three and nine months ended September 30, 2005 as compared to 2004 was driven by several factors, including the following:

•	a $5.1 million and a $12.0 million increase attributable to our forensic practice. Included in these increases is a $2.6 million increase for the three-month period and $5.5 million increase for the nine-month period attributable to the acquisition of Ringtail in February 2005. The remaining increase was due primarily to an increase in the number of billable professionals, coupled with an increase in utilization rates. This resulted in revenues growing at a faster pace than operating costs and thereby generating increased profitability.

•	a $0.5 million and a $2.7 million increase attributable to our corporate finance practice. Improved segment profits in this practice are primarily attributable to the acquisition of Cambio which contributed to $2.3 million to the quarterly increase and $3.0 million to the year to date increase. Excluding the results generated by the Cambio acquisition, segment profits declined primarily as a result of an increased investment in our current and recently hired professionals to respond to increasing demand for our services. Segment profits also declined due to a decrease in utilization rates and a decline in the average billable rate per hour.

•	a $3.9 million and a $5.7 million increase attributable to our economic consulting practice. This increase was due primarily to an increase in the number of billable professionals, and increased utilization of our professionals coupled with increasing average billable rates which results in increased profitability.

•	offset by a $3.4 million and a $6.7 million increase in corporate overhead expenses which is discussed in more detail below under “—Results of Operations—Selling, General and Administrative Expense.”

Year ended December 31, 2004 compared to year ended December 31, 2003

	Year Ended December 31, 2003		Year Ended December 31, 2004		Percent Change
	Segment Profits	% of Segment Revenues	Segment Profits	% of Segment Revenues
	(dollars in thousands)
Forensic	N/A	N/A	$50,556	28.3%	N/A
Corporate Finance	N/A	N/A	50,714	31.2%	N/A
Economic Consulting	N/A	N/A	19,333	22.5%	N/A
Corporate	$(18,720)	N/A	(26,185)	N/A	39.9%

Total	$123,537	32.9%	$94,418	22.1%	(23.6)%

N/A—Not available

In 2003, we did not operate our business practices as segments. Accordingly, we did not report results of operations by segment for that year.

Total segment profits decreased during the year ended December 31, 2004 as compared to the comparable period of 2003. This decrease was driven by several factors, including:

•	the decrease in demand for our corporate finance related services, which began late in the third quarter of 2003;

•	the unanticipated departure during the first quarter of 2004 of a number of billable professionals from our corporate finance practice who operated at high utilization rates;

•	lower utilization rates generated by the businesses we acquired in late 2003 relative to our historical experience;

•	lower gross profit margins generated by our recently acquired businesses, particularly Lexecon, an economic consulting business that operates in a competitive environment that typically generates lower gross margins than those experienced by our forensic and corporate finance practices;

•	the increased investment in practice area expansion, including sign-on and direct compensation for several senior level professionals;

•	a $4.7 million loss on abandoned facilities recorded in our corporate segment during 2004 related to the relocation and consolidation of our New York City and one of our Saddle Brook, New Jersey offices; and

•	an increase in corporate overhead expenses driven largely by increased staffing and consulting costs to support our growing organization, to address the requirements of the Sarbanes-Oxley Act and to further strengthen our corporate governance activities.

During 2004, we addressed the decrease in demand for our services through the voluntary and involuntary turnover of our professionals as well as through reassignments of professionals to other practice areas. Our efforts were successful in neutralizing the impact of decreased demand for our services. Any decrease in revenues without a corresponding reduction in our costs would harm our profitability.

Critical Accounting Policies

General. Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to bad debts, goodwill, income taxes and contingencies on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that the following critical accounting policies reflect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition. Our services are primarily rendered under arrangements that require the client to pay us on a time-and-expense basis. We recognize revenues for our professional services rendered under time-and-expense engagements based on the hours incurred at agreed upon rates as work is performed. We recognize revenues from reimbursable expenses in the period in which the expense is incurred. The basis for our policy is the fact that we normally obtain engagement letters or other agreements from our clients prior to performing any services. In these letters and other agreements, the clients acknowledge that they will pay us based upon our time spent on the engagement and at our agreed upon hourly rates. We are periodically engaged to provide services in connection with client matters where payment of our fees is deferred until the conclusion of the matter or upon the achievement of performance-based criteria. We recognize revenues for these arrangements when all the performance-based criteria are met and collection of the fee is reasonably assured.

Revenues recognized but not yet billed to clients is recorded at net realizable value as unbilled receivables in the accompanying consolidated balance sheets. Billings in excess of services provided represent amounts billed to clients, such as retainers, in advance of work being performed.

Some clients pay us retainers before we begin any work for them. We hold retainers on deposit until we have completed the work. We apply these retainers to final billings and refund any excess over the final amounts billed to clients, as appropriate, upon our completion of the work. If the client is in bankruptcy, fees for our professional services may be subject to court approval. In some cases, a portion of the fees to be paid to us by a client is required by a court to be held until completion of our work. We make a determination whether to record all or a portion of such a holdback as revenues prior to collection on a case-by-case basis.

Allowance for Doubtful Accounts and Unbilled Services. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our clients to pay our fees or for disputes that affect our ability to fully collect our billed accounts receivable, as well as potential fee reductions or refunds imposed by bankruptcy courts. Even if a bankruptcy court approves of our services, it has the discretion to require us to refund all or a portion of our fees due to the outcome of the case or a variety of other factors. We estimate the allowance for these risks by reviewing the status of all accounts and recording reserves based on our experiences in these cases and historical bad debt expense. However, our actual experience may vary significantly from our estimates. If the financial condition of our clients were to deteriorate, resulting in their inability to pay our fees, or a bankruptcy court requires us to refund certain fees, we may need to record additional allowances or write-offs in future periods. This risk is mitigated to the extent that we may receive retainers from some of our clients prior to performing significant services.

The provision for doubtful accounts and unbilled services is recorded as a reduction to revenues to the extent the provision relates to fee adjustments, estimates of refunds that may be imposed by bankruptcy courts and other discretionary pricing adjustments. To the extent the provision relates to a client’s inability to make required payments, the provision is recorded as bad debt expense, which we classify within selling, general and administrative expense.

Goodwill and Other Intangible Assets. As of September 30, 2005, goodwill and other intangible assets represented 64.5% of our total assets. The majority of our goodwill and other intangible assets were generated from acquisitions we have completed since 2002. Other intangible assets include trade names, customer relationships, contract backlog, non-competition agreements, software and intellectual property. We make at least annual assessments of impairment of our goodwill and intangible assets. In making these impairment assessments, we must make subjective judgments regarding estimated future cash flows and other factors to determine the fair value of the reporting units of our business that are associated with these assets. It is possible that these judgments may change over time as market conditions or our strategies change, and these changes may cause us to record impairment charges to adjust our goodwill and other intangible assets to their estimated implied fair value or net realizable value.

Income Taxes. Our income tax provision consists principally of federal and state income taxes. Our estimated combined federal and state income tax rate was 42% for the year ended December 31, 2004 and the first nine months of 2005. We generate income in a significant number of states located throughout the United States. Our effective income tax rate may fluctuate due to a change in the mix of earnings between higher and lower state tax jurisdictions and the impact of non-deductible expenses. Additionally, we record deferred tax assets and liabilities using the liability method of accounting, which requires us to measure these assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We have not recorded any significant valuation allowances on our deferred tax assets as we believe the recorded amounts are more likely than not to be realized. If the assumptions used in preparing our income tax provision were to differ from those used in the preparation of our income tax return, we may experience a change in our effective income tax rate for the year.

Significant New Accounting Pronouncements

As permitted by Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation,” we currently account for share-based payments to employees using the intrinsic value method under Accounting Principles Board, or APB, Opinion No. 25. As such, we generally do not recognize compensation cost related to employee stock options. In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement No. 123(R), “Share-Based Payment,” which is a revision of Statement No. 123.

Statement No. 123(R) allows for two adoption methods:

•	the modified prospective method which requires companies to recognize compensation cost beginning with the effective date of adoption based on (a) the requirements of Statement No. 123(R) for all share-based payments granted after the effective date of adoption and (b) the requirements of Statement No. 123 for all awards granted to employees prior to the effective date of adoption that remain unvested on the date of adoption; or

•	the modified retrospective method which includes the requirements of the modified prospective method described above, but also requires restatement of prior period financial statements using amounts previously disclosed under the pro forma provisions of Statement 123.

We expect to adopt the standard effective January 1, 2006 using the modified prospective method.

Statement No. 123(R) requires all share-based payments to employees and directors to be recognized in the financial statements based on their fair values, using prescribed option-pricing models. Upon adoption of Statement No. 123(R), pro forma disclosure will no longer be an alternative to financial statement recognition. Accordingly, the adoption of the fair-value method prescribed by Statement No. 123(R) will have a significant impact on our results of operations, although it will not have an impact on our overall financial position. The impact of adopting Statement No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement No. 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement No. 123 as described above under “Stock-Based Compensation.”

Statement No. 123(R) also requires the benefit related to income tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting principles. This requirement will reduce our net operating cash flows and increase our net financing cash flows in periods after adoption. When Statement No. 123(R) is adopted we may elect to change our valuation method or assumptions. Such changes could have an impact on the amount of stock-based compensation we record.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections.” This new standard replaces APB Opinion No. 20, “Accounting Changes” and Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” Among other changes, Statement No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented based on the new accounting principle, unless it is impracticable to do so. Statement No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for prospectively as a change in estimate that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be treated as a restatement. We are required to and will adopt the provisions of Statement No. 154 on January 1, 2006. We do not believe that the implementation of this standard will have a material impact on our financial position or results of operations.

Results of Operations

Three and nine months ended September 30, 2005 compared to three and nine months ended September 30, 2004

Revenues

	2004		2005		Percent Change
	Revenues	% of Total	Revenues	% of Total
	(dollars in thousands)
Three Months Ended September 30,
Forensic	$44,035	42.2%	$55,197	41.4%	25.3%
Corporate Finance	40,409	38.7%	49,605	37.2%	22.8%
Economic Consulting	19,989	19.1%	28,387	21.3%	42.0%

Total Company	$104,433	100.0%	$133,189	100.0%	27.5%

Nine Months Ended September 30,
Forensic	$133,890	41.6%	$156,924	42.0%	17.2%
Corporate Finance	123,272	38.3%	135,441	36.2%	9.9%
Economic Consulting	64,956	20.1%	81,355	21.8%	25.2%

Total Company	$322,118	100.0%	$373,720	100.0%	16.0%

Revenues for the quarter ended September 30, 2005 increased $28.8 million, or 27.5%, as compared to the quarter ended September 30, 2004. Revenues for the nine months ended September 30, 2005 increased $51.6 million, or 16.0%, as compared to the nine months ended September 30, 2004. The increase in revenues is attributable to the following.

•	Forensic Practice. Revenues increased by $11.2 million for the three-month period and by $23.0 million for the nine-month period. The acquisition of the Ringtail group on February 28, 2005 contributed to the increased revenues by $3.4 million for the three months ended September 30, 2005 as compared to 2004 and by $7.3 million for the nine months ended September 30, 2005 as compared to 2004. Our existing technology practice also contributed to the increased revenues in this practice by $5.7 million for the three months ended September 30, 2005 as compared to 2004 and by $13.0 million for the nine months ended September 30, 2005 as compared to 2004. The remaining increase is attributable to an increase in the number of billable professionals and higher utilization rates.

•	Corporate Finance Practice. Revenues increased by $9.2 million for the three-month period and by $12.2 million for the nine-month period due to the following:

•	a $8.0 million and a $10.8 million increase attributable to the acquisition of Cambio that occurred on May 31, 2005;

•	a $2.0 million and a $7.1 million increase attributable to increases in hourly billing rates as well as increases in the number of billable professionals partially offset by decreased utilization rates and increased realization adjustments; and

•	a $0.8 million decrease and a $0.8 million increase attributable to our merger and acquisitions group; offset by

•	a $6.5 million decrease related to the unanticipated departure of a number of billable professionals during the nine months ended September 30, 2004.

•	Economic Consulting Practice. Revenues increased by $8.4 million for the three-month period and by $16.4 million for the nine-month period primarily due to increased utilization of our professionals relating to increased demand for economic consulting services resulting from more robust market conditions in 2005 as compared to 2004.

Direct Cost of Revenues

	2004		2005		Percent Change
	Cost of Revenues	% of Segment Revenues	Cost of Revenues	% of Segment Revenues
	(dollars in thousands)
Three Months Ended September 30,
Forensic	$23,364	53.1%	$28,602	51.8%	22.4%
Corporate Finance	19,857	49.1%	27,067	54.6%	36.3%
Economic Consulting	13,518	67.6%	17,672	62.3%	30.7%

Total Company	$56,739	54.3%	$73,341	55.1%	29.3%

Nine Months Ended September 30,
Forensic	$70,903	53.0%	$80,117	51.1%	13.0%
Corporate Finance	64,097	52.0%	71,632	52.9%	11.8%
Economic Consulting	41,994	64.7%	51,129	62.9%	21.8%

Total Company	$176,994	55.0%	$202,878	54.3%	14.6%

Our direct cost of revenues consists primarily of employee compensation and related payroll benefits, including the amortization of signing bonuses given in the form of forgivable loans, the cost of outside consultants that we retain to supplement our professional staff, reimbursable expenses, including travel and out-of-pocket expenses incurred in connection with an engagement; depreciation on equipment used to support our client engagements and other related expenses billable to clients. Direct cost of revenues decreased as a percentage of revenues for the three- and nine-month periods ended September 30, 2005 as compared to 2004 for the forensic practice. This is primarily due to higher utilization rates as well as the acquisition of Ringtail on February 28, 2005, which generates a high gross margin due to the nature of its software business as compared with the historical results of this operating segment. Direct cost of revenues also decreased as a percentage of revenues in our economic consulting practice for the three and nine months ended September 30, 2005 as compared to 2004 primarily due to hourly billing rate increases and increased utilization of billable professionals. Direct cost of revenues increased as a percentage of revenues in our corporate finance practice primarily due to decreased utilization of billable professionals and an increase in the number of billable professionals at lower average billable rates during the third quarter of 2005 as compared to the third quarter of 2004. In addition compensation expenses have also increased as we continue to invest in high quality people, particularly at the senior management level, to respond to increasing demand for our services.

Selling, General and Administrative Expense

	2004		2005		Percent Change
	Selling, General & Administrative	% of Segment Revenues	Selling, General & Administrative	% of Segment Revenues
	(dollars in thousands)
Three Months Ended September 30,
Forensic	$9,875	22.4%	$10,915	19.8%	10.5%
Corporate Finance	7,374	18.3%	8,883	17.9%	20.5%
Economic Consulting	3,355	16.8%	3,811	13.4%	13.6%
Corporate	5,226	—	8,978	—	71.8%

Total Company	$25,830	24.7%	$32,587	24.5%	26.2%

Nine Months Ended September 30,
Forensic	$26,787	20.0%	$29,284	18.7%	9.3%
Corporate Finance	21,570	17.5%	23,546	17.4%	9.2%
Economic Consulting	9,532	14.7%	11,236	13.8%	17.9%
Corporate	18,459	—	25,964	—	40.7%

Total Company	$76,348	23.7%	$90,030	24.1%	17.9%

Selling, general and administrative expenses consist primarily of salaries and benefits paid to office and sales staff, rent, marketing, corporate overhead expenses, bad debt expense and depreciation and amortization of property and equipment. Segment selling, general and administrative costs include those expenses that are incurred directly by that segment as well as an allocation of some centrally managed costs, such as information technology services, marketing and facility costs. Unallocated corporate selling, general and administrative costs include expenses related to other centrally managed administrative and marketing functions. These costs include corporate office support costs, costs relating to accounting, human resources, legal, company-wide business development and advertising functions, as well as costs related to overall corporate management. Selling, general and administrative expenses decreased as a percentage of revenues across all operating segments for the three- and nine-month periods ended September 30, 2005 as compared to 2004 except for corporate overhead costs which increased as a percentage of total revenues from 5.7% during the first nine months of 2004 to 7.0% during the first nine months of 2005.

Selling, general and administrative expenses related to our operating segments increased by $3.0 million for the three months ended September 30, 2005 as compared to 2004 and $6.2 million for the nine months ended September 30, 2005 as compared to 2004. The increased expenses resulted from the following.

•	Forensic Practice. Selling, general and administrative expenses increased by $1.0 million and $2.5 million for the three- and nine-month periods ended September 30, 2005 as compared to 2004. These increases are primarily due to a $0.8 million and $3.0 million increase in rent and facility related costs; a $0.4 million and a $0.8 million increase in recruiting expenses; offset by a $0.2 million and a $0.9 million decrease in bad debt expense and a $0.4 million decrease in other expenses during the nine-month period.

•	Corporate Finance/Restructuring Practice. Selling, general and administrative expenses increased by $1.5 million and $2.0 million for the three- and nine-month periods ended September 30, 2005 as compared to 2004. These increases are primarily due to a $0.6 million and a $1.0 million increase in rent and facility related costs; a $0.5 and a $1.0 million increase in recruiting expenses for the nine-month period; a $0.4 million increase in outside service and legal expenses for the nine-month period; and a $0.7 million and a $0.8 million increase in payroll related and other expenses; offset by a $0.3 million and a $1.2 million decrease in bad debt expense.

•

Economic Consulting Practice. Selling, general and administrative expenses increased by $0.5 million and $1.7 million for the three- and nine-month periods ended September 30, 2005 as compared to 2004.

These increases are primarily due to a $0.3 million and a $0.7 million increase in rent and facility related costs; a $0.3 million increase in recruiting expenses for the nine-month period; a $0.4 million and a $1.0 million increase in payroll related and other expenses; offset by a $0.2 million and a $0.3 million decrease in bad debt expense.

Rent expense increased across all practices primarily due to the relocation of our New York City offices into a larger facility during the fourth quarter of 2004.

Our corporate selling, general and administrative expenses increased by $3.8 million for the three months ended September 30, 2005 as compared to 2004 and $7.5 million for the nine months ended September 30, 2005 as compared to 2004. The increase in expense for the three- and nine-month periods ended September 30, 2005 as compared to 2004 is attributable to:

•	a $1.2 million and a $3.1 million increase in salaries and related employee expenses as a result of a 22.2% increase in the number of corporate employees necessary to support our growing organization as well as increased regulatory requirements;

•	a $0.8 million and a $2.1 million increase related to office rent and facility related costs, including depreciation and amortization expense, to support a growing corporate services organization;

•	a $0.9 million charge for the loss on subleased facilities in our current New York City location for the three- and nine-month periods;

•	a $0.7 million and a $0.9 million increase in outside services, primarily due to increases in fees for audit, tax, legal and other consulting services; and

•	a $0.2 million and a $0.5 million increase in advertising and other costs necessary to support a larger organization.

Amortization of Other Intangible Assets. The amortization expense related to other intangible assets increased by $0.7 million, or 56.9%, for the three months ended September 30, 2005 as compared to 2004 resulting from a $1.7 million increase attributable to the acquisitions completed during 2005 offset by a decrease of $1.0 million as substantially all of the contract backlog and non-competition agreements associated with the acquisitions completed in 2002 and 2003 became fully amortized during 2004. The amortization expense related to other intangible assets increased by $0.1 million, or 2.1%, for the nine months ended September 30, 2005 as compared to 2004 resulting from a $2.2 million increase attributable to the acquisitions completed during 2005, offset by a decrease of $2.1 million as substantially all of the contract backlog and non-competition agreements associated with the acquisitions completed in 2002 and 2003 became fully amortized during 2004.

Interest Expense and Other. During 2004 and through the second quarter of 2005, interest expense primarily consists of interest on our term loans and revolving line of credit. Since August 2, 2005, interest expense is primarily attributable to the old notes and the convertible notes. As a result of higher average borrowings outstanding during the third quarter and higher average borrowing rates in 2005 as compared to 2004, interest expense has increased by $3.3 million during the three-month period ended September 30, 2005 as compared the same period in 2004 and by $4.4 million during the nine-month period ended September 30, 2005 as compared to the same period in 2004.

Early Extinguishment of Term Loans. On August 2, 2005, we used $142.5 million of the net proceeds from our senior notes and convertible notes offerings to repay all outstanding term loan borrowings under our senior secured credit facility prior to maturity. As a result of this early extinguishment of debt, we wrote off $1.7 million of unamortized debt financing fees.

Litigation Settlement Gains (Losses), net. Litigation settlement gains (losses), net for the nine months ended September 30, 2005 consists primarily of $0.7 million we paid in May 2005 to settle potential litigation in connection with a company we sold in 2003 as well as other smaller settlements.

Year ended December 31, 2004 compared to year ended December 31, 2003

Revenues

	Year ended December 31,				Percent Change
	2003		2004
	Revenues	% of Total	Revenues	% of Total
	(dollars in thousands)
Forensic	$103,101	27.4%	$178,650	41.8%	73.3%
Corporate Finance	255,336	68.0%	162,495	38.1%	(36.4)%
Economic Consulting	17,258	4.6%	85,860	20.1%	397.5%

Total	$375,695	100.0%	$427,005	100.0%	13.7%

Revenues from continuing operations increased during the year ended December 31, 2004 as compared to 2003. This increase is primarily attributable to the acquisitions we completed during the fourth quarter of 2003 offset by the decrease in demand for our corporate finance services, which began during the third quarter of 2003, as well as the unanticipated departure of professionals from this practice during the first quarter of 2004. The acquisitions of Ten Eyck and the dispute advisory services business from KPMG accounted for about $67.8 million of the $75.5 million increase in revenues from our forensic practice. The remainder of the increase in revenues from our forensic practice is primarily attributable to growth in our trial consulting business.

The acquisition of Lexecon accounted for substantially all of the increase in revenues related to our economic consulting practice.

Our corporate finance practice accounted for 68.0% of our revenues during the year ended December 31, 2003 as compared to 38.1% during the year ended December 31, 2004. Late in the third quarter of 2003, we began to experience a decrease in demand for our corporate finance related services, which negatively impacted our revenues from that practice. The departure of a number of our billable professionals in the corporate finance practice during the first quarter of 2004 also contributed to the decrease in revenues from that practice. Because this practice generates the highest billable rate per hour, the decrease in revenues attributable to this practice has largely impacted our overall revenue growth. Revenues attributable to this practice stabilized beginning in the second quarter of 2004 after decreasing significantly from the fourth quarter of 2003 to the first quarter of 2004.

Direct Cost of Revenues

	Year ended December 31,				Percent Change
	2003		2004
	Cost of Revenues	% of Segment Revenues	Cost of Revenues	% of Segment Revenues
	(dollars in thousands)
Forensic	$57,256	55.5%	$95,473	53.4%	66.7%
Corporate Finance	108,826	42.5%	84,877	52.2%	(22.0)%
Economic Consulting	10,347	60.0%	54,620	63.6%	427.9%

Total	$176,429	47.0%	$234,970	55.0%	33.2%

Direct cost of revenues increased as a percentage of revenues in both our corporate finance and economic consulting segments primarily due to lower utilization rates experienced by those practices during the year ended December 31, 2004 as compared to the same period in 2003. This resulted from revenues growing at a slower pace than direct costs. In addition:

•

The number of revenue generating professionals in our corporate finance practice decreased by 20.3%, from 305 to 243, resulting in a decrease in direct costs in that practice. The unanticipated departure of some of our professionals in this practice during the first quarter of 2004 accounts for the majority of the decrease. This contributed to the increase in direct costs as a percentage of revenues in that practice, primarily because these professionals generally operated at higher utilization rates and higher billable rates than our other professionals.

•	The acquisition of Lexecon, which operates at a lower gross margin than our other operating segments, contributed to the increase in our economic consulting practice.

•	During 2004, we paid $10.6 million in signing bonuses to attract and retain highly-skilled professionals. These signing bonuses were granted in the form of forgivable loans that we are amortizing over periods of one to five years. These signing bonuses increased direct costs during 2004 as compared to 2003 by $0.8 million in the forensic practice, $1.4 million in the corporate finance practice and $0.4 million in the economic consulting practice.

Direct cost of revenues as a percentage of revenues for the forensic practice decreased slightly during 2004 as compared to 2003. This is primarily due to an improvement in utilization rates which resulted in revenues growing at a faster pace than direct costs.

Selling, General and Administrative Expense

	December 31,				Percent Change
	2003		2004
	Selling, General & Administrative	% of Segment Revenues	Selling, General & Administrative	% of Segment Revenues
	(dollars in thousands)
Forensic	N/A	N/A	$36,175	20.2%	N/A
Corporate Finance	N/A	N/A	28,512	17.5%	N/A
Economic Consulting	N/A	N/A	12,839	15.0%	N/A
Corporate	$17,632	N/A	24,534	N/A	39.1%

Total	$78,701	20.9%	$102,060	23.9%	29.7%

N/A—Not	available

Selling, general and administrative expense increased as a percentage of our total revenues for the year ended December 31, 2004 as compared to 2003. This increase is largely attributable to increased personnel, facilities and general corporate expenses associated with the businesses we acquired in late 2003. The number of non-billable employees increased by 12.4%, from 258 at December 31, 2003 to 290 at December 31, 2004.

The increase in corporate overhead expenses is primarily related to increased back-office staffing and related costs to support our growing organization. In addition, corporate staffing and consulting costs have increased to address the requirements of the Sarbanes-Oxley Act and to further strengthen our corporate governance activities. In particular, beginning in late 2003 we began expanding our internal legal and audit departments and enhanced our regulatory reporting functions.

Bad debt expense increased as a percentage of revenues from 1.4% for the year ended December 31, 2003 to 1.7% for the year ended December 31, 2004. This increase accounted for $2.0 million of the increase in our total selling, general and administrative expenses. The majority of this increase, or $1.6 million, is attributable to our acquired operations. The remaining increase is primarily attributable to our corporate finance practice. The days sales outstanding related to our corporate finance practice more than doubled, from just under 30 days to just under 60 days. As a result of the unanticipated departure of professionals during the first quarter of 2004, we returned a large volume of retainers to clients we lost. This resulted in an increase in days sales outstanding, as the remaining part of this practice does not generally obtain large retainers in advance of performing work.

Depreciation and amortization of property and equipment classified within total selling, general and administrative expense increased by $3.1 million, or 51.1%, from the year ended December 31, 2003 as compared to the same period in 2004. This increase is a result of the increase in the furniture and equipment and office build-out necessary to support a larger organization which grew as a result of the acquisitions we completed during the fourth quarter of 2003.

Loss on Abandoned Facilities. During the fourth quarter of 2004, we consolidated our New York City and one of our Saddle Brook, New Jersey offices and relocated our employees into new office facilities in New York City. As a result of this decision, we vacated our leased office facilities prior to the lease termination dates. During the fourth quarter of 2004, we recorded a loss of $4.7 million related to the abandoned facilities.

Special Termination Charges. During the fourth quarter of 2003 we recorded $3.1 million of special termination charges. These charges relate to contractual benefits payable to specified employees as a result of the termination of their employment.

Amortization of Other Intangible Assets. The amortization expense related to other intangible assets increased by $3.2 million, or 85.8%, for the year ended December 31, 2004 as compared to the same period in 2003. This increase is related to the identifiable intangible assets recorded in connection with the acquisitions we completed during the fourth quarter of 2003.

Interest Expense. Interest expense consists primarily of interest on debt we incurred to purchase businesses over the past several years, including the amortization of deferred bank financing fees. Interest expense increased by $1.0 million, or 18.7%, for the year ended December 31, 2004 as compared to 2003. This increase is primarily attributable to higher average borrowings outstanding during 2004 as compared to 2003. Average borrowings increased in the fourth quarter of 2003 and remained at this higher level throughout 2004 as a result of the three business combinations completed in late 2003. During the year ended December 31, 2003, we wrote off $768,000 of deferred bank financing fees as a result of the early extinguishment of long-term debt.

Discount on Note Receivable. In December 2004, we agreed to discount a note receivable due from the owners of one of our former subsidiaries. We discounted this note by $475,000 in exchange for payment of the note ahead of its maturity in 2010. We received this prepayment in January 2005.

Litigation Settlement Gains (Losses), Net. During the fourth quarter of 2004, we reached a settlement on various lawsuits. As a result, we recorded a gain of $1.7 million, net of legal costs.

Income Taxes. Our effective tax rate for continuing operations was 42.1% during 2004 and 40.9% during 2003. Our effective tax rate increased over the past year as a result of an increasing portion of our taxable income being generated in state and local jurisdictions with higher tax rates. See note 9 of Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for a reconciliation of the federal statutory rate to our effective tax rates during each of these years, and a summary of the components of our deferred tax assets and liabilities. We anticipate that our effective tax rate during 2005 will be similar to 2004.

Year ended December 31, 2003 compared to year ended December 31, 2002

Revenues. Revenues from continuing operations increased 67.6% from $224.1 million for the year ended December 31, 2002 to $375.7 million for 2003. This increase is primarily attributable to the acquisition of BRS, which occurred on August 30, 2002. Our corporate finance practice accounted for about 68% of our revenues during 2003. About 27% of our revenues was attributable to our forensic practice, and less than 5% of our revenues was derived from our economic consulting practice.

During the third quarter of 2003, we began to experience a decrease in demand for our corporate finance related services. Consequently, the decrease in the demand for those services resulted in a lower utilization of billable professionals during the second half of 2003 than we had experienced in earlier quarters and a decline in the growth of our revenues beginning in the third quarter of 2003. We began mitigating the impact of this decrease in demand by redeploying some of these professionals to work on transaction support, loan due diligence reviews and forensic accounting assignments where demand was higher. In addition, during the fourth quarter of 2003, we recorded a special termination charge totaling $3.1 million related to contractual benefits due to specified employees as a result of the termination of their employment.

Headcount Summary

As of December 31,	Billable	Non-billable	Total
2002(1)	610	159	769
2003	827	258	1,085

Increase	217	99	316

% Increase	35.6%	62.3%	41.1%

(1)	The headcount information for 2002 excludes 294 employees associated with our discontinued operations.

The number of billable employees increased from December 31, 2002 to December 31, 2003 largely due to the acquisitions of Lexecon and KPMG’s dispute advisory services business. We acquired about 290 billable employees as a result of these transactions in the fourth quarter of 2003. During the latter part of 2003, our corporate finance practice experienced a decrease in billable employees related to the decreased demand for these services.

Utilization of billable professionals was about 83% during 2003, compared to about 88% for the same period of 2002. We experienced a decrease in utilization rates across our largest practice areas in 2003, consisting of our corporate finance and forensic practices. During 2003, the volume of bankruptcy cases declined. As a result, utilization rates decreased in our corporate finance practice primarily due to the decrease in demand for these services. The decrease in utilization rates in our forensic practice is primarily attributable to the DAS business that we acquired from KPMG in the fourth quarter of 2003. We acquired 151 billable employees from this transaction. The overall utilization rate of these professionals was lower than our existing practice. As a result, we actively repositioned our resources to focus on services where demand was higher.

Our average billable rate per hour for 2003, as it was measured prior to our modification of the calculation effective January 1, 2005, was $363, an increase from an average of $311 for 2002. The improvement in our bill rates was the result of several factors, including:

•	an increase in our standard hourly bill rates during the year;

•	an increased concentration of corporate finance practice, beginning in August 2002, which typically have higher hourly bill rates than some of our other practice areas; and

•	a decrease in billable employees in our corporate finance practice primarily at the lower levels, which resulted in an increasing percentage of our professional employees being billable at higher rates.

Direct Cost of Revenues. Our direct cost of revenues consists primarily of employee compensation and related payroll benefits, the cost of outside consultants assigned to revenue-generating activities and other related expenses billable to clients. Direct cost of revenues from our continuing operations was 47.0% of our total revenues for the year ended December 31, 2003 as compared to 48.2% for the comparable period in 2002. The increases in our bill rates resulted in revenues increasing at a faster rate than direct costs.

Selling, General and Administrative Expense. Selling, general and administrative expense was 20.9% of our total revenues for 2003 and 23.0% for 2002. This improvement in 2003 was primarily due to the greater leverage of our corporate overhead costs in relation to our increased revenue base resulting primarily from the acquisition of BRS. Although selling, general and administrative expense did not increase as a percentage of revenues, it increased in absolute dollars by $27.1 million. This increase is largely attributable to increased personnel, facilities and general corporate expenses associated with the acquired operations of BRS and other business expansion.

Our corporate overhead expenses, included in selling, general and administrative expense, represented about 5.0% of total revenues for the year ended December 31, 2003 and 6.8% for 2002. Although corporate overhead expenses did not increase as a percentage of revenues, it increased in absolute dollars by $3.5 million or 23.1%. The increase in corporate overhead expenses is primarily related to increased staffing and consulting costs to address the requirements of the Sarbanes-Oxley Act and to further strengthen our corporate governance and control activities. In particular, we have created an internal legal department, expanded internal audit activities and enhanced our regulatory reporting functions. We also increased our back-office staffing during 2003 to support our growing organization. The decline in our corporate overhead costs relative to our revenues reflects the increased leverage of our overhead and corporate support services in relation to our increased revenue base.

Bad debt expense, included in selling, general and administrative expense, increased from 1.2% of revenues for the year ended December 31, 2002 to 1.4% of revenues for 2003. This increase represented $2.3 million of the increase in selling, general and administrative expense.

Depreciation and amortization of property and equipment increased by $2.1 million from $4.9 million for the year ended December 31, 2002 to $7.0 million during 2003 as a result of the increase in the furniture and equipment necessary to support a larger organization. Depreciation and amortization decreased from 2.2% of revenues during 2002 to 1.9% of revenues during 2003.

Amortization of Other Intangible Assets. In connection with the acquisition of BRS in August 2002, we recorded $5.1 million of other intangible assets, consisting primarily of client backlog. We began to amortize these other intangible assets in September 2002. Amortization expense of $1.0 million in 2002 is entirely attributable to the BRS acquisition. We recorded additional amortizable intangible assets in connection with our acquisition activities in the fourth quarter of 2003. Amortization expense increased by $2.7 million to $3.7 million during 2003 of which $3.1 million relates to the BRS acquisition and $0.6 million relates to the acquisitions completed in 2003.

Interest Income. Interest income increased $1.0 million from the year ended December 31, 2002 to $1.2 million during 2003. This increase is primarily due to income recognized on the investment of higher average cash balances during 2003, primarily resulting from the net proceeds received from the public offering of our common stock in February 2003 as well as increasing cash flows provided by operations.

Interest Expense. Interest expense consists primarily of interest on debt we incurred to purchase businesses over the past several years. Interest rates during 2003 were lower than in 2002, although the additional borrowings in August 2002 to acquire BRS substantially increased the amount of our outstanding debt at the beginning of 2003 as compared to 2002. At December 31, 2002, we had $97.8 million of outstanding bank debt, and at December 31, 2003, we had $121.3 million of outstanding bank debt.

Interest expense increased from $4.9 million during the year ended December 31, 2002 to $5.4 million during 2003. Interest expense in 2003 includes $768,000 of deferred debt financing fees we wrote off in connection with the early debt extinguishments during the year. Interest expense increased during this period primarily due to the higher average borrowings outstanding during 2003 as a result of our additional borrowings in August 2002 to acquire BRS.

Income Taxes. Our effective tax rate for continuing operations in 2003 was 40.9% compared to 40.4% in 2002. Our effective tax rate increased from 2002 to 2003 as a result of an increasing portion of our taxable income being generated in state and local jurisdictions with high tax rates. See note 9 of Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for a reconciliation of the federal statutory rate to our effective tax rates during each of these years, and a summary of the components of our deferred tax assets and liabilities.

Liquidity and Capital Resources

Cash Flows

	Year Ended December 31,		Changes from Previous Year		Nine Months Ended September 30,		Change from Previous Year
	2003	2004	Dollars	Percent	2004	2005	Dollars	Percent
	(dollars in thousands)
Net cash provided by operating activities	$100,177	$58,443	$(41,734)	(41.7)%	$30,232	$43,503	$13,271	43.9%
Net cash used in investing activities	(231,741)	(13,693)	218,048	94.1%	(8,551)	(57,658)	49,107	574.3%
Net cash provided by (used in) financing activities	127,423	(24,811)	(152,234)	(119.5)%	(18,459)	103,708	122,167	661.8%

Nine months ended September 30, 2005 compared to nine months ended September 30, 2004

We have historically financed our operations and capital expenditures solely through cash flows from operations. During the first quarter of our fiscal year, our working capital needs generally exceed our cash flows from operations due to the payments of annual incentive compensation amounts and estimated income taxes. As a result, we used borrowings under our revolving line of credit to finance some of our cash needs for operating activities and capital expenditures. We also used borrowings under our revolving line of credit during the first quarter to finance our acquisition of Ringtail and our share repurchase program, discussed in more detail below. Our cash flows from operations improved during 2004 and 2005 subsequent to the first quarter of each year.

Our operating assets and liabilities consist primarily of billed and unbilled accounts receivable, accounts payable and accrued expenses and accrued compensation expense. The timing of billings and collections of receivables as well as payments for compensation arrangements affect the changes in these balances. During 2005, our accounts receivable, net of billings in excess of services provided have increased across all practice areas since December 31, 2004. This is primarily due to increasing revenues. Our days sales have increased by about 3 days since December 31, 2004, but have improved since March 31, 2005, due to our increased focus on collection activities. At September 30, 2005, billed and unbilled accounts receivable for our economics practice include $10.5 million of fees for services rendered where payment will not be received until completion of the matter. This specific matter causes days sales outstanding to increase in this practice.

Net cash used in investing activities during the nine months ended September 30, 2005 increased $49.1 million as compared to the same period in 2004. This is primarily due to the $26.3 million of net cash used to acquire Cambio, which represents the total cash paid for the acquisition of $29.5 million net of $3.2 million of cash received, the $19.6 million we used to fund the Ringtail acquisition, an increase in capital expenditures of $5.4 million to support our growing organization, offset by $5.5 million received as payment in full from a note receivable due from the purchasers of one of our former subsidiaries. The $5.4 million increase in capital expenditures is primarily due to an increase in spending to relocate and expand our computer data center to support our growing organization and technology business, to modify and expand our office facilities and to acquire additional furniture and information technology equipment, some of which was acquired to directly support client engagements. We had no material outstanding purchase commitments as of September 30, 2005.

Our financing activities have consisted principally of borrowings and repayments under long-term debt arrangements as well as issuances of common stock. Our long-term debt arrangements have principally been obtained to provide financing for our business acquisitions or to refinance existing indebtedness. During the nine months ended September 30, 2004, our financing activities consisted principally of $11.3 million of principal payments on our term loans. During the nine months ended September 30, 2005, our financing activities consisted of $350.0 million of gross proceeds from our senior notes and convertible notes offerings and additional term loan borrowings of $50.0 million offset by $155.0 million used to fully repay our term loans and $13.0 million used to pay debt financing costs.

In October 2003, our board of directors authorized the purchase, from time to time, of up to $50.0 million of our common stock. During 2005, the authorized amount has been increased to a total of $187.5 million. Our share repurchase program is effective through December 31, 2006. The shares of common stock may be purchased through open market or privately negotiated transactions and will be funded with a combination of cash on hand, existing bank credit facilities or new credit facilities. During the nine months ended September 30, 2004, we purchased and retired 578,900 shares of our common stock at a total cost of about $9.3 million. During the nine months ended September 30, 2005, we purchased and retired 5.6 million shares of our common stock at a total cost of about $133.1 million, of which we financed $125.3 million from the net proceeds of our convertible notes offering. Since inception of the program, we have purchased and retired a total of 6.5 million shares of our common stock for a total of $147.9 million leaving $39.6 million authorized for future purchases.

Year ended December 31, 2004 compared to year ended December 31, 2003

During the early part of 2004, our operating income declined as compared to the same period of 2003. As a result, we used borrowings under our revolving line of credit to finance some of our cash needs for operating activities and capital expenditures during 2004. We also used borrowings under our revolving line of credit to finance our share repurchase program. As of December 31, 2004, we fully repaid all borrowings under our revolving line of credit. During 2004, our working capital requirements were higher than we have historically experienced primarily due to:

•	increased requirements during the first quarter of 2004 to fund the working capital needs of the dispute advisory services business of KPMG that we acquired in October 2003;

•	increased quarterly incentive compensation payments attributable to the Lexecon business that we acquired in November 2003, as Lexecon has more frequent incentive compensation payments than our existing businesses;

•	increased sign-on and retention compensation paid during 2004 to attract senior level professionals and retain our strongest performers; and

•	refunds of retainer balances associated with the loss of client engagements resulting from the departure of corporate finance professionals.

Our billed and unbilled accounts receivable, net of billings in excess of services provided, increased during 2004 primarily due to the following:

•	A decrease in retainers we collect from our clients prior to the performance of our service. Historically, our corporate finance practice has generated the largest amount of retainers from our clients prior to beginning any billable work. This practice area also generates the lowest days sales outstanding rate in our company. The professionals that left us during the first quarter of 2004 transferred some of our clients and engagements to their new company. As a result, we were required to refund a large amount of retainer balances. Accordingly, the average days sales outstanding in this practice area more than doubled, from under 30 days to just under 60 days. The corporate finance practice continues to have the shortest collection period in our company.

•	The acquisition of the dispute advisory services business of KPMG. We did not acquire any accounts receivable when we acquired the dispute advisory services business of KPMG during the fourth quarter of 2003. This business also did not begin to generate a substantial amount of revenues until late in the first quarter of 2004. Accordingly, the net accounts receivable attributable to the forensic practice has increased substantially more than our other practice areas during 2004 as compared to December 31, 2003.

•

The acquisition of Lexecon. The average days sales outstanding for our economic consulting practice is the highest in our company which is attributable to the acquisition of Lexecon late in the fourth quarter of 2003. Lexecon has been engaged to provide services for a client where payment of our fees is deferred until the conclusion of the matter. At December 31, 2004, billed and unbilled receivables for this business included $7.3 million of fees for services rendered where payment will not be received until completion of the matter. This specific matter is the primary reason for days sales outstanding increasing in the economic consulting practice.

Net cash used in investing activities during the year ended December 31, 2004 decreased $218.0 million as compared to the same period in 2003, primarily due to $234.1 million of cash used during 2003 to fund our acquisition activities offset by $12.2 million of cash received during 2003 from the sale of our applied sciences practice.

Due to the acquisitions we completed during the fourth quarter of 2003, our average employee headcount during 2004 was about 20% higher than during 2003. Accordingly, capital expenditures increased from $10.6 million during 2003 to $11.9 million during 2004 to support a larger organization during 2004 as compared to during 2003. This increase is primarily due to an increase in spending for leasehold improvements to modify and expand our office facilities, and to acquire additional furniture and information technology equipment. We had no material outstanding purchase commitments as of December 31, 2004.

During the first quarter of 2003, we completed the public offering of 4.0 million shares of our common stock, generating net cash proceeds of $99.2 million. We used about half of the net proceeds from the stock offering to repay our long-term debt. We also used all of the net cash proceeds from the sale of our applied sciences practice to repay debt. During the fourth quarter of 2003, we borrowed $104.1 million under our senior secured credit facility in order to finance our acquisition of Lexecon. During the year ended December 31, 2004, our financing activities consisted principally of $16.3 million of principal payments on our term loans and $47.5 million of borrowings under our revolving line of credit that were repaid in full during the year.

During 2003, we purchased and retired 194,200 shares of our common stock under our share repurchase program at a total cost of about $4.0 million. During 2004, we purchased and retired 657,300 shares of our common stock under our share repurchase program at a total cost of about $10.8 million.

Capital Resources

Our senior secured credit facility, as amended on April 19, 2005 and August 2, 2005, provides for a $100.0 million revolving line of credit. The maturity date of the revolving line of credit is November 28, 2008. We may choose to repay outstanding borrowings under the senior secured credit facility at any time before maturity without penalty. Debt under the senior secured credit facility bears interest at an annual rate equal to the Eurodollar rate plus an applicable margin or an alternative base rate defined as the higher of (1) the lender’s announced prime rate or (2) the federal funds rate plus the sum of 50 basis points and an applicable margin. Under the senior secured credit facility, the lenders have a security interest in substantially all of our assets.

Our senior secured credit facility and the indenture governing the notes and the exchange notes contain covenants which limit our ability to incur additional indebtedness; create liens; pay dividends on, make distributions or repurchases of our capital stock or make specified other restricted payments; consolidate, merge or sell all or substantially all of our assets; guarantee obligations of other entities; enter into hedging agreements; enter into transactions with affiliates or related persons or engage in any business other than the consulting business. The senior secured credit facility requires compliance with financial ratios, including total indebtedness to earnings before interest, taxes, depreciation and amortization, or EBITDA; EBITDA to specified charges and the maintenance of a minimum net worth, each as defined under the senior secured credit facility. At September 30, 2005, we were in compliance with all covenants as stipulated in the senior secured credit facility and the indenture governing the notes.

As of September 30, 2005, our capital resources included $115.3 million of cash and cash equivalents and $100.0 million of borrowing capacity under our revolving line of credit. As of September 30, 2005, we had no borrowings outstanding under our revolving line of credit. The availability of borrowings under our revolving line of credit is subject to specified borrowing conditions. We use letters of credit primarily as security deposits for our office facilities. Letters of credit reduce the availability under our revolving line of credit. As of September 30, 2005, we had $8.6 million of outstanding letters of credit, which reduced the available borrowings under our revolving line of credit to $91.4 million.

Future Capital Needs. We anticipate that our future capital needs will principally consist of funds required for:

•	operating and general corporate expenses relating to the operation of our business;

•	capital expenditures, primarily for information technology equipment, office furniture and leasehold improvements;

•	debt service requirements;

•	discretionary funding for our share repurchase program; and

•	potential acquisitions of businesses that would allow us to diversify or expand our current service offerings.

We anticipate capital expenditures will be about $13.0 million to $15.0 million to support our organization during 2005 including direct support for specific client engagements. Our estimate takes into consideration the needs of our existing business as well as the needs of our recently completed acquisitions of Ringtail and Cambio, but does not include the impact of any purchases that we may be required to make to support specific client engagements that are not currently contemplated. Our capital expenditure requirements may change if our staffing levels or technology needs change significantly from what we currently anticipate, if we are required to purchase additional equipment specifically to support a client engagement or if we pursue and complete additional business combinations.

Off-Balance Sheet Arrangements

On July 28, 2005, we entered into an accelerated share repurchase transaction for 2.3 million shares of our common stock as part of our publicly announced share repurchase program that allows us to purchase up to $187.5 million shares of our common stock through December 31, 2006. To implement this transaction, we entered into a forward contract with an investment bank that is indexed to and potentially settled in our own common stock. The forward contract is a derivative instrument which is classified as equity and is therefore considered to be an off-balance sheet arrangement. For additional information, see note 7 to our unaudited quarterly consolidated financial statements appearing elsewhere in this registration statement.

We have no other off-balance sheet arrangements other than operating leases and we have not entered into any transactions involving unconsolidated subsidiaries or special purpose entities.

Future Contractual Obligations

The following table sets forth our estimates as to the amounts and timing of contractual payments for our most significant contractual obligations and commitments as of September 30, 2005. The table does not include any amounts that we may be obligated to pay for our accelerated share repurchase program described under “Off-Balance Sheet Arrangements.” The information in the table reflects future unconditional payments and is based on the terms of the relevant agreements, appropriate classification of items under generally accepted accounting principles currently in effect and certain assumptions such as interest rates. Future events could cause actual payments to differ from these amounts. See “Cautionary Notice Regarding Forward-Looking Statements.”

Future contractual obligations related to our long-term debt assume that payments will be made based on the current payment schedule and exclude any additional revolving line of credit borrowings or any revolving line of credit repayments prior to the November 28, 2008 maturity date.

The interest obligation on our long-term debt assumes that our senior notes and our convertible notes will bear interest at their standard rates. If we are unable to comply with the terms of our registration rights agreements, we may be required to pay additional interest on our senior notes or convertible notes.

Future contractual obligations related to our operating leases are net of our contractual sublease receipts. The payment amounts for capital lease obligations include amounts due for interest.

Contractual Obligations	Total	2005	2006	2007	2008	2009	2010	Thereafter
	(in thousands)
Notes	$200,000	$—	$—	$—	$—	$—	$—	$200,000
Convertible notes(1)	150,000	—	—	—	—	—	—	150,000
Interest on the notes	158,175	4,956	20,344	20,875	20,875	20,875	20,875	49,375
Operating leases	151,527	2,529	11,446	11,041	11,735	12,017	11,699	91,060
Capital leases	146	47	80	16	3	—	—	—

Total obligations	$659,848	$7,532	$31,870	$31,932	$32,613	$32,892	$32,574	$490,435

(1)	The convertible notes are convertible prior to their stated maturity upon the occurrence of certain events beyond our control. Upon conversion, the principal is payable in cash. See “Description of Other Indebtedness—Convertible Notes” for additional information.

Future Outlook

We believe that our anticipated operating cash flows and our total liquidity, consisting of our cash on hand and $91.4 million of availability under our revolving line of credit, are sufficient to fund our capital and liquidity needs for at least the next twelve months. In making this assessment, we have considered:

•	our $115.3 million of cash and cash equivalents at September 30, 2005;

•	funds required for debt service payments, including interest payments on the notes;

•	funds required for capital expenditures during 2005 of about $12.0 million to $15.0 million;

•	the discretionary funding of our share repurchase program; and

•	other future contractual obligations.

For the last several years, our cash flows from operations have exceeded our cash needs for capital expenditures and debt service requirements. We believe that our cash flows from operations, supplemented by short-term borrowings under our senior secured credit facility, as necessary, will provide adequate cash to fund our long-term cash needs from normal operations.

Our conclusion that we will be able to fund our cash requirements by using existing capital resources and cash generated from operations does not take into account the impact of any acquisition transactions, not currently contemplated, or any unexpected changes in significant numbers of revenue-generating professionals. The anticipated cash needs of our business could change significantly if we pursue and complete additional business acquisitions, if our business plans change, if economic conditions change from those currently prevailing or from those now anticipated, or if other unexpected circumstances arise that may have a material effect on the cash flow or profitability of our business. Any of these events or circumstances, including any new business opportunity, could involve significant additional funding needs in excess of the identified currently available sources and could require us to raise additional debt or equity funding to meet those needs. Our ability to raise additional capital, if necessary, is subject to a variety of factors that we cannot predict with certainty, including:

•	our future profitability;

•	the quality of our accounts receivable;

•	our relative levels of debt and equity;

•	the volatility and overall condition of the capital markets; and

•	the market prices of our securities.

Any new debt funding, if available, may be on terms less favorable to us than our senior secured credit facility or the indentures that govern the notes and the convertible notes.

Quantitative and Qualitative Disclosures about Market Risk

We primarily use senior notes and bank credit facilities to finance our obligations. We are exposed to market risk from changes in interest rates and equity prices. Our primary interest rate risk results from changes in the London Interbank Offered Rate, or LIBOR, U.S. Prime and Eurodollar rates, which are used to determine the interest rates applicable to our borrowings. Interest rate changes expose our fixed rate long-term borrowings to changes in fair value and expose our variable rate long-term borrowings to changes in future cash flows. From time to time, we use derivative instruments primarily consisting of interest rate swap agreements to manage this interest rate exposure by achieving a desired proportion of fixed rate versus variable rate borrowings. All of our derivative transactions are entered into for non-trading purposes.

The table below summarizes our market risks as of September 30, 2005 and December 31, 2004. Since our financial instruments expose us to interest rate risks, these instruments are presented within each market risk category. The table presents principal cash flows and related weighted average interest rates by year of maturity for our senior notes and our convertible notes. The table excludes the potential exercise of the relevant redemption or conversion features. For interest rate swap agreements, the table presents notional amounts and related interest rates by year of maturity. As of September 30, 2005, fair values included in this section have been determined based on estimates from investment bankers for our senior notes and our convertible notes and estimates from bankers to settle interest rate swap agreements. As of December 31, 2004, we have estimated the fair value of our senior secured credit facility based on its carrying value, as interest rates are reset every 30 to 90 days.

	December 31, 2004		September 30, 2005		Year of Maturity
	Total	Fair Value	Total	Fair Value	2005	2006	2007	2008	2009	Thereafter
	(dollars in thousands)
Interest Rate Sensitivity:
Long-Term debt
Fixed rate	$—	$—	$350,000	$361.847	$—	$—	$—	$—	$—	$350,000
Average interest rate			6%							6%
Variable rate	$105,000	$105,000	$—	$—	$—	$—	$—	$—	$—	$—
Average interest rate	4%
Interest rate swaps
Fixed to variable	$—	$—	$60,000	$(748)	$—	$—	$—	$—	$—	$60,000
Average pay rate			7%							7%
Average receive rate			8%							8%

Equity Price Sensitivity

We are subject to equity price risk related to the accelerated share repurchase agreement described above. For additional information on the agreement, see note 7 to our unaudited quarterly consolidated financial statements appearing elsewhere in this registration statement. At maturity of the agreement, we may be required to pay a price adjustment if the weighted average purchase price of our common stock over a defined period is between $24.04 and $27.19 per share. At our option, the price adjustment can be settled in cash or shares of our common stock. Changes in the fair value of our common stock will impact the final settlements of the program. As of September 30, 2005, the investment bank had acquired 0.7 million shares of our common stock at an average price of $25.18 per share.

As more fully discussed in note 4 to our unaudited quarterly consolidated financial statements appearing elsewhere in this registration statement, we currently have outstanding $150.0 million in principal amount of 3 3/4% convertible senior subordinated notes due July 15, 2012. We are subject to equity price risk related to the convertible feature of the debt. The convertible notes are convertible only under certain conditions at the option of the holder. Upon conversion, the principal portion of the convertible notes will be paid in cash and any excess over the conversion rate will be paid in shares of our common stock or cash at an initial conversion rate of 31.998 shares of our common stock per $1,000 principal amount of convertible notes, representing an initial conversion price of $31.25 per share, subject to adjustment upon specified events. If a specified fundamental change event occurs, the conversion price of our convertible notes may increase, depending on our common stock price at that time. However, the number of shares issuable upon conversion of a note may not exceed 41.5973 per $1,000 principal amount of convertible notes. As of September 30, 2005, the conversion price has not required adjustment and we would not be required to issue any shares of our common stock upon conversion.

As more fully discussed in note 2 to our unaudited quarterly consolidated financial statements, we granted the sellers of the Ringtail group contractual protection against a decline in the value of any purchase price or earnout payments made in shares of our common stock. If on the first anniversary date of any issuance of purchase price or earnout shares, the market price of our common stock has not increased by at least 10%, we have agreed to make an additional cash payment to the sellers equal to the deficiency. Based on the price of our common stock on September 30, 2005, we would not be obligated to make any price protection related payments.

The following table lists the high and low sale prices per share for our common stock as reported on the New York Stock Exchange for the periods indicated.

	High	Low
Three Months Ended September 30, 2005	$26.37	$20.66
Nine Months Ended September 30, 2005	26.37	17.20

BUSINESS

We are a leading provider of forensic and litigation consulting and technology, corporate finance and economic consulting services in the United States. Our experienced team of professionals, many of whom are widely recognized as experts in their respective fields, provide high-caliber consulting services to a broad range of clients. We began operations in 1982 as a consulting firm focused on providing forensic investigation, scientific and trial support services, and have evolved through internal growth and strategic acquisitions. We believe clients retain us because of our recognized expertise and capabilities in highly specialized areas, as well as our reputation for satisfying clients’ needs. During 2004, we staffed large and complex assignments for our clients which include 95 of the top 100 U.S. law firms, 20 of the 25 largest U.S. commercial banks and 181 corporate clients in the Fortune 500. Representative clients to date include Wyeth, Tower Automotive and the U.S. Departments of Justice and the Interior.

Our professionals have experience providing testimony in many areas, including: fraud, damages, lost profits, valuation, accountant’s liability and malpractice, contract disputes, patent infringement, price fixing, purchase price disputes, solvency and insolvency, fraudulent conveyance, preferences, disclosure statements, trademark and copyright infringement and the financial impact of government regulations. We have strong capabilities in highly specialized industries, including telecommunications, health care, transportation, utilities, chemicals, energy, commercial and investment banking, pharmaceuticals, tobacco, retail and information technology. As of September 30, 2005, we had 1,291 total employees, including 966 revenue-generating consultants, across 24 U.S. cities, London, England and Melbourne, Australia.

Forensic Practice. We are a leading provider of forensic consulting services in the United States. This practice provides an extensive range of services to assist clients in all phases of litigation, including pre-filing, discovery, jury selection, trial preparation, expert testimony and other trial support services. Specifically, we help clients assess complex financial transactions, reconstruct events from incomplete and/or corrupt data, uncover vital evidence, identify potential claims and assist in the pursuit of financial recoveries and settlements. We also provide asset tracing and fraud investigation services. Through the use of proprietary information technology, we have demonstrated our ability to help control litigation costs, expedite the trial process and provide our clients with the ability to readily organize and access case-related data. Our repository services offer clients a secure extranet and web-hosting service for critical information. Our graphics services at trial and technology and electronic evidence experts assist clients in preparing for and presenting their cases in court.

As of February 28, 2005, we acquired substantially all of the assets and assumed certain liabilities of the Ringtail group. Established in 1997, Ringtail is a leading developer of litigation support and knowledge management technologies for law firms, Fortune 500 corporate legal departments, government agencies and courts. Ringtail has developed a suite of integrated software modules to manage the information and workflow in complex legal cases. Specifically, Ringtail’s technologies are designed to ensure quality, reduce risk, increase productivity and improve cost effectiveness in the review, preparation and production of litigation data. In addition, Ringtail’s software has also been used in a transactional capacity to support “deal rooms” and merger and acquisition activity. We employ Ringtail’s products in the repository services, electronic evidence and document management services we perform for clients, and we accounted for approximately 30% of Ringtail’s prior year’s business.

In the fourth quarter of 2003, we completed two strategic acquisitions that fit within our forensic practice. On October 31, 2003, we acquired specified assets and liabilities of the dispute advisory services, or DAS business, of KPMG LLP, which assists clients in the analysis and resolution of all phases of complex claims and disputes. On October 15, 2003, we acquired substantially all of the assets and assumed certain liabilities of Ten Eyck Associates, P.C., which expanded our consulting services relating to investigations by the SEC and other regulatory authorities, securities law litigation, SEC accounting and enforcement, fraud investigations and the Sarbanes-Oxley Act.

As of September 30, 2005, we had 462 revenue-generating consultants in our forensic practice.

Corporate Finance Practice. We believe we are the largest corporate finance consulting practice in the United States. Our corporate finance practice provides turnaround, performance improvement, lending solutions, financial and operational restructuring, restructuring advisory, mergers and acquisitions, transaction advisory and interim management services. We analyze, recommend and implement strategic alternatives for our corporate finance clients, offering services such as interim management in turnaround situations, rightsizing infrastructure, assessing long-term enterprise viability and business strategy consulting. We assist underperforming companies as they make decisions to improve their financial condition and operations. We lead and manage the financial aspects of in-court restructuring processes by offering services that include an assessment of the impact of a bankruptcy filing on the client’s financial condition and operations. We also assist our clients in planning for a smooth transition into and out of bankruptcy, facilitating the sale of assets and arranging debtor-in-possession financing. Through our corporate finance practice, we can help financially distressed companies implement their plans by providing interim management teams.

On May 31, 2005, we acquired substantially all of the assets and assumed certain liabilities of Cambio’s business from certain of the individual owners of Cambio Partners, the direct parent of Cambio. Cambio is a leading provider of change management solutions for hospital and health systems. It provides strategic, operational and turnaround management consulting services to improve the operational efficiency and financial performance of its clients which include academic medical centers, integrated delivery systems, stand-alone community hospitals, investor-owned hospitals and special medical facilities. Cambio was founded in 1989 and is based in Nashville, Tennessee. Our acquisition of Cambio greatly enhanced our industry expertise in health care management and finance.

As of September 30, 2005, we had 333 revenue-generating consultants in our corporate finance practice.

Economic Consulting Practice. We are a leading provider of economic consulting services in the United States and deliver sophisticated economic analysis and modeling of issues arising in mergers and acquisitions and other complex commercial and securities litigation. Within our economic consulting practice, we provide our clients with analyses of complex economic issues for use in legal and regulatory proceedings, strategic decision-making and public policy debates. In the fourth quarter of 2003, we diversified our service offerings by acquiring specified assets and certain liabilities of Lexecon, Inc, from Nextera Enterprises, Inc., to provide economic consulting services by the Lexecon professionals, who are among the leading providers of these services in the United States. As of July 31, 2005, we acquired the business of Hill & Co. (d/b/a Helios), which added eight professionals in the business of advising on developing and implementing concrete strategies for driving revenue growth and profitability. Our statistical and economic experts help companies evaluate issues such as the economic impact of deregulation on a particular industry or the amount of commercial damages suffered by a business. We have deep industry experience in such areas as commercial and investment banking, telecommunications, energy, transportation and pharmaceuticals. Our professionals regularly provide expert testimony on damages, rates and prices, valuations, merger effects, intellectual property disputes in antitrust cases, regulatory proceedings and valuations. More specifically, our professionals have experience providing advice and testimony related to:

•	antitrust and competition issues that arise in the context of potential mergers and acquisitions;

•	other antitrust issues, including alleged price fixing, cartels and other forms of exclusionary behavior;

•	the application of modern finance theory to issues arising in securities litigation; and

•	public policy studies on behalf of companies, trade associations and governmental agencies.

As of September 30, 2005, we had 171 revenue-generating consultants in our economic consulting practice.

On January 6, 2006, we completed our acquisition of all of the outstanding common stock of Compass, and related assets from the stockholders of Compass. Compass is a top competition economics consulting firm, with offices in Washington, D.C. and San Francisco. Compass’ practice involves sophisticated economic analysis in the context of antitrust disputes, mergers and acquisitions, regulatory and policy debates, and general commercial litigation across a broad range of industries in the United States, Europe and the Pacific Rim.

Industry Overview

We compete in the global consulting services industry, focusing on providing forensic, corporate finance and economic consulting services. We believe that the business environment for our industry has become increasingly complex due to heightened public scrutiny, greater regulation, increased competition and globalization as well as the prevalence of high stakes litigation. There are a number of factors that drive demand for our services:

•	Regulatory Complexity, Public Scrutiny and Increased Litigation. We believe that heightened focus on corporate mismanagement, fraud-related investigations, ongoing regulatory activity, such as SEC rulemaking, corporate governance scrutiny and increasing complexity in financial reporting requirements, including requirements under the Sarbanes Oxley Act, drive demand for our services. We believe that increasing litigation costs require businesses to focus on better managing risks and the litigation process, particularly in large, complex, multi-jurisdiction cases and mass tort claims.

•	Increasing Need for Independent Expertise. We believe that as a result of increased public scrutiny, regulatory complexity and litigation, businesses, their creditors and other institutional stakeholders increasingly engage consulting firms to provide objective and independent expertise. This is particularly true in highly complex and sophisticated areas such as restructurings, bankruptcies, economic consulting, forensic accounting and high-stakes regulatory and legal proceedings. The emerging trend toward hiring consulting firms unaffiliated with company auditors represents a fundamental shift in the demand for our services and has increased the size of our overall practices.

•	Trends in Corporate Debt and Debt Default Rates. We believe that corporate debt levels and related default rates are important indicators of the potential need for restructuring, turnaround, bankruptcy and related consulting services. Both U.S. and international companies have increasingly relied on debt to finance acquisitions, growth initiatives and working capital requirements, as evidenced by the fact that 2004 saw more high yield issuances than any prior year. Demand for our services is particularly strong in sectors such as automotive, airline and retail, all of which rely on corporate debt and continue to exhibit sector weakness.

•	Strong Economy and Growing Merger and Acquisition Activity. We believe that the overall strength of the economy and the growth in merger and acquisition activity are important drivers for our economic consulting services. The United States has seen improving economic conditions, as evidenced by Gross Domestic Product growth of 4.4% from 2003 to 2004. Additionally, according to Thomson Financial, announced U.S. merger and acquisition volume increased by 11% year-over-year for the first quarter of 2005. We believe there are more complex, high-stakes litigation and regulatory activity during strong economic conditions. During periods of increased merger and acquisition activity, we experience increased use of our economic consulting services driven by growing areas such as antitrust regulation, intellectual property disputes and breaches of contract.

Our Competitive Strengths

We compete primarily on the basis of institutional and individual reputations, ability to immediately staff a significant engagement, performance record, quality of work, range of services provided and existing client relationships. We attribute our success and distinction to a combination of long-standing advantages, including:

•

Premium Brand Name with Leading Market Positions. We believe that we are one of the most recognized brand names in the corporate finance consulting services industry. In addition, we believe we have leading market positions in both forensic and economic consulting practices based on revenues for those segments. The strength of our brand name and market positions are enhanced by the stellar reputation of our well-recognized consultants, many of whom are leading members of their respective fields. We have benefited from our strategy of acquiring the leading practitioners in each practice, as well as including in select cases, the continued use of their brand names, either independently or coupled with the FTI brand, such as Lexecon, Ten Eyck, Ringtail, Cambio and Compass.

•	Diversified Revenue Source. We have created a balanced portfolio of services organized into three practice segments: forensic, corporate finance and economic consulting. Our strategy is to continue to maintain such diversification. We believe that our broad service offerings and diversity of our revenues insulate us from fluctuations in market conditions in any one of our practices.

•	Diversified Portfolio of Elite Clients. We provide services for a diverse group of clients, many of whom are blue chip corporations, financial institutions, law firms and private equity firms. In 2004, we performed work for approximately 1,300 clients on about 3,200 matters across multiple industries, including:

•	approximately 490 law firms, 95 of which were ranked among the top 100 U.S. law firms (based on 2004 U.S. revenues as measured by The American Lawyer magazine);

•	20 of the 25 largest U.S. commercial banks;

•	181 corporate clients that were among the Fortune 500 in 2004; and

•	a broad range of federal, state and local government agencies.

In 2004, our top 10 clients accounted for 17% of our total revenues, with no single client accounting for more than 3% of our total revenues and no single matter accounting for more than 2% of total revenues. Among these top 10 clients in 2004 were six nationally recognized law firms, each of whom represented multiple clients and matters.

•	High Level of Repeat and Referral Business. We derive a substantial portion of our revenues from repeat clients or referrals. In 2004, approximately 80% of our revenues were derived from repeat or referral business. Many of our client relationships are long-standing and include multiple contact points within each organization, increasing the depth and continuity of these relationships. We cultivate our critical relationships with financial institutions and law firms, which have served as entry points into significant, high-profile and reputation enhancing engagements.

•	Strong Free Cash Flow. We generated revenues of $427.0 million for the year ended December 31, 2004 and $373.7 million for the nine months ended September 30, 2005. Our business model has several characteristics that produce strong cash flows including high margins, low capital expenditures and low working capital requirements. Our consistently strong free cash flow supports our acquisition and growth strategies and our ability to service our indebtedness.

Our Business Strategy

We are one of the largest providers of forensic and litigation consulting and technology, corporate finance/restructuring and economic consulting services in the United States. We have a 22-year track record of performance and overall expertise. We provide high caliber consulting services through our staff of professionals who are able to quickly staff even the largest and most complex assignments. Our goal is to anticipate our clients’ needs and expand our expertise, professionals and the range of consulting services we offer in the United States and to expand internationally. Success in our marketplace depends primarily on having a reputation for providing consistently high-quality advice and services, on schedule and on budget. The following are key elements of our business strategy:

•

Attract and Retain Highly Qualified Professionals. Our professionals are crucial to delivering our services to clients and generating new business. We have assembled a staff of 966 revenue-generating professionals, many of whom have established and widely recognized names in their respective practice areas. Through our substantial staff of highly qualified professionals, we can handle a number of large, complex assignments simultaneously. To attract and retain highly qualified professionals, we offer significant compensation opportunities, including sign-on bonuses, primarily in the form of forgivable loans, incentive bonus and equity compensation, along with a competitive benefits package and the chance to work on challenging engagements. We have written employment arrangements with substantially all of our senior managing directors that include noncompetition and nonsolicitation clauses. Because of the high concentration of contract expirations between 2006 and 2008, we may experience high turnover, loss of clients and engagements or difficulty staffing engagements, if we are unable to renegotiate employment agreements. We have begun to focus on renegotiating new long-term employment agreements with key senior managing directors. Any new employment agreements entered into with senior managing directors may not have staggered termination dates, so that we could face similar retention issues at the end of the terms of those agreements, although this risk could be reduced in light of our intention to include automatic one-year renewal options in the new employment agreements beginning at the end of their initial terms unless either party provides to the other prior notice that he or us do not intend to renew. While we hope that we enter into new long-term employment contracts with a significant number of senior managing directors, there is no assurance we will do so. We take a disciplined approach when recruiting additional professionals. We focus on hiring qualified individuals who meet our selective criteria.

•	Optimize Utilization and Billing Rates of Our Professionals. We carefully monitor our utilization rates on a weekly, monthly and annual basis and have maintained average annual utilization rates between 77% and 88% over each of the last three years (based on approximately 2,024 available hours per year). Our goal is to manage growth to maintain utilization rates among all of our professionals rather than intermittently expanding our staff in anticipation of short-term demand. We strive to attain utilization rates that allow us to maintain our profitability, make us less vulnerable to fluctuations in our workload, and minimize seasonal factors affecting utilization. In addition, the nature of our services allows us to bill our revenue generating professionals at premium rates, which enhances our profitability.

•	Leverage Our Relationships and Expertise. We work hard to maintain our existing client relationships and develop new ones. We believe that the strength of our existing client relationships and the quality of our reputation across our industry, coupled with our recognized industry expertise, successful track record and size, are the most critical elements in a decision to retain us. We receive a significant amount of repeat business and referrals from our financial institution clients, from our clients in regulated industries, and from law firm clients. We strive to build client relationships on a company-wide basis and encourage cross-selling among our practices. By successfully leveraging our reputation, experience and broad client base, we expect to continue to obtain engagements from both existing and new clients.

•

Expand the Breadth of Our Services and Geographic Presence. We strive to increase diversification of our service offerings. We believe diversification of our services will help to insulate our overall business from changing or fluctuating market conditions. In the fourth quarter of 2003, we diversified our service offerings to expand our economic consulting practice through the acquisition of Lexecon, one of the leading providers of these services in the United States. The professionals, who joined us in the fourth quarter of 2003 from Ten Eyck, provide consulting services relating to SEC and other regulatory investigations, securities law litigation, SEC accounting and enforcement, fraud investigations and Sarbanes-Oxley. We have also increased our capacity to assist clients in the analysis and resolution of all phases of complex claims and disputes through the acquisition of the U.S. dispute advisory services business of KPMG LLP. In February 2005, we acquired the business of Ringtail, a leading developer of litigation support and knowledge management technologies for law firms, Fortune 500 corporate legal departments, government agencies and courts. The acquisition of Ringtail expanded our presence to Australia. The professionals who joined us in may 2005 from Cambio expanded our healthcare practice to provide change management solutions for hospital and health systems. Other business activities that contributed to diversification in 2004 included our investment banking and merger and acquisition services to middle market companies through our registered broker-dealer and National Association of

Securities Dealers, or NASD, member, our transaction advisory and interim management services, and our corporate finance practice in the United Kingdom, that commenced in 2003. We also strive to offer our clients comprehensive solutions to their most complex problems, wherever they are in the world. Increasingly, our clients demand expertise across multiple markets and continents. To meet this demand, we provide our clients with a complete suite of services across all three practices. As we continue to grow, we plan to broaden our industry expertise and expand our electronic evidence and electronic repository services. We also intend to explore opportunities to increase our European presence to better serve our clients and to capitalize on what we believe are favorable market conditions.

•	Selectively Acquire Companies and Integrate Our New Professionals and Capabilities. We follow a disciplined approach to executing and integrating acquisitions targeting those that complement our business strategy or operate in an attractive specialized niche. Since January of 1998, we have completed ten acquisitions that have greatly enhanced our practices. We intend to continue to selectively pursue strategic acquisitions. We seek to integrate acquisitions in a way that fosters organic growth and provides synergies or cross-practice sales opportunities. We also structure our acquisitions to ensure that key individuals from the acquired company are retained and integrated after the transaction is executed. In August 2005, several professionals joined us to initiate our San Francisco intellectual property practice within the forensic practice, which involved the acquisition of associated practice assets from their former firm.

Our Services

Forensic Practice. Our forensic accounting specialists work with companies faced with fraud, financial disclosure and accounting investigations, misstatements and malpractice issues. As perpetrators of fraud become more ingenious, the expertise required to unravel their schemes increases. We have a team of forensic accountants, certified fraud examiners and computer technicians who are experts in discovering and analyzing the most sophisticated ways to circumvent internal financial controls. We routinely assess complex financial transactions and reconstruct events from incomplete and/or corrupt data, uncover vital evidence, identify potential claims and assist in the pursuit of financial recoveries and settlements. We utilize sophisticated software tools to analyze and uncover important information from the computer systems used in the frauds. With our advanced search techniques and innovative methods, we are able to uncover valuable information that was considered lost, deleted or hidden. The acquisition of the U.S. dispute advisory business of KPMG LLP in 2003 greatly expanded our ability to provide those services.

We develop and deliver creative solutions to litigation problems. As an innovator in digital graphic presentations, we have been one of the leaders in providing high-quality, cost-effective methods to prepare for and try cases. Our trial technology professionals have supported clients in the courtroom in some of the largest and most complex civil trials. Through the use of proprietary information technology, we have demonstrated our ability to help control litigation costs, expedite the trial process and provide our clients with the ability to readily organize and access case-related data. We prepare and enhance presentations and expert testimony on complex subjects, such as toxic torts, financial disputes and intellectual property resolutions. We have responded to the increasing demand for document management in cases involving thousands or even millions of pages of depositions, testimony and exhibits by developing document management and exhibit and trial preparation solutions that enable our clients to better focus on preparing for and trying cases. Our range of services for complex litigation matters include visual communication consulting services; graphic exhibit design and production; customized database development and distribution; video deposition capture and transcript linking; management of designated trial exhibits; courtroom survey, design and configuration; on-site technical trial support; trial-specific hardware procurement and tracking; and secure extranet storage and distribution of data, documents, transcripts, videos and exhibits. We have developed a number of technology-based tools to assist our clients in managing complex litigation. TrialMax®, our comprehensive trial preparation software, enables a litigation team to easily store, annotate and display documents, computer graphics, video clips and digitized depositions in the courtroom. We employ an automated tool for handling trial data regardless of information source or data type.

Our repository services include secure extranet and web-hosting services for clients that are parties to multi-district litigation. We also intend to expand our web-hosting capabilities to teleconference and other Internet-based applications. On February 28, 2005, we acquired substantially all of the assets and assumed certain liabilities of the Ringtail group. Ringtail will be integrated into our repository services offerings within our forensic practice. Ringtail is a leading developer of litigation support and knowledge management technologies for law firms, Fortune 500 corporate legal departments, government agencies and courts, with established offices in Williamsburg, Virginia; Melbourne, Australia and London, UK. Ringtail has developed a suite of integrated software modules to manage the information and workflow in complex legal cases. Specifically, Ringtail’s technologies are designed to ensure quality, reduce risk, increase productivity and improve cost effectiveness in the review, preparation and production of litigation data. In addition, Ringtail’s software has also been used in a transactional capacity to support “deal rooms” and merger and acquisition activity. Ringtail’s flagship product, Ringtail™ CaseBook, provides knowledge management and case preparation through an Intranet repository for litigation document and information management and collaboration for legal cases. We accounted for approximately 30% of Ringtail’s prior year’s business. Historically, Ringtail has offered its products either through application service providers, or ASPs, or as direct client installations. The ASP model allows clients to outsource information technology and case management needs. The direct installation model allows clients to in-source Ringtail’s benefits within their existing infrastructure and accommodates particular data management or legacy requirements. With our financial and human capital resources behind Ringtail’s application technologies, we believe the Ringtail business can serve as a platform to:

•	pursue content development in other areas already served by us, such as corporate finance and economic consulting;

•	expand our international presence; and

•	diversify our client base.

We provide services relating to securities, regulatory and Sarbanes-Oxley investigations, and dispute advisory services. The acquisition of the Ten Eyck business in 2003 has greatly expanded our ability to provide those services.

Our experienced intellectual property professionals provide valuation, damage analysis and expert testimony services. They provide those services to a range of industries, including oil and gas, technology and consumer products. They perform financial analyses of intellectual property in licensing and royalty disputes, antitrust claims and other types of disputes. Our professionals employ industry research, statistical analysis, regression techniques, portfolio analysis and sophisticated financial modeling to support defensible, credible valuation and damage conclusions. In August 2005, several professionals joined us to initiate our San Francisco intellectual property practice within the forensic practice, which involved the acquisition of associated practice assets from their former firm.

Our dispute settlement services help our clients mitigate the cost of, or avoid, litigation by evaluating claims and risks. These professionals coordinate business expertise with legal and technical analysis to develop cost-effective settlement strategies and implement mutually beneficial business resolutions.

We also provide asset tracing investigative services. We analyze corporate and personal records and electronic information, conduct interviews and evaluate related financial information to trace the flow of funds and locate assets that may have been misappropriated due to illegal or fraudulent activity. We use sophisticated software tools, advanced data mining and search techniques as well as databases to conduct asset searches for companies, government agencies and individuals. We have provided investigative services in diverse cases involving misdirected or stolen assets, embezzlements and bank, healthcare, insurance, energy, telecommunications and bankruptcy frauds.

Corporate Finance Practice. Our corporate finance practice has regularly advised companies and creditors in some of the largest, most complex bankruptcy proceedings and out-of-court restructurings in the U.S. A number of factors affect demand for this practice’s services. These include:

•	the level of lending activity and over-leveraging of companies;

•	over-expansion by various businesses;

•	increases in merger and acquisition activity;

•	management problems; and

•	the general economy in the U.S. and abroad.

When we represent companies, we work with our client’s management. We assess the client’s financial condition and viability to structure and implement a business rehabilitation plan to manage the client’s cash flow to at least a break-even point. We help clients to identify any non-essential assets or business units that could be sold to generate cash for the client. We assist clients as they negotiate with their lenders to restructure their debt. If an out-of-court workout appears unlikely, we assess the impact of a bankruptcy filing on the client’s financial condition and operating performance and seek debtor-in-possession financing on the client’s behalf. If the client voluntarily files for bankruptcy or is involuntarily forced into bankruptcy, we have the expertise to manage the entire bankruptcy process, including structuring, negotiating with creditors and implementing the plan of reorganization. We also provide expert testimony in bankruptcy and restructuring proceedings on such issues as business unit valuation and economic loss. When we represent creditors, we seek to maximize amounts owed to them by the debtor, whether in an out-of-court workout or bankruptcy. In a workout engagement, we evaluate and monitor the quality and value of the collateral and any other assets available to the creditor, analyze the debtor’s business plan and underlying cash flow projections and assess the adequacy of the debtor’s financial reporting systems. Based on our analysis, we assess the debtor’s viability and develop and evaluate restructuring plans. If we conclude that an out-of-court workout is not feasible, we assist the creditors in deciding whether to provide debtor-in-possession financing, in working through the bankruptcy process, and in structuring and evaluating various reorganization plan alternatives. Demand for our corporate finance services declined in 2004, primarily as a result of general economic conditions, including the strengthening of the economy, the availability of credit, low interest rates, fewer mergers and acquisitions and fewer large bankruptcy proceedings. We have been able to offset a portion of the effects of that decline by increasing our middle market bankruptcy, restructuring and workout engagements.

To better meet the needs of companies suffering a financial or operating crisis, we also offer interim management services. Interim management professionals are able to assume interim senior management roles at companies in crisis. We can deploy our professionals to function as a chief executive officer, chief operating officer, chief financial officer or chief restructuring officer. We reevaluate business strategy and financial forecasts and implement plans to meet financial and operating challenges for our clients. Our creative approaches and innovative solutions can create short-term liquidity to stabilize the business and afford the distressed company time to explore its options. We are keenly aware of the sensitive nature of these arrangements and the need to build consensus around a realistic restructuring plan.

We have extensive experience in crisis management, negotiations of complex mergers, acquisitions and capital restructurings, as well as the liquidation of surplus assets. We have regularly provided our corporate financing, turnaround, restructuring, bankruptcy and related consulting services to the largest banks in the United States, including Bank of America, N.A., Wachovia Bank, N.A. and JP Morgan Chase Bank. We have been involved in many of the largest bankruptcy proceedings and out-of-court restructurings in the United States. In January and February 2004, we experienced the unanticipated departure of about 60 professionals in our corporate finance practice. We continue to employ and have hired additional professionals who have expertise in providing the same type and level of services.

Our mergers and acquisitions advisory specialists, through FTI Capital Advisors, a registered broker-dealer and NASD member, assist primarily middle-market clients in negotiating and structuring business combinations, acquisitions and dispositions of assets, business units or entire businesses.

Our lender and transactional support services assist lenders and other institutional clients in performing financial due diligence for loans, acquisitions and other transactions.

Economic Consulting. Our economic consulting practice provides sophisticated economic analysis of issues arising in merger, acquisition and other complex commercial and securities litigation, and modeling and analysis of the potential competitive effects and other financial advisory services. Our statistical and economic experts in our regulatory consulting practice use a range of tools to help companies evaluate issues such as the economic impact of deregulation on a particular industry, the amount of commercial damages suffered by a business as a result of a tort or a breach of contract or the value of a business. We also work with clients to develop business strategy and tactics on an ongoing basis to address these issues. We have deep industry experience in areas such as telecommunications, energy and transportation. Our professionals regularly provide expert testimony on damages, rates and prices, merger effects, intellectual property disputes in antitrust cases, regulatory proceedings, mergers, acquisitions and valuations. Our 2003 acquisition of the Lexecon business has greatly enhanced our ability to provide complex economic consulting services. On January 6, 2006, we completed our acquisition of all of the outstanding common stock of Compass, and related assets from the stockholders of Compass. Compass is a top competition economics consulting firm, with offices in Washington, D.C. and San Francisco. Compass’ practice involves sophisticated economic analysis in the context of antitrust disputes, mergers and acquisitions, regulatory and policy debates, and general commercial litigation across a broad range of industries in the US, Europe and the Pacific Rim.

Related Expert Services. Our practices have experience providing testimony in the following areas: fraud, damages, lost profits, valuation, accountant’s liability and malpractice, contract disputes, patent infringement, price fixing, purchase price disputes, solvency and insolvency, fraudulent conveyance, preferences, disclosure statements, trademark and copyright infringement and the financial impact of government regulations.

Recent Acquisitions and Divestitures

Compass. On January 6, 2006, we completed our acquisition of all of the outstanding common stock of Compass, and related assets from the stockholders of Compass. On the closing date, we paid approximately $71.5 million as estimated purchase price for the acquisition, of which approximately $45.8 million was paid in cash and approximately $25.7 million was paid through the delivery of 932,599 shares of common stock. The cash portion of the purchase price was financed from cash on hand. The purchase agreement provides for (A) post-closing purchase price adjustments based on actual adjusted EBIT of the Business (as defined in the purchase agreement) as of December 31, 2005 and (B) post-closing cash adjustment payments based on actual Working Capital (as defined in the purchase agreement) as of December 31, 2005. The purchase agreement also provides for additional consideration for each fiscal year ending December 31, 2006 to 2013 based on EBIT of the Business Unit (as defined in the purchase agreement); the set aside of a percentage of EBIT of the Business Unit (as defined in the purchase agreement) for each such fiscal year to be used as incentive compensation to employees of and consultants to the business; and conditional contractual protection against a decline in the value of the shares of our common stock issued as purchase price, determined from time to time during the five years following the closing date of the acquisition in accordance with the purchase agreement. The selling stockholders of the Compass business, whom we refer to as the sellers, have entered into employment or consulting agreements with one of our affiliates pursuant to which they have agreed to provide services for an eight year period and covenant not to compete or to solicit our employees for an additional two years. Certain sellers have been awarded stock options on the effective date exercisable for a specified number of our shares of common stock. The sellers also entered into restricted stock agreements at closing, which provide for the escrow of all shares paid to them pursuant to the purchase agreement, including any shares of common stock that may be paid in consideration of the post-closing purchase price adjustment. The shares of common stock placed in escrow will be available for purchase price adjustments and to secure their indemnity obligations. In addition, pursuant to the restricted stock agreements, the sellers have agreed not to sell, transfer, assign, pledge or otherwise dispose of the shares of common stock after the closing. Shares of common stock will be released from escrow and their contractual restrictions on transfer will lapse in increments over a five year period from the closing date of the acquisition, except that the restrictions would lapse immediately upon death or disability and certain other events related to his or her employment or consulting status. In the event a seller is terminated by us for “Cause” or resigns without “Good Reason” or “Breach of Contract” (as each such term is defined in the employment or consulting agreement, as applicable) any restrictions on the shares of our common stock then held in escrow would be extended for an additional five year period from the date of termination or resignation. Certain of the sellers also received loans from us aggregating $8.0 million. As of the closing date, such sellers executed and delivered promissory notes in our favor. Such loans accrue interest payable on a calendar quarterly basis. Outstanding principal and unpaid accrued interest will be repayable on the tenth anniversary of the closing date, unless such seller’s repayment obligation has been accelerated due to personal bankruptcy or any termination of employment or service providing relationship other than an expiration of the eight year term followed by continued compliance with the noncompete and nonsolicit obligations under his or her employment or consulting agreement. Compass is a top competition economics consulting firm, with offices in Washington, D.C. and San Francisco. Compass’ practice involves sophisticated economic analysis in the context of antitrust disputes, mergers and acquisitions, regulatory and policy debates, and general commercial litigation across a broad range of industries in the United States, Europe and the Pacific Rim.

Cambio. On May 31, 2005, we acquired substantially all of the assets and assumed certain liabilities of Cambio, and acquired personal goodwill relating to Cambio’s business from certain of the individual owners of Cambio Partners, the direct parent of Cambio. Cambio is a leading provider of change management solutions for hospital and health systems. It provides strategic, operational and turnaround management consulting services to improve the operational efficiency and financial performance of its clients which include academic medical centers, integrated delivery systems, stand-alone community hospitals, investor-owned hospitals and special medical facilities. Cambio was founded in 1989 and is based in Nashville, Tennessee. The total acquisition cost was $42.3 million, consisting of net cash of $28.9 million, transaction costs of $0.5 million and 578,994 shares of our common stock valued at $12.9 million. We financed the cash portion of the purchase price from cash on hand. The sellers of the business placed 564,597 shares of our common stock and $323,865 in cash in escrow at closing to fund, among other things, Cambio’s obligations, if any, under the post-closing adjustments and Cambio’s obligations to indemnify us and certain of our related persons with respect to certain liabilities and expenses to the extent that they arise no later than the fourth anniversary of the closing. To the extent not subject to claims under the purchase agreement, up to $5.0 million of the escrowed amounts would initially be subject to release to individual members of Cambio Partners on the second anniversary of the closing, and the remainder of the escrowed amounts, to the extent not subject to claims under the purchase agreement, would initially be subject to release to individual members of Cambio Partners beginning on the fourth anniversary of the closing. Certain recipients of the shares of our common stock issued pursuant to the purchase agreement entered into agreements not to sell, transfer, assign, pledge or otherwise dispose of their shares of our common stock issued in connection with the acquisition for periods ranging from two to five years after the closing. The restrictions on any such recipient’s shares would lapse immediately upon the occurrence of specified change-of-control events. In addition, in the case of such a recipient that is employed by us, the restrictions would lapse immediately upon certain employment-related events, and, in the event that the recipient is terminated for cause or resigns without good reason, any restrictions on the shares then held by the recipient would be extended for a period ranging from four to eight years from the date of termination or resignation. We would be required, subject to specified conditions, to register these recipients’ shares of our common stock for resale on Form S-3 (or a successor form) if, on the 182nd day after the second anniversary of the closing or on the fifth anniversary of the closing, Rule 144 promulgated under the Securities Act is not available for resales of such shares. Subject to limited exceptions, recipients of shares of our common stock issued pursuant to the purchase agreement receive from us contractual protection against a decline in the value of the common stock from the closing date value for periods varying from one to four years after the closing, depending generally on each recipient’s percentage ownership interest in Cambio Partners immediately prior to the closing. The price protection will generally be further extended for any longer period during which the shares are held in escrow. Any price protection payments by us will be made in cash.

Ringtail. On February 28, 2005, we acquired substantially all of the assets and assumed certain liabilities of the Ringtail group. The total acquisition cost was $34.6 million, consisting of net cash of $19.2 million, transaction costs of $0.4 million and 784,109 shares of our common stock valued at $15.0 million. The asset purchase agreement that governed the acquisition provides for an earnout over the next three years based on future performance of up to an aggregate of $7.5 million, or $2.5 million per year, consisting, in our sole discretion, of all cash, restricted shares of our common stock, or a combination of cash and stock. The cash portion of the purchase price was financed from cash on hand and our senior secured credit facility. We have contractually agreed to pay additional consideration if the value of the shares issued as part of the purchase price and earnout is not at least 10% higher than their respective issuance prices on the date such shares or portion thereof first become eligible for resale under Rule 144 of the Securities Act. If the market value (as such value will be determined pursuant to the asset purchase agreement) of the stock issued as of February 28, 2005 is less than $16.5 million, and the earnout stock is up to $8.25 million, on their respective eligible resale dates, we will be obligated to pay the difference between the actual market value on such date and the protected share value, which will be paid in cash. We have substantial experience with the Ringtail products and the employees from Ringtail who have joined us, as we use Ringtail’s software in the electronic evidence, repository services and document management services we provide to certain clients. Edward O’Brien and Christopher Priestley, Ringtail’s founders, and 22 other former Ringtail employees have joined us. Mr. O’Brien has entered into a written three-year employment agreement, and Mr. Priestley has entered into a written four-year employment agreement. The employment arrangements for the other employees range from one year to three years, which may be extended. Of the employees, 14 are resident in Australia, one is resident in the United Kingdom, and the rest are resident in the United States. Messrs. O’Brien and Priestley split their time between Australia and U.S. The employment agreements contain noncompetition and nonsolicitation provisions, which in most cases have been designed to comply with Australian law.

Lexecon. On November 28, 2003, we acquired substantially all of the assets and assumed certain liabilities of Lexecon from its parent company, Nextera. The purchase price for Lexecon consisted of cash totaling $129.2 million, which was financed from a combination of cash on hand and $104.1 million of borrowings under our senior bank term loan. The acquisition of Lexecon has enabled us to expand the type and sophistication of the economic consulting services that we offer our clients. In connection with the acquisition, Daniel Fischel and Dennis Carlton, two leading experts on economic consulting in the United States, joined the company. Mr. Fischel’s areas of expertise are securities, corporation law, regulation of financial markets and the application of economics of corporate finance to problems in those areas. Mr. Fischel has published widely and is the Lee and Brena Freeman Professor of Law and Business at the University of Chicago. Dr. Carlton, Professor of Economics at the Graduate School of Business at the University of Chicago, specializes in the economics of industrial organization, which is the study of individual markets and includes the study of antitrust and regulatory issues. Joseph P. Kalt, a senior economist, also joined us as a senior managing director at that time. Messrs. Fischel, Carlton and Kalt have entered into employment agreements with us that expire December 31, 2008. In connection with the acquisition, we entered into a noncompetition arrangement with Nextera. During the five-year noncompetition period, Nextera has agreed not to, directly or indirectly, offer or provide services of the type offered by Lexecon in the United States and Canada. Nextera also agreed not to hire as a partner, director, principal or employee, engage as an agent or contractor, or enter into a partnership, joint venture or other business association with, any person who was at any time an employee, representative, officer, director or manager of Nextera, for a period of 12 months after such person’s relationship with Nextera ended. Lexecon has offices in Chicago, Illinois and Cambridge, Massachusetts.

Dispute Advisory Business of KPMG. On October 31, 2003, we acquired specified assets and assumed liabilities associated with the dispute advisory services business of KPMG. We acquired the DAS business for $89.1 million in cash, which we financed from our cash reserves. The DAS business compliments and expands our forensic practice in the analysis and resolution of all phases of complex claims and disputes. Twenty-eight former KPMG partners or managing directors have entered into written five-year employment agreements that expire October 31, 2008. In connection with the acquisition, we entered into a noncompetition arrangement with KPMG LLP. During the four-year noncompetition period, KPMG has agreed not to, directly or indirectly, offer or provide dispute advisory services of the type offered within 12 months prior to October 31, 2003, with specified exceptions, and market services using the terms “DAS” or “DAS Services” in the United States. For a period of five years following the closing date of the acquisition, KPMG also agreed not to hire as a partner, director, principal or employee or engage as an agent or contractor, certain former employees that joined us in connection with the acquisition. We agreed not to solicit for hire or hire any employee employed by KPMG in its investigative and integrity advisory services business for a period of five years following the closing date, unless such person is a former employee who has not been employed by KPMG for a period of six consecutive months.

Ten Eyck. On October 15, 2003, we acquired substantially all of the assets and assumed certain liabilities associated with Ten Eyck. Through that acquisition we expanded our consulting services to include SEC and similar regulatory investigations, securities law litigation, SEC accounting and enforcement, fraud investigations and Sarbanes-Oxley mandated requirements. We acquired the Ten Eyck business for $13.2 million in cash, which we financed from our cash reserves, and 175,536 restricted shares of our common stock that was then valued at approximately $2.4 million. Ten Eyck complements and expands our forensic practice. Five former Ten Eyck officers and stockholders have entered into written long-term employment agreements that expire on October 15, 2007.

U.S. Business Recovery Services, or BRS, Division of PricewaterhouseCoopers LLP. On August 30, 2002, we acquired certain assets and assumed certain liabilities of BRS. The purchase price for BRS consisted of $142.0 million in cash and 4.5 million shares of our common stock valued at $101.9 million. Each of the 49 BRS partners that joined us has entered into a four-year employment agreement with us that expires August 30, 2006. When they withdrew as partners of PricewaterhouseCoopers LLP, or PwC, 47 of them received shares of our common stock from PwC. As adjusted for the three-for-two stock split paid as a stock dividend on June 4, 2003 to stockholders of record on May 7, 2003, these partners received an aggregate of approximately 1.8 million shares of our common stock and then agreed with us to restrict the transfer of 40% of their shares. We granted the BRS partners contractual protection against a decline in the value of their restricted shares during the four-year restricted period if the market price for the shares falls below $18.89 per share (as adjusted for the three-for-two stock split during 2003). The contractual restrictions on transfer with respect to one-half of these shares expired in August 2004. The restrictions will expire with respect to the balance of the shares in August 2006, unless the applicable employee terminates his employment prior to that date, in which case the shares would continue to be subject to transfer and resale restrictions for eight years from the date of termination, and would lose their price protection. Nearly all of the BRS partners and selected other executives that joined us also received options to purchase a total of 903,000 shares of our common stock (as adjusted for the three-for-two stock split during 2003) at the fair market value of our common stock on August 30, 2002. These options vest in equal annual installments over three years beginning one year from the closing of the acquisition. In connection with the acquisition, we obtained a three-year agreement from PwC not to compete with us. On November 3, 2004, we settled an action filed on December 23, 2003, in the Supreme Court of the State of New York against PwC seeking enforcement of the noncompetition covenants, damages, and injunctive and other equitable relief. See “—Legal Proceedings” below. In June of 2005, we filed suit against PwC for recovery of fees relating to post-acquisition work performed by certain of the 49 BRS partners that joined FTI and for damages relating to a lawsuit that PwC failed to disclose adequately to us at the time of the acquisition.

Employment Terms

Our standard form of written long-term employment agreement that we use in connection with our acquisitions and new hires of senior professionals at the senior managing director level or higher generally provides for fixed salary, incentive payments (which in some cases may be based on financial measures such as earnings before interest, income taxes, depreciation of property and equipment and amortization of other intangible assets, or EBITDA) and, in some cases, long-term equity incentives and other incentive bonus and incentive payments. Our employment agreements also typically provide for some form of equity incentive in the form of stock options or restricted stock. They also entitle the professional to participate in our benefit plans. In many cases, we extend forgivable loans to professionals below the executive officer level in lieu of paying cash signing bonuses. We believe that the loan arrangements (which require repayment in full if the employee’s employment terminates on certain events prior to his contract’s expiration date) enhance our ability to attract and retain senior professionals. As of September 30, 2005, unforgiven loans to senior managing directors in the principal amount of approximately $7.6 million were outstanding and classified as an asset on our balance sheet.

Employment agreements generally provide for salary continuation benefits, accrued bonuses and other benefits beyond the termination date if the professional leaves our employ for certain reasons prior to the agreement’s expiration date. The length and amount of payments to be paid by us following the termination or resignation of a professional varies depending on whether such person resigned or was terminated with cause or good reason, resigned or was terminated without cause or good reason, died or became disabled, or was terminated as a result of a change of control. Each agreement contains noncompetition and nonsolicitation covenants, which under various circumstances, may extend beyond the expiration or termination date depending upon the reason for such termination. Under the noncompetition agreement, the professional generally agrees not to offer or perform consulting services of the type performed during his employment, directly, or indirectly through another person or entity, in competition with us, within specified geographic areas, subject, in some cases, to certain exceptions. Generally, the professional also agrees not to solicit business regarding any case, matter or client upon which such professional worked on our behalf, or to solicit, hire, or influence the departure of, any FTI employee, consultant or independent contractor. Under the general terms of his or her employment agreement, the professional also agrees to maintain the confidentiality of our proprietary information and affirms that we are the owners of copyrights, trade marks, patents and inventions developed during the course of employment.

As of December 31, 2004, substantially all of the senior managing directors have entered into written employment agreements. Many of these employment agreements will expire between 2006 and 2008 because of the timing of our acquisitions and our 2004 initiative to enter into written agreements with our senior professionals. Our goal is to renew employment agreements when advisable and to stagger the expirations of the agreements if possible. Because of the high concentration of contract expirations between 2006 and 2008, we may experience high turnover, loss of clients and engagements or difficulty staffing engagements, if we are unable to renegotiate employment agreements. We have begun to focus on renegotiating new long-term employment agreements with key senior managing directors. In connection with those discussions, we may offer a senior managing director the opportunity to participate in all or a portion of the benefits under an incentive compensation package that includes cash, which may be in the form of an unsecured general recourse forgivable loan, and significant additional payments upon the execution and during the term of such employment agreement in the form of stock option and restricted stock awards, or alternatively, cash equivalents, if we do not have adequate equity securities available under stockholder approved equity plans. We have, in a few cases, also required that SMDs use the proceeds of the loans to purchase shares of our common stock on the open market. Those shares then serve as collateral for the loans, which are otherwise nonrecourse. Any new employment agreements entered into with senior managing directors may not have staggered termination dates, so that we could face similar retention issues at the end of the terms of those agreements, although this risk could be reduced in light of our intention to include automatic one-year renewal options in the new employment agreements beginning at the end of their initial terms unless either party provides to the other prior notice that he or us do not intend to renew. While we hope that we enter into new long-term employment contracts with a significant number of senior managing directors, there is no assurance we will do so. The aggregate principal amount of all loans made to senior managing directors through 2006 could exceed $50.0 million, of which some or all of the principal amount and accrued interest could be forgivable by us upon the passage of time or certain other events, such as death or disability or termination by us without cause or by the employee with good reason. If all the other compensation features described above were to be implemented, the equity awards to such senior managing directors would also be significant.

Marketing and Sales

We rely primarily on referrals and our reputation to market our services to new and existing clients since most of our work is repeat work for existing clients or comes from referrals from existing clients or relationships with partners in major law firms or other professionals. Our professionals develop close working relationships with clients and often learn about new business opportunities from their frequent contacts with clients. In marketing our services, we emphasize our experience, the quality of our services and our professionals’ particular areas of expertise, as well as our ability to quickly staff new engagements. While we aggressively seek new business opportunities, we maintain high professional standards and carefully evaluate potential new client relationships and engagements before accepting them. In the fourth quarter of 2004, we reorganized our marketing and sales divisions to employ 23 full-time people, who assist with the marketing of our consulting services.

Facilities

We lease about 33,300 square feet of office space for our principal corporate facilities located in Annapolis, Maryland, under various leases expiring through August 2009. We lease about 10,600 square feet of office space for our executive offices located in Baltimore, Maryland under a lease expiring January 2016. We also lease offices in 23 other cities across the U.S., including such cities as New York, Chicago, Houston, Dallas, Los Angeles and Washington, D.C., as well as London, England and Melbourne, Australia, to support our operations.

Clients

We have cultivated long-term relationships with many of the premier corporations, financial institutions, law firms and private equity firms. In 2004, we performed work for approximately 1,300 clients on about 3,200 matters, including:

•	Approximately 490 law firms, 95 of which were rated among the top 100 U.S. law firms (based on 2004 U.S. revenues as measured by The American Lawyer magazine);

•	20 of the 25 largest U.S. commercial banks;

•	181 corporate clients that were among the Fortune 500 in 2004; and

•	a broad range of federal, state and local government agencies.

In 2004, approximately 80% of our revenues were derived from repeat or referral business. Our largest client represented less than 5% of our 2004 revenues from continuing operations.

Competition

Our business is highly competitive. Our competitors range from large organizations, such as the national accounting firms and the large management consulting companies that offer a broad range of consulting services, to small firms and independent contractors that provide one specialized service. We compete primarily on the basis of institutional and individual reputations, ability to immediately staff a significant engagement, performance record, quality of work, range of services provided and existing client relationships. To a lesser extent, we also compete on price, but the critical nature of our services typically reduces price to a secondary consideration. Since our business depends in a large part on professional relationships, our business has low barriers of entry for professionals, including our professionals, wanting to start their own firms or to change employers.

Some national service providers are larger than we are and, on any given engagement, may have a competitive advantage over us with respect to one or more competitive factors. The smaller local or regional firms, while not offering the range of services we provide, often are able to provide the lowest price on a specific engagement because of their lower overhead costs and proximity to the engagement.

Patents, Licenses and Proprietary Information

We consider certain of our products and processes, including our TrialMax® comprehensive trial preparation software to be proprietary and confidential. The Ringtail™ CaseBook software that we acquired from the Ringtail group on February 28, 2005 has been registered pursuant to U.S. federal copyright laws, and we consider the other technologies and software that we acquired in connection with the Ringtail transaction to be proprietary and confidential. We believe that our non-patented software and intellectual property, particularly some of our process software and intellectual property, is important to our forensic practice. We rely upon non-disclosure agreements and contractual agreements and a system of internal controls, including confidentiality and invention disclosure agreements with our employees and independent contractors, and license agreements with third parties, to protect our proprietary information. Despite these safeguards, there is a risk that competitors may obtain and use such information.

Employees

As of September 30, 2005, we had 1,291 total employees, including 966 revenue-generating consultants, across 24 U.S. cities, London and Melbourne. We also engage independent contractors to supplement our professionals on client engagements as needed. Most of our professionals have many years of experience in their field of practice, and many are well recognized for their expertise and experience. None of our employees are subject to collective bargaining contracts or represented by a union. We believe our relationship with our employees is good.

Legal Proceedings

From time to time in the ordinary course of business, we are subject to claims, asserted or unasserted, or named as a party to lawsuits or investigations. Litigation, in general, and intellectual property and securities litigation in particular, can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings cannot be predicted with any certainty and in the case of more complex legal proceedings such as intellectual property and securities litigation, the results are difficult to predict at all. We are not aware of any asserted or unasserted legal proceedings or claims that we believe would have a material adverse effect on our financial condition or results of our operations.

On February 18, 2004, we filed suit in New Jersey state court against former employees and the corporation they formed and asserted numerous claims, including that the former employees breached their duties of loyalty by wrongfully soliciting our employees and clients and unlawfully used and disclosed our confidential information in the new business venture. On December 31, 2004, the parties settled this action for an agreed upon amount paid to the Company and executed settlement agreements.

On December 23, 2003, we filed an action in New York state court against PwC seeking damages and injunctive relief and the enforcement of the non-competition covenants in the asset purchase agreement with PwC of its domestic Business Recovery Services. On February 10, 2004, the court granted in part our motion for preliminary injunction. PwC appealed the ruling and in June 2004, the Appeals Court of the State of New York upheld the injunction and affirmed our interpretation of the purchase agreement. On November 3, 2004, the parties executed a settlement and release in the case pursuant to which:

•	PwC paid an agreed upon amount;

•	the current injunction remains in place until August 31, 2005; and

•	the action was dismissed with leave to refile, if there is a violation of the injunction.

In May 2005, we paid $0.7 million to settle potential litigation in connection with a company we sold in 2003.

In June 2005, we filed suit against PricewaterhouseCoopers LLP, or PwC, in the Supreme Court of the State of New York, seeking (1) damages, costs and attorneys fees based on PwC’s withholding of approximately $0.5 million paid to it in December 2004 in a matter that transferred to us when we acquired PwC’s Business Recovery Services business in August 2002, and (2) for indemnification and repayment to us of all costs, expenses, attorneys fees and settlement amounts paid by us in the case of RSR v. PwC and FTI. The complaint alleges that possible claims by RSR against PwC were not fully and accurately disclosed to us at the time of the acquisition.

MANAGEMENT

The table below sets forth our executive officers, other key employees and directors and their ages as of January 9, 2006:

NAME	AGE	POSITION	DIRECTOR CLASS
Jack B. Dunn	54	Chief Executive Officer, President and Director	III
Dennis J. Shaughnessy	58	Chairman of the Board	II
Dominic DiNapoli	50	Executive Vice President and Chief Operating Officer
Theodore I. Pincus	62	Executive Vice President and Chief Financial Officer
John MacColl	57	Executive Vice President and Chief Risk Officer
David G. Bannister	50	Senior Vice President—Business Development
Sara K. Lacombe	37	Senior Vice President—Human Resources
Dianne R. Sagner	59	Vice President and General Counsel
Charles Boryenace	55	Vice President Controller and principal accounting officer
Curt A.H. Jeschke, Jr.	55	Vice President—Internal Audit
Mark H. Berey	53	Director	III
Gerard E. Holthaus	56	Director	III
James A. Flick, Jr.	71	Director	I
Peter F. O’Malley	66	Director	I
Denis J. Callaghan	63	Director	II
George P. Stamas	54	Director	II
Matthew F. McHugh	66	Director	I

Jack B. Dunn has served as our Chief Executive Officer since October 1995 and as a director since 1992. In May 2004, he assumed the position of President, a position he also held from October 1995 to December 1998. He served as our Chairman of the Board from December 1998 to October 2004. From May 1994 to October 1995, he served as our Chief Operating Officer. Mr. Dunn is a limited partner of the Baltimore Orioles. Prior to joining us, he was a member of the Board of Directors and a Managing Director of Legg Mason Wood Walker, Incorporated and directed its Baltimore corporate finance and investment banking activities. Mr. Dunn is a Trustee of University of Maryland/Shock Trauma and the Gilman School. Mr. Dunn also is a director of Aether Systems, Inc. and a member of its Compensation Committee and Nominating and Corporate Governance Committee, and he is a director of Pepco Holdings, Inc. and a member of its Corporate Governance/Nominating Committee and its Finance Committee.

Dennis J. Shaughnessy has been our executive Chairman of the Board since October 2004 and a director since 1992. From 1989 to October 2004, he was a General Partner of Grotech Capital Group, Inc., a private equity firm. He continues to be a non-voting special general partner of certain partnerships affiliated with Grotech Capital Group. Prior to becoming a General Partner of Grotech Capital Group in 1989, Mr. Shaughnessy was the Chief Executive Officer of CRI International, Inc. Mr. Shaughnessy also is a director and a member of the Compensation Committee and Nominating Committee of TESSCO Technologies, Inc.

Dominic DiNapoli has been an Executive Vice President and our Chief Operating Officer since February 2004. From August 2002 to February 2004, Mr. DiNapoli was a Senior Managing Director in our corporate finance practice. From 1998 to 2002, Mr. DiNapoli was a Managing Partner of PricewaterhouseCoopers LLP’s U.S. business recovery services (BRS) practice.

Theodore I. Pincus has been an Executive Vice President and our Chief Financial Officer since April 1999. Prior to joining us, Mr. Pincus was Executive Vice President and Chief Financial Officer of Nitinol Medical Technologies from May 1995 to March 1999. He was President of the Pincus Group, a financial consulting firm, from December 1989 to May 1995, and prior to that was a Partner at Ernst & Young LLP.

John MacColl has been an Executive Vice President and our Chief Risk Officer since January 2006. From April 2004 to April 2005, Mr. MacColl was Vice Chairman of St. Paul Travelers, a position he held with its predecessor, The St. Paul Companies, Inc. from May 2002 to April 2004. From May 1999 to August 2004, Mr. MacColl also held the position of General Counsel. Mr. MacColl joined the St. Paul Companies in 1998, following the company’s merger with USF&G, where he served as Executive Vice President of Human Resources and General Counsel.

David G. Bannister joined us as Senior Vice President—Business Development in May 2005. From 1983 to 1998, Mr. Bannister was employed in the investment banking division of Alex Brown & Sons, holding the position of Managing Director when he left in 1998. From 1998 to 2004, Mr. Bannister was a General Partner of Grotech Capital Group. Mr. Bannister is a director of Landstar System, Inc., the Chairman of its Audit Committee and a member of several of its committees. Mr. Bannister is also a director of Allied Holding, Inc., the Chairman of its Audit Committee, and a member of several of its committees.

Sara K. Lacombe has been our Senior Vice President—Human Resources since May 2005. Prior to joining us, Ms. Lacombe was employed by Merrill Lynch & Co., Inc. from March 1994 to May 2005. Ms. Lacombe held the position of Director of Human Resources, Global Securities Research and Economics at Merrill Lynch from November 2001 to March 2005.

Dianne R. Sagner has been a Vice President and our General Counsel since December 2002. Until May 2004, she was also Secretary of FTI. From March 2002 to June 2002, Ms. Sagner was General Counsel and Secretary of OAO Technology Solutions, Inc. From March 1999 to December 2000, she was Corporate Counsel of GSE Systems, Inc. From May 1995 to December 1998, Ms. Sagner was General Counsel and Secretary of Peak Technologies Group, Inc.

Charles Boryenace assumed the duties as our Vice President and Controller and principal accounting officer in May 2005. From November 2004 to May 2005, he was our Interim Controller and acting principal accounting officer. From May 2004 to November 2004, he was our Vice President—Financial Planning and Analysis. From February 2002 to May 2004, he was a Managing Director of our Policano & Manzo subsidiary, which we acquired in February 2002. Prior to February 2002, Mr. Boryenace was a consultant to Policano & Manzo.

Curt A.H. Jeschke, Jr. joined us as Vice President—Internal Audit in May 2004. From November 1998 through June 2003, he was Senior Vice President and Chief Financial Officer of Renaissance Aircraft LLC, a manufacturer of general aviation aircraft. He managed his family’s real estate business from July 2003 to May 2004.

Mark H. Berey has been a member of our Board of Directors since 2004. Mr. Berey has been Chief Financial Officer and a director of Avendra, LLC a procurement company formed in 2001 to serve the hospitality industry in North America and the Caribbean since 2001. In 2004, Mr. Berey also assumed the position of Executive Vice President—Business Development with Avendra. From 2000 to 2001, he was Executive Vice President and Chief Financial Officer of Discovery.com. Prior to mid-2000, he was the Senior Vice President and Chief Financial Officer for Giant Food, Inc.

Gerard E. Holthaus has been a member of our Board of Directors since 2004. Since April 1997, Mr. Holthaus has been President and Chief Executive Officer of Williams Scotsman, Inc., the largest provider of mobile office space and modular buildings in the U.S. He was elected Chairman of the Board of Williams Scotsman in April 1999. From October 1995 to April 1997, he was its President and Chief Operating Officer. Prior to October 1995, he was its Executive Vice President and Chief Financial Officer. He is a Certified Public Accountant. Mr. Holthaus is also a director and Chairman of the Board of Williams Scotsman International, Inc.

James A. Flick, Jr. has been a member of our Board of Directors since 1992. Mr. Flick has been President and Chief Executive Officer of Winnow, Inc., a management consulting firm, since 1994. From 1994 to 2001, Mr. Flick was also Chairman, President and Chief Executive Officer of Dome Corporation, a real estate development and management services company. Mr. Flick is a Certified Public Accountant. Mr. Flick is also a director and Chairman of the Audit Committee of Williams Scotsman International, Inc.

Peter F. O’Malley has been a member of our Board of Directors since 1992. Mr. O’Malley is President of Aberdeen Creek Corporation, a privately held company engaged in investment, business consulting and development activities. He is a founder of, and since 1989 has been Of Counsel to, the law firm of O’Malley, Miles, Nylen & Gilmore. Mr. O’Malley is a director and Chairman (Lead Independent Director) and member of the Nominating and Corporate Governance Committee and a member of the Compensation/Human Resources Committee and Executive Committee of Pepco Holdings, Inc.

Denis J. Callaghan has been a member of our Board of Directors since 2000. Mr. Callaghan retired from Deutsche Bank Securities, Inc. in February 2000, where he was the Director of North American Equity Research. Prior to becoming Director of Equity Research in 1992, Mr. Callaghan was responsible for the Insurance and Financial Services Research Groups of Alex, Brown & Sons Incorporated.

George P. Stamas has been a member of our Board of Directors since 1992. Since 2002, Mr. Stamas has been a Partner of the international law firm of Kirkland & Ellis LLP. He is also a Venture Partner of New Enterprise Associates, a venture capital firm. From 1999 to January 2002, Mr. Stamas was Vice Chairman of the Board of Directors of Deutsche Bank Securities, Inc. He is a limited partner of the Baltimore Orioles, the Washington Capitals and the Washington Wizards. Mr. Stamas is also a director and a member and Chairman of the Nominating and Corporate Governance Committee of Aether Systems, Inc.

Matthew F. McHugh has been a member of our Board of Directors since October 2005. Congressman McHugh, after retiring from Congress, was a senior advisor at The World Bank, acting as senior counselor to the President from May 1993 to June 2005, as an employee to December 2000, and beginning in December 2000, as a consultant. From 1975 to 1992, Congressman McHugh was a U.S. Representative in Congress for the 27th and 28th Congressional Districts of New York. He was also a member of the Permanent Select Committee on Intelligence, chairing its Subcommittee on Legislation, from 1985-1990. In 1991, he was appointed Acting Chairman of the Committee on Standards of Official Conduct.

Committees of the Board of Directors

Our Board of Directors has an audit committee, a nominating and corporate governance committee and a compensation committee. The audit committee selects, appoints and approves fees of our independent auditors, reviews and discusses the scope of the annual audit and our independent auditors’ written communications to the audit committee and management, oversees our financial reporting activities, approves audit and non-audit services by our independent auditors, reviews and discusses our periodic reports filed with the SEC, and reviews and oversees our internal system of audit, financial and disclosure controls. The current members of the audit committee are: Messrs. Holthaus (Chair), Berey and Callaghan, each of whom are “audit committee financial experts” within the meaning of Rule 401(h) of Regulation S-K. The nominating and corporate governance committee recommends the slate of nominees for election to the Board of Directors and appointment to each of the committees of the Board of Directors and monitors compliance with, reviews and recommends changes to our corporate governance guidelines and the committee charters. The current members of the nominating and corporate governance committee are Messrs. Callaghan (Chair), Berey, Holthaus, McHugh and O’Malley. The compensation committee reviews and makes recommendations regarding the compensation of executive officers and other employees and our compensation policies, strategies, plans and programs, including, but not limited to, any performance-based incentive plans, stock option or equity award plans and change in control or other severance plans. The current members of the compensation committee are Messrs. Berey (Chair), Callaghan, McHugh and O’Malley.

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by, or paid to our chief executive officer, our other four most highly compensated executive officers for the periods indicated and one former executive officer for the periods indicated.

	Annual Compensation						Long-Term Compensation					All Other Compensation(1) ($)(4)
	Year	Salary ($)(1)		Bonus ($)(2)	Other Annual Compensation ($)(3)		Awards				Payouts
Name and Principal Position							Restricted Stock Award(s) ($)		Securities Underlying Options (#)		LTIP Payouts ($)
Dennis J. Shaughnessy Chairman of the Board	2004	192,308	(5)	—	854		3,000,000	(6)	200,000	(6)	— —	10,708
Jack B. Dunn, IV President and Chief Executive Officer	2004 2003 2002	1,000,000 1,000,000 900,000		— 600,000 1,625,000	15,873 3,436 4,105	(7)	1,000,000 — —	(8)	90,000 90,000 150,000		— — —	6,150 6,743 6,664
Dominic DiNapoli Executive Vice President and Chief Operating Officer	2004	2,000,000		500,000	4,473		—		50,000		— —	34,063	(9)
Theodore I. Pincus Executive Vice President and Chief Financial Officer	2004 2003 2002	500,000 500,000 400,000		100,000 400,000 620,000	6,090 4,763 3,249		— — —		50,000 — 45,000		— — —	8,225 10,071 9,305	(10)
Barry S. Kaufman Executive Vice President— Chief Risk Management Officer	2004 2003 2002	500,000 500,000 250,000		125,000 250,000 50,000	6,802 — —		— — —		50,000 — 25,000		— — —	6,150 7,290 6,595
Stewart J. Kahn Retired President and Chief Operating Officer	2004 2003 2002	384,616 1,000,000 900,000	(11)	— 600,000 1,625,000	8,354 7,242 3,179		— — —		— — 90,000		— — —	358,073 7,340 7,389	(12)

(1)	Includes annual base salary, including amounts earned but deferred at the election of the executive officer, such as salary deferrals under our 401(k) Plan.
(2)	For purposes of this table, bonuses have been reported in the fiscal year earned.
(3)	These amounts represent the payment of automobile expenses on behalf of the named executive officers. In addition, Mr. Dunn and a non-executive are currently the designated members under a corporate golf club membership, the cost of which for 2004 is reflected in this column. In all cases these perquisites and other personal benefits amount in the aggregate to the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer in columns (c) and (d).
(4)	These amounts represent our payment of matching and discretionary contributions to our 401(k) Plan. For 2003 and 2002, these amounts also include payments of life insurance premiums. For 2004, life insurance payments have been omitted as such benefits are identical to those offered to all salaried employees and do not discriminate in favor of executive officers. 401(k) contributions for 2004 for Messrs. Shaughnessy, Dunn, DiNapoli, Pincus, Kaufman and Kahn were $0.00, $6,150, $6,150, $6,150, $6,150 and $6,150, respectively. For 2004, includes $10,708 paid on behalf of Mr. Shaughnessy for legal services incurred by him in connection with the negotiation of his employment agreement in 2004.
(5)	Dennis J. Shaughnessy was appointed as our executive Chairman of the Board on October 18, 2004. Under his employment agreement, his base annual salary for 2004 is $1,000,000. The amount shown in the table represents the amount actually paid to him as base salary for the period October 18, 2004 through December 31, 2004.
(6)	In connection with his employment, Mr. Shaughnessy was awarded restricted stock under our 2004 Long-Term Incentive Plan, as amended, valued at $3.0 million at the grant date of October 18, 2004, equating to 152,517 whole shares based on the closing price of a share of our common stock on the NYSE on that date. The restricted shares vest in ten equal annual installments beginning one year from the date of grant. As of December 31, 2004, those shares were valued at approximately $3.2 million, based on a market value of $21.07 per share (the closing price of a share of our common stock on the NYSE on that date). We have never paid dividends on our common stock but Mr. Shaughnessy would be entitled to receive such dividends on account of the restricted stock if and when authorized, declared and paid. As of October 18, 2004, he was also awarded an option exercisable for 200,000 shares of our common stock at an exercise price equal to the closing price of a share of our common stock on the NYSE on that date, or $19.67 per share, which option vests in three equal annual installments beginning on the date of grant. Mr. Shaughnessy’s employment agreement, including compensation arrangements, is described under “Executive Officers and Compensation — Employment Arrangements.”

(7)	Includes $11,000 for the cost of a corporate golf club membership. Mr. Dunn and a non-executive are currently the designated members.
(8)	In connection with the amendment of Mr. Dunn’s employment agreement, he was awarded restricted stock under our 2004 Long-Term Incentive Plan, as amended, valued at $1.0 million at the grant date of September 23, 2004, equating to 53,106 whole shares based on the closing price of a share of our common stock on the NYSE on that date, which vest in five equal annual installments beginning one year from the date of grant. As of December 31, 2004, those shares were valued at approximately $1.1 million, based on a market value of $21.07 per share (the closing price of a share of our common stock on the NYSE on that date). We have never paid dividends on our common stock but Mr. Dunn would be entitled to receive such dividends on account of the restricted stock if and when authorized, declared and paid. Mr. Dunn’s employment agreement, as amended, including compensation arrangements, is described under “Executive Officers and Compensation—Employment Arrangements.”
(9)	Dominic DiNapoli was appointed our Executive Vice President and Chief Operating Officer in February 2004. He joined FTI from the business recovery services (BRS) business of PricewaterhouseCoopers LLP, which was acquired by FTI in August 2002. In connection with that acquisition, Mr. DiNapoli received shares of FTI common stock that are restricted under the terms of his employment agreement. FTI granted the former BRS partners who joined FTI, contractual protection against a decline in the value of their restricted shares during the four-year restricted period if the market price falls below $18.89 per share. $27,913 included in the above table relates to his contractual stock price protection. All restricted shares become unrestricted on August 30, 2006. If Mr. DiNapoli were to terminate his employment with us prior to August 30, 2006, the restricted period for his restricted shares would be extended to eight years from the date of termination.
(10)	Includes premium payments for 2004, 2003 and 2002 for the following insurance benefits that are not provided to other executive officers or employees in general: approximately $795 for additional liability coverage and $1,220 for additional long-term disability coverage.
(11)	Mr. Kahn retired as our President and Chief Operating Officer and as a director effective May 19, 2004. The amount shown represents the base salary paid to him for the period January 1, 2004 through May 19, 2004.
(12)	Pursuant to Mr. Kahn’s employment agreement, following his retirement he became an advisor to our CEO for which he receives an annualized transition payment of $500,000. For the period May 19, 2004 through December 31, 2004, we paid Mr. Kahn $351,923 of his annualized transition payment.

Equity Compensation Plans

Option Grants in Last Fiscal Year

The following table sets forth the options granted to our named executive officers during 2004.

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2004	Exercise Price per Share ($/Share)(1)	Expiration Date	5% ($)(2)	10% ($)
Dennis J. Shaughnessy(3)	200,000	18.96	19.67	10/18/14	2,473,643	6,268,452
Jack B. Dunn, IV(4)	22,500	2.13	17.91	2/19/14	193,729	547,237
	22,500	2.13	17.73	4/29/14	191,469	541,119
	22,500	2.13	18.48	7/29/14	199,881	564,507
	22,500	2.13	21.00	10/28/14	227,104	641,432
Dominic DiNapoli(5)	50,000	4.74	16.59	3/12/14	513,434	1,308,762
Theodore I. Pincus(5)	50,000	4.74	16.59	3/12/14	513,434	1,308,762
Barry S. Kaufman(5)	50,000	4.74	16.59	3/12/14	513,434	1,308,762
Stewart J. Kahn	—	—	—	—	—	—

(1)	All options were granted at exercise prices equal to or above the fair market value of a share of our common stock as of the date of grant.
(2)	The dollar amounts are the result of calculations at assumed 5% and 10% compounded rates of stock appreciation from the date of grant to the expiration date of the options. The potential realizable value is reported net of the option price but before income taxes associated with exercise. These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of our stock price. No gain to the optionees is possible without an increase in stock price.

(3)	As of October 18, 2004, Mr. Shaughnessy was awarded an option exercisable for 200,000 shares of common stock at an exercise price equal to the closing price of a share of our common stock on the NYSE on that date, which option vests in three equal annual installments beginning on the date of grant.
(4)	Since 1996, Mr. Dunn has received a quarterly standing grant of stock options as authorized by the compensation committee pursuant to the terms of our equity-based plans in effect from time to time. Mr. Dunn continues to receive standing grants as part of his equity compensation. Each quarterly grant is currently for 22,500 shares of our common stock (which number may be adjusted pursuant to the applicable plan terms in effect from time to time) awarded as of the day following each quarterly earnings release. Each grant of options has been made at an exercise price 10% higher than the fair market value of a share of common stock on the date of grant. Each option will become fully exercisable upon an increase of 25% in the market value of a share of common stock but not earlier than one year after the date of grant, and will become exercisable eight years from the date of grant if the market value does not reach the target value.
(5)	As of March 12, 2004, Messrs. DiNapoli, Pincus and Kaufman were each awarded an option exercisable for 50,000 shares of common stock at an exercise price equal to the closing price of a share of common stock on the NYSE on that date, which vest in three equal annual installments beginning one year from the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Values of Options

The following table sets forth information regarding outstanding options held by our named executive officers as of December 31, 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(1)
			Exercisable	Unexercisable	Exercisable($)	Unexercisable($)
Dennis J. Shaughnessy	—	—	156,667	178,333	93,334	186,666
Jack B. Dunn, IV	8,090	58,005	563,841	225,000	4,073,534	247,275
Dominic DiNapoli	—	—	45,000	72,500	—	224,000
Theodore I. Pincus	—	—	191,250	50,000	1,290,413	224,000
Barry S. Kaufman	—	—	25,000	62,500	—	224,000
Stewart J. Kahn	—	—	304,576	—	1,665,524	—

(1)	The value of the in-the-money options is based on the market price of a share of our common stock on December 31, 2004, which was $21.07 per share, less the total exercise price and multiplied by the total number of shares underlying the options.

Compensation of Non-Employee Directors

We reimburse our directors for their out-of-pocket expenses incurred in the performance of their duties as our directors. We do not pay fees to the directors for attendance at board and committee meetings. On April 27, 2005, our board of directors approved amended compensation arrangements for our non-employee directors that were recommended by the compensation committee of the board. These arrangements modify and amend the prior non-employee director compensation arrangements described in the proxy statement for our May 18, 2005 annual meeting of stockholders. Only directors who are not employees are eligible to receive such compensation. The modified and amended non-employee director compensation arrangements provide for both cash and equity compensation. For both types of compensation, non-employee directors will first become eligible to participate in the amended arrangements as follows: (i) for each new non-employee director, the date that he is first elected or appointed to, or otherwise becomes a non-employee director of, our board; and (ii) for incumbent non-employee directors, as of the date such director would have been eligible to receive his next option award under our prior non-employee director compensation arrangements (each an Existing Option Maturity Date). Messrs. Flick, O’Malley and Stamas became eligible to participate in the amended compensation arrangements on June 6, 2005. Mr. Callaghan will become eligible to participate as of July 24, 2006, and Messrs. Berey and Holthaus will become eligible to participate as of June 7, 2007. On October 26, 2005, upon appointment by the board as a director to fill a vacancy created by increasing the size of our board from eight to nine directors, Mr. McHugh became eligible and received director compensation under these compensation arrangements.

Annual retainer compensation component. Non-employee directors will receive an annual retainer, in a cash amount or as stock options with an equivalent value, equal to: $50,000 to the non-employee directors who have not been appointed as committee chairs; $55,000 to the non-employee directors who are the chairs of the compensation committee and the nominating and corporate governance committee; and $60,000 to the non-employee director who is the chair of the audit committee (each a Non-Employee Director Annual Retainer). If the director elects to receive stock options, he will receive a stock option exercisable for a number of shares of our common stock that has an equivalent aggregate value to $50,000 determined using the valuation method and assumptions used by us in our latest periodic report filed with the SEC. Each such stock option will have an exercise price per share equal to the closing price of a share of our common stock on the New York Stock Exchange, or NYSE, or such other principal securities exchange or market on which our common stock is traded on the date of the award. Annual Retainer payments paid in stock options will be vested in full as of that date. All such stock options will have a ten-year term. Such stock options will be awarded pursuant to the 2004 Long-Term Incentive Plan, Amended and Restated Effective April 27, 2005, as further amended from time to time, our 2004 Plan, or any successor or replacement plan approved by our stockholders. Rather than electing to receive stock options, each director will also be permitted annually to elect to defer, until the director’s service on our board terminates, all or a portion of his Non-Employee Director Annual Retainer otherwise payable in cash for the upcoming year or, in the case of the incumbent directors for whom this new compensation arrangement first applies in 2005, for the balance of 2005. Any deferral payments will be fully vested at all times and will be denominated in deferred stock units under the 2004 Plan or any successor plan.

Equity compensation component. In addition to the Non-Employee Director Annual Retainer payment, non-employee directors will become eligible to receive equity compensation under the revised director compensation arrangements as follows: (a) upon first becoming a non-employee director of our board, and on a three-year cycle thereafter, or (b) for incumbent non-employee directors, upon such director’s Existing Option Maturity Date, and on a three-year cycle thereafter. The director may elect (i) the award of stock options exercisable for 75,000 shares of our common stock or (ii) the award of 37,500 shares of restricted stock or (iii) deferral of, until the director’s service on our board terminates, all or a portion of his cyclical award, in the form of 37,500 deferred stock units ( Non-Employee Director Equity Compensation). The Non-Employee Director Equity Compensation, if taken in the form of stock options, will be exercisable at the closing price of a share of our common stock on the NYSE or such other principal securities exchange or market on which our common stock is traded on the date of the award, and will vest one-twelfth each three month period, beginning with the first three month period after the date of grant. Such stock options will have a term of ten years. If the Non-Employee Director Equity Compensation is taken in the form of restricted stock or stock units, such securities will have the same vesting provisions as the stock options described above. Directors will be entitled to vote and receive dividends with respect to shares of restricted stock. Deferred stock units will be settled when the director’s service on the board terminates. Directors will have no voting rights with respect to deferred stock units. Such stock option, restricted stock or deferred stock unit awards will be made pursuant to the 2004 Plan, or any successor or replacement plan approved by our stockholders.

Equity Ownership Guidelines. In conjunction with revising the non-employee director compensation arrangements, we have adopted equity ownership guidelines for our non-employee directors. Under these guidelines, non-employee directors should attain an investment level in our equity securities having a cumulative value as of the Equity Ownership Compliance Date (as defined below) equal to at least $100,000, which is two times the amount of the base annual retainer. Each non-employee director should attain this investment level by the third anniversary of the date the first Non-Employee Director Equity Compensation award is received by him or her (the Equity Ownership Compliance Date). Shares owned by the non-employee director and shares held in trust over which the non-employee director has or shares investment and/or voting power, are counted towards attaining the investment level. Option holdings, whether or not vested, do not count. However, restricted stock and deferred stock units, to the extent each are vested, will be counted towards such director’s equity ownership.

Prior compensation arrangement for non-employee directors. Prior to the adoption of the revised non-employee director compensation arrangements, we did not pay cash compensation to our non-employee directors. Upon initial appointment to the board, and upon each successive third anniversary of such appointment date, each non-employee director received a grant of stock options exercisable for 135,000 shares of our common stock at an exercise price equal to the fair market value of the underlying shares on the grant date. The options vest annually over three years, with vesting acceleration upon death, disability or attainment of age 70. The options have a ten-year term. Upon termination of service on the Board, the unvested options terminate but vested options remain exercisable for the balance of their term. All options awarded to non-employee directors on and prior to April 26, 2005, will continue to be outstanding after the date hereof on their respective terms.

As of September 30, 2005, non-employee directors held options to purchase 1.2 million shares of our common stock, of which 0.7 million were exercisable on such date. There were no shares of restricted stock or deferred stock units outstanding on that date.

Employment Arrangements

Dennis J. Shaughnessy. We entered into an employment agreement with Dennis J. Shaughnessy as of September 20, 2004, with an effective date of October 18, 2004. Mr. Shaughnessy’s employment agreement provides that he will serve as our full-time Chairman of the Board of Directors, which is an executive officer’s position, reporting to the board and our Chief Executive Officer. Mr. Shaughnessy is currently a director of ours and will continue to serve in that capacity as a management director.

In consideration for Mr. Shaughnessy’s services, he will receive an annual base salary of $1,000,000 for 2005, and will be entitled to participate in our incentive compensation and other bonus plans adopted by the board of directors and compensation committee and our health, pension and other benefit plans. Mr. Shaughnessy’s annual salary is subject to annual increases at the discretion of the compensation committee but the compensation committee may not decrease his annual salary. Pursuant to his employment agreement, as of October 18, 2004, Mr. Shaughnessy was awarded an option for 200,000 shares of common stock under our 2004 Long-Term Incentive Plan, as amended (our 2004 Plan), with an exercise price calculated as of the close of trading of shares of our common stock on the NYSE on the date of grant. This option vests in three equal annual installments, beginning on the date of grant and on the first and second anniversaries of such date, provided we continue to employ him on each of such dates. In addition, Mr. Shaughnessy received an award of restricted stock under the 2004 Plan with a value of $3.0 million as of October 18, 2004, equating to 152,517 whole shares of common stock based on the closing price of a share of our common stock on the NYSE for that date. The shares of restricted stock will vest in ten equal installments, beginning on the first anniversary of the date of grant, provided, that, Mr. Shaughnessy is employed by us on each such anniversary date, such that the shares of restricted stock would be fully vested on October 18, 2014. Mr. Shaughnessy is also entitled to retain the options awarded to him while he was non-employee director pursuant to our 1997 Stock Option Plan, as amended (our 1997 Plan). Vesting of his options, restricted stock and any other equity-based awards granted from time to time will continue through his transition term (as described below).

Mr. Shaughnessy’s employment agreement has a five-year term, expiring October 17, 2009, unless it terminates earlier. If Mr. Shaughnessy’s employment term expires or earlier terminates other than upon certain specified events such as death or disability, Mr. Shaughnessy will continue to provide services to us as a part-time employee for five years (his transition term), at the request of our chief executive officer or board of directors, of not more than 500 hours of service per 12-month period at our offices in Annapolis, Maryland. During this transition term, in lieu of his salary, we will pay Mr. Shaughnessy $200,000 for each year of the transition term. Upon a termination event or during a transition period, Mr. Shaughnessy will be entitled to specified payments, which may include payment of any unreimbursed business expenses, any vested benefits under our pension or other benefit plans, and the continuation of health and life insurance benefits for him and his family for their respective lifetimes and for his dependents until such dependent’s attainment of the maximum age up to which our plan, as then in effect, covers dependents of our employees. Vesting of his options, restricted stock and any other equity-based awards granted from time to time will continue through his transition term (as described below).

Depending on whether Mr. Shaughnessy is deemed terminated due to a specified event, including, termination with or without “Cause,” with or without “Good Reason,” upon his Death or “Disability” or for another reason, including a “Change of Control,” (as those terms are defined in his employment agreement), he will be entitled to receive certain specified payments and benefits (or after-tax cash payments to reimburse the cost of benefits), including, severance payments and vesting of equity awards, depending on the triggering event, in accordance with his employment agreement or applicable equity award agreements.

Mr. Shaughnessy’s agreement contains non-competition terms that will continue for three years from the last day of his employment. During this period, Mr. Shaughnessy also will be prohibited from soliciting any entity or person that has been a client, customer, employee or contractor of ours to terminate its relationship with us.

If any payment made by us under the employment agreement with Mr. Shaughnessy is subject to an excise tax, we will pay Mr. Shaughnessy an additional payment in an amount that after the payment by him of all taxes, he will retain an amount equal to such excise tax.

Jack B. Dunn, IV. We entered into an employment agreement with Mr. Dunn as of November 5, 2002, to replace the employment agreement that we previously had with him. That employment agreement was amended as of September 23, 2004. The employment agreement, as amended, provides that Mr. Dunn will serve as our President and Chief Executive Officer. Mr. Dunn has agreed to waive any right he might have otherwise had under his employment agreement to resign for “Good Reason” (as defined in his employment agreement based on his change in title and responsibilities because of our employment of Mr. Shaughnessy as executive Chairman of the Board). This waiver in no way affects Mr. Dunn’s right or entitlement to exercise “good reason” resignation rights under his employment agreement based on other or future circumstances, including but not limited to additional changes to his title and/or responsibilities beyond those contemplated by the amendment.

For consideration for Mr. Dunn’s services, Mr. Dunn receives an annual base salary set at $1,000,000 for 2004, and is entitled to participate in our incentive compensation and other bonus plans adopted by the board and compensation committee and in our health, pension and other benefit plans. His annual salary is subject to annual increases at the discretion of the compensation committee but the compensation committee may not decrease his annual salary. Under the provisions of his employment agreement, as amended, Mr. Dunn agrees to serve as a director on our board of directors. In connection with the execution of the employment agreement in November 2002, we granted Mr. Dunn an option for 135,000 shares of our common stock (as adjusted for the three-for-two stock split paid as a stock dividend on June 4, 2003 to stockholders of record on May 7, 2003). This option vested in three equal installments, on the date of the agreement and on the first and second anniversaries of such date.

Mr. Dunn’s amended employment agreement extends the renewal options under that agreement. As amended, the three-year initial term of his employment agreement will automatically extend by one year effective at the close of business on the day before the first, second, third, fourth and fifth anniversaries of its November 5, 2002 initial effective date, unless by such date we or Mr. Dunn gives the other notice of an intention not to further extend the term. Prior to the amendment, Mr. Dunn’s employment term with all extensions would have expired on November 5, 2008, absent notice by a party not to extend. As amended, with all extensions, Mr. Dunn’s employment term will expire on November 5, 2010, absent notice by a party not to extend. As of November 4, 2005, extension options have become effective that extend the term of Mr. Dunn’s employment agreement to November 4, 2008. As compensation to Mr. Dunn for agreeing to serve as our President and Chief Executive Officer, the additional extension options, and for other agreements in the amendment, Mr. Dunn received an award of restricted stock under the 2004 Plan with a value of $1.0 million as of September 23, 2004, which equates to the award of 53,106 whole shares of common stock based on the closing price of a share of our common stock on the NYSE on that day. The restricted stock will vest in five equal installments, beginning on the first anniversary of the date of the amendment to the employment agreement and continuing on the following four anniversaries of such date, provided that, Mr. Dunn is employed with us on each such anniversary, such that the restricted stock would be fully vested on September 23, 2009.

If Mr. Dunn’s employment term expires or earlier terminates other than upon certain specified events such as death or disability, Mr. Dunn will continue to provide services to us as a part-time employee for five years (his transition term), providing not more than 500 hours of service per 12-month period at our offices in Annapolis, Maryland. During his transition term, in lieu of his salary, we will pay Mr. Dunn three annual transition payments of $500,000. Upon a termination event or during a transition period, Mr. Dunn will be entitled to specified payments, which may include payment of any unreimbursed business expenses, any vested benefits under our pension or other benefit plans, and the continuation of health and life insurance benefits for him and his family for their respective lifetimes and for his dependents until such dependent’s attainment of the maximum age up to which FTI’s plan, as then in effect, covers dependents of our employees. Mr. Dunn will also be entitled to use of a car during the transition period. Vesting of his options, restricted stock and any other equity-based awards granted from time to time will continue through his transition term (as defined above).

Depending on whether Mr. Dunn is deemed terminated due to a specified event, including, termination with or without “Cause,” with or without “Good Reason,” upon his Death or “Disability” or for another reason, including a “Change of Control,” (as those terms are defined in his employment agreement), he will be entitled to specified payments and benefits (or after-tax cash payments to reimburse the cost of benefits), including, severance payments and vesting of equity awards, depending on the triggering event, in accordance with his employment agreement or applicable equity award agreements.

Mr. Dunn’s agreement contains non-competition terms that will continue for three years from the last day of his employment. During this period, Mr. Dunn also will be prohibited from soliciting any entity or person that has been our client, customer, employee or contractor to terminate their relationship with us.

If any payment made by us under the employment agreement with Mr. Dunn is subject to an excise tax, we will pay Mr. Dunn an additional payment in an amount that after the payment by him of all taxes, he will retain an amount equal to such excise tax.

Dominic DiNapoli. On October 26, 2005, the board approved, and on November 1, 2005, we entered into a new employment agreement with Dominic DiNapoli effective as of that date that supercedes and replaces the employment agreement dated July 17, 2002 between Dominic DiNapoli and us (filed with the SEC on August 6, 2004 as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2004) and the letter agreement dated March 24, 2004 to amend the employment agreement between Dominic DiNapoli and us (filed with the SEC on August 6, 2004 as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2004). The employment agreement commences the effective date and terminates on December 31, 2011, subject to the transition term (as defined below). During its term, Mr. DiNapoli will serve as our full-time Executive Vice President and Chief Operating Officer. Other than Mr. DiNapoli’s employment relationship with us, no other material relationship currently exists between Mr. DiNapoli and us.

In consideration for Mr. DiNapoli’s services, he will receive an annual base salary of $2.0 million. Mr. DiNapoli’s annual salary will be subject to annual increases at the discretion of the compensation committee but the compensation committee may not decrease his annual salary. With respect to each fiscal year during the employment term, Mr. DiNapoli will be entitled to an annual incentive bonus as determined by the compensation committee. The compensation committee has approved a minimum bonus amount of $500,000 per year at a minimum target of $1.00 consolidated earnings per share for the term of the employment agreement pursuant to the FTI Consulting, Inc. Incentive Compensation Plan, Amended and Restated Effective October 25, 2005. Mr. DiNapoli will be eligible to earn additional bonus amounts pursuant to that plan, subject to the discretion of the compensation committee, and the recommendation of our Chief Executive Officer or Chairman of the Board. Mr. DiNapoli is eligible to participate in our health, pension and other benefit plans.

As of November 1, 2005, Mr. DiNapoli was awarded an option for 100,000 shares of our common stock pursuant to our 2004 Long-Term Incentive Plan, as amended (our 2004 Plan), with an exercise price equal to the closing price of a share of our common stock on that date. The option vests in three equal annual installments beginning one year from the grant date. In addition, as of November 1, 2005, Mr. DiNapoli was awarded 125,000 shares of restricted stock under the 2004 Plan. One-ninth of the award shares will vest and become nonforfeitable on December 31, 2006, and one-ninth of the award shares will vest and become nonforfeitable on each anniversary of such date, such that 100% of the award shares will be vested and nonforfeitable on December 31, 2014, provided that, Mr. DiNapoli is employed by us or an affiliate on each such anniversary date.

If Mr. DiNapoli’s employment term expires or earlier terminates other than upon certain specified events such as death or disability, Mr. DiNapoli will continue to provide services to us as a part-time employee for three years (his transition term), at such date and time as may be mutually agreed to by him and us, and upon the request and direction of the chief executive officer, not more than 500 hours of service per 12-month period. During the transition term, in lieu of his salary, we will pay Mr. DiNapoli annual transition payments of $500,000. Upon a termination event or during a transition period, Mr. DiNapoli will be entitled to specified payments, which may include payment of any unreimbursed business expenses, any vested benefits under our pension or other benefit plans, and continued health and life insurance benefits for him and his spouse during their respective lifetimes and for his dependents until such dependent’s attainment of the maximum age up to which our plan, as then in effect, covers dependents of our employees. Vesting of option grants and equity grants may continue through the transition term.

Depending on whether Mr. DiNapoli is deemed terminated due to a specified event, including, termination with or without “Cause,” with or without “Good Reason,” upon his Death or “Disability” or for another reason, including a “Change of Control,” (as those terms are defined in his employment agreement), he will be entitled to specified payments and benefits (or after-tax cash payments to reimburse the cost of benefits), including, severance payments and vesting of equity awards, depending on the triggering event, in accordance with his employment agreement or applicable equity award agreements.

Mr. DiNapoli’s agreement contains non-competition terms that will continue for three years from the last day of his employment. During this period, Mr. DiNapoli also will be prohibited from soliciting any entity or person that has been a client, customer, employee or contractor of ours to terminate its relationship with us.

If any payment we make under the employment agreement with Mr. DiNapoli is subject to an excise tax, we will pay Mr. DiNapoli an additional payment in an amount that after the payment by him of all taxes, he will retain an amount equal to such excise tax.

Theodore I. Pincus. We entered into an employment agreement with Mr. Pincus as of November 5, 2002. The employment agreement provides that during its term, Mr. Pincus will serve as our Executive Vice President and Chief Financial Officer. For consideration for Mr. Pincus’ services, Mr. Pincus receives an annual base salary set at $500,000 for 2005, and is entitled to participate in our incentive compensation and other bonus plans adopted by our board of directors and compensation committee and in our health, pension and other benefit plans. His annual salary is subject to annual increases at the discretion of the compensation committee of our board but the compensation committee may not decrease his annual salary. In connection with the execution of the employment agreement, we granted Mr. Pincus an option for 67,500 shares of common stock (as adjusted for the three-for-two stock split paid as a stock dividend on June 4, 2003 to stockholders of record on May 7, 2003) under our 1997 Plan. This option vests in three equal installments, on the date of the agreement and on the first and second anniversaries of such date, provided we continue to employ him on each of such dates. Vesting of this option and other stock options and equity-based awards will continue through his transition term (as described below).

Mr. Pincus’ employment agreement had an initial three-year term. As of November 4, 2003, the term was extended for one additional one-year period and will now expire on November 4, 2006, but may terminate earlier. If Mr. Pincus’ employment term expires or earlier terminates other than upon certain specified events such as death or disability, Mr. Pincus will continue to provide services to us as a part-time employee for three years (his transition term), providing for, at the request and direction of the chief executive officer or the board of directors, not more than 500 hours of service per 12-month period at our offices in Annapolis, Maryland. During the transition term, in lieu of his salary, we will pay Mr. Pincus three annual transition payments of $250,000. Upon a termination event or during a transition period, Mr. Pincus will be entitled to specified payments, which may include payment of any unreimbursed business expenses, any vested benefits under our pension or other benefit plans, and continued health and life insurance benefits for him and his spouse during their respective lifetimes and for his dependents until such dependent’s attainment of the maximum age up to which our plan, as then in effect, covers dependents of our employees. Vesting of his options, restricted stock and any other equity-based awards granted from time to time will continue through his transition term (as described below).

Depending on whether Mr. Pincus is deemed terminated due to a specified event, including, termination with or without “Cause,” with or without “Good Reason,” upon his Death or “Disability” or for another reason, including a “Change of Control,” (as those terms are defined in his employment agreement), he will be entitled to receive certain specified payments and benefits (or after-tax cash payments to reimburse the cost of benefits), including, severance payments and vesting of equity awards, depending on the triggering event, in accordance with his employment agreement or applicable equity award agreements.

Mr. Pincus’ employment agreement contains non-competition terms that will continue for three years after the last day of his employment. During this period, Mr. Pincus also will be prohibited from soliciting any entity or person that has been our client, customer, employee or contractor to terminate their relationship with us.

If any payment made by us under the employment agreement is subject to an excise tax, we will pay Mr. Pincus an additional payment in an amount that after the payment by him of all taxes, he will retain an amount equal to such excise tax.

Barry S. Kaufman. We entered into an employment agreement with Mr. Kaufman as of March 31, 2004, which was amended effective January 9, 2006. The employment agreement provides that during its term, Mr. Kaufman will serve as our Executive Vice President and Chief Risk Management Officer. Effective on January 9, 2006, Mr. Kaufman left the position of Executive Vice President and Chief Risk Management Officer to lead our technology activities and initiatives. For consideration for Mr. Kaufman’ services, Mr. Kaufman receives an annual base salary set at $500,000 for 2004, and is entitled to participate in our incentive compensation and other bonus plans adopted by our board of directors and compensation committee and in our health, pension and other benefit plans. His annual salary is subject to annual increases at the discretion of the compensation committee of our board but the compensation committee may not decrease his salary. In connection with the execution of the employment agreement, we granted Mr. Kaufman an option for 50,000 shares of common stock pursuant to our 1997 Plan. This option vests in three equal installments, beginning on the first anniversary of the date of grant and on the first and second anniversaries of such date, provided we continue to employ him on each of such dates.

The employment agreement had an initial three-year term through March 31, 2007, but pursuant to its terms the employment term was extended on March 31, 2005 by an additional one year period. The term of the agreement currently expires on March 31, 2008 but may terminate earlier. If Mr. Kaufman’s employment term expires or earlier terminates other than upon certain specified events such as his death or disability, Mr. Kaufman will provide, at the request and direction of our chief executive officer or board of directors, services to us as a part-time employee for three years (his transition term), of not more than 500 hours of service per 12-month period at our offices in Annapolis, Maryland. During the transition term, in lieu of his salary, we will pay Mr. Kaufman annual transition payments of $325,000. Upon a termination event or during a transition period, Mr. Kaufman will be entitled to specified payments, which may include payment of any unreimbursed business expenses, any vested benefits under our pension or other benefit plans, and continued health and life insurance benefits for him and his spouse during their respective lifetimes and for his dependents until such dependent’s attainment of the maximum age up to which our plan, as then in effect, covers dependents of our employees. Vesting of his options, restricted stock and any other equity-based awards granted from time to time will continue through his transition term (as described below).

Depending on whether Mr. Kaufman is deemed terminated due to a specified event, including, termination with or without “Cause,” with or without “Good Reason,” upon his Death or “Disability” or for another reason, including a “Change of Control,” (as those terms are defined in his employment agreement), he will continue to receive certain specified payments and benefits (or after-tax cash payments to reimburse the cost of benefits), including, severance payments and vesting of equity awards, depending on the triggering event, in accordance with his employment agreement or applicable equity award agreements.

Mr. Kaufman’s employment agreement contains non-competition terms that will continue for three years after the last day of his employment. During this period, Mr. Kaufman also will be prohibited from soliciting any entity or person that has been our client, customer, employee or contractor to terminate their relationship with us.

If any payment made by us under the employment agreement is subject to an excise tax, we will pay Mr. Kaufman an additional payment in an amount that after the payment by him of all taxes, he will retain an amount equal to such excise tax.

John A. MacColl. John A. MacColl joined us as our Executive Vice President and Chief Risk Officer effective January 9, 2006. Pursuant to the offer letter extended by the Company and accepted by Mr. MacColl, he will have a base salary of $400,000 for 2006. He will be eligible to participate in FTI’s benefit, executive incentive and bonus compensation plans. The offer letter also provides for a signing bonus in the amount of $300,000, which could be repayable ratably by Mr. MacColl if he leaves our employment without good reason before January 9, 2007. The Compensation Committee of the Board of Directors of FTI pursuant to the FTI Consulting, Inc. 2004 Long-Term Incentive Plan authorized equity awards effective January 9, 2006 (the “Date of Grant”) of (i) 10,000 shares of restricted common stock of FTI vesting in three equal installments beginning on the first anniversary of the Date of Grant and (ii) a stock option exercisable for 50,000 shares of common stock of FTI at an exercise price equal to the closing price of one share of FTI’s common stock as reported on the New York Stock Exchange for January 9, 2006, which vested as to 50% (25,000 shares) on January 9, 2006 and vests as to the remaining 50% (25,000 shares) in three equal annual installments beginning on the first anniversary of the Date of Grant. Mr. MacColl’s employment with us is at-will, however, if his employment is terminated within three years of the effective date either (1) without “Cause” or for “Good Reason,” in either case on or within two years after a “Change in Control,” or (2) in anticipation of a “Change in Control,” he will receive a lump sum cash payment of all amounts that would have been paid to him by FTI had he been employed through the third anniversary of the effective date, including bonuses at the greater of target (one times his base salary at the time of termination) or the highest actual bonus he earned before termination, and vesting of all stock options and restricted stock (to the extent that they do not otherwise vest on a “Change in Control”). For this purpose, “Cause,” “Good Reason,” and “Change in Control” or terms of similar import have the same meanings as set forth in FTI’s employment agreement with our Chief Executive Officer. After three years of employment with us, Mr. MacColl will be entitled to compensation and benefits on a “Change in Control” determined using the same methodology as applicable to the determination of such benefits to our Chief Executive Officer.

Stewart J. Kahn. Through his retirement in February 2004, Mr. Kahn received the accrued portion of his annual base salary of $1,000,000, and his pro rate incentive compensation and other bonus payments. After his retirement, Mr. Kahn continues to provide services to us as a part-time employee until February 2007, or his transition term, providing, at the request and direction of the Chief Executive Officer or board of directors, not more than 500 hours of service per 12-month period at our offices in Annapolis, Maryland. During this time, in lieu of his salary, we pay Mr. Kahn three annual transition payments of $500,000 and health and life insurance benefits for him and his family. Mr. Kahn continues to be entitled to receive any unreimbursed business expenses, any vested benefits under our pension or other benefit plans, and continued health and life insurance benefits the cost of which would be borne by him for him and his spouse’s respective lifetimes and for his dependents until such dependent’s attainment of the maximum age up to which our plan, as then in effect, covers dependents of our employees.

In connection with the execution of the employment agreement, we granted Mr. Kahn an option for 135,000 shares of our common stock (as adjusted for the three-for-two stock split paid as a stock dividend on June 4, 2003 to stockholders of record on May 7, 2003). This option vests in three equal installments, on the date of the agreement and on the first and second anniversaries of such date, provided we continue to employ him on each of such dates. Vesting of this option and other stock options and equity-based awards will continue through his transition period.

Mr. Kahn’s employment agreement contains non-competition terms that will continue for three years from the last day of his employment. During this period, Mr. Kahn also will be prohibited from soliciting any entity or person that has been our client, customer, employee or contractor to terminate their relationship with us.

If any payment made by us under the employment agreement with Mr. Kahn is subject to an excise tax, we will pay him an additional payment in an amount that after the payment by him of all taxes, he will retain an amount equal to such excise tax.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the ownership of our common stock as of January 9, 2006, by:

•	each person known to own beneficially more than 5% of our outstanding common stock,

•	each of our directors,

•	each of our executive officers, and

•	all of our executive officers and directors as a group.

The amounts and percentages of units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities with respect to which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)

Dennis J. Shaughnessy(2)	422,441	1.05

Jack B. Dunn, IV(3)	723,663	1.78

Dominic DiNapoli(4)	307,122	*

Theodore I. Pincus(5)	212,417	*

John MacColl(6)	35,000	*

David G. Bannister	—	—

Sara K. Lacombe(7)	10,000	*

Charles Boryenace	—	—

Dianne R. Sagner(8)	3,611	*

Curt A. H. Jeschke, Jr.	—	—

Mark H. Berey(9)	26,500	*

Denis J. Callaghan(10)	147,825	*

James A. Flick, Jr.(11)	259,767	*

Gerard E. Holthaus(12)	45,000	*

Matthew F. McHugh(13)	37,500	*

Peter F. O’Malley(14)	182,248	*

George P. Stamas(15)	156,613	*

Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019(16)	2,738,800	6.83

Snyder Capital Management, L.P. 350 California Street Suite 1460 San Francisco, CA 94104(17)	2,187,200	5.45

Thornburg Investment Management, Inc. 119 E. Marcy Street Santa Fe, NM 87501(18)	2,132,931	5.32

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(19)	2,150,650	5.36

All directors and executive officers as a group (17 persons)	2,569,707	6.13

*	Less than 1%.
(1)	Unless otherwise specified, the address of these persons is c/o FTI Consulting, Inc., 500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202.
(2)	Includes 152,517 shares of restricted stock granted on October 18, 2004, which vest in 10 equal annual installments beginning on the first anniversary of the date of grant, of which 137,265 remain restricted and subject to forfeiture as of October 31, 2005. Includes 268,333 shares of our common stock issuable upon exercise of stock options.

(3)	Includes 53,106 shares of restricted stock granted on September 23, 2004, which vest in five equal annual installments beginning on the first anniversary of the date of grant, of which 42,484 remain restricted and subject to forfeiture as of October 31, 2005. Includes 465,459 shares of common stock issuable upon the exercise of options, 18,000 shares of common stock over which Mr. Dunn and his spouse share voting and investment power, and 450 shares over which Mr. Dunn and his son share voting and investment power.
(4)	Includes 117,500 shares of our common stock issuable upon exercise of stock options, 27,638 shares of common stock that are subject to restrictions pursuant to a restricted share agreement and 125,000 shares of restricted stock awarded to Mr. DiNapoli in connection with the employment agreement entered into by him as of November 1, 2005. The 27,638 shares of restricted stock will become unrestricted on August 30, 2006. If Mr. DiNapoli were to terminate his employment with us prior to August 30, 2006, the restricted period for those restricted shares would be extended to eight years from the date of termination. On April 25, 2003, Mr. DiNapoli entered into a “zero-cost collar” arrangement with a securities broker pursuant to which he wrote a covered call option and purchased a put option with respect to 27,638 of the restricted shares of common stock. Only one of the options can be in the money on September 6, 2006, the expiration date, at which time the in-the-money option will be exercised (and settled in stock or cash), and the other option will expire. If neither option is in the money on the expiration date, both options will expire. The 125,000 shares of restricted stock granted on November 1, 2005, will vest and become nonforfeitable as to one-ninth on December 31, 2006 and one-ninth on each anniversary of such date thereafter such that 100% of the such restricted shares will be vested and nonforfeitable on December 31, 2014.
(5)	Includes 207,917 shares of our common stock issuable upon exercise of stock options.
(6)	Includes 25,000 shares of our common stock issuable upon exercise of stock options. Includes 10,000 shares of restricted stock granted on January 9, 2006, which vest in three equal annual installments beginning on the first anniversary of the date of grant.
(7)	Includes 10,000 shares of restricted stock granted on May 24, 2005 that are subject to forfeiture until they vest, which will be in three equal annual installments beginning on the first anniversary of the date of grant.
(8)	Includes 2,500 shares of our common stock issuable upon exercise of stock options.
(9)	Includes 25,000 shares of our common stock issuable upon exercise of stock options.
(10)	Includes 135,000 shares of our common stock issuable upon exercise of stock options.
(11)	Includes 24,644 shares of our common stock over which Mr. Flick has sole voting and investment power and 232,873 shares of our common stock issuable upon exercise of stock options. Includes 2,250 shares of our common stock owned by Mr. Flick’s spouse.
(12)	Includes 45,000 shares of our common stock issuable upon exercise of stock options.
(13)	Includes 37,500 shares of restricted stock granted on October 26, 2005, which will vest one-twelfth each three month period beginning on the first three-month period after the date of grant.
(14)	Includes 7,500 shares of our common stock held by a corporation owned by Mr. O’Malley, over which Mr. O’Malley exercises sole voting and investment power, 15,000 shares of our common stock held by a trust, qualified under section 501(c)(3) of the Internal Revenue Code, over which Mr. O’Malley shares voting and investment power, and 159,748 shares of our common stock issuable upon exercise of stock options.
(15)	Includes 2,863 shares of our common stock over which Mr. Stamas and his spouse share voting and investment power and 153,750 shares of our common stock issuable upon exercise of stock options.
(16)	Based on Schedule 13G filed on January 27, 2005. The reporting person reported sole voting and dispositive power with respect to 2,738,800 shares of common stock.
(17)	Based on Schedule 13G filed on February 10, 2005. The reporting person reported sole voting power with respect to 184,300 shares of common stock, shared voting power with respect to 2,002,900 shares of common stock and shared dispositive power with respect to 2,187,200 shares of common stock.
(18)	Based on Schedule 13G filed on February 15, 2005, the reporting person reported sole voting power with respect to 2,132,931 shares of common stock.
(19)	Based on a Schedule 13G filed on February 10, 2005, the reporting person reported sole voting power with respect to 623,400 shares of common stock and sole dispositive power with respect to 2,150,650 shares of common stock. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are not a party to any related party transactions with our executive officers, directors and nominees for director that are required to be reported under Rule 404 of Regulation S-K promulgated by the SEC, except that Mr. Stamas is a partner of Kirkland & Ellis LLP, a law firm that has been engaged during the last fiscal year to provide legal services to us in the ordinary course of business.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

General. On November 28, 2003 we and certain of our subsidiaries entered into an amended and restated credit agreement with Bank of America, as administrative agent, and Wachovia Bank, SunTrust Bank, Comerica Bank, Sovereign Bank, National City Bank, PNC Bank and U.S. Bank, as lenders, providing for the senior secured credit facility.

The senior secured credit facility, as amended to date, consists of a $100.0 million senior secured revolving line of credit maturing on November 28, 2008. In connection with the offering of the old notes and the convertible notes, we amended our senior secured credit facility to facilitate the offering of the old notes and the convertible notes, adjust our financial covenants and effect certain other changes.

We use letters of credit primarily as security deposits for our office facilities. Letters of credit reduce the availability under our revolving line of credit. As of September 30, 2005, we had $8.6 million of outstanding letters of credit.

Our obligations under the senior secured credit facility are guaranteed by substantially all of our subsidiaries. Our obligations under the senior secured credit facility are secured by substantially all of our and our subsidiaries’ assets.

Interest rates and fees. The borrowings under the senior secured credit facility bear interest at an annual rate equal to the Eurodollar rate plus an applicable margin or an alternative base rate defined as the higher of (1) the lender’s announced prime rate or (2) the federal funds rate plus the sum of 50 basis points and an applicable margin.

Voluntary prepayments. We are not subject to any penalties for early payment of debt under the senior secured credit facility.

Covenants. The senior secured credit facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facility include, among other things, limitations on our ability to:

•	incur additional indebtedness;

•	create liens;

•	pay dividends;

•	make distributions or repurchases of our capital stock;

•	consolidate, merge or sell all or substantially all of our assets;

•	guarantee obligations of other entities;

•	enter into hedging agreements;

•	enter into transactions with our affiliates; and

•	engage in any business other than the consulting business.

In addition, the senior secured credit facility requires us to comply with certain financial ratios, each as defined in the amended and restated credit agreement, including, among other things:

•	total indebtedness to earnings before interest, taxes, depreciation and amortization, or EBITDA;

•	EBITDA to specified financial charges; and

•	maintenance of a minimum net worth.

Convertible Senior Subordinated Notes

General. Contemporaneous with the offering of the old notes, we offered $150.0 million in aggregate principal amount of our 3 3/4% convertible senior subordinated notes due July 15, 2012. The convertible notes are general unsecured obligations of FTI and are guaranteed on a senior subordinated, unsecured basis by substantially all of FTI’s existing and future domestic subsidiaries. The convertible notes were issued pursuant to an indenture among FTI, the guarantors and Wilmington Trust Company, as trustee. Interest on the convertible notes is payable at the rate of 3 3/4% per annum and is payable semi-annually in arrears in cash on each July 15 and January 15. The convertible notes will mature on July 15, 2012, one year prior to the maturity of the notes.

Ranking. The convertible notes are our senior subordinated, unsecured obligations and rank junior in right of payment to all of our existing and future senior indebtedness, including the notes and our senior secured credit facility. The convertible notes rank pari passu in right of payment with all of our future senior subordinated indebtedness, if any, and rank senior in right of payment to all of our future indebtedness that is contractually subordinated to the convertible notes, if any. The convertible notes are effectively subordinated to all liabilities, including trade payables, of those subsidiaries that do not guarantee the convertible notes. The subordination provisions of the convertible notes are customary for securities of that type, and allow the creditors with respect to any “designated senior debt,” which includes the notes and our senior secured credit facility, to block payments on the convertible notes while there is a default on that designated senior debt; provided that nonpayment defaults cannot block payments on the convertible notes for more than 179 days in any 365-day period.

Redemption. We do not have the right to redeem the convertible notes. However, the indenture governing the convertible notes does not restrict our ability to repurchase or to commence a tender offer for the convertible notes.

Conversion. The convertible notes are convertible by the holders into the consideration described below at an initial conversion rate of 31.9980 shares of our common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of $31.25 per share). The convertible notes may be converted only under the following circumstances:

•	prior to June 15, 2012, during any conversion period if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is greater than 120% of the applicable conversion price on the first day of the conversion period (the “sale price condition”);

•	prior to June 15, 2012, during the five consecutive business day period following any five consecutive trading day period in which the trading price of a convertible note for each day of that trading period was less than 95% of the closing sale price of our common stock on such corresponding trading day as multiplied by the applicable conversion rate (the “trading price condition”);

•	at any time on or after June 15, 2012; or

•	at any time that we engage in corporate transactions such as distributing to holders of our common stock (1) certain rights or warrants that allow them to purchase our common stock at less than current market price or (2) assets, debt securities or rights or warrants that has a per share value in excess of 10% of the closing market price of our common stock

In addition, if a fundamental change occurs, holders have the right to convert their convertible notes during a period beginning 15 days before and ending 15 days after the effective date of the fundamental change.

The convertible notes are structured for net cash settlement. Upon surrender of convertible notes for conversion, the holder will receive a cash payment equal to the lesser of the principal amount of the note and the “conversion value” of the note, determined by reference to the average closing sale price of our common stock over the past 20 days and the conversion rate then in effect. As a result, we expect that will be required to make substantial cash payments upon conversion of the convertible notes. Our senior secured credit facility permits us to pay the required cash portion of the conversion consideration for conversions upon satisfaction of the sale price condition described above or conversions at any time on or after June 15, 2012. However, our senior secured credit facility only allows us to pay an aggregate of $12.5 million in cash in connection with conversions upon satisfaction of the trading price condition described above, and does not permit us to pay any cash in connection with conversions upon the occurrence of the corporate transactions described above or fundamental change described below. As a result, if holders of the convertible notes convert and we are not allowed to pay the required cash portion of the conversion consideration, we will be required to obtain the consent of the lenders under our senior secured credit facility or to refinance that debt. If we are unable to obtain such consent or refinance the debt, then we may default in payment of the conversion consideration, which would be an event of default under the convertible note indenture and could cause a default under the indenture governing the notes.

To the extent the conversion value exceeds the principal amount of a convertible note, we have the right to pay the excess either in shares of our common stock or in cash. We also will pay any fractional shares issuable upon conversion in cash.

Anti-Dilution Adjustment. The conversion rate of the convertible notes is subject to adjustment if we:

•	pay stock dividends in common stock;

•	issue rights or warrants to purchase our common stock at less than the current market price;

•	implement any stock splits, combinations or reclassifications;

•	distribute debt, securities or assets to our stockholders;

•	effect a spin-off of any subsidiary or business unit to our stockholders;

•	pay cash dividends;

•	pay a premium in connection with any tender or exchange offer that we make for our common stock in excess of the current market price on the day after the offer expires; or

•	pay a premium in connection with any repurchases of our common stock in excess of the current market price that, over a twelve-month period, results in the payment of aggregate consideration in excess of 10% of our market capitalization.

In addition, the conversion rate will be adjusted upon the occurrence of a fundamental change, subject to certain limitations. The indenture governing the convertible notes contains a “make-whole” adjustment feature designed to compensate the holders of convertible notes for the economic loss of option value in the event of a fundamental change that deprives them of the right to convert their convertible notes into our common stock. The make-whole adjustment does not apply in the event of a change of control in which we are acquired by a public company and we elect to adjust the conversion so that holders can convert their convertible notes into shares of common equity of person that acquired us.

Repurchase at the Option of Holders. If we experience certain types of fundamental changes (such as our common stock no longer being traded or a change of control), the convertible note indenture requires, subject to certain conditions, that we make an offer to all holders of the convertible notes to repurchase their convertible notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. In the event of a “public acquirer change of control,” as defined in the indenture governing the convertible notes, we have the right to adjust the conversion rate of the notes in lieu of permitting a repurchase. We will not be required to make the offer to purchase if, (1) following the announcement or effectiveness of the fundamental change, our common stock trades at 105% or more than the conversion price of the convertible notes or (2) at least 90% of the consideration paid for our common stock in the fundamental change consists of shares of publicly traded common stock of a third person.

Covenants. The indenture governing the convertible notes does not contain any significant restrictive covenants or any financial covenants. The convertible note indenture limits our ability and the ability of our subsidiaries to enter into certain mergers and consolidations, as well as to incur additional indebtedness that is junior to any senior debt of us or our subsidiaries that is also senior to the convertible notes.

Events of Default. The convertible notes indenture contains events of default that are customary for securities of that type that could result in the acceleration of the convertible notes prior to stated maturity if those events of default are not cured or waived. The convertible note indenture contains a cross-default to any acceleration of, or default in the payment of principal on, indebtedness that has an aggregate principal amount outstanding that exceeds $25.0 million. We also will have an event of default if we fail to pay certain judgments against us in an amount over $25.0 million or if we or any of our significant subsidiaries experience certain types of bankruptcy or insolvency.

Special Interest. The convertible notes were issued in a private placement exempt from the registration requirements of the federal securities laws. We entered into a registration rights agreement with the initial purchasers of the convertible notes in which we agreed to file a shelf registration statement to allow the holders to resell their convertible notes to the public. If we do not meet certain deadlines for filing or securing the effectiveness of the shelf registration statement, or if the shelf registration statement ceases to be available for resales for certain periods of time, we are required to pay special interest in addition to the regular interest on the convertible notes. If we do not meet our registration obligations, special interest will accrue in an amount equal to 0.25% per annum of the principal amount during the first 90 days of the default, and will increase to 0.50% per annum after the 91st day that a registration default continues. In the case where the shelf registration statement ceases to be available for resales, special interest will accrue in an amount equal to 0.50% per annum of the principal amount during after certain threshold dates.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “FTI” refers only to FTI Consulting, Inc. and not to any of its subsidiaries, and unless the context otherwise indicates, references to “notes” refer to the exchange notes.

FTI issued the old notes and will issue the exchange notes under an indenture among itself, the Guarantors and Wilmington Trust Company, as trustee. The form and terms of the old notes and the exchange notes are identical in all material respects except that the exchange notes will have been registered under the Securities Act. See “The Exchange Offer—Purpose and Effect and—Transferability of the Exchange Notes.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note is treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	will be general unsecured obligations of FTI;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of FTI, including Indebtedness under the Credit Agreement;

•	will be senior in right of payment to any future subordinated Indebtedness of FTI; and

•	will be unconditionally guaranteed by the Guarantors.

The notes will be effectively subordinated to all borrowings under our senior secured credit facility, which are secured by substantially all of the assets of FTI and the Guarantors, as well as to all other secured indebtedness that we have incurred or may incur in the future. See “Risk Factors—Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors.”

The Note Guarantees

The notes will be guaranteed by substantially all of FTI’s Domestic Subsidiaries.

Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

The guarantees will be effectively subordinated to all secured indebtedness that the Guarantors have incurred or may incur in the future.

Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated 0.7% of our consolidated revenues in the nine-month period ended September 30, 2005 and held 3.3% of our consolidated assets as of September 30, 2005.

As of September 30, 2005, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

FTI issued $200.0 million in aggregate principal amount of the old notes. FTI may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Unless otherwise specified, references in this description to the “notes” refer to the notes and any additional notes that may be issued from time to time. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. FTI issued the old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on June 15, 2013.

Interest on the notes will accrue at the rate of 7 5/8% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2005. Interest on overdue principal, interest and Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. FTI will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to FTI, FTI will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless FTI elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. FTI may change the paying agent or registrar without prior notice to the holders of the notes, and FTI or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. FTI will not be required to transfer or exchange any note selected for redemption. Also, FTI will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes will be guaranteed by substantially all of FTI’s current and future Domestic Subsidiaries. The Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than FTI or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be automatically and unconditionally released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) FTI or a Restricted Subsidiary of FTI, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) FTI or a Restricted Subsidiary of FTI, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if FTI designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to June 15, 2008, FTI may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 107.625% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) of FTI; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by FTI and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

At any time prior to June 15, 2009, FTI may also redeem all or a part of the notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the two preceding paragraphs, the notes will not be redeemable at FTI’s option prior to June 15, 2009.

On or after June 15, 2009, FTI may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	103.813%
2010	101.906%
2011 and thereafter	100.000%

Unless FTI defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

FTI may acquire notes by means other than a redemption, whether by tender offer, open-market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as any such acquisition does not otherwise violate the terms of the indenture.

Mandatory Redemption

FTI is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require FTI to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, FTI will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is prior to the purchase date. Within ten days following any Change of Control, FTI will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice of Change of Control Offer prior to the close of business on the third business day prior to the Change of Control Payment Date or, with respect to holders of notes who own beneficial interests in notes in global form, otherwise comply with the applicable procedures of The Depository Trust Company in connection with the Change of Control

Offer. FTI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, FTI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, FTI will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by FTI.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. FTI will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require FTI to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that FTI repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

FTI will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by FTI and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon consummation of the Change of Control, if FTI has entered into a definitive agreement with respect to the Change of Control that is in effect at the time of making the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of FTI and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require FTI to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of FTI and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

FTI will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) FTI (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by FTI or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on FTI’s most recent consolidated balance sheet, of FTI or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases FTI or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by FTI or any such Restricted Subsidiary from such transferee that are converted by FTI or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion, within 90 days following the closing of such Asset Sale;

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

(d) any Designated Non-Cash Consideration that is received by FTI or any such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (d) that is at that time outstanding, no greater than the greater of (i) 3% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration and (ii) $30.0 million (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value). The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of FTI, and such determination must be based upon an opinion or appraisal issued by an accounting, appraisal, valuation or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, FTI (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:

(1) to repay secured Indebtedness or Indebtedness and other Obligations under a Credit Facility or Indebtedness of a Restricted Subsidiary that is not a Guarantor and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of FTI;

(3) to make a capital expenditure;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business or that replace the assets that were the subject of such Asset Sale; or

(5) to make any combination of the applications set forth in the immediately preceding clauses (1) through (4).

A binding contract to apply Net Proceeds in accordance with clauses (1) through (5) above will toll the 365-day period in respect of such Net Proceeds, provided that such binding contract shall be treated as a permitted application of Net Proceeds from the date of such binding contract until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 365-day period. If such acquisition or expenditure is not consummated on or before the 180th day and FTI (or the applicable Restricted Subsidiary, as the case may be) shall not have applied such Net Proceeds pursuant to clauses (1) through (5) above on or before such 180th day, such binding contract shall be deemed not to have been a permitted application of the Net Proceeds.

Pending the final application of any Net Proceeds, FTI may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant and with respect to which an Asset Sale Offer has not been made will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within five days thereof, FTI will make an Asset Sale Offer to all holders of notes and, at the option of FTI (unless otherwise required by the terms thereof), all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, FTI may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

FTI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, FTI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing FTI’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require FTI to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on FTI. In the event a Change of Control or Asset Sale occurs at a time when FTI is prohibited from purchasing notes, FTI could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If FTI does not obtain a consent or repay those borrowings, FTI will remain prohibited from purchasing notes. In that case, FTI’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, FTI’s ability to pay cash to the holders of notes upon a repurchase may be limited by FTI’s then existing financial resources. No assurance can be given that FTI will have funds available or otherwise will be able to purchase any notes upon the occurrence of a Change of Control or an Asset Sale. See “Risk Factors—Risks Relating to the Notes—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

FTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of FTI’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving FTI or any of its Restricted Subsidiaries) or to the direct or indirect holders of FTI’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of FTI and other than dividends or distributions payable to FTI or a Restricted Subsidiary of FTI);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving FTI) any Equity Interests of FTI or any direct or indirect parent of FTI;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of FTI or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among FTI and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) FTI would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by FTI and its Restricted Subsidiaries since August 2, 2005 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of FTI for the period (taken as one accounting period) from July 1, 2005 to the end of FTI’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property or assets (including, without limitation, that portion of any Permitted Business that is acquired through the issue of new shares of Common Stock) received by FTI since August 2, 2005 as a contribution to its common equity capital or from the issue or sale of Equity Interests of FTI (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of FTI that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of FTI); plus

(c) the sum of (1) the aggregate amount of the return to capital with respect to any Restricted Investment that was made after August 2, 2005 whether through interest payments, principal payments,

dividends or other distributions or payments, and (2) to the extent that any such Restricted Investment is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d) to the extent that any Unrestricted Subsidiary of FTI designated as such after August 2, 2005 is redesignated as a Restricted Subsidiary or any Unrestricted Subsidiary of FTI merges into or consolidates with FTI or any of its Restricted Subsidiaries (and FTI or such Restricted Subsidiary is the surviving entity), in each case after August 2, 2005, the Fair Market Value of FTI’s Investment in such Subsidiary as of the date of such redesignation or merger or consolidation.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 30 days (other than to a Subsidiary of FTI) of, Equity Interests of FTI (other than Disqualified Stock) or from the contribution within 30 days of common equity capital to FTI; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph.

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of FTI or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from an incurrence within 30 days of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of FTI to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of FTI or any Restricted Subsidiary of FTI held by any current, future or former director, officer, employee or consultant of FTI or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, management equity or employment agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any twelve-month period; provided further that:

(a) FTI may carry over and make in subsequent calendar years, in addition to the $2.5 million amount permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to be made, but not made, in any preceding calendar year, up to a maximum amount of $5.0 million in any calendar year; and

(b) the maximum amount in any calendar year may be increased by an aggregate amount not to exceed (x) an amount equal to the cash proceeds of key man life insurance policies received by FTI and the Guarantors after August 2, 2005 to the extent FTI has not previously made Restricted Payments pursuant to this clause (5) in connection with the events that gave rise to the receipt of such key man life insurance proceeds, plus (y) the cash proceeds received by FTI during that calendar year from any reissuance of Equity Interests by FTI to directors, officers, employees and consultants of FTI and its Restricted Subsidiaries, plus (z) the cash proceeds received by FTI in connection with the issuance or exercise of any management or employee Equity Interests so acquired;

(6) the repurchase of Equity Interests or the prepayment of principal deemed to occur upon:

(a) the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(b) the withholding of a portion of the Equity Interests granted or awarded to a director, officer, employee or consultant to pay for the taxes payable by such Person upon such grant or award; or

(c) the conversion of any Senior Subordinated Convertible Notes;

(7) the repurchase, redemption or other acquisition for value of Capital Stock of FTI representing fractional shares of such Capital Stock in connection with:

(a) a merger, consolidation, amalgamation or other combination involving FTI;

(b) the exercise of stock options issued to directors, officers, employees of FTI or its Restricted Subsidiaries; or

(c) the conversion of any Senior Subordinated Convertible Notes;

(8) the repurchase, redemption or other acquisition or retirement for value of Indebtedness of FTI and its Restricted Subsidiaries that is subordinated in right of payment to the notes with any Excess Proceeds that remain after FTI and its Restricted Subsidiaries have satisfied their obligations with respect to an Asset Sale Offer set forth under the covenant entitled “—Repurchases at the Option of Holders—Asset Sales” to the extent that such subordinated Indebtedness is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount (or accreted value, in the case of any debt issued at a discount from its principal amount at maturity) thereof, plus accrued and unpaid interest, if any;

(9) upon the occurrence of a Change of Control and within 60 days after (but not before) completion of the offer to repurchase notes pursuant to the covenant described above under the caption “—Repurchase at Option of Holders—Change of Control” (including the purchase of all notes validly tendered and not withdrawn), the repurchase, redemption or other acquisition or retirement for value of Indebtedness of FTI and its Restricted Subsidiaries that is subordinated in right of payment to the notes to the extent that such subordinated Indebtedness is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount (or accreted value, in the case of any debt issued at a discount from its principal amount at maturity) thereof, plus accrued and unpaid interest, if any;

(10) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of FTI or any Restricted Subsidiary of FTI issued on or after August 2, 2005 in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(11) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $25.0 million since August 2, 2005.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by FTI or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of FTI whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal, valuation or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

FTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and FTI will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that FTI may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for FTI’s most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified

Stock or such preferred stock is issued, as the case may be, would have been at least 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by FTI and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of FTI and its Restricted Subsidiaries thereunder) not to exceed $150.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by FTI or any of its Restricted Subsidiaries since August 2, 2005 to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by FTI and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by FTI and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on August 2, 2005 (which, for the avoidance of doubt, excludes any additional notes) and the exchange notes and the related Note Guarantees to be issued in exchange therefor in accordance with the registration rights agreement;

(4) the incurrence by FTI or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, improvement or lease of property (real or personal), plant or equipment used in the business of FTI or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

(5) the incurrence by FTI or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (9), (10) or (16) of this paragraph;

(6) the incurrence by FTI or any of its Restricted Subsidiaries of intercompany Indebtedness between or among FTI and any of its Restricted Subsidiaries; provided, however, that:

(a) if FTI or any Guarantor is the obligor on such Indebtedness and the payee is not FTI or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of FTI, or the Note Guarantee, in the case of a Guarantor; and

(b) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than FTI or a Restricted Subsidiary of FTI and (y) any sale or other transfer of any such Indebtedness to a Person that is not either FTI or a Restricted Subsidiary of FTI, will be deemed, in each case, to constitute an incurrence of such Indebtedness by FTI or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of FTI’s Restricted Subsidiaries to FTI or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than FTI or a Restricted Subsidiary of FTI; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either FTI or a Restricted Subsidiary of FTI,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by FTI or any of its Restricted Subsidiaries of Hedging Obligations provided that such Hedging Obligations are entered into, in the reasonable judgment of FTI, to protect FTI and its Restricted Subsidiaries from fluctuations in the applicable rates and not for purposes of speculation;

(9) the incurrence by FTI and the Guarantors of the Senior Subordinated Convertible Notes in an aggregate principal amount not to exceed $150.0 million and the related guarantees;

(10) the incurrence by a Restricted Subsidiary of FTI of Acquired Debt that was outstanding on the date that such Restricted Subsidiary was acquired, directly or indirectly, by FTI; provided that (a) such Restricted Subsidiary incurred such Indebtedness prior to the date that FTI directly or indirectly acquired such Restricted Subsidiary, (b) such Indebtedness was not incurred in connection with, or in contemplation of, such acquisition and (c) FTI’s Fixed Charge Coverage Ratio immediately following such acquisition and incurrence would be not less than FTI’s Fixed Charge Coverage Ratio immediately prior to such acquisition and incurrence;

(11) the incurrence by FTI or any of its Restricted Subsidiaries of Indebtedness arising from agreements of FTI or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, “earn out,” stock-price guarantee or similar obligations, in each case, incurred in connection with the acquisition or disposition of any Permitted Business, assets used or useful in a Permitted Business or a Restricted Subsidiary of FTI in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such Permitted Business, assets or Restricted Subsidiary for the purposes of financing such acquisition; provided that, with respect to any such disposition, the maximum aggregate liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by FTI and its Restricted Subsidiaries in connection with such disposition;

(12) the guarantee by FTI or any of the Guarantors of Indebtedness of FTI or a Restricted Subsidiary of FTI that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(13) the incurrence by FTI or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business or as required from time to time by law or state licensing or regulatory authorities;

(14) the incurrence by FTI or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(15) the incurrence by FTI or any Guarantor of unsecured Indebtedness evidenced by promissory notes that are subordinated in right of payment to the notes issued to current, future or former directors, officers, employees or consultants of FTI or any of its Restricted Subsidiaries (or their respective spouses) in lieu of cash payments for Equity Interests being repurchased from such Person; and

(16) the incurrence by FTI or any of the Guarantors of additional Indebtedness, the issuance by any FTI of Disqualified Stock or the issuance by a Guarantor of Preferred Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $25.0 million.

FTI will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of FTI or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of FTI solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, FTI will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of FTI as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that FTI or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

FTI will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such other obligations (in respect of Indebtedness or otherwise) are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

FTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to FTI or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to FTI or any of its Restricted Subsidiaries;

(2) make loans or advances to FTI or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to FTI or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Credit Facilities;

(2) agreements governing Existing Indebtedness and the Senior Subordinated Convertible Notes, in each case as in effect on August 2, 2005 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on August 2, 2005;

(3) the indenture, the notes and the Note Guarantees;

(4) applicable law, rule, regulation or order;

(5) agreements or instruments governing Indebtedness incurred pursuant to the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as either (a) the encumbrances and restrictions contained therein do not impair the ability of any Restricted Subsidiary to pay dividends or make any other distributions or payments directly or indirectly to FTI in an amount sufficient to permit FTI to pay the principal of, and interest and Special Interest, if any, on the notes, or (b) if the debt is incurred by FTI, the encumbrances and restrictions contained therein are not materially more restrictive, taken as a whole, than those contained in the notes and the indenture;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7) customary provisions in joint-venture agreements entered into in the ordinary course of business;

(8) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(9) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(10) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11) Indebtedness that is secured by Liens that were permitted to be incurred under the provisions of the indenture described above under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of FTI’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(14) any instrument governing Indebtedness or Capital Stock of a Person acquired by FTI or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred.

Merger, Consolidation or Sale of Assets

FTI will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not FTI is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of FTI and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) FTI is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than FTI) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, then a corporation wholly owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations becomes a co-issuer of the notes pursuant to a supplemental indenture substantially in the form set forth in the indenture;

(2) the Person formed by or surviving any such consolidation or merger (if other than FTI) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of FTI under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default exists;

(4) FTI or the Person formed by or surviving any such consolidation or merger (if other than FTI), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would either:

(a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(b) have a Fixed Charge Coverage Ratio not less than the Fixed Charge Coverage Ratio of FTI immediately prior to such merger, sale, assignment, transfer, conveyance or other disposition, including any related financing transactions; and

(5) FTI or the Person formed by or surviving any such consolidation or merger (if other than FTI), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would comply with applicable regulatory requirements of the NASD, Inc., to the extent that FTI or such Person then has a subsidiary that is a registered broker-dealer.

In addition, FTI will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of FTI with an Affiliate solely for the purpose of reincorporating FTI in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among FTI and its Restricted Subsidiaries.

Transactions with Affiliates

FTI will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of FTI (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to FTI or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by FTI or such Restricted Subsidiary with an unrelated Person; and

(2) FTI delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of FTI set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of FTI; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to FTI or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, valuation, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment or other compensation arrangement or agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by FTI or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among FTI and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of FTI) that is an Affiliate of FTI solely because FTI owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of FTI and the payment of customary indemnification to directors and officers of FTI;

(5) any issuance of Equity Interests (other than Disqualified Stock) of FTI to Affiliates of FTI;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” and Permitted Investments (other than clause (15) of the definition thereof);

(7) the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to directors, officers, employees and consultants that are approved by the Board of Directors of FTI or any of its Restricted Subsidiaries in the ordinary course of business;

(8) the existence of, or the performance by FTI or any of its Restricted Subsidiaries under the terms of, any agreement or instrument as in effect on August 2, 2005 or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement or instrument as in effect on August 2, 2005) or any transaction contemplated thereby;

(9) contributions to the capital of Subsidiaries to the extent necessary to comply with laws or regulations mandating solvency or minimum capitalization; and

(10) any contribution to the capital of FTI.

Business Activities

FTI will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to FTI and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If FTI or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after August 2, 2005 that is not designated as an Unrestricted Subsidiary, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

The Note Guarantee of any Domestic Subsidiary that becomes a Guarantor will be released either with the consent of holders of the notes in accordance with the provisions of the indenture described below under “—Amendment, Supplement and Waiver” or without the consent of holders of the notes in accordance with the provisions of the indenture described above under “—Note Guarantees.” The form of notation of Note Guarantee and the related form of supplemental indenture will be attached as exhibits to the indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of FTI may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by FTI and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by FTI. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of FTI may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of FTI as an Unrestricted Subsidiary will be evidenced to the trustee by a resolution of FTI’s Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of FTI as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” FTI will be in default of such covenant. The Board of Directors of FTI may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of FTI; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of FTI of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, if applicable; and (2) no Default would be in existence following such designation.

No Amendment to Subordination Provisions

Without the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding, FTI will not amend, modify or alter the Senior Subordinated Convertible Note Indenture in any way to:

(1) increase the rate of or change the time for payment of interest on any Senior Subordinated Convertible Notes;

(2) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Senior Subordinated Convertible Notes;

(3) alter the redemption provisions or the price or terms at which FTI is required to offer to purchase any Senior Subordinated Convertible Notes; or

(4) amend the subordination provisions of the Senior Subordinated Convertible Note Indenture.

Payments for Consent

FTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, FTI will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if FTI were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if FTI were required to file such reports.

FTI’s obligation to furnish such reports commenced upon the date on which FTI filed with the SEC the registration statement of which this prospectus is a part.

The availability of the foregoing materials on the SEC’s EDGAR service shall be deemed to satisfy FTI’s delivery obligation.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on FTI’s consolidated financial statements by FTI’s certified independent accountants. In addition, FTI will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, FTI is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, FTI will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. FTI will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept FTI’s filings for any reason, FTI will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if FTI were required to file those reports with the SEC.

If FTI has designated any of its Subsidiaries as Unrestricted Subsidiaries, and all of FTI’s Unrestricted Subsidiaries at such time together constitute a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of FTI and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of FTI.

In addition, FTI and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by FTI or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by FTI or any of its Restricted Subsidiaries for 60 days after notice to FTI by the trustee or the holders of at least 25% in accordance with the provisions set forth below in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the agreements in the indenture other than the events described in clauses (1), (2) and (3) above;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by FTI or any of its Restricted Subsidiaries (or the payment of which is guaranteed by FTI or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after August 2, 2005, if that default:

(a) is caused by a failure to pay principal of such Indebtedness prior to the expiration of any applicable grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by FTI or any of its Restricted Subsidiaries to pay final judgments (other than judgments covered by insurance policies issued by reputable and creditworthy insurance companies) entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee of a Significant Subsidiary (or combination of Note Guarantees of any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) is held in any judicial proceeding to be unenforceable, invalid or for any reason not to be in full force and effect, or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), or any Person acting on its or their behalf, denies or disaffirms its or their obligations under its Note Guarantee or Note Guarantees; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to FTI or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to FTI, any Restricted Subsidiary of FTI that is a Significant Subsidiary or any group of Restricted Subsidiaries of FTI that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default if it determines that withholding notice is in their interest, except a Default relating to the payment of principal, interest or premium or Special Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee in writing to pursue the remedy as trustee;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the notes.

FTI is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default, FTI is required to deliver to the trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of FTI or any Guarantor, as such, will have any liability for any obligations of FTI or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

FTI may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) FTI’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and FTI’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, FTI may, at its option and at any time, elect to have the obligations of FTI and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) FTI must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal or valuation firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and FTI must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, FTI must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) FTI has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since August 2, 2005, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, FTI must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the granting of liens and the entering into of customary documentation relating to such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which FTI or any Guarantor is a party or by which FTI or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which FTI or any of its Subsidiaries is a party or by which FTI or any of its Subsidiaries is bound;

(6) FTI must deliver to the trustee an officers’ certificate stating that the deposit was not made by FTI with the intent of preferring the holders of notes over the other creditors of FTI with the intent of defeating, hindering, delaying or defrauding any creditors of FTI or others; and

(7) FTI must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (a) have become due and payable or (b) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of FTI.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default in the payment of principal of, or interest or premium, or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, FTI, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of FTI’s or a Guarantor’s obligations to the holders of the notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of FTI’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of the Exchange Notes to the extent that such provision in this Description of the Exchange Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of August 2, 2005; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a notation of Note Guarantee providing a guarantee of the notes.

The consent of the holders of the notes will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to FTI, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and FTI or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default has occurred and is continuing on the date of the deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which FTI or any Guarantor is a party or by which FTI or any Guarantor is bound;

(3) FTI or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) FTI has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, FTI must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of FTI or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to FTI Consulting, Inc., 500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202, Attention: General Counsel.

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will initially be issued in the form of one or more fully registered notes in global form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each global note shall be deposited with the trustee, as custodian for and registered in the name of The Depository Trust Company or a nominee thereof. The old notes, to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below.

Depository Procedures

The following description of the operations and procedures of The Depository Trust Company, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. FTI takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

The Depository Trust Company has advised FTI that The Depository Trust Company is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of The Depository Trust Company only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of The Depository Trust Company are recorded on the records of the Participants and Indirect Participants.

The Depository Trust Company has also advised FTI that, pursuant to procedures established by it:

(1) upon issuance of the Global Notes, The Depository Trust Company or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary; and

(2) ownership of beneficial interest in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by The Depository Trust Company or its nominee with respect to interests of Participants and the records of Participants with respect to interests of persons other than Participants.

Investors in the Global Notes who are Participants may hold their interests therein directly through The Depository Trust Company. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the The Depository Trust Company system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because The Depository Trust Company can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the The Depository Trust Company system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of The Depository Trust Company or its nominee will be payable to The Depository Trust Company in its capacity as the registered holder under the indenture. Under the terms of the indenture, FTI and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither FTI, the trustee nor any agent of FTI or the trustee has or will have any responsibility or liability for:

(1) any aspect of The Depository Trust Company’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of The Depository Trust Company or any of its Participants or Indirect Participants.

The Depository Trust Company has advised FTI that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless The Depository Trust Company has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of The Depository Trust Company. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of The Depository Trust Company, the trustee or FTI. Neither FTI nor the trustee will be liable for any delay by The Depository Trust Company or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and FTI and the trustee may conclusively rely on and will be protected in relying on instructions from The Depository Trust Company or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depository Trust Company has advised FTI that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account The Depository Trust Company has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, The Depository Trust Company reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although The Depository Trust Company, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of FTI, the trustee and any of their respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon prior written request to the trustee, exchange such beneficial interest for notes in the form of Certificated Notes. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such Person or Persons (or their nominee). All Certificated Notes would be subject to the legend requirements described under “Notice to Investors.”

Neither FTI nor the trustee will be liable for any delay by the Global Note Holder or The Depository Trust Company in identifying the beneficial owners of notes and FTI and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or The Depository Trust Company for all purposes.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) The Depository Trust Company (a) notifies FTI that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, FTI fails to appoint a successor depositary;

(2) FTI, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of The Depository Trust Company in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”

Same Day Settlement and Payment

FTI will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or its nominee. FTI will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTAL Market and to trade in The Depository Trust Company’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by The Depository Trust Company to be settled in immediately available funds. FTI expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised FTI that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; and

(2) the excess of:

(a) the present value at such redemption date of (x) the redemption price of the note at June 15, 2009, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (y) all required interest payments due on the note through June 15, 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of FTI and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of FTI’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2) a transfer of assets between or among FTI and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of FTI to FTI or to a Restricted Subsidiary of FTI;

(4) the sale or lease of products, services or accounts receivable or the licensing of intellectual property, in each case in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) the grant of a Lien permitted by the indenture; and

(8) the lease, assignment or sublease of any real or personal property in the ordinary course of business.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member, manager or members or any controlling committee of managing members or manager thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Great Britain pounds and European Union euros, and cash deposit accounts denominated in such currencies;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties or assets of FTI and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of FTI;

(3) FTI becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of FTI, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of FTI are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Common Stock” means the Capital Stock of FTI consisting solely of the common stock of FTI that is (a) Voting Stock and (b) Publicly Traded.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (without regard to the $1.0 million limitation set forth in the definition thereof), to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any non-cash goodwill or other intangible asset impairment charges incurred subsequent to August 2, 2005 resulting from the application of SFAS No. 142 (or any successor provision thereto) or any other non-cash asset impairment charges incurred subsequent to August 2, 2005 resulting from the application of SFAS No. 144 (or any successor provision thereto); plus

(6) any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs; plus

(7) customary fees and expenses of FTI and its Restricted Subsidiaries payable in connection with the Transactions; plus

(8) any non-cash loss recognized in accounting for Hedging Obligations as a result of the application of SFAS No. 149 (or any principles of superseded SFAS No. 133), or any successor provision thereto, as in effect on August 2, 2005; minus

(9) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of FTI will be added to Consolidated Net Income to compute Consolidated Cash Flow of FTI only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to FTI by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than any such terms permitted under “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries” above); provided that such exclusion shall not apply to the extent that such dividends or distributions are actually received;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of FTI who:

(1) was a member of such Board of Directors on August 2, 2005; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of November 28, 2003, by and among FTI, as borrower, the guarantors party thereto, as guarantors, Bank of America, N.A., as administrative agent and lender, and the other lenders party thereto, as amended by that certain First Amendment thereto, dated as of April 19, 2005, providing for up to $275.0 million of revolving credit and term loan borrowings (or, after giving pro forma effect to the Transactions, $100.0 million of revolving credit borrowings), including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means non-cash consideration received FTI or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as such in an officers’ certificate, setting forth the basis of valuation thereof, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require FTI to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that FTI may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that FTI and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of FTI that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of FTI.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Indebtedness” means the Indebtedness of FTI and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on August 2, 2005, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of FTI (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period.

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the event requiring determination of Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the event requiring determination of Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of twelve months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of FTI (other than Disqualified Stock) or to FTI or a Restricted Subsidiary of FTI, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) FTI, LLC, a Maryland limited liability company; FTI Repository Services, LLC, a Maryland limited liability company; Lexecon, LLC, a Maryland limited liability company; Technology & Financial Consulting, Inc., a Texas corporation; Teklicon, Inc., a California corporation; FTI Cambio LLC, a Maryland limited liability company; FTI IP, LLC, a Maryland limited liability company; FTI Compass, LLC, a Maryland limited liability company, and FTI Investigations, LLC, a Maryland limited liability company; and

(2) any other Subsidiary of FTI that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage or hedge interest rates or interest rate risk; and

(3) other agreements or arrangements designed to manage, hedge or protect such Person against fluctuations in currency exchange rates.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent twelve-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of FTI.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If FTI or any Subsidiary of FTI sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of FTI such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of FTI, FTI will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of FTI’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by FTI or any Subsidiary of FTI of a Person that holds an Investment in a third Person will be deemed to be an Investment by FTI or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (without regard to the $1.0 million threshold in the definition thereof); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by FTI or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither FTI nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of FTI or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of FTI or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of FTI’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the offering circular dated as of July 28, 2005, relating to the offer and sale of the notes.

“Permitted Business” means any business that is reasonably similar, ancillary or related to, or a reasonable extension or expansion of, the businesses which FTI and its Restricted Subsidiaries are engaged on August 2, 2005.

“Permitted Investments” means:

(1) any Investment in FTI or in a Restricted Subsidiary of FTI;

(2) any Investment in Cash Equivalents;

(3) any Investment by FTI or any Restricted Subsidiary of FTI in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of FTI; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, FTI or a Restricted Subsidiary of FTI;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) any Investment made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of FTI;

(6) any Investments received in compromise or resolution of (a) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of FTI or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) payroll, travel and similar advances to directors, officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(9) loans or advances to employees of FTI or any Restricted Subsidiary of FTI made in the ordinary course of business (other than loans or advances evidenced by SMD Loans) in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(10) loans or advances to employees of FTI or any Restricted Subsidiary of FTI made in the ordinary course of business evidenced by SMD Loans;

(11) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) repurchases of the notes and related Note Guarantees;

(13) Investments in existence on August 2, 2005, and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing, in whole or in part, thereof;

(14) Guarantees otherwise permitted by the terms of the indenture; and

(15) other Investments in any Person other than Restricted Subsidiaries of FTI having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed $10.0 million; provided, however, that if an Investment pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary of FTI at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above, and will cease to have been made pursuant to this clause (15).

“Permitted Liens” means:

(1) Liens on assets of FTI or any Guarantor securing Indebtedness and other Obligations under Credit Facilities (including in respect of “Treasury Management Agreements,” as defined in the Credit Agreement) that was incurred pursuant to either clause (1) or clause (16) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

(2) Liens in favor of FTI or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with FTI or any Subsidiary of FTI; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with FTI or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by FTI or any Subsidiary of FTI; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business, but exclusive of obligations for the payment of borrowed money;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on August 2, 2005;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course or business in connection therewith;

(14) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of FTI or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16) leases or subleases granted to other Persons that do not materially interfere with the ordinary course of business of FTI and its Restricted Subsidiaries;

(17) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(19) Liens incurred in the ordinary course of business of FTI or any Subsidiary of FTI with respect to obligations that do not exceed $10.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of FTI or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of FTI or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by FTI or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Publicly Traded” means any equity security of a class that is registered pursuant to Section 12 of the Exchange Act that is admitted to trading on a national securities exchange or quoted on the automated quotation system of a registered securities association.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Subordinated Convertible Note Indenture” means the indenture governing the Senior Subordinated Convertible Notes, dated as of the indenture, among FTI, the guarantors party thereto and Wilmington Trust Company, as trustee.

“Senior Subordinated Convertible Notes” means the 3 3/4% Senior Subordinated Convertible Notes due 2012 of FTI.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act, as such Regulation is in effect on August 2, 2005.

“SMD” means a current or former senior managing director (or employee who holds or held an equivalent title) of FTI or any of its Restricted Subsidiaries.

“SMD Loan” means a loan, made in the ordinary course of business, from FTI to an SMD in accordance with the practices of FTI as described in the Offering Circular.

“Special Interest” means all liquidated damages then owing pursuant to the registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of August 2, 2005, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Repurchase” means the repurchase by FTI or any of its Restricted Subsidiaries, in one or more transactions, of up to $125.3 million in the aggregate of shares of Common Stock on August 2, 2005 in connection with the issuance of the Senior Subordinated Convertible Notes or otherwise through a collared accelerated stock buyback (“ASB”) transaction or open market purchases; provided that, in the case of any Stock Repurchase executed pursuant to an ASB transaction that is entered into prior to or on August 2, 2005, FTI or any of its Restricted Subsidiaries may pay a capped settlement amount not to exceed 10% of the volume-weighted average price per share paid by the counterparty to such ASB transaction during the applicable hedge period.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Transactions” means the issuance of the notes and related Note Guarantees, the issuance of the Senior Subordinated Convertible Notes and the Stock Repurchase, in each case as described in the Offering Circular.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2009; provided, however, that if the period from the redemption date to June 15, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Total Assets” means the total consolidated assets of FTI and its Restricted Subsidiaries, as shown on the most recent balance sheet of FTI.

“Unrestricted Subsidiary” means any Subsidiary of FTI that is designated by the Board of Directors of FTI as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with FTI or any Restricted Subsidiary of FTI unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to FTI or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of FTI;

(3) is a Person with respect to which neither FTI nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of FTI or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

This section describes the material U.S. federal income tax considerations relating to the exchange of the old notes for the exchange notes pursuant to this exchange offer. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax considerations described below. We have not obtained, and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax considerations resulting from acquiring, holding or disposing of the notes.

This summary discusses only the tax consequences to holders who exchange the old notes for exchange notes pursuant to the exchange offer and does not discuss tax consequences applicable to initial or subsequent purchases of the notes. The discussion does not address all of the tax considerations that may be relevant to a particular holder of notes in light of the holder’s circumstances, or to certain categories of investors (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold notes through partnerships or other pass-through entities, U.S. expatriates or persons who hold the notes as part of a hedge, a straddle or a conversion transaction, within the meaning of Section 1258 of the Code, a constructive sale transaction within the meaning of Section 1259 of the Code, an integrated transaction or other risk reduction transactions, and U.S. holders whose “functional currency” is not the U.S. dollar) that may be subject to special rules. This discussion is limited to persons who hold the notes as capital assets (within the meaning of Section 1221 of the Code). This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

YOU SHOULD CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF THE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

Material U.S. Federal Income Tax Consequences of Exchange Pursuant to Exercise of Registration Rights

An exchange of old notes for exchange notes will not be a taxable event to you, and you will not recognize any taxable gain or loss or any interest income as a result of such exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [                            ], 2006, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal delivered with this prospectus states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the exchange notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By exchanging old notes in Canada, the holder is representing to us that: (1) the holder is entitled under applicable provincial securities laws to exchange those notes without the benefit of a prospectus qualified under those securities laws; (2) where required by law, that the holder is exchanging as principal and not as agent; and (3) the holder has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the notes with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as any experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian holders of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the exchange notes and the guarantees, other than the guarantee of Technology & Financial Consulting, Inc., a Texas Corporation, will be passed upon for us by O’Melveny & Myers LLP. The validity of the guarantee of Technology & Financial Consulting, Inc., will be passed upon for us by Baker Botts LLP, special Texas counsel to Technology & Financial Consulting, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements and schedule as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, appearing in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FTI CONSULTING, INC.

PART I—FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements

FTI Consulting, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31, 2004	September 30, 2005
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$25,704	$115,257
Accounts receivable
Billed receivables	89,536	106,105
Unbilled receivables	30,663	47,633
Allowance for doubtful accounts and unbilled services	(16,693)	(15,678)

	103,506	138,060
Notes receivable	9,031	2,917
Prepaid expenses and other current assets	6,041	9,148
Deferred income taxes	6,287	6,598

Total current assets	150,569	271,980

Property and equipment, net	23,342	27,038
Goodwill	507,656	573,223
Other intangible assets, net	10,978	23,309
Other assets	15,980	28,766

Total assets	$708,525	$924,316

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$20,771	$15,820
Accrued compensation	39,383	48,176
Current portion of long-term debt	21,250	—
Billings in excess of services provided	8,924	12,147

Total current liabilities	90,328	76,143

Long-term debt, net of current portion	83,750	349,252
Deferred rent, interest rate swap liability and other	12,745	17,912
Deferred income taxes	25,548	36,909
Commitments and contingent liabilities (notes 3, 4, 5, 6 and 7)

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 42,487 shares issued and outstanding—2004; and 39,018 shares issued and outstanding—2005	425	390
Additional paid-in capital	333,735	242,498
Unearned compensation	(8,551)	(7,400)
Retained earnings	170,545	208,612

Total stockholders’ equity	496,154	444,100

Total liabilities and stockholders’ equity	$708,525	$924,316

The accompanying notes are an integral part of these consolidated financial statements.

FTI Consulting, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share data)

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Revenues	$104,433	$133,189	$322,118	$373,720

Operating expenses
Direct cost of revenues	56,739	73,341	176,994	202,878
Selling, general and administrative expense	25,830	32,587	76,348	90,030
Amortization of other intangible assets	1,244	1,952	4,220	4,309

	83,813	107,880	257,562	297,217

Operating income	20,620	25,309	64,556	76,503

Other income (expense)
Interest income	189	548	575	912
Interest expense and other	(1,564)	(4,875)	(4,753)	(9,104)
Loss on early extinguishment of term loans	—	(1,687)	—	(1,687)
Litigation settlement gains (losses), net	—	21	—	(991)

	(1,375)	(5,993)	(4,178)	(10,870)

Income before income tax provision	19,245	19,316	60,378	65,633
Income tax provision	8,294	8,113	25,117	27,566

Net income	$10,951	$11,203	$35,261	$38,067

Earnings per common share—basic	$0.26	$0.28	$0.84	$0.91

Earnings per common share—diluted	$0.26	$0.27	$0.83	$0.90

The accompanying notes are an integral part of these consolidated financial statements.

FTI Consulting, Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity

(in thousands)

Unaudited

	Common Stock		Additional Paid-in Capital	Unearned Compensation	Retained Earnings	Total
	Shares	Amount
Balance, January 1, 2005	42,487	$425	$333,735	$(8,551)	$170,545	$496,154
Issuance of common stock in connection with:
Exercise of options, including income tax benefit of $1,188	354	3	6,201			6,204
Employee stock purchase plan	307	3	5,040			5,043
Restricted share grants	10	—	223	(223)		—
Business combinations	1,465	15	30,331			30,346

Purchase and retirement of common stock	(5,605)	(56)	(133,032)			(133,088)
Amortization of unearned compensation				1,374		1,374
Net income					38,067	38,067

Balance, September 30, 2005	39,018	$390	$242,498	$(7,400)	$208,612	$444,100

The accompanying notes are an integral part of these consolidated financial statements.

FTI Consulting, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Nine Months Ended September 30,
	2004	2005
Operating activities
Net income	$35,261	$38,067
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	6,647	8,308
Amortization of other intangible assets	4,220	4,309
Provision for doubtful accounts	5,390	2,945
Non-cash stock-based compensation	898	1,374
Income tax benefit from stock option exercises	2,102	1,188
Loss on early extinguishment of term loans	—	1,687
Non-cash interest expense	1,096	1,338
Loss on subleased facilities	—	920
Other non-cash charges	36	718
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(31,769)	(31,471)
Prepaid expenses and other assets	(5,180)	(1,947)
Accounts payable, accrued expenses and other	11,694	6,985
Income taxes payable	4,841	4,261
Accrued compensation	2,560	6,115
Billings in excess of services provided	(7,564)	(1,294)

Net cash provided by operating activities	30,232	43,503

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs, net of cash received	(1,247)	(50,972)
Purchases of property and equipment	(6,694)	(12,077)
Proceeds from note receivable due from purchasers of former subsidiary	—	5,525
Change in other assets	(610)	(134)

Net cash used in investing activities	(8,551)	(57,658)

Financing activities
Issuance of debt securities	—	350,000
Purchase and retirement of common stock	(9,329)	(133,088)
Payments of long-term debt	(11,250)	(155,000)
Borrowings under long-term credit facility	—	50,000
Borrowings under revolving line of credit	43,500	33,500
Payments of revolving line of credit	(43,500)	(33,500)
Payments of debt financing fees	(50)	(13,034)
Issuance of common stock under equity compensation plans	2,638	5,016
Payments of capital lease obligations and other	(468)	(186)

Net cash (used in) provided by financing activities	(18,459)	103,708

Net increase in cash and cash equivalents	3,222	89,553
Cash and cash equivalents, beginning of period	5,765	25,704

Cash and cash equivalents, end of period	$8,987	$115,257

The accompanying notes are an integral part of these consolidated financial statements.

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in tables expressed in thousands, except per share data)

Unaudited

1. Basis of Presentation

Our unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and under the rules and regulations of the Securities and Exchange Commission for interim financial information. Some of the information and footnote disclosures normally included in annual financial statements have been condensed or omitted pursuant to those rules or regulations. In management’s opinion, the interim financial statements reflect all adjustments that are necessary for a fair presentation of the results for the interim periods presented. All adjustments made were normal recurring accruals. You should not expect the results of operations for interim periods to necessarily be an indication of the results for a full year. You should read these financial statements in conjunction with the consolidated financial statements and the notes contained in our annual report on Form 10-K for the year ended December 31, 2004.

2. Significant Accounting Policies and Recent Accounting Pronouncements

Earnings per Common Share

Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share adjusts basic earnings per share for the effects of potentially dilutive common shares. Potentially dilutive common shares primarily include the dilutive effects of shares issuable under our stock option plans, including restricted shares using the treasury stock method; shares issuable upon settlement of the forward contract embedded in our accelerated share repurchase agreement using the reverse treasury stock method; and shares issuable upon the conversion of our senior notes using the if-converted method. Since the average price per share of our common stock was below the conversion price of our convertible notes, the convertible notes did not have a dilutive effect on our earnings per share for any of the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Numerator—basic and diluted
Net income	$10,951	$11,203	$35,261	$38,067

Denominator
Weighted average number of common shares outstanding—basic	42,134	40,177	42,135	41,760
Effect of dilutive stock options	343	715	396	550
Effect of dilutive restricted shares	2	165	3	56
Effect of accelerated stock repurchase agreement	—	113	—	38

Weighted average number of common shares outstanding—diluted	42,479	41,170	42,534	42,404

Earnings per common share—basic	$0.26	$0.28	$0.84	$0.91

Earnings per common share—diluted	$0.26	$0.27	$0.83	$0.90

Antidilutive stock options and restricted shares	2,999	1,316	3,161	2,555

Stock-Based Compensation

We record compensation expense for stock-based compensation for employees and non-employee members of our board of directors using the intrinsic value method prescribed by Accounting Principles Board, or APB,

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(amounts in tables expressed in thousands, except per share data)

Unaudited

Opinion No. 25, “Accounting for Stock Issued to Employees.” Under APB Opinion No. 25, compensation expense is recorded over the vesting period to the extent that the fair value of the underlying stock on the grant date exceeds the exercise or acquisition price of the stock or stock-based award.

All options granted under our stock-based employee compensation plans had an exercise price greater than or equal to the market value of the underlying common stock on the date of grant. We also periodically issue restricted and unrestricted stock to employees in connection with new hires and performance evaluations. The fair market value on the date of issue of unrestricted stock is immediately charged to compensation expense, and the fair value on the date of issue of restricted stock is charged to compensation expense ratably over the restriction period.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” encourages companies to recognize expense for stock-based awards based on their estimated fair value on the date of grant. Statement No. 123 requires the disclosure of pro forma income and earnings per share data in the notes to the financial statements if the fair value method is not adopted. The following table illustrates the effect on net income and earnings per share if we had determined compensation costs by applying the fair value recognition provisions of Statement No. 123 to stock-based employee awards.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Net income, as reported	$10,951	$11,203	$35,261	$38,067
Add—Stock-based employee compensation cost included in reported net income, net of income taxes	152	272	524	797
Deduct—Total stock-based employee compensation expense determined under a fair value based method for all awards, net of income taxes	(2,085)	(1,733)	(5,624)	(5,827)

Net income, pro forma	$9,018	$9,742	$30,161	$33,037

Earnings per common share
Basic, as reported	$0.26	$0.28	$0.84	$0.91

Basic, pro forma	$0.21	$0.24	$0.72	$0.79

Diluted, as reported	$0.26	$0.27	$0.83	$0.90

Diluted, pro forma	$0.21	$0.24	$0.71	$0.78

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(amounts in tables expressed in thousands, except per share data)

Unaudited

The Black-Scholes option-pricing model and other models were developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions, including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe the existing models do not necessarily provide a reliable measure of the fair value of our stock-based awards. The fair value of our stock-based awards was estimated on the measurement date using the Black-Scholes option-pricing model along with the following assumptions.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Assumptions
Risk-free interest rate—option plan grants	2.88% – 3.91%	3.77% – 3.93%	1.90% – 3.91%	3.44% – 3.98%
Risk-free interest rate—purchase plan grants	1.61%	3.35%	0.96% – 1.61%	2.55%– 3.55%
Dividend yield	0%	0%	0%	0%
Expected life of option grants	3 – 5 years	3 years	3 – 5 years	3 years
Expected life of stock purchase plan grants	0.5 years	0.5 years	0.5 years	0.5 years
Stock price volatility—option plan grants	56.4% – 59.1%	49.7% – 49.9%	54.6% – 59.6%	49.7% – 54.1%
Stock price volatility—purchase plan grants	71.6%	23.2%	56.9% – 71.6%	23.2% – 34.7%
Weighted average fair value of grants
Stock options:
Grant price = fair market value	$8.96	$7.76	$7.07	$7.95
Grant price > fair market value	$6.36	$8.17	$6.29	$7.48
Employee stock purchase plan shares	$5.78	$4.63	$6.54	$5.10
Restricted shares	$18.83	—	$17.12	$22.34

Supplemental Cash Flow Information

	Nine Months Ended September 30,
	2004	2005
Other non-cash investing and financing activities
Issuance of common stock to acquire businesses	$—	$30,346

Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the nine months ended September 30, 2005, are as follows:

Balance as of January 1, 2005	$507,656
Goodwill acquired during the year	65,908
Adjustment to allocation of purchase price	(341)

Balance as of September 30, 2005	$573,223

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(amounts in tables expressed in thousands, except per share data)

Unaudited

Other intangible assets with finite lives are amortized over their estimated useful lives. For intangible assets with finite lives, we recorded amortization expense of $4.2 million for the nine months ended September 30, 2004 and $4.3 million for the nine months ended September 30, 2005. Based solely on the amortizable intangible assets recorded as of September 30, 2005, we estimate amortization expense to be $2.5 million during the remainder of 2005, $6.8 million in 2006, $2.8 million in 2007, $2.6 million in 2008, $2.5 million in 2009, $0.6 million in 2010 and $1.1 million in years after 2010. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives or other relevant factors. The carrying amounts of the amortizable assets we acquired in connection with acquisitions completed during the third quarter of 2005 are based on our estimated valuations, which we expect to complete by the end of 2005. The final purchase price allocations may differ from our preliminary estimates. See note 3.

	Useful Life in Years	December 31, 2004		September 30, 2005
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Customer relationships	5 to 15	$8,300	$1,412	$10,340	$2,440
Contracts, backlog	1 to 3	491	395	8,226	2,566
Software	5	—	—	4,400	513
Non-compete agreement	3 to 5	2,196	982	2,961	1,499
Intellectual property	3	360	280	360	360

		11,347	3,069	26,287	7,378
Unamortized intangible assets
Tradename	Indefinite	2,700	—	4,400	—

		$14,047	$3,069	$30,687	$7,378

Significant New Accounting Pronouncements

As permitted by Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation,” we currently account for share-based payments to employees using the intrinsic value method under Accounting Principles Board, or APB, Opinion No. 25. As such, we generally do not recognize compensation cost related to employee stock options. In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement No. 123(R), “Share-Based Payment,” which is a revision of Statement No. 123.

Statement No. 123(R) allows for two adoption methods:

•	The modified prospective method which requires companies to recognize compensation cost beginning with the effective date of adoption based on (a) the requirements of Statement No. 123(R) for all share-based payments granted after the effective date of adoption and (b) the requirements of Statement No. 123 for all awards granted to employees prior to the effective date of adoption that remain unvested on the date of adoption; or

•	The modified retrospective method which includes the requirements of the modified prospective method described above, but also requires restatement of prior period financial statements using amounts previously disclosed under the pro forma provisions of Statement 123.

We expect to adopt the standard effective January 1, 2006 using the modified prospective method.

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(amounts in tables expressed in thousands, except per share data)

Unaudited

Statement No. 123(R) requires all share-based payments to employees and directors to be recognized in the financial statements based on their fair values, using prescribed option-pricing models. Upon adoption of Statement No. 123(R), pro forma disclosure will no longer be an alternative to financial statement recognition. Accordingly, the adoption of the fair-value method prescribed by Statement No. 123(R) will have a significant impact on our results of operations, although it will not have an impact on our overall financial position. The impact of adopting Statement No. 123(R) can not be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement No. 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement No. 123 as described above under “Stock-Based Compensation.”

Statement No. 123(R) also requires the benefit related to income tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting principles. This requirement will reduce our net operating cash flows and increase our net financing cash flows in periods after adoption. When Statement No. 123(R) is adopted we may elect to change our valuation method or assumptions. Such changes could have an impact on the amount of stock-based compensation we record.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections.” This new standard replaces APB Opinion No. 20, “Accounting Changes” and Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” Among other changes, Statement No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented based on the new accounting principle, unless it is impracticable to do so. Statement No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for prospectively as a change in estimate that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be treated as a restatement. We are required to and will adopt the provisions of Statement No. 154 on January 1, 2006. We do not believe that the implementation of this standard will have a material impact on our financial position or results of operations.

Reclassifications

Certain amounts in the 2004 financial statements have been reclassified to conform to the 2005 presentation.

3. Acquisitions

We record assets acquired and liabilities assumed in business combinations on our balance sheet as of the respective acquisition dates based upon their estimated fair values at the acquisition date. We include the results of operations of businesses acquired in our statement of income beginning on the acquisition dates. We allocate the acquisition cost to identifiable tangible and intangible assets and liabilities based upon their estimated relative fair values. We allocate the excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed to goodwill. We determine the fair value of intangible assets acquired based upon independent appraisals. The fair value of shares of our common stock issued in connection with a business combination is based on a five-day average of the closing price of our common stock two days before and two days after the date we agree to the terms of the acquisition and publicly announce the transaction. In certain circumstances, the allocations of the excess purchase price are based on preliminary estimates and assumptions. Accordingly, the allocations are subject to revision when we receive final information, including appraisals and other analyses. Revisions to our preliminary estimates of fair value may be significant. Since the business combinations consummated in 2005 did not materially impact our results of operations, pro forma results have not been presented.

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(amounts in tables expressed in thousands, except per share data)

Unaudited

During the third quarter of 2005, we completed two business combinations. The total acquisition cost was $7.0 million, consisting of net cash of $4.5 million, transaction costs of $0.1 million and 101,790 shares of our common stock valued at about $2.4 million.

Cambio

Effective May 31, 2005, we acquired substantially all of the assets and assumed certain liabilities of Cambio Health Solutions, based in Nashville, Tennessee. Cambio provides strategic, operational and turnaround management consulting services to academic medical centers, integrated delivery systems, stand-alone community hospitals, investor-owned hospitals and special medical facilities. The total acquisition cost was $42.3 million, consisting of net cash of $28.9 million, transaction costs of $0.5 million and 578,994 shares of our common stock valued at about $12.9 million.

The identifiable intangible assets that we acquired consist principally of contract backlog, customer relationships, trade name and non-competition agreements. We recorded $33.9 million of goodwill as a result of the value of the assembled workforce we acquired and the ability to earn a higher rate of return from the acquired business than would be expected if those net assets had to be acquired or developed separately. In addition, this acquisition enhances our industry expertise in health care management and finance. We believe the goodwill recorded as a result of this acquisition will be fully deductible for income tax purposes over the next 15 years.

Ringtail

On February 28, 2005, we acquired substantially all of the assets and assumed certain liabilities of the Ringtail group. Ringtail is a developer of litigation support and knowledge management technologies for law firms, Fortune 500 corporate legal departments, government agencies and courts. The assets we acquired include software products and technologies and intellectual property. Ringtail has developed a suite of integrated software modules to manage the information and workflow in complex legal cases. The total acquisition cost was $34.6 million, consisting of net cash of $19.2 million, transaction costs of $0.4 million and 784,109 shares of our common stock valued at $15.0 million. We financed the cash portion of the purchase price with cash on hand and borrowings under our revolving line of credit. We may be required to pay the sellers additional annual consideration based upon post-acquisition revenues for the each of the years from 2005 through 2007. This earnout consideration may be up to $2.5 million per year and may be paid in cash, shares of our common stock or a combination of both. We expect the revenue targets related to the earnout for 2005 will be met. We granted the sellers contractual protection against a decline in the value of any purchase price or earnout payment made in shares of our common stock. If on the first anniversary date of any issuance of purchase price or earnout shares, the market price of our common stock has not increased by at least 10%, we have agreed to make an additional cash payment to the sellers equal to the deficiency. Based on the market price of our common stock on September 30, 2005, we would not be obligated to make any price protection related payments.

We acquired identifiable intangible assets consisting principally of software, contract backlog and customer relationships. The estimated valuation of these intangible assets totals $7.1 million. We recorded $27.8 million of goodwill as a result of the value of the assembled workforce we acquired and the ability to earn a higher rate of return from the acquired business than would be expected if those net assets had to be acquired or developed separately. We believe the goodwill recorded as a result of this acquisition will be fully deductible for income tax purposes over the next 15 years.

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(amounts in tables expressed in thousands, except per share data)

Unaudited

4. Long-Term Debt and Capital Lease Obligations

	December 31, 2004	September 30, 2005
7 5/8% senior notes due 2013, including a fair value hedge adjustment of $748	$—	$199,252
3 3/4% convertible senior subordinated notes due 2012	—	150,000
Senior secured credit facility, interest payable monthly or quarterly (3.3% to 3.4%—2004)	105,000	—

Total long-term debt	105,000	349,252
Less current portion	21,250	—

Long-term debt, net of current portion	$83,750	$349,252

Total capital lease obligations	$345	$141
Less current portion	237	100

Capital lease obligations, net of current portion	$108	$41

7 5/8% Senior Notes due 2013. On August 2, 2005, we completed the issuance and sale in a private placement of $200.0 million in principal amount of 7 5/8% senior notes due 2013, generating net cash proceeds of $193.6 million after deducting fees and expenses and the initial purchasers’ discounts. Cash interest is payable semiannually beginning December 15, 2005 at a rate of 7.625% per year. We may choose to redeem some or all of these notes starting June 15, 2009 at an initial redemption price of 103.813% of the aggregate principal amount of these notes plus accrued and unpaid interest. On or before June 15, 2008, we may choose to redeem up to 35% of the original principal amount of the notes using the proceeds of one or more sales of qualified equity securities at 107.625% of their principal amount, plus accrued and unpaid interest to the date of redemption. These notes are senior unsecured indebtedness of ours and rank equal in right of payment with all of our other unsubordinated, unsecured indebtedness. We have agreed to specific registration rights with respect to these notes. If

(1)	a registration statement with respect to the exchange of new notes, without restrictive transfer legends, for these notes is not filed by November 30, 2005;

(2)	the registration statement is not declared effective by February 28, 2006; or

(3)	the exchange offer of new notes, without restrictive transfer legends, for these notes is not consummated within 30 business days after the effective date of the registration statement;

then the annual interest rate on these notes will increase by 0.25% every 90 days, up to a maximum of 1.0%, until each such default referred to in (1) through (3) above ceases to exist.

In August 2005, we entered into two interest rate swap agreements to hedge the risk of changes in fair value attributable to changes in market interest rates associated with $60.0 million of our senior notes. As a result of this hedge and in accordance with Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities,” we have recognized a $0.7 million decrease to the carrying value of the senior notes as of September 30, 2005. However, this fair value hedge adjustment does not change the amounts due at maturity of the senior notes.

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(amounts in tables expressed in thousands, except per share data)

Unaudited

3 3/4% Convertible Senior Subordinated Notes due 2012. On August 2, 2005, we completed the issuance and sale in a private placement of $150.0 million in principal amount of 3 3/4% convertible senior subordinated notes due July 15, 2012, generating net cash proceeds of $144.4 million after deducting fees, expenses and the initial purchasers’ discounts. Cash interest is payable semiannually beginning January 15, 2006 at a rate of 3.75% per year. The convertible notes are non-callable. Upon conversion, the principal portion of the convertible notes will be paid in cash and any excess over the conversion rate will be paid, at our option, in shares of our common stock or cash at an initial conversion rate of 31.998 shares of our common stock per $1,000 principal amount of convertible notes, representing an initial conversion price of $31.25 per share, subject to adjustment upon specified events. The convertible notes may be converted at the option of the holder unless earlier repurchased: (1) on or after June 15, 2012; (2) if a specified fundamental change event occurs; (3) if the closing sale price of our common stock for a specified time period exceeds 120% of the conversion price for a specified time period or (4) if the trading price for a convertible note is less than 95% of the closing sale price of our common stock into which it can be converted for a specified time period. At September 30, 2005, the convertible notes were not convertible and the holders of the convertible notes had no right to require us to repurchase the notes and therefore they are classified as long-term debt. If a specified fundamental change event occurs, the conversion price of our convertible notes may increase, depending on our common stock price at that time. However, the number of shares issuable upon conversion of a note may not exceed 41.5973 per $1,000 principal amount of convertible notes. As of September 30, 2005, the conversion price has not required adjustment. These notes are senior subordinated unsecured indebtedness of ours and will be subordinated to all of our existing and future senior indebtedness. We have agreed to specific registration rights with respect to these notes. If

(1)	a shelf registration statement with respect to the resale of the convertible notes and the shares of common stock issuable upon conversion of the convertible notes is not filed by November 30, 2005; or

(2)	the shelf registration statement is not declared effective by February 28, 2006;

then the annual interest rate on the convertible notes will increase by 0.25% every 90 days, up to a maximum of 0.5%, until each such default referred to in (1) and (2) above ceases to exist or until other specified conditions are met.

Senior Secured Credit Facility and Early Extinguishment of Term Loans. On April 19, 2005, we amended our senior secured credit facility to provide for $50.0 million in additional secured term loan financing. The entire $50.0 million term loan was drawn on April 19, 2005. This increased our total term loan borrowings to $175.0 million. On August 2, 2005, in connection with the offerings of senior notes and convertible notes described above, we amended our senior secured credit facility to facilitate the offerings, adjust our financial covenants and effect certain other changes. At the same time, we used $142.5 million of the net proceeds from our senior notes and convertible notes offerings to repay all outstanding term loan borrowings under our senior secured credit facility prior to maturity. As a result of this early extinguishment of debt, we wrote off $1.7 million of unamortized debt financing fees which is classified as other expense. During 2005, we incurred $1.0 million of financing costs in connection with amending our senior secured credit facility.

As of September 30, 2005, our senior secured credit facility provides for a $100.0 million revolving line of credit. The maturity date of the $100.0 million revolving line of credit is November 28, 2008. We may choose to repay outstanding borrowings under the senior secured credit facility at any time before maturity without penalty. Debt under the senior secured credit facility bears interest at an annual rate equal to the Eurodollar rate plus an applicable margin or an alternative base rate defined as the higher of (1) the lender’s announced U.S. prime rate or (2) the federal funds rate plus the sum of 50 basis points and an applicable margin. Under the senior secured credit facility, the lenders have a security interest in substantially all of our assets. As of September 30, 2005, we

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(amounts in tables expressed in thousands, except per share data)

Unaudited

had no borrowings outstanding under our revolving line of credit. The availability of borrowings under our revolving line of credit is subject to specified borrowing conditions. We use letters of credit primarily as security deposits for our office facilities. Letters of credit reduce the availability under our revolving line of credit. As of September 30, 2005, we had $8.6 million of outstanding letters of credit, which reduced the available borrowings under our revolving line of credit to $91.4 million.

Our senior secured credit facility and the indenture governing our senior notes contain covenants which limit our ability to incur additional indebtedness; create liens; pay dividends on, make distributions or repurchases of our capital stock or make specified other restricted payments; consolidate, merge or sell all or substantially all of our assets; guarantee obligations of other entities; enter into hedging agreements; enter into transactions with affiliates or related persons or engage in any business other than the consulting business. The senior secured credit facility requires compliance with financial ratios, including total indebtedness to earnings before interest, taxes, depreciation and amortization, or EBITDA; EBITDA to specified charges and the maintenance of a minimum net worth, each as defined under the senior secured credit facility. At September 30, 2005, we were in compliance with all covenants as stipulated in the senior secured credit facility and the indenture governing our senior notes.

As of September 30, 2005, substantially all of our domestic subsidiaries are guarantors of borrowings under our senior secured credit facility, our senior notes and our convertible notes in the amount of $350.0 million.

Future Maturities of Long-Term Debt and Capital Lease Obligations. For periods subsequent to September 30, 2005, scheduled annual maturities of long-term debt and capital lease obligations outstanding as of September 30, 2005 are as follows.

	Long-Term Debt	Capital Lease Obligations	Total
October 1 to December 31, 2005	$—	$47	$47
2006	—	80	80
2007	—	16	16
2008	—	3	3
2009 to 2010	—	—	—
Thereafter	350,000	—	350,000

	350,000	146	350,000
Less fair value hedge adjustment	748	—	748
Less imputed interest	—	5	5

	$349,252	$141	$349,393

5. Derivative Instruments and Hedging Activities

From time to time, we hedge the cash flows and fair values of some of our long-term debt using interest rate swaps. We enter into these derivative contracts to manage our exposure to interest rate changes by achieving a desired proportion of fixed rate versus variable rate debt. In an interest rate swap, we agree to exchange the difference between a variable interest rate and either a fixed or another variable interest rate multiplied by a notional principal amount. We record all interest rate swaps at their fair values within other assets or within deferred rent, interest rate swap liability and other on our balance sheet.

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(amounts in tables expressed in thousands, except per share data)

Unaudited

In August 2005, we entered into two interest rate swap agreements to hedge the risk of changes in the fair value of a portion of our 7 5/8% fixed rate senior notes, which are attributable to changes in the London Interbank Offered Rate, or LIBOR, as the benchmark interest rate. The maturity, payment dates and other critical terms of these swaps exactly match those of the hedged senior notes. In accordance with Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the swaps are accounted for as effective hedges. Accordingly, the changes in the fair values of both the swaps and the debt are recorded as equal and offsetting gains and losses in interest expense. There was no impact on our results of operations related to the hedge for the three or nine months ended September 30, 2005. See “Part I—Item 3. Quantitative and Qualitative disclosures About Market Risk” for further details related to our interest rate swaps.

For the three and nine months ended September 30, 2005, interest expense was reduced by $54,000 related to the periodic net settlements on the interest rate swaps.

6. Commitments and Contingencies

Commitments. During the fourth quarter of 2004, we consolidated our New York City and Saddle Brook, New Jersey offices and relocated our employees into our new office facility in New York City. As a result of this decision, we vacated leased office facilities prior to the lease termination dates. We recorded a loss of $4.7 million related to the abandoned facilities during the fourth quarter of 2004. This charge included $4.0 million representing the present value of the future lease payments related to the facilities we vacated net of estimated sublease income and $0.7 million of asset impairments. As of December 31, 2004, the balance of the liability for loss on abandoned facilities was $3.7 million. In August 2005, we entered into a 30-month sublease related to some space in our new office facility in New York City resulting in a loss of $0.9 million. This charge is classified as a component of selling, general administrative expense and primarily represents the present value of the future lease payments related to the space we subleased net of estimated sublease income. During the first nine months of 2005, we made payments, net of sublease income, of about $1.4 million against the total lease loss liability. As of September 30, 2005, the balance of the liability for losses on abandoned and subleased facilities was $3.2 million.

Contingencies. We are subject to legal actions arising in the ordinary course of business. In management’s opinion, we believe we have adequate legal defenses and/or insurance coverage with respect to the eventuality of such actions. We do not believe any settlement or judgment would materially affect our financial position or results of operations.

See “Part II—Other Information, Item 1. Legal Proceedings.”

7. Stockholders’ Equity

Common Stock Repurchase Program. In October 2003, our board of directors authorized the purchase, from time to time, of up to $50.0 million of our common stock. During 2005, the authorized amount has been increased to a total of $187.5 million. Our share repurchase program is effective through December 31, 2006. The shares of common stock may be purchased through open market or privately negotiated transactions and will be funded with a combination of cash on hand, existing bank credit facilities or new credit facilities.

On July 28, 2005, we entered into an accelerated share repurchase agreement with an investment bank in connection with our convertible notes offering. Under that agreement, we purchased and retired 2.3 million shares of our common stock for an aggregate purchase price of $55.1 million, representing an initial purchase

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(amounts in tables expressed in thousands, except per share data)

Unaudited

price of $24.04 per share plus transaction costs. The share purchase was funded using the proceeds received from the private placement of our convertible notes described in note 4. We recorded the stock purchase as a reduction to stockholders’ equity.

As part of the accelerated share repurchase transaction, we entered into a forward contract with the investment bank that matures on February 10, 2006. Under the terms of the forward contract, the investment bank is expected to purchase, in the open market, 2.3 million shares of our common stock during the term of the contract in order to fulfill its obligation related to the shares it borrowed from third parties and sold to us. At the end of the repurchase period, we have an obligation to pay the investment bank a price adjustment if the investment bank’s daily volume weighted average purchase price of our common stock is between $24.04 and $27.19 per share. If the investment bank’s weighted average purchase price is between $24.04 and $23.98 per share, then the investment bank will pay us the price adjustment. In either case, the price adjustment can be settled in cash or shares of our common stock, at our option. If we elect cash settlement, the maximum payment that we would be required to make to settle the price adjustment feature would be approximately $7.2 million. If we elect share settlement, the maximum number of shares we would have to issue to settle the price adjustment feature would be 265,051 shares of our common stock based on a stock price of $27.19 per share. At September 30, 2005, the price adjustment obligation amounted to $751,000, representing the investment bank’s purchase of 661,338 shares acquired to date. If this obligation was settled on September 30, 2005, we would have issued about 112,300 shares of common stock or paid $2.7 million in cash. This settlement amount is based on our actual obligation on September 30, 2005 plus an estimate of the amount that would be due based on the closing price of our common stock on September 30, 2005. We expect the investment bank to continue to purchase up to a total of 2.3 million shares of our common stock under this arrangement. This arrangement will terminate and the purchase price adjustment will be settled on February 10, 2006.

We have accounted for the forward contract under the provisions of EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” as an equity instrument. As the fair value of the forward contract at inception was zero, no accounting for the forward contract will be required until settlement, as long as the forward contract continues to meet the requirements for classification as an equity instrument. Any amounts either paid or received at settlement of the contract will be recorded as an adjustment to stockholders’ equity. In calculating diluted earnings per share, we assumed the accelerated stock repurchase would be settled through the issuance of additional shares of common stock. Accordingly, the estimated shares issuable based on the fair value of the forward contract at September 30, 2005 were included in the weighted average shares outstanding for the computation of diluted earnings per share for the three- and nine-month periods ended September 30, 2005.

In August 2005, we used an additional $70.3 million of the net proceeds received from the private placement of our convertible notes to purchase 2.9 million shares of our common stock. During 2005, we purchased and retired 5.6 million shares of our common stock for a total cost of about $133.1 million. Since inception of the program, we purchased and retired a total of 6.5 million shares of our common stock for a total of $147.9 million, leaving $39.6 million available for purchase under the program.

8. Equity Compensation and Employee Benefit Plans

Equity Compensation Plans. Our 1997 Stock Option Plan provides for the issuance of up to 11,587,500 shares of common stock to employees and non-employee directors. Under the terms of the 1997 plan, we may grant option rights or shares of restricted and unrestricted common stock to employees. As of September 30, 2005, 17,584 shares of common stock are available for grant under our 1997 Stock Option Plan.

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(amounts in tables expressed in thousands, except per share data)

Unaudited

Our 2004 Long-Term Incentive Plan provides for grants of option rights, appreciation rights, restricted or unrestricted shares, performance awards or other stock-based awards to our officers, employees, non-employee directors and individual service providers. We are authorized to issue up to 3,000,000 shares of common stock under the 2004 plan. As of September 30, 2005, 1,813,632 shares of common stock are available for grant under our 2004 Long-Term Incentive Plan.

Vesting provisions for individual awards under our stock option plans are at the discretion of our board of directors. Generally, outstanding options have been granted at prices equal to or exceeding the market value of the stock on the grant date, vest over three to five years, and expire ten years subsequent to award.

During the nine months ended September 30, 2004, we granted 109,855 shares of restricted common stock to employees at a weighted-average fair value of $17.12. During the nine months ended September 30, 2005, we granted 10,000 shares of restricted common stock to employees at a weighted-average fair value of $22.34. Restricted shares are generally contingent on continued employment and vest over periods of three to ten years.

The following table summarizes the option activity under the plans for the nine-month periods ended September 30, 2004 and 2005.

	2004	Weighted Average Exercise Price	2005	Weighted Average Exercise Price
Options outstanding, January 1	4,330	$18.54	4,408	$19.17
Options granted during the period:
Options granted = fair market value	765	$16.88	729	$20.96
Options granted > fair market value	68	$18.04	67	$23.72
Options exercised	(440)	$6.00	(354)	$14.16
Options forfeited	(484)	$22.05	(17)	$23.43

Options outstanding, September 30	4,239	$19.14	4,833	$19.85

Options exercisable, September 30	2,171	$18.24	3,100	$19.50

Following is a summary of the status of stock options outstanding and exercisable at September 30, 2005.

	Options Outstanding			Options Exercisable
Exercise Price Range	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price
$ 1.90–$16.59	1,041	$10.80	6.0 years	840	$9.65
$16.74–$20.16	1,043	$18.59	8.9 years	280	$18.21
$20.93–$22.34	1,045	$21.54	7.6 years	703	$21.42
$22.36–$24.28	1,114	$23.75	7.6 years	837	$24.09
$25.67–$33.25	590	$27.74	7.2 years	440	$27.34

	4,833	$19.85		3,100	$19.50

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(amounts in tables expressed in thousands, except per share data)

Unaudited

Employee Stock Purchase Plan

The FTI Consulting, Inc. Employee Stock Purchase Plan allows eligible employees to subscribe to purchase shares of common stock through payroll deductions of up to 15% of eligible compensation, subject to limitations. The purchase price is the lower of 85% of the fair market value of our common stock on the first trading day or the last trading day of each semi-annual offering period. The aggregate number of shares purchased by an employee may not exceed $25,000 of fair market value annually, subject to limitations imposed by Section 423 of the Internal Revenue Code. A total of 2,300,000 shares are authorized for purchase under the plan. As of September 30, 2005, 720,128 shares of our common stock are available for purchase under the plan. Employees purchased shares under this plan during the following periods at the weighted average prices per share as indicated: nine months ended September 30, 2004—202,396 at $14.03; nine months ended September 30, 2005—307,388 at $16.41.

9. Comprehensive Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Net income	$10,951	$11,203	$35,261	$38,067
Other comprehensive income—change in fair value of interest rate swaps	—	—	24	—

Total comprehensive income, net of income taxes	$10,951	$11,203	$35,285	$38,067

10. Segment Reporting

We manage our business in three reportable operating segments that each provides distinct services. Our reportable operating segments are managed separately and include our forensic/litigation/technology practice, our corporate finance/restructuring practice and our economic consulting practice.

We evaluate the performance of these operating segments based on operating income before depreciation, amortization and corporate general and administrative expenses. In general, our assets are not specifically attributable to any particular segment; therefore, we do not allocate assets to our reportable segments. Accordingly, asset information by reportable segment is not presented. The reportable segments use the same accounting policies as those used by the company. There are no significant intercompany sales or transfers.

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(amounts in tables expressed in thousands, except per share data)

Unaudited

Substantially all of our revenues and assets are attributed to or are located in the United States. We do not have a single customer that represents ten percent or more of our consolidated revenues.

	Forensic/ Litigation/ Technology	Corporate Finance/ Restructuring	Economic Consulting	Corporate	Total
Three months ended September 30, 2004
Revenues	$44,035	$40,409	$19,989	$—	$104,433
Gross margin	20,671	20,552	6,471	—	47,694
Segment profit	11,708	13,557	3,354	(4,459)	24,160
Three months ended September 30, 2005
Revenues	$55,197	$49,605	$28,387	$—	$133,189
Gross margin	26,595	22,538	10,715	—	59,848
Segment profit	16,786	14,087	7,211	(7,827)	30,257
Nine months ended September 30, 2004
Revenues	$133,890	$123,272	$64,956	$—	$322,118
Gross margin	62,987	59,175	22,962	—	145,124
Segment profit	38,737	38,816	14,112	(16,242)	75,423
Nine months ended September 30, 2005
Revenues	$156,924	$135,441	$81,355	$—	$373,720
Gross margin	76,807	63,809	30,226	—	170,842
Segment profit	50,699	41,507	19,880	(22,966)	89,120

The following table presents a reconciliation of segment profit to income before income tax provision.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Operating profit
Total segment profit	$24,160	$30,257	$75,423	$89,120
Depreciation and amortization	(2,296)	(2,996)	(6,647)	(8,308)
Amortization of other intangible assets	(1,244)	(1,952)	(4,220)	(4,309)
Interest and other expense, net	(1,375)	(6,014)	(4,178)	(9,879)
Litigation settlement gains (losses), net	—	21	—	(991)

Income before income tax provision	$19,245	$19,316	$60,378	$65,633

Report of Independent Registered Public Accounting Firm—Consolidated Financial Statements

Board of Directors and Stockholders

FTI Consulting, Inc.

We have audited the accompanying consolidated balance sheets of FTI Consulting, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the Valuation and Qualifying Accounts schedule to the financial statements for the year ended December 31, 2004. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FTI Consulting, Inc. and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of FTI Consulting, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2005 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Baltimore, Maryland

March 9, 2005

FTI Consulting, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,
	2004	2003
Assets
Current assets
Cash and cash equivalents	$25,704	$5,765
Accounts receivable
Billed receivables	89,536	68,906
Unbilled receivables	30,663	34,672
Allowance for doubtful accounts and unbilled services	(16,693)	(20,045)

	103,506	83,533
Notes receivable	9,031	109
Prepaid expenses and other current assets	6,041	4,998
Deferred income taxes	6,287	4,798

Total current assets	150,569	99,203
Property and equipment, net	23,342	21,921
Goodwill	507,656	514,544
Other intangible assets, net	10,978	10,137
Other assets	15,980	14,760

Total assets	$708,525	$660,565

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$20,771	$18,869
Accrued compensation	39,383	32,815
Current portion of long-term debt	21,250	16,250
Billings in excess of services provided	8,924	16,336

Total current liabilities	90,328	84,270
Long-term debt, net of current portion	83,750	105,000
Deferred rent, capital lease obligations and other, net of current portion	12,745	1,822
Deferred income taxes	25,548	14,317
Commitments and contingent liabilities (notes 6, 7, 8 and 14)
Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 42,487 shares issued and outstanding—2004; and 42,253 shares issued and outstanding—2003	425	423
Additional paid-in capital	333,735	332,823
Unearned compensation	(8,551)	(5,733)
Retained earnings	170,545	127,667
Accumulated other comprehensive loss	—	(24)

Total stockholders’ equity	496,154	455,156

Total liabilities and stockholders’ equity	$708,525	$660,565

The accompanying notes are an integral part of these consolidated financial statements.

FTI Consulting, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

	Year Ended December 31,
	2004	2003	2002
Revenues	$427,005	$375,695	$224,113

Operating expenses
Direct cost of revenues	234,970	176,429	108,104
Selling, general and administrative expense	102,060	78,701	51,647
Loss on abandoned facilities	4,670	—	—
Special termination charges	—	3,060	—
Amortization of other intangible assets	6,836	3,680	1,033

	348,536	261,870	160,784

Operating income	78,469	113,825	63,329

Other income (expense)
Interest income	788	1,193	155
Interest expense	(6,399)	(5,389)	(4,872)
Discount on note receivable	(475)	—	—
Litigation settlement gains (losses), net	1,672	—	—

	(4,414)	(4,196)	(4,717)

Income from continuing operations before income tax provision	74,055	109,629	58,612
Income tax provision	31,177	44,838	23,704

Income from continuing operations	42,878	64,791	34,908

Discontinued operations
Income from operations of discontinued operations, net of income tax provision of $1,156 in 2003 and $2,198 in 2002	—	1,649	3,145
Loss from sale of discontinued operations, net of income tax provision (benefit) of $2,810 in 2003 and ($607) in 2002	—	(6,971)	(891)

(Loss) income from discontinued operations	—	(5,322)	2,254

Net income	$42,878	$59,469	$37,162

Earnings per common share—basic
Income from continuing operations	$1.02	$1.58	$1.09

Net income	$1.02	$1.45	$1.16

Earnings per common share—diluted
Income from continuing operations	$1.01	$1.54	$1.02

Net income	$1.01	$1.41	$1.09

The accompanying notes are an integral part of these consolidated financial statements.

FTI Consulting, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands)

	Common Stock		Additional Paid-in Capital	Unearned Compensation	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total
	Shares	Amount
Balance, December 31, 2001	29,387	$294	$75,318	$(568)	$31,036	$(944)	$105,136
Issuance of common stock in connection with:
Exercise of options, including income tax benefit of $12,754	1,815	18	19,259				19,277
Employee stock purchase plan	229	2	3,023				3,025
Restricted shares	6	—	28				28
Business combinations	4,569	46	102,844				102,890
Payment for fractional shares	—	—	(16)				(16)
Amortization of unearned compensation				222			222
Comprehensive income:
Other comprehensive income—change in fair value of interest rate swaps, net of income tax provision of $185						251	251
Net income					37,162		37,162

Total comprehensive income							37,413

Balance, December 31, 2002	36,006	360	200,456	(346)	68,198	(693)	267,975
Issuance of common stock in connection with:
Public offering, net of offering costs of $1,386	3,992	40	99,183				99,223
Exercise of options, including income tax benefit of $11,599	1,798	18	24,478				24,496
Employee stock purchase plan	196	2	4,041				4,043
Restricted shares, net of forfeitures	282	3	5,807	(5,822)			(12)
Business combinations	176	2	2,372				2,374
Purchase and retirement of common stock	(194)	(2)	(4,030)				(4,032)
Payment for fractional shares	(3)	—	(2)				(2)
Amortization of unearned compensation			518	435			953
Comprehensive income:
Other comprehensive income—change in fair value of interest rate swaps, net of income tax provision of $228						669	669
Net income					59,469		59,469

Total comprehensive income							60,138

Balance, December 31, 2003	42,253	423	332,823	(5,733)	127,667	(24)	455,156
Issuance of common stock in connection with:
Exercise of options, including income tax benefit of $2,055	462	5	4,920				4,925
Employee stock purchase plan	202	2	2,837				2,839
Restricted shares, net of forfeitures	227	2	4,140	(4,142)			—
Purchase and retirement of common stock	(657)	(7)	(10,803)				(10,810)
Contingent payments to former owners of subsidiary, net of income tax benefit of $126			(182)				(182)
Amortization of unearned compensation				1,324			1,324
Comprehensive income:
Other comprehensive income—change in fair value of interest rate swaps, net of income tax provision of $17						24	24
Net income					42,878		42,878

Total comprehensive income							42,902

Balance, December 31, 2004	42,487	$425	$333,735	$(8,551)	$170,545	$—	$496,154

The accompanying notes are an integral part of these consolidated financial statements.

FTI Consulting, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2004	2003	2002
Operating activities
Net income	$42,878	$59,469	$37,162
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	9,113	7,003	4,947
Amortization of other intangible assets	6,836	3,680	1,033
Income tax benefit from stock option exercises and other	2,181	11,599	12,754
Provision for doubtful accounts	7,062	5,109	2,776
Non-cash stock-based compensation	1,324	941	307
Loss from sale of discontinued operations	—	6,971	1,209
Loss on abandoned facilities	4,670	—	—
Non-cash interest expense and other	1,949	1,873	542
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(27,860)	179	551
Prepaid expenses and other assets	(10,328)	(1,401)	(985)
Accounts payable, accrued expenses and other	13,824	6,109	5,849
Income taxes payable	7,638	4,311	8,280
Accrued compensation expense	6,568	(1,841)	11,581
Billings in excess of services provided	(7,412)	(3,825)	(5,349)

Net cash provided by operating activities	58,443	100,177	80,657

Investing activities
Purchases of property and equipment	(11,939)	(10,612)	(8,777)
Payments for acquisition of businesses, including contingent payments and acquisition costs	(1,253)	(234,117)	(145,409)
Cash received from sale of discontinued operations	—	12,150	—
Change in other assets	(501)	838	(2,200)

Net cash used in investing activities	(13,693)	(231,741)	(156,386)

Financing activities
Issuance of common stock, net of offering costs	—	99,223	—
Issuance of common stock under equity compensation plans	2,870	12,897	6,523
Purchase and retirement of common stock	(10,810)	(4,032)	—
Borrowings under long-term credit facility	—	109,121	119,000
Payments of long-term debt	(16,250)	(85,704)	(49,333)
Borrowings under revolving credit facility	47,500	5,000	45,000
Payments of revolving credit facility	(47,500)	(5,000)	(45,000)
Payments of capital lease obligations	(571)	(307)	(214)
Payments of debt financing fees and other	(50)	(3,775)	(3,197)

Net cash (used in) provided by financing activities	(24,811)	127,423	72,779

Net increase (decrease) in cash and cash equivalents	19,939	(4,141)	(2,950)
Cash and cash equivalents, beginning of year	5,765	9,906	12,856

Cash and cash equivalents, end of year	$25,704	$5,765	$9,906

The accompanying notes are an integral part of these consolidated financial statements.

1. Description of Business and Significant Accounting Policies

Description of business. We are one of the largest providers of forensic and litigation consulting and technology, corporate finance/restructuring and economic consulting services in the United States. Within our forensic and litigation consulting and technology practice, we work with companies faced with fraud, financial disclosure and accounting investigations, misstatements and malpractice issues. We provide evaluation services, electronic evidence and repository hosting services and creative solutions to litigation and trial management problems, and help our clients mitigate the cost of or avoid litigation. Our corporate finance/restructuring practice assists under performing companies in making decisions to improve their financial and operational position given their current situation, as well as provides services in connection with bankruptcies, mergers and acquisitions and restructuring management. Within our economic consulting practice, we provide sophisticated economic, competition and anti-trust modeling and analysis, and merger, acquisition and financial advisory services.

We have a total workforce of over 1,000 employees who are strategically located in 24 cities in the United States, as well as in London, England and Melbourne, Australia. Our clients include companies, as well as creditors or other stakeholders, such as financial institutions, private equity firms and the law firms that represent them.

Principles of consolidation. The consolidated financial statements include the accounts of FTI Consulting, Inc. and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Due to the inherent uncertainty involved in making those assumptions, actual results could differ from those estimates.

We use estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable and unbilled receivables to their expected net realizable value and to account for any potential refunds that may be imposed by bankruptcy courts. We estimate the amount of the required allowance by reviewing the status of significant client matters and past-due receivables as well as by analyzing historical bad debt trends and realization adjustments to our revenues. Actual collection experience has not varied significantly from estimates, due primarily to credit policies, the controls and procedures designed to estimate realization adjustments to our revenues and a lack of concentrations of accounts receivable. Accounts receivable balances are not collateralized.

We also make estimates in determining self-insurance reserves for certain employee benefit plans and other ordinary accruals. These estimates are based upon historical trends, current experience and knowledge of relevant factors.

Cash equivalents. Cash equivalents consist of highly liquid short-term investments with maturities of three months or less at the time of purchase.

Supplemental cash flow information.

	Year Ended December 31,
	2004	2003	2002
Cash paid for interest	$4,962	$3,554	$4,100

Cash paid for income taxes, net of refunds	$21,358	$28,705	$4,500

Other non-cash investing and financing activities
Assets acquired under capital lease	$—	$41	$514
Issuance of common stock to acquire businesses	$—	$2,374	$102,890

Property and equipment. We record property and equipment, including improvements that extend useful lives, at cost, while maintenance and repairs are charged to operations as incurred. We calculate depreciation using the straight-line method based on estimated useful lives ranging from three to seven years for furniture, equipment and internal use software. We amortize leasehold improvements and assets under capital leases over the shorter of the estimated useful life of the asset or the lease term. The gross amount of assets recorded under capital lease obligations included in furniture, equipment and software is $1.3 million as of December 31, 2004 and $1.5 million as of December 31, 2003.

We capitalize costs incurred during the application development stage of computer software developed or obtained for internal use. Capitalized software is classified within furniture, equipment and software and is amortized over the estimated useful life of the software, which is generally three years.

Goodwill. Goodwill consists of the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired in purchase business combinations. Upon adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, we ceased amortizing goodwill. We review goodwill for impairment as of October 1 of each year or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The implied fair value of goodwill is the amount determined by deducting the estimated fair value of all tangible and identifiable intangible net assets of the reporting unit from the estimated fair value of the reporting unit. If the recorded value of goodwill exceeds its implied value, an impairment charge is recorded for the excess. For purposes of impairment testing, our reporting units are our operating segments which represent the lowest level for which discrete financial information is available and regularly reviewed by management. Components are combined when determining reporting units if they have similar economic characteristics.

Other intangible assets. We amortize our intangible assets that have finite lives over the estimated periods benefited using the straight-line method. See Note 5. “Goodwill and Other Intangible Assets.”

Valuation of long-lived assets excluding goodwill. We review long-lived assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans, or changes in anticipated future cash flows. If an impairment indicator is present, we evaluate recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows we expect the assets to generate. We group assets at the lowest level for which there is identifiable cash flows that are largely independent of the cash flows generated by other asset groups. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, an impairment loss, if any, is recognized for the difference between the fair value and carrying value of assets. Fair value is generally determined by estimates of discounted cash flows. The discount rate used in any estimate of discounted cash flows would be the rate required for a similar investment of like risk.

Assets to be disposed of are reported at the lower of carrying values or fair values, less estimated costs of disposal.

Interest rate swaps. We sometimes use derivative instruments consisting primarily of interest rate swap agreements to manage our exposure to changes in interest rates. We do not use derivative instruments for trading or other speculative purposes.

All derivative instruments are reported on the balance sheet at fair value and changes in a derivative’s fair value are recognized currently in earnings unless specified hedge criteria are met. If an interest rate swap is designated a cash flow hedge, the effective portions of the changes in the fair value of the swap are recorded in other comprehensive income. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

As part of managing the exposure to changes in the market interest rates on our variable rate debt, we may enter into interest rate swap transactions with financial institutions acting as the counter-party. To ensure both appropriate use as a hedge and hedge accounting treatment, all swaps entered into are designated according to the hedge objective against a specific debt issue. The notional amounts, rates and maturities of our interest rate swaps are closely matched to the related terms of hedged debt obligations. As of December 31, 2004, we are not a party to any interest rate swap agreements.

Debt financing fees. We amortize the costs we incur to obtain debt financing over the terms of the underlying obligations using the effective interest method. The amortization of debt financing costs is included in interest expense. Unamortized debt financing costs are classified within other assets in our consolidated balance sheets.

Billings in excess of services provided. Billings in excess of services provided represents amounts billed to clients, such as retainers, in advance of work being performed. Clients may make advance payments, which are held on deposit until completion of work. These amounts are either applied to final billings or refunded to clients upon completion of work. Retainers in excess of related accounts receivable and unbilled receivables are recorded as billings in excess of services provided in our consolidated balance sheets.

Revenue recognition. We derive most of our revenues from professional service activities. The vast majority of these activities are provided under time-and-expense billing arrangements, and revenues, consisting of billed fees and pass-through expenses, are recorded as work is performed and expenses are incurred. We normally obtain engagement letters or other agreements from our clients prior to performing any services. In these letters and other agreements, the clients acknowledge that they will pay us based upon our time spent on the engagement and at our agreed-upon hourly rates. We are periodically engaged to provide services in connection with client matters where payment of our fees is deferred until the conclusion of the matter or upon the achievement of performance-based criteria. We recognize revenues for these arrangements when all the performance-based criteria are met and collection of the fee is reasonably assured.

We record allowances for estimated realization adjustments to our professional services fees that are subject to review by bankruptcy courts. We record provisions for fee adjustments and discretionary pricing adjustments as a reduction of revenues. Revenues recognized, but not yet billed to clients, have been recorded as unbilled receivables in the accompanying consolidated balance sheets.

Direct cost of revenues. Direct cost of revenues consists primarily of billable employee compensation and related payroll benefits, the cost of consultants assigned to revenue-generating activities and direct expenses billable to clients. Direct cost of revenues does not include an allocation of overhead costs.

Advertising costs. Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled $668,000 during 2004, $406,000 during 2003 and $480,000 during 2002.

Stock-based compensation. We record compensation expense for stock-based compensation for employees and non-employee members of our board of directors using the intrinsic value method prescribed by Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees.” Under APB Opinion No. 25, compensation expense is recorded over the vesting period to the extent that the fair value of the underlying stock on the grant date exceeds the exercise or acquisition price of the stock or stock-based award.

All options granted under our stock-based employee compensation plans had an exercise price greater than or equal to the market value of the underlying common stock on the date of grant. We also periodically issue restricted and unrestricted stock to employees in connection with new hires and performance evaluations. The fair market value on the date of issue of unrestricted stock is immediately charged to compensation expense, and the fair value on the date of issue of restricted stock is charged to compensation expense ratably over the restriction period.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” encourages companies to recognize expense for stock-based awards based on their estimated fair value on the date of grant. Statement No. 123 requires the disclosure of pro forma income and earnings per share data in the notes to the financial statements if the fair value method is not adopted. The following table illustrates the effect on net income and earnings per share if we had determined compensation costs by applying the fair value recognition provisions of Statement No. 123 to stock-based employee awards.

	Year Ended December 31,
	2004	2003	2002
Net income, as reported	$42,878	$59,469	$37,162
Add—Stock-based employee compensation cost included in reported net income, net of income taxes	767	556	183
Deduct—Total stock-based employee compensation expense determined under fair value based method for all awards, net of income taxes	(7,391)	(10,052)	(8,059)

Net income, pro forma	$36,254	$49,973	$29,286

Earnings per common share
Basic, as reported	$1.02	$1.45	$1.16

Basic, pro forma	$0.86	$1.22	$0.91

Diluted, as reported	$1.01	$1.41	$1.09

Diluted, pro forma	$0.86	$1.22	$0.87

The Black-Scholes option-pricing model and other models were developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions, including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe the existing models do not necessarily provide a reliable measure of the fair value of our stock-based awards. The fair value of our stock-based awards was estimated on the measurement date using the Black-Scholes option-pricing model using the following assumptions.

	Year Ended December 31,
	2004	2003	2002
Assumptions
Risk-free interest rate—option plan grants	1.90% — 3.91%	1.86% — 2.59%	3.5%
Risk-free interest rate—purchase plan grants	0.96% — 1.61%	1.02% — 1.16%	3.5%
Dividend yield	0%	0%	0%
Expected life of option grants	3 — 5 years	3 years	2.6 years
Expected life of stock purchase plan grants	0.5 years	0.5 years	0.5 years
Stock price volatility—option plan grants	54.6% — 59.6%	55.5% — 59.4%	63.4% —68.5%
Stock price volatility—purchase plan grants	56.9% — 71.6%	33.8% — 61.0%	54.6% —57.3%
Weighted average fair value of grants
Stock options:
Grant price = fair market value	$7.09	$8.98	$11.64
Grant price > fair market value	$6.63	$9.17	—
Employee stock purchase plan shares	$6.62	$7.49	$5.53
Restricted shares	$18.60	$20.53	$23.39

Income taxes. We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Stock splits. The board of directors approved a three-for-two split of our common stock payable in the form of a stock dividend to stockholders of record on May 7, 2003, which we paid on June 4, 2003. The board of directors also approved a three-for-two stock split payable in the form of a stock dividend which was distributed to stockholders of record on January 2, 2002. All share and per share data included in these consolidated financial statements have been restated to reflect these stock splits.

Earnings per common share. Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share adjusts basic earnings per share for the potentially dilutive effects of shares issuable under our stock option plans using the treasury stock method.

	Year Ended December 31,
	2004	2003	2002
Numerator—basic and diluted
Income from continuing operations	$42,878	$64,791	$34,908
(Loss) income from discontinued operations	—	(5,322)	2,254

Net income	$42,878	$59,469	$37,162

Denominator
Weighted average number of common shares outstanding—basic	42,099	40,925	32,031
Effect of dilutive restricted shares	5	—	—
Effect of dilutive stock options	408	1,121	2,166

Weighted average number of common shares outstanding—diluted	42,512	42,046	34,197

Earnings per common share—basic
Income from continuing operations	$1.02	$1.58	$1.09
(Loss) income from discontinued operations	—	(0.13)	0.07

Net income	$1.02	$1.45	$1.16

Earnings per common share—diluted
Income from continuing operations	$1.01	$1.54	$1.02
(Loss) income from discontinued operations	—	(0.13)	0.07

Net income	$1.01	$1.41	$1.09

Antidilutive stock options and restricted shares	3,046	822	1,718

Concentrations of risk. We derive substantially all of our revenue from providing professional services to our clients in the United States. We believe that the geographic and industry diversity of our customer base throughout the U.S. minimizes the risk of incurring material losses due to concentrations of credit risk. We are periodically engaged to provide services in connection with client matters where payment of our fees is deferred until the conclusion of the matter. At December 31, 2004, billed and unbilled receivables of $9.4 million related to fees for services rendered in connection with two client matters where payment will not be received until the completion of the engagement.

Significant new accounting pronouncements. As permitted by Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation,” we currently account for share-based payments to employees using the intrinsic value method under Accounting Principles Board, or APB, Opinion No. 25. As such, we generally do not recognize compensation cost related to employee stock options. In December 2004, the Financial Accounting Standards Board issued Statement No. 123(R), “Share-Based Payment,” which is a revision of Statement No. 123. Statement No. 123(R) requires all share-based payments to employees and directors to be recognized in the financial statements based on their fair values, using prescribed option-pricing models. Upon adoption of Statement 123(R) on July 1, 2005, pro forma disclosure will no longer be an alternative to financial statement recognition. Accordingly, the adoption of the fair-value method prescribed by Statement No. 123(R) will have a significant impact on our results of operations, although it will not have an impact on our overall financial position. The impact of adopting Statement No. 123(R) can not be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement No. 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement No. 123 as described above under “Stock-based compensation.” Statement No. 123(R) also requires the benefit related to income tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting principles. This requirement will reduce our net operating cash flows and increase our net financing cash flows in periods after adoption. Had we adopted this statement in prior periods using the valuation method and assumptions applied in our pro forma disclosures, we would have reduced our net operating cash flows and increased our net financing cash flows by $2.2 million during 2004, $11.6 million during 2003 and $12.8 million during 2002. When Statement No. 123(R) is adopted, we may elect to change our valuation method or assumptions. Such changes could have an impact on the amount of stock-based compensation we record.

Reclassifications. We have reclassified some prior period amounts to conform to our current year presentation.

2. Acquisitions

Lexecon. In November 2003, we acquired substantially all of the assets and most of the liabilities of Lexecon Inc. from its parent company, Nextera Enterprises, Inc. Lexecon, located in Chicago, Illinois and Cambridge, Massachusetts, is an economic consulting firm that provides services throughout the United States. Its clients include major law firms and the corporations that they represent, government and regulatory agencies, public and private utilities, and multinational corporations. Lexecon’s services involve the application of economic, financial and public policy principles to market place issues in a large variety of industries. Its services address three broad areas: litigation support, public policy studies and business consulting. Lexecon provides expert witness testimony, economic analyses and other litigation-related services in adversarial proceedings in courts and before regulatory bodies, arbitrators and international trade organizations.

We paid Nextera cash of $129.2 million to acquire Lexecon and we incurred acquisition-related costs of about $1.6 million. We financed the acquisition with a combination of existing cash resources and borrowings of $104.1 million under our amended and restated bank credit facility.

Dispute Advisory Services practice of KPMG. In October 2003, we acquired certain assets and liabilities of the dispute advisory services business of KPMG LLP, a U.S. accounting and tax firm, in exchange for $89.1 million in cash. We also incurred acquisition-related expenses of about $0.8 million. The dispute advisory services, or DAS, business assists clients in the analysis and resolution of all phases of complex disputes in a variety of forums, including litigation, arbitration, mediation and other forms of dispute resolution. The identifiable assets we acquired were client backlog and a nominal amount of computer equipment. We did not acquire the accounts receivable or any other working capital related to KPMG’s DAS business.

Ten Eyck. In October 2003, we acquired the operations and substantially all the net assets of Ten Eyck Associates, P.C. in exchange for about $13.2 million in cash and 175,536 restricted shares of our common stock valued at $2.4 million. Transfer restrictions lapse in two years for 50% of the shares and in four years for the remaining 50% of the shares of common stock paid for this acquisition. The common stock was valued based upon an independent appraisal. We also incurred acquisition-related expenses of about $0.2 million. Ten Eyck is a consulting practice that specializes in Securities and Exchange Commission, or SEC, investigations and securities law litigation, SEC accounting and enforcement consulting, fraud investigations, accountants’ malpractice, director and officer liability issues, financial and accounting crisis management, strategic advice and other financial litigation consulting services.

Domestic Business Recovery Services Division of PricewaterhouseCoopers. In August 2002, we acquired the domestic Business Recovery Services, or BRS, division of PricewaterhouseCoopers, LLP, or PwC, for 4.5 million shares of common stock valued at $101.9 million and $142.0 million in cash, including $2.0 million in acquisition related expenses.

We entered into four-year employment agreements with the former partners of BRS that we acquired. These partners received a total of about 3.6 million shares of our common stock and agreed with us to restrict the transfer of 40% of their shares. During 2004, one-half of these restricted shares became unrestricted, and during 2006, the remaining shares will become unrestricted. We granted the BRS partners contractual protection against a decline in the value of their restricted shares during the four-year restricted period if the market price for the shares falls below $18.89 per share. If a BRS partner terminates his or her employment with us prior to the expiration of the four-year term of the employment agreement, the restricted period for the remaining restricted shares will be extended to eight years from the date of termination, and these shares lose their price protection. During 2004, we paid $308,000 in relation to the price protection provision on those shares that became unrestricted. We recorded the price protection payments as a change in the value of the shares granted upon acquisition through a reduction to additional paid-in capital.

Purchase price allocation. The following table summarizes the estimated fair value of the net assets acquired and liabilities assumed pertaining to the significant acquisitions we completed in 2003 and 2002. During 2004, we completed our valuation of the identifiable intangible assets that we acquired in 2003, consisting principally of contract backlog, client relationships and tradenames. As a result, we increased the amount of purchase price allocated to amortizable intangible assets by $7.7 million. The amortization of this additional amount resulted in a charge to amortization expense of $1.6 million during the fourth quarter of 2004. As of December 31, 2004, our remaining amortizable intangible assets are being amortized over a weighted-average useful life of about 6.5 years. We recorded significant goodwill from these acquisitions as a result of the value of the assembled workforce we acquired and the ability to earn a higher rate of return from the acquired business than would be expected if those net assets had to be acquired or developed separately. We believe the goodwill recorded as a result of these acquisitions will be fully deductible for income tax purposes over the next 15 years.

A summary of how we allocated the purchase price of the significant businesses we acquired is as follows:

	Lexecon	DAS	BRS
Direct cost of business combinations
Cash paid, including transaction costs	$130,833	$89,910	$141,994
Common stock issued	—	—	101,880

	$130,833	$89,910	$243,874

Net assets acquired
Accounts receivable, billed and unbilled, net	$20,661	$—	$42,651
Other current assets	384	—	—
Furniture, equipment and software	2,032	221	—
Contracts, backlog (estimated 1 year weighted-average useful life)	1,400	2,700	4,200
Customer relationships (estimated 6.5 year weighted average useful life)	5,800	2,500	—
Tradename (indefinite useful life)	2,700	—	—
Intellectual property (estimated 3 year weighted-average useful life)	—	—	360
Non-compete agreements (estimated 4 year weighted-average useful life)	375	381	540
Goodwill	112,513	84,264	218,361
Other assets	67	—	—
Accounts payable and accrued expenses	(14,465)		(1,709)
Billings in excess of services provided	(22)	(156)	(20,529)
Other liabilities	(612)	—	—

	$130,833	$89,910	$243,874

Pro forma results. Our consolidated financial statements include the operating results of each acquired business from the dates of acquisition. The unaudited pro forma financial information below for the years ended December 31, 2003 and 2002 assumes that our material business acquisitions had occurred at the beginning of each of the periods presented.

DAS was not a separate reporting unit of KPMG and as a result, separate complete historical financial statements are not available. The information included in the pro forma presentation consists of the revenue from the book-of-business of the partners and directors who joined FTI and direct expenses, including compensation and benefits of the professionals and administrative personnel joining FTI, reimbursable and subcontractor costs and some practice related costs. Practice related costs consist principally of non-reimbursable costs, bad debt expense, administrative support and depreciation. The direct expenses of DAS do not include an allocation of KPMG’s firm wide expenses such as rent, insurance, national marketing, data processing, accounting, the cost of national support offices and other similar corporate expenses. Accordingly, the unaudited pro forma financial information below is not indicative of the expected results of our future operations.

	Year Ended December 31,
	2003	2002
Pro forma financial information for 2003 acquisitions
Revenues	$514,374	$372,058
Income from continuing operations before income taxes	145,413	98,271
Income per common share from continuing operations—basic	$2.12	$1.83

Net income per common share—basic	$1.99	$1.90

Income per common share from continuing operations—diluted	$2.02	$1.71

Net income per common share—diluted	$1.90	$1.78

The following combined unaudited pro forma consolidated results of operations for the year ended December 31, 2002 give effect to the acquisition of BRS as if it occurred at the beginning of the period presented below. The results are not necessarily indicative of what would have occurred had this transaction been consummated on that date.

2002
Pro forma financial information for 2002 acquisition
Revenues	$333,134
Income from continuing operations	45,533
Income per common share from continuing operations—basic	$1.31

Net income per common share—basic	$1.38

Income per common share from continuing operations—diluted	$1.24

Net income per common share—diluted	$1.30

3. Discontinued Operations

In July 2002, we committed to a plan to sell our applied sciences practice, consisting of the LWG asset disposal group and the SEA asset disposal group. We recorded an after-tax loss of $891,000 as of December 31, 2002 to present the LWG asset disposal group at its fair value less cost to sell.

In January 2003, we sold the LWG asset disposal group for total consideration of $4.15 million, consisting of cash of $2.15 million and a note in the amount of $2.0 million. During 2003, we recognized an additional after-tax loss of $0.2 million. The promissory note bears annual interest at 9.75% and matures December 31, 2010. Interest is payable monthly in arrears beginning February 28, 2003. Principal amounts are payable in forty-eight equal monthly installments beginning on January 31, 2007. This unsecured note is subordinated in payment to the issuer’s senior bank debt. We have classified the note within other assets in our consolidated balance sheet.

In August 2003, we completed the sale of the SEA asset disposal group to SEA’s senior management for total consideration of $16.0 million. The total consideration included $10.0 million in cash and a promissory note from the buyer in the amount of $6.0 million. We recognized an after-tax loss of $6.8 million in 2003 related to the sale of SEA. Under its original terms, the promissory note accrued annual interest at 9.0% and matured in August 2010. In December 2004, we agreed to discount the note by $475,000 in exchange for prepayment of the principal amount of the note. We classified this discount within other income (expense) in our consolidated statement of income. In January 2005, we received a $5.5 million cash payment in full satisfaction of the note.

Because we eliminated the operations and cash flows of the business components comprising the applied sciences practice from our ongoing operations as a result of the disposal transactions, and because we do not have any significant continuing involvement in the operations after the disposal transactions, we have presented the results of the applied sciences practice’s operations as a discontinued operation for all periods prior to the sale. Summarized operating results of the applied sciences practice are as follows.

	Year Ended December 31,
	2003	2002
Revenues	$24,011	$45,833
Income before income taxes	2,805	5,343
Net income	1,649	3,145

4. Balance Sheet Details

	December 31,
	2004	2003
Notes receivable
Note receivable from owners of former subsidiary	$5,525	$—
Notes receivable from employees, current portion	3,506	109

	$9,031	$109

Property and equipment
Furniture, equipment and software	$38,426	$33,425
Leasehold improvements	8,962	6,424
Construction in progress	1,425	1,164

	48,813	41,013
Accumulated depreciation and amortization	(25,471)	(19,092)

	$23,342	$21,921

Other assets
Note receivable from owners of former subsidiary	$2,000	$8,000
Debt financing fees	4,121	5,519
Deferred income taxes	2,925	675
Notes receivable from employees	5,547	—
Other non-current assets	1,387	566

	$15,980	$14,760

Accounts payable, accrued expenses and other
Accounts payable	$7,203	$5,733
Accrued expenses	8,118	7,513
Income taxes payable	3,440	4,420
Current portion of capital lease obligations	237	583
Deferred income taxes	1,773	620

	$20,771	$18,869

Notes receivable due from employees include signing bonuses granted in the form of non-interest bearing forgivable loans to attract and retain highly-skilled professionals. These notes are being amortized to expense over their forgiveness periods of one to five years. Professionals who terminate their employment with us prior to the end of the forgiveness period are required to repay the outstanding, unforgiven loan balance.

5. Goodwill and Other Intangible Assets

Due to the resignation of a number of our professional staff, we performed an interim impairment test of our goodwill in February 2004. No impairment of goodwill was identified as a result of our test. No impairment of goodwill was identified as a result of our annual impairment test, which we conducted as of October 1, 2004.

Other intangible assets with finite lives are amortized over their estimated useful lives. The changes in the carrying amount of goodwill by reportable segment are as follows.

	Forensic & Litigation & Technology	Corporate Finance/ Restructuring	Economics	Discontinued Operations	Consolidated
Balance, December 31, 2002	$21,035	$267,015	$11,191	$13,214	$312,455
Goodwill acquired during the year	98,698	—	117,939	—	216,637
Adjustment to allocation of BRS purchase price	—	(1,334)	—	—	(1,334)
Goodwill disposed of during the year	—	—	—	(6,441)	(6,441)
Impairment of SEA asset disposal group	—	—	—	(6,773)	(6,773)

Balance, December 31, 2003	119,733	265,681	129,130	—	514,544
Goodwill acquired during the year	731	—	214	—	945
Adjustments to allocation of purchase price	(1,399)	(794)	(5,640)	—	(7,833)

Balance, December 31, 2004	$119,065	$264,887	$123,704	$—	$507,656

As discussed in Note 2. “Acquisitions,” in 2002, we acquired the domestic Business Recovery Services, or BRS, division of PricewaterhouseCoopers, LLP. As discussed in Note 3. “Discontinued Operations,” we sold our applied sciences practice during 2003. During 2003, we recorded a $6.8 million impairment loss to reflect the estimated fair value of the net assets of the SEA asset disposal group less the estimated costs to sell.

For intangible assets with finite lives, we recorded amortization expense of $6.8 million in 2004, $3.7 million in 2003 and $1.0 million in 2002. Based solely on the amortizable intangible assets recorded as of December 31, 2004, we estimate amortization expense to be $2.0 million in 2005, $1.7 million in 2006, $1.5 million in 2007, $1.3 million in 2008, $1.2 million in 2009 and $0.6 million thereafter. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives or other relevant factors.

		December 31, 2004		December 31, 2003
	Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Contracts, backlog	1.5	$491	$395	$12,700	$4,247
Customer relationships	6 to 8	8,300	1,412	—	—
Non-compete agreement	3	2,196	982	1,790	306
Intellectual property	3	360	280	360	160

		11,347	3,069	14,850	4,713
Unamortized intangible assets
Tradename	Indefinite	2,700	—	—	—

		$14,047	$3,069	$14,850	$4,713

6. Fair Value of Financial Instruments

We have determined the estimated fair values of financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop fair value estimates. As a result, the estimates presented below are not necessarily indicative of the amounts that we could realize or be required to pay in a current market exchange.

Cash and cash equivalents, accounts and notes receivable, accounts payable and accrued expenses. The carrying amounts of these items are reasonable estimates of their fair values.

Debt. The fair value of long-term debt approximates its carrying value at December 31, 2004 and 2003, based on an assessment of currently available terms for similar arrangements.

Interest rate swap agreements. The carrying amount of our interest rate swap agreement in effect as of December 31, 2003 is fair value. The fair value of our interest rate swap agreement is based on estimates obtained from bankers to settle the agreements. The interest rate swap agreement in effect as of December 31, 2003 expired in January 2004.

Letters of credit. We use letters of credit to back some lease guarantees. Outstanding letters of credit totaled $10.0 million at December 31, 2004 and $2.0 million at December 31, 2003. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place.

7. Long-Term Debt and Capital Lease Obligations

	December 31,
	2004	2003
Bank credit facility
Term loans, interest payable monthly or quarterly (3.7% to 4.0%—2004; 3.1% to 3.2%—2003)	$105,000	$121,250
Revolving loan commitment of $100.0 million	—	—

Total long-term debt	105,000	121,250
Less current portion	21,250	16,250

Long-term debt, net of current portion	$83,750	$105,000

Total capital lease obligations	$345	$949
Less current portion	237	583

Capital lease obligations, net of current portion	$108	$366

Bank credit facility. Our bank credit facility provides for up to $225.0 million of secured financing, consisting of a $100.0 million revolving credit facility and $125.0 million in term loans. Principal payments on the term loans began on December 31, 2003, and are payable quarterly thereafter through September 30, 2008. The maturity date of the $100.0 million revolving credit facility is November 28, 2008. However, we may choose to repay outstanding borrowings under the revolving credit facility at any time before maturity without penalty. Debt under the credit facility bears interest at an annual rate equal to the Eurodollar rate, plus an applicable margin or an alternative base rate defined as the higher of (1) the lender’s announced U.S. prime rate or (2) the federal funds rate plus the sum of 50 basis points and an applicable margin. In addition, we are required to pay commitment fees on the unused portion of our revolving credit facility. Under our bank credit facility, the lenders have a security interest in substantially all of our assets.

The bank credit facility contains covenants which limit our ability to incur additional indebtedness; create liens; pay dividends on, make distributions or repurchases of our capital stock or make specified other restricted payments; consolidate, merge or sell all or substantially all of our assets; guarantee obligations of other entities; enter into hedging agreements; enter into transactions with affiliates or related persons or engage in any business other than the consulting business. The credit facility requires compliance with financial ratios, including total indebtedness to earnings before interest, taxes, depreciation and amortization, or EBITDA; EBITDA to specified charges and the maintenance of a minimum net worth, each as defined under the amended credit facility. As of December 31, 2004, we were in compliance with all covenants as stipulated in the credit facility agreements.

Guarantees. Currently, we do not have any significant debt guarantees related to entities outside of the consolidated group. As of December 31, 2004, substantially all of our subsidiaries are guarantors of borrowings under our bank credit facility in the amount of $105.0 million.

Interest rate swaps. We have previously entered into interest rate swap transactions on a portion of our outstanding term loans. At December 31, 2003, the notional amount of our outstanding interest rate swap agreement was $8.7 million. The interest rate swap resulted in exchanging floating London interbank offered rate, or LIBOR, for a fixed rate of 6.65%, and expired in January 2004. We recognize changes in the fair value of interest rate swaps in the consolidated financial statements as changes in accumulated other comprehensive income (loss). During 2003, we did not recognize a net gain (loss) related to the interest rate swap transactions as there was no ineffective portion of the cash flow hedge nor was there any portion of the hedged instrument excluded from the assessment of hedge effectiveness.

Early extinguishment of debt. During 2003, we utilized $12.15 million of cash proceeds from the sale of our applied sciences practice and $49.8 million from the public offering of our common stock to repay outstanding term loans under our bank credit facility prior to maturity. As a result of these repayments, we wrote-off $768,000 of unamortized debt financing fees to interest expense.

Future maturities of long-term debt and capital lease obligations. For years subsequent to December 31, 2004, scheduled annual maturities of long-term debt and capital lease obligations outstanding as of December 31, 2004 are as follows.

	Long-Term Debt	Capital Lease Obligations	Total
2005	$21,250	$254	$21,504
2006	26,250	89	26,339
2007	31,250	16	31,266
2008	26,250	3	26,253

	105,000	362	105,362
Less imputed interest	—	17	17

	$105,000	$345	$105,345

8. Commitments and Contingencies

Operating lease commitments. We lease office space and office equipment under non-cancelable operating lease agreements that expire in various years through 2021. The leases normally provide for the payment of minimum annual rentals and some include provisions for renewal options of up to 5 years. Some of our leases for office space contain provisions whereby the future rental payments may be adjusted for increases in operating expenses above specified amounts.

We entered into a new lease agreement for office space in New York City. The lease commenced in July 2004 and expires in November 2021. In accordance with the lease terms, we received a cash inducement of $8.1 million which we have classified as deferred rent in our balance sheet. We are amortizing the cash inducement over the life of the lease as a reduction to the cash rent expense.

Rental expense included in continuing operations was $12.5 million during 2004, $9.5 million during 2003 and $7.7 million during 2002. For years subsequent to December 31, 2004, future minimum payments for all operating lease obligations that have initial non-cancelable lease terms exceeding one year, net of rental income of $0.2 million in 2005, $0.2 million in 2006 and $0.1 million in 2007, are as follows.

2005	$12,766
2006	13,488
2007	13,085
2008	12,281
2009	12,252
Thereafter	90,473

$154,345

Loss on abandoned facilities. During the fourth quarter of 2004, we consolidated our New York City and one of our Saddle Brook, New Jersey offices and relocated our employees into our new office facility. As a result of this decision, we vacated leased office facilities prior to the lease termination dates. We recorded a loss of $4.7 million within our corporate segment related to the abandoned facilities during the fourth quarter of 2004. This charge includes $0.7 million of asset impairments and $4.0 million representing the present value of the future lease payments related to the facilities we vacated net of estimated sublease income of $4.2 million. We calculated the present value of our future lease payments using a discount rate of about 8%. During the fourth quarter of 2004, we paid about $0.3 million against the lease loss liability. As of December 31, 2004, the balance of the liability for loss on abandoned facilities was $3.7 million.

Contingencies. We are subject to legal actions arising in the ordinary course of business. In management’s opinion, we believe we have adequate legal defenses and/or insurance coverage with respect to the eventuality of such actions. We do not believe any settlement or judgment would materially affect our financial position or results of operations.

Litigation settlement gains (losses), net. During the fourth quarter of 2004, we reached settlement on various lawsuits. As a result, we recorded net gains of $1.7 million, net of legal costs.

9. Income Taxes

Significant components of deferred tax assets and liabilities are as follows.

	December 31,
	2004	2003
Deferred tax assets
Allowance for doubtful accounts	$2,109	$4,178
Accrued vacation and bonus	1,767	620
Deferred rent	2,925	—
Loss on abandoned facilities	1,910	—
Restricted stock	501	—
Depreciation	—	675

	9,212	5,473

Deferred tax liabilities
Goodwill amortization	25,250	13,347
Prepaid expenses	1,001	569
Installment sale of subsidiaries	643	—
Capitalized software and depreciation	298	512
Other	129	509

	27,321	14,937

Net deferred tax liability	$18,109	$9,464

The components of the income tax provision from continuing operations are as follows.

	Year Ended December 31,
	2004	2003	2002
Current
Federal	$16,007	$34,024	$17,219
State	5,755	5,736	3,529

	21,762	39,760	20,748

Deferred
Federal	8,260	4,345	2,533
State	1,155	733	423

	9,415	5,078	2,956

Income tax provision	$31,177	$44,838	$23,704

Our income tax provision from continuing operations resulted in effective tax rates that varied from the statutory federal income tax rate as follows.

	Year Ended December 31,
	2004	2003	2002
Federal income tax provision at statutory rate	$25,919	$38,369	$20,514
State income taxes, net of federal benefit	4,273	6,379	3,104
Expenses not deductible for tax purposes	985	90	82
Other	—	—	4

	$31,177	$44,838	$23,704

10. Stockholders’ Equity

Common stock. Holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders and share equally, share for share, if dividends are declared on the common stock. In the event of any liquidation, dissolution or winding up of our company or upon the distribution of our assets, all assets and funds remaining after payment in full of our debts and liabilities, and after the payment of all liquidation preferences, if any, applicable to any outstanding preferred stock, would be divided and distributed among the holders of our common stock ratably. There are no redemption or sinking fund requirements applicable to shares of our common stock.

Equity offering. In February 2003, we completed a public offering and sale of 3,992,392 shares of our common stock. We received $99.2 million in cash, net of $1.4 million of offering costs.

Common stock repurchase program. In October 2003, our board of directors approved a share repurchase program under which we may purchase, from time to time, up to $50.0 million of common stock. We are authorized to purchase shares of our common stock under this program through October 2005. The shares of common stock may be purchased through open market or privately negotiated transactions and may be funded with a combination of cash on hand or borrowings under our existing or new credit facilities. During 2004, we repurchased and retired 657,300 shares at a total cost of $10.8 million. During 2003, we repurchased and retired 194,200 shares at a total cost of $4.0 million.

11. Equity Compensation and Employee Benefit Plans

Equity Compensation Plans. Our 1997 Stock Option Plan provides for the issuance of up to 11,587,500 shares of common stock to employees and non-employee directors. Under the terms of the 1997 plan, we may grant option rights or shares of restricted and unrestricted common stock to employees. As of December 31, 2004, 370,234 shares of common stock are available for grant under our 1997 Stock Option Plan.

On May 19, 2004, our stockholders approved the FTI Consulting, Inc. 2004 Long-Term Incentive Plan. The 2004 plan provides for grants of option rights, appreciation rights, restricted or unrestricted shares, performance awards or other stock-based awards to our officers, employees, non-employee directors and individual service providers. We are authorized to issue up to 3,000,000 shares of common stock under the 2004 plan. As of December 31, 2004, 2,250,628 shares of common stock are available for grant under our 2004 Long-Term Incentive Plan.

Vesting provisions for individual awards under our stock option plans are at the discretion of our board of directors. Generally, outstanding options have been granted at prices equal to or exceeding the market value of the stock on the grant date, vest over three to five years, and expire ten years subsequent to award.

During 2004, we granted 262,372 shares of restricted common stock to employees at a weighted-average fair value of $18.60. During 2003, we granted 284,640 shares of restricted common stock at a weighted-average fair value of $20.53. During 2002, we granted 6,135 shares of restricted common stock to employees at a weighted-average fair value of $23.39. Restricted shares are generally contingent on continued employment and vest over periods of three to ten years.

The following table summarizes the option activity under the plans for the years December 31, 2004, 2003 and 2002.

	2004	Weighted Average Exercise Price	2003	Weighted Average Exercise Price	2002	Weighted Average Exercise Price
Options outstanding, January 1	4,330	$18.54	5,807	$14.72	4,758	$5.39
Options granted during period:
Grant price = fair market value	965	$17.46	383	$22.53	2,870	$23.03
Grant price > fair market value	90	$18.78	90	$26.45	—	—
Options exercised	(467)	$6.37	(1,798)	$7.17	(1,815)	$3.32
Options forfeited	(510)	$22.27	(152)	$21.39	(6)	$4.23

Options outstanding, December 31	4,408	$19.17	4,330	$18.54	5,807	$14.72

Options exercisable, December 31	2,597	$18.35	1,873	$16.74	1,585	$9.29

The following is a summary of the status of stock options outstanding and exercisable stock options at December 31, 2004.

	Options Outstanding			Options Exercisable
Exercise Price Range	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price
$ 1.90—$12.36	911	$9.15	5.9 years	911	$9.15
$14.14—$18.60	912	$16.72	8.9 years	162	$17.36
$19.24—$21.65	1,043	$20.92	8.3 years	519	$21.07
$21.97—$24.28	975	$23.92	7.9 years	577	$24.04
$25.67—$33.25	567	$27.79	7.9 years	428	$27.34

	4,408	$19.17		2,597	$18.35

Employee stock purchase plan. The FTI Consulting, Inc. Employee Stock Purchase Plan allows eligible employees to subscribe to purchase shares of common stock through payroll deductions of up to 15% of eligible compensation, subject to limitations. The purchase price is the lower of 85% of the fair market value of our common stock on the first trading day or the last trading day of each semi-annual offering period. The aggregate number of shares purchased by an employee may not exceed $25,000 of fair market value annually, subject to limitations imposed by Section 423 of the Internal Revenue Code. A total of 2,050,000 shares are authorized for purchase under the plan. As of December 31, 2004, 580,125 shares of our common stock are available for purchase under the plan. Employees purchased shares under this plan during the following years at the weighted average prices per share as indicated: 2004—202,396 shares at $14.03; 2003—195,700 shares at $20.66; and 2002—159,254 shares at $15.18.

Employee benefit plans. We maintain a qualified defined contribution 401(k) plan, which covers substantially all of our employees. Under the plan, participants are entitled to make pre-tax contributions up to the annual maximums established by the Internal Revenue Service. We match a certain percentage of participant contributions pursuant to the terms of the plan, which are limited to a percent of the participant’s eligible compensation. The percentage match is at the discretion of our board of directors. We made contributions related to the plan of $3.0 million during 2004, $2.4 million during 2003 and $1.6 million during 2002.

12. Segment Reporting

We are a multi-disciplined consulting firm with leading practices in the areas of forensic accounting and litigation, corporate finance/restructuring and economic consulting services. Prior to September 1, 2002, we were organized into three operating segments: corporate finance/restructuring consulting, forensic and litigation consulting and technology and applied sciences. As a result of the acquisition of the domestic Business Recovery Services division of PricewaterhouseCoopers, LLP in August 2002 (see Note 2. “Acquisitions”) and the decision to sell the applied sciences practice (see Note 3. “Discontinued Operations”), we began managing our operations as one segment. During the fourth quarter of 2003, we completed three acquisition transactions. As part of the integration of the acquired businesses, we reorganized our operations into three operating segments. During the first quarter of 2004, we completed the reorganization and appointed a manager for each operating segment.

Our reportable operating segments are business units that offer distinct services. Within our forensic and litigation consulting and technology practice, we help clients assess complex financial transactions and reconstruct events from incomplete and/or corrupt data, uncover vital evidence, identify potential claims and assist in the pursuit of economic recoveries. We also provide asset tracing investigative services and expert witness services. Our litigation practice serves clients in all phases of litigation, including pre-filing, discovery, jury selection, trial preparation, expert testimony and the actual trial. We assist with refining issues in litigation and venue selection, and provide fraud investigation and securities litigation assistance. Our trial graphics and technology and electronic evidence experts assist clients in preparing for and presenting their cases in court.

Our corporate finance/restructuring practice provides turnaround, performance improvement, lending solutions, financial and operational restructuring, restructuring advisory, mergers and acquisitions and interim management services. We assist under performing companies in making decisions to improve their financial and operational position given their current situation. We analyze, recommend and implement strategic alternatives for our corporate finance/restructuring clients, such as rightsizing infrastructure, improving working capital management, selling non-core assets or business units, restructuring capital and borrowings, and assessing long-term viability and business strategy. We also lead and manage the financial aspects of the in-court restructuring process, such as assessing the impact of a bankruptcy filing on the client’s financial and operational situation, planning for the smooth transition in and out of bankruptcy, facilitating the sale of assets and assisting to arrange debtor-in-possession financing. Through our corporate finance services, we can help financially distressed companies implement their plans by providing interim management teams.

Within our economic consulting practice, we provide our clients with analyses of complex economic issues for use in legal and regulatory proceedings, strategic decision-making and public policy debates. Our services include providing advice and testimony related to:

•	antitrust and competition issues that arise in the context of potential mergers and acquisitions;

•	other antitrust issues, including alleged price fixing, cartels and other forms of exclusionary behavior;

•	the application of modern finance theory to issues arising in securities litigation; and

•	public policy studies on behalf of companies, trade associations and governmental agencies.

We evaluate the performance of these operating segments based on operating income before depreciation, amortization and corporate general and administrative expenses. For the year ended December 31, 2004, our corporate segment loss includes a $4.7 million loss on abandoned facilities as described in note 8. In general, our assets are not specifically attributable to any particular segment; therefore, we do not allocate assets to our reportable segments. Accordingly, asset information by reportable segment is not presented. The reportable segments use the same accounting policies as those used by the company. There are no significant intercompany sales or transfers.

Substantially all of our revenues and assets are attributed to or are located in the United States. We do not have a single customer that represents ten percent or more of our consolidated revenues.

In 2003, we did not operate our business practices as segments. Accordingly, we did not report results of operations by segment. The table below presents revenues, gross margin and segment profits for the three years in the period ended December 31, 2004. For the years ended December, 31, 2003 and 2002, the table presents segment revenues and gross margin that are estimates derived from classifying client engagements by the principal nature of the service.

	Forensic and Litigation Consulting and Technology	Corporate Finance/ Restructuring	Economic Consulting	Corporate	Total
Year ended December 31, 2004
Revenues	$178,650	$162,495	$85,860	$—	$427,005
Gross margin	83,177	77,618	31,240	—	192,035
Segment profit (loss)	50,556	50,714	19,333	(26,185)	94,418
Year ended December 31, 2003
Revenues	$103,101	$255,336	$17,258	$—	$375,695
Gross margin	45,845	146,510	6,911	—	199,266
Segment profit (loss)	N/A	N/A	N/A	(18,720)	123,537
Year ended December 31, 2002
Revenues	$67,994	$143,986	$12,133	$—	$224,113
Gross margin	34,630	79,266	2,113	—	116,009
Segment profit (loss)	N/A	N/A	N/A	(15,213)	68,662

N/A – Not available

The following table presents a reconciliation of segment profit to income from continuing operations before income taxes.

	Year Ended December 31,
	2004	2003	2002
Operating profit
Total segment profit	$94,418	$123,537	$68,662
Depreciation and amortization	(9,113)	(6,032)	(4,300)
Amortization of other intangible assets	(6,836)	(3,680)	(1,033)
Interest expense, net	(6,086)	(4,196)	(4,717)
Litigation settlement gains (losses), net	1,672	—	—

Income from continuing operations before income tax provision	$74,055	$109,629	$58,612

13. Quarterly Financial Data (unaudited)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
2004
Revenues	$110,240	$107,445	$104,433	$104,887
Direct cost of revenues	61,898	58,357	56,739	57,976
Other operating expenses	27,447	26,047	27,074	32,998

Operating income	20,895	23,041	20,620	13,913
Interest expense, net	(1,407)	(1,396)	(1,375)	(1,908)
Litigation settlement gains (losses), net	—	—	—	1,672

Income from continuing operations before income tax provision	19,488	21,645	19,245	13,677
Income tax provision	7,971	8,852	8,294	6,060

Net income	$11,517	$12,793	$10,951	$7,617

Earnings per common share—basic
Net income	$0.27	$0.30	$0.26	$0.18

Earnings per common share—diluted
Net income	$0.27	$0.30	$0.26	$0.18

Weighted average common shares outstanding
Basic	42,097	42,172	42,134	41,994

Diluted	42,605	42,517	42,479	42,450

2003
Revenues	$101,351	$94,526	$83,593	$96,225
Direct cost of revenues	46,547	43,096	37,409	49,377
Other operating expenses	21,931	19,540	19,919	24,051

Operating income	32,873	31,890	26,265	22,797
Interest expense, net	1,830	741	845	780

Income from continuing operations before income tax provision	31,043	31,149	25,420	22,017
Income tax provision	12,575	12,615	10,295	9,353

Income from continuing operations	18,468	18,534	15,125	12,664
Income (loss) from discontinued operations	975	(6,334)	37	—

Net income	$19,443	$12,200	$15,162	$12,664

Earnings per common share—basic
Income from continuing operations	$0.48	$0.45	$0.36	$0.30

Net income	$0.51	$0.30	$0.36	$0.30

Earnings per common share—diluted
Income from continuing operations	$0.46	$0.44	$0.36	$0.30

Net income	$0.49	$0.29	$0.36	$0.30

Weighted average common shares outstanding
Basic	38,652	41,343	41,764	41,893

Diluted	40,338	42,524	42,585	42,627

The sum of the quarterly earnings per share amounts may not equal the annual amounts due to changes in the weighted-average number of common shares outstanding during each quarterly period.

Special termination charges. Operating expenses during the fourth quarter of 2003 include $3.1 million of special termination charges. These charges relate to contractual benefits due to specified employees as a result of the termination of their employment.

Interest expense, net. In December 2004, we agreed to discount a note receivable due from the owners of one of our former subsidiaries. We discounted this note by $475,000 in exchange for payment of the note ahead of its maturity in 2010. We received this prepayment in January 2005. See Note 3. “Discontinued Operations,” for more details.

Interest expense, net for 2003, includes write-offs of deferred financing fees as a result of early extinguishments. These amounts total $513,000 during the first quarter of 2003 and $255,000 during the third quarter of 2003.

Other. During the fourth quarter of 2004, we recorded a $4.7 million loss on abandoned facilities and net litigation settlement gains of $1.7 million, each of which is described in more detail in Note 8. “Commitments and Contingencies.” We also recorded additional amortization expenses of $1.6 million during the fourth quarter of 2004 as more fully described in Note 2. “Acquisitions—Purchase price allocation.”

14. Subsequent Event

On February 28, 2005, we acquired substantially all of the assets and assumed certain liabilities of the Ringtail group. Ringtail is a leading global developer of litigation support and knowledge management technologies for law firms. The assets we acquired include software products and technologies and intellectual property. Ringtail has developed a suite of integrated software modules to manage the information and workflow in complex legal cases. We paid $35.0 million for the acquisition, consisting of $20.0 million paid in cash and 784,109 shares of our common stock valued at $15.0 million. The fair market value of the common stock is based on the average market price of the shares over a period from two days before to two days after the date we entered into the definitive purchase agreement. We financed the cash portion of the purchase price with cash on hand and borrowings under our revolving credit facility. We may be required to pay the sellers additional annual consideration based upon post-acquisition revenues for the each of the years from 2005 through 2007. This earnout consideration may be up to $2.5 million per year and may be paid in cash, shares of our common stock or a combination of both. We granted the sellers contractual protection against a decline in the value of any purchase price or earnout payment made in shares of our common stock. If on the first anniversary date of any issuance of purchase price or earnout shares, the market price of our common stock has not increased by at least 10%, we have agreed to make an additional cash payment to the sellers equal to the deficiency.

FTI Consulting, Inc. and Subsidiaries

Schedule II — Valuation and Qualifying Accounts***

(in thousands)

		Additions
Description	Balance at Beginning of Period	Charged to Expense	Charged to Other Accounts*	Deductions**	Balance at End of Period
Year Ended December 31, 2004
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts and unbilled services	$20,045	$7,062	$523	$10,937	$16,693

Year Ended December 31, 2003
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts and unbilled services	$13,287	$5,109	$11,532	$9,883	$20,045

Year Ended December 31, 2002
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts and unbilled services	$1,770	$2,776	$11,294	$2,553	$13,287

*	Includes (1) allowance recorded upon acquisitions, net of dispositions and adjustments to purchase price allocations and (2) provision for unbilled services recorded as a reduction to revenues as it relates to fee adjustments and other discretionary pricing adjustments.
**	Includes (1) direct write-offs of uncollectible and unrealizable accounts receivables and (2) recoveries of billed accounts receivable and fee adjustments not previously written off.
***	During 2004, we changed our presentation of the allowance for doubtful accounts to include the allowance for unbilled services. Prior period amounts have been revised to conform to our current year presentation.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Until [                    ], 2006, all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

FTI Consulting, Inc.

Offer to Exchange

$200,000,000 principal amount of 7 5/8% Senior Notes due 2013 that have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding $200,000,000 principal amount of 7 5/8% Senior Notes due 2013

Prospectus

[                 ], 2006

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

§ 2-418. “Indemnification of directors, officers, employees, and agents,” of the Corporations and Associations Article of the Maryland Annotated Code.

This provision reads as follows:

§ 2-418. Indemnification of directors, officers, employees, and agents.

(a) Definitions.—In this section the following words have the meanings indicated.

(1) “Director” means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

(2) “Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(3) “Expenses” include attorney’s fees.

(4) “Official capacity” means the following:

(i) When used with respect to a director, the office of director in the corporation; and

(ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

(iii) “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

(5) “Party” includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(6) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

(b) Permitted indemnification of director.—

(1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

(i) The act or omission of the director was material to the matter giving rise to the proceeding; and

1. was committed in bad faith; or

2. was the result of active and deliberate dishonesty; or

(ii) The director actually received an improper personal benefit in money, property, or services; or

(iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

(2) (i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

(ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

(3) (i) The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

(ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

(4) A corporation may not indemnify a director or advance expenses under this section for a proceeding brought by that director against the corporation, except:

(i) For a proceeding brought to enforce indemnification under this section; or

(ii) If the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly provide otherwise.

(c) No indemnification of director liable for improper personal benefit.—A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

(d) Required indemnification against expenses incurred in successful defense.—Unless limited by the charter:

(1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

(2) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

(i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

(ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

(3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director’s liability took place.

(e)	Determination that indemnification is proper.—

(1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

(2) Such determination shall be made:

(i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

(ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

(iii) By the stockholders.

(3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

(4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

(f)	Payment of expenses in advance of final disposition of action.—

(1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

(i) A written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

(ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

(3) Payments under this subsection shall be made as provided by the charter, bylaws, or contract or as specified in subsection (e) of this section.

(g) Validity of indemnification provision.—The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h) Reimbursement of director’s expenses incurred while appearing as witness.—This section does not limit the corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

(i) Director’s service to employee benefit plan.—For purposes of this section:

(1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director’s duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;

(2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

(3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director’s duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

(j) Officer, employee or agent.—Unless limited by the charter:

(1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

(2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

(3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

(k)	Insurance or similar protection.—

(1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

(2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

(3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

(l) Report of indemnification to stockholders.—Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders’ meeting or prior to the meeting.

The Registrant has provided for indemnification of directors, officers, employees, and agents in ARTICLE EIGHTH of its Articles of Amendment and Restatement.

This provision reads as follows:

5. The Corporation shall indemnify (a) its directors and officers, whether serving the Corporation of at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland nor or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law, and (b) its other employees and agents to such extent as shall be authorized by the Board of Directors or in the Corporation’s By-Laws and be permitted by law. The foregoing shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board may take such actions as are necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve, and amend from time to time such By-Laws, resolutions and contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment to the charter of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or appeal.

The Registrant has provided for indemnification of directors, officers, employees, and agents in ARTICLE XI of its By-Laws.

This provision reads as follows:

SECTION 1. Definitions. As used in this Article XI, any word or words that are defined in Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Indemnification Section”), as amended from time to time, shall have the same meanings as provided in the Indemnification Section.

SECTION 2. Indemnification of Directors and Officers. The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section.

SECTION 3. Indemnification of Other Agents and Employees. With respect to an employee or agent, other than a director or officer of the Corporation, the Corporation may, as determined by and in the discretion of the Board of Directors of the Corporation, indemnify and advance expenses to such employees or agents in connection with a proceeding to the extent permitted by and in accordance with the Indemnification Section.

§ 2-405.2. “Corporate limitations on director liability,” of the Corporations and Associations Article of the Maryland Annotated Code.

This provision reads as follows:

§ 2-405.2. Corporate limitations on director liability.

The charter of the corporation may include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders as described under § 5-418 of the Courts and Judicial Proceedings Article.

§ 5.418. “Same—Charter provisions governing liability of corporate directors or officers,” of the Courts and Judicial Proceedings Article of the Maryland Annotated Code.

This provision reads as follows:

§ 5-418. Same—Charter provisions governing liability of corporate directors or officers.

(a) Expansion or limitation of liability.—The charter, as defined under § 1-101 of the Corporations and Associations Article, of a Maryland corporation may include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders:

(1) To the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received;

(2) To the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or

(3) With respect to any action described in subsection (b) of this section.

(b) Exceptions.—This section does not apply to an action brought by or on behalf of a State governmental entity, receiver, conservator, or depositor against a director or officer of:

(1) A banking institution as defined in § 1-101 of the Financial Institutions Article;

(2) A credit union as described in § 6-301 of the Financial Institutions Article;

(3) A savings and loan association as defined in § 8-101 of the Financial Institutions Article; or

(4) A subsidiary of a banking institution, credit union, or savings and loan association described in this subsection.

(c) Construction.—This section may not be construed to affect the liability of a person in any capacity other than the person’s capacity as a director or officer.

The Registrant has provided for the limitation of liability of directors, officers, employees, and agents in ARTICLE EIGHTH of its Articles of Amendment and Restatement.

This provision reads as follows:

6. To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission that occurred prior to such amendment or repeal.

Item 21. Exhibits

The following exhibits are attached hereto:

Exhibit Number	Description of Exhibit
1.1	Purchase Agreement, dated as of July 28, 2005, by and among FTI, the guarantors named therein and the Initial Purchasers named therein, relating to the Senior Notes. (Filed with the SEC on August 3, 2005 as an exhibit to FTI Consulting, Inc.’s Form 8-K dated July 28, 2005 and incorporated herein by reference).

1.2	Purchase Agreement, dated as of July 28, 2005, by and among FTI, the guarantors named therein and the Initial Purchasers named therein, relating to the Convertible Notes. (Filed with the SEC on August 3, 2005 as an exhibit to FTI Consulting, Inc.’s Form 8-K dated July 28, 2005 and incorporated herein by reference).

1.3	Purchase Agreement, dated as of November 15, 2005, by and among FTI Compass, LLC, a Maryland limited liability company, FTI Consulting, Inc., a Maryland corporation, FTI, LLC, a Maryland limited liability company, Competition Policy Associates, Inc., a District of Columbia corporation (the “Company”), and the stockholders of the Company listed on Schedule I thereto. With the exception of Exhibit A (Form of Restricted Stock Agreement), which is incorporated by reference herein, exhibits, schedules (or similar attachments) to the Stock and Asset Purchase Agreement are not filed. FTI Consulting Inc. will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request. (Filed with the SEC on November 19, 2006 as an exhibit to FTI’s Form 8-K dated November 22, 2005, and incorporated by reference herein).

2.1	Agreement for the Purchase and Sale of Assets dated as of July 24, 2002, by and between PricewaterhouseCoopers LLP and FTI Consulting, Inc. (schedules and exhibits omitted). FTI Consulting shall provide omitted exhibits and schedules to the Securities and Exchange Commission upon its request. (Filed with the SEC on July 26, 2002 as an exhibit to FTI’s current report on Form 8-K dated July 24, 2002, and incorporated herein by reference.)

Exhibit Number	Description of Exhibit

2.2	LLC Membership Interests Purchase Agreement dated as of January 31, 2000, by and among FTI Consulting, Inc., and Michael Policano and Robert Manzo (schedules and exhibits omitted). FTI Consulting shall provide omitted exhibits and schedules to the Securities and Exchange Commission upon its request. (Filed with the SEC on February 15, 2000 as an exhibit to FTI’s current report on Form 8-K dated February 4, 2000, and incorporated herein by reference.)

2.3	Asset Purchase Agreement dated October 22, 2003, by and among KPMG LLP, DAS Business LLC and FTI Consulting, Inc. (schedules and exhibits omitted). FTI Consulting shall provide omitted exhibits and schedules to the Securities and Exchange Commission upon its request. (Filed with the SEC on November 14, 2003 as an exhibit to FTI’s current report on Form 8-K dated November 3, 2003, and incorporated herein by reference.)

2.4	Asset Purchase Agreement dated September 25, 2003, by and among FTI Consulting, Inc., LI Acquisition Company, LLC, Nextera Enterprises, Inc., Lexecon Inc., CE Acquisition Corp. and ERG Acquisition Corp. (schedules and exhibits omitted). FTI Consulting shall provide omitted exhibits and schedules to the Securities and Exchange Commission upon its request. (Filed with the SEC on October 2, 2003 as an exhibit to FTI’s current report on Form 8-K dated September 25, 2003, and incorporated herein by reference.)

2.5	Asset Purchase Agreement dated February 16, 2005, by and among FTI Consulting, Inc., FTI, LLC, FTI Repository Services, LLC, FTI Consulting Ltd., FTI Australia Pty Ltd, Edward J. O’Brien and Christopher R. Priestley, Messrs. Edward J. O’Brien and Christopher R. Priestley trading as the Ringtail Suite Partnership, Ringtail Solutions Pty Ltd, on its behalf and as trustee for Ringtail Unit Trust, Ringtail Solutions, Inc. and Ringtail Solutions Limited (schedules and exhibits omitted). FTI Consulting shall provide omitted exhibits and schedules to the Securities and Exchange Commission upon its request. (Filed with the SEC on February 23, 2005 as an exhibit to FTI’s current report on Form 8-K dated February 16, 2005, and incorporated herein by reference.)

2.6	Asset Purchase Agreement, dated as of May 23, 2005, by and among Cambio Health Solutions, LLC, Cambio Partners, LLC, each of the individuals named in Exhibit A thereto that becomes a party thereto prior to the Closing (as defined therein) by executing a joinder agreement on or after the date thereof, FTI Consulting, Inc, FTI, LLC, FTI Camblo LLC, and the Seller Representative (as defined therein). With the exception of Exhibit 7.2(h) (Form of Restricted Stock Agreement), schedules (or similar attachments) to the Asset Purchase Agreement are not filed. FTI will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request. (Filed with the SEC on May 24, 2005 as an exhibit to FTI’s current report on Form 8-K dated May 23, 2005, and incorporated herein by reference.)

3.1	Articles of Incorporation of FTI Consulting, Inc., as amended and restated. (Filed with the SEC on May 23, 2003 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)
3.2	By-laws of FTI Consulting, Inc., as amended and restated. (Filed with the SEC on May 23, 2003 as an exhibit to FTI’s current report on Form 10-Q for the quarter ended September 30, 2004, and incorporated herein by reference.)

4.1	Indenture dated August 2, 2005 among FTI Consulting, Inc., the guarantors named therein and Wilmington Trust Company, as trustee, relating to the senior notes. (Filed with the SEC on August 3, 2005 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

4.2	Indenture, dated as of August 2, 2005, by and among FTI, the guarantors named therein and Wilmington Trust Company, as trustee, relating to the convertible notes. (Filed with the SEC on August 3, 2005 as an exhibit to FTI Consulting, Inc.’s Form 8-K dated July 28, 2005 and incorporated herein by reference).

Exhibit Number		Description of Exhibit

4.3		Form of Note (included as Exhibit A to Exhibit 4.1)

4.4		Registration Rights Agreement, dated as of August 2, 2005, among FTI Consulting, Inc., Goldman, Sachs & Co. and Banc of America Securities LLC. (Filed with the SEC on August 3, 2005 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

4.5†		First Supplemental Indenture relating to the senior notes, dated as of December 16, 2005, by and among FTI Consulting, Inc., the guarantors names therein, FTI Compass, LLC, FTI Investigations, LLC and Wilmington Trust Company, as trustee, to the Indenture, dated as of August 2, 2005, by and among FTI Consulting, Inc., the guarantors named therein and Wilmington Trust Company as trustee, relating to the senior notes.

4.6†		First Supplemental Indenture relating to the convertible notes, dated as of December 16, 2005, by and among FTI Consulting, Inc., the guarantors names therein, FTI Compass, LLC, FTI Investigations, LLC and Wilmington Trust Company, as trustee, to the Indenture, dated as of August 2, 2005, by and among FTI Consulting, Inc., the guarantors named therein and Wilmington Trust Company as trustee, relating to the convertible notes.

5.1		Opinion of O’Melveny & Myers LLP regarding the validity of the 7 5/8% Senior Notes due 2013 offered hereby

5.2		Opinion of Baker Botts LLP

10.1	*	1992 Stock Option Plan, as amended. Filed as an exhibit to FTI’s registration statement on Form SB-1, as amended (File No. 333-2002), and incorporated herein by reference.)

10.2	*	1997 Stock Option Plan, as amended. (Filed with the SEC on April 10, 2002 as an exhibit to FTI’s definitive proxy statement on Schedule 14A, and incorporated herein by reference.)

10.3	*	Employee Stock Purchase Plan, as amended. (Incorporated by reference herein to FTI’s registration statement on Form S-8 (File No. 333-115786) filed with the SEC on May 24, 2004, which was incorporated by reference to the exhibit to FTI’s definitive proxy statement on Schedule 14A filed with the SEC on April 7, 2004.)

10.4	*	Employment Agreement dated as of November 5, 2002, between FTI Consulting, Inc. and Jack B. Dunn, IV. (Filed with the SEC on March 27, 2003 as an exhibit to FTI’s Form 10-K for the year ended December 31, 2002, and incorporated herein by reference.)

10.5	*	Employment Agreement dated as of November 5, 2002, between FTI Consulting, Inc. and Stewart J. Kahn. (Filed with the SEC on March 27, 2003 as an exhibit to FTI’s Form 10-K for the year ended December 31, 2002, and incorporated herein by reference.)

10.6	*	Employment Agreement dated as of November 5, 2002, between FTI Consulting, Inc. and Theodore I. Pincus. (Filed with the SEC on March 27, 2003 as an exhibit to FTI’s Form 10-K for the year ended December 31, 2002, and incorporated herein by reference.)

10.7		Amended and Restated Credit Agreement, dated as of November 28, 2003, among FTI Consulting, Inc. and its subsidiaries named therein and Bank of America, N.A, as administrative agent and the other lenders named therein. (Filed with the SEC on December 12, 2003 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

10.8		First Amendment dated as of April 19, 2005 (excluding schedules), by and among FTI Consulting, Inc., a Maryland corporation, the Guarantors identified on the signature pages, the Lenders identified on the signature pages, and Bank of America, N.A., as administrative agent. (Filed with the SEC on April 22, 2005 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

Exhibit Number		Description of Exhibit

10.9		Second Amendment, dated as of August 2, 2005, to the Amended and Restated Credit Agreement, dated as of November 28, 2003, by and among FTI, the guarantors named therein, Bank of America, N.A., as administrative agent, and the lenders named therein. (Filed with the SEC on August 3, 2005 as an exhibit to FTI’s current report on Form 8-K and incorporated herein by reference.)

10.8		Amended and Restated Pledge Agreement, dated as of November 28, 2003, among the pledgors named therein and Bank of America, N.A, as Administrative Agent. (Filed with the SEC on December 12, 2003 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

10.9		Amended and Restated Security Agreement, dated as of November 28, 2003, among the grantors named therein and Bank of America, N.A, as Administrative Agent. (Filed with the SEC on December 12, 2003 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

10.10		Registration Rights Agreement dated as of August 30, 2002, by and between FTI Consulting, Inc., PricewaterhouseCoopers LLP and the other signatories thereto. (Filed with the SEC on September 13, 2002 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

10.11		Transition Services Agreement dated as of August 30, 2002, by and between PricewaterhouseCoopers LLP and FTI Consulting, Inc. (Filed with the SEC on September 13, 2002 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

10.12	*	Employment Agreement dated September 20, 2004 between FTI Consulting, Inc. and Dennis J. Shaughnessy. (Filed with the SEC on November 9, 2004 as an exhibit to FTI’s quarterly report on Form 10-Q for the quarter ended September 30, 2004, and incorporated herein by reference.

10.13	*	Restricted Stock Agreement between FTI Consulting, Inc. and Dennis J. Shaughnessy dated October 18, 2004. (Filed with the SEC on November 9, 2004 as an exhibit to FTI’s quarterly report on Form 10-Q for the quarter ended September 30, 2004, and incorporated herein by reference.)

10.14	*	Incentive Stock Option Agreement between FTI Consulting, Inc. and Dennis J. Shaughnessy dated October 18, 2004. (Filed with the SEC on November 9, 2004 as an exhibit to FTI’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 filed, and incorporated herein by reference.)

10.15	*	Amendment dated September 23, 2004 to the Employment Agreement dated November 5, 2002 between FTI Consulting, Inc. and Jack B. Dunn, IV. (Filed with the SEC as an exhibit to FTI’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 filed with the SEC on November 9, 2004, and incorporated herein by reference.)

10.16	*	Restricted Stock Agreement between FTI Consulting, Inc. and Jack B. Dunn, IV, dated September 23, 2004. (Filed with the SEC on November 9, 2004 as an exhibit to FTI’s quarterly report on Form 10-Q for the quarter ended September 30, 2004, and incorporated herein by reference.)

10.17	*	Employment Agreement dated as of November 1, 2005 between Dominic DiNapoli and FTI Consulting, Inc. (Filed with the SEC on November 2, 2005 as an exhibit to FTI Consulting, Inc.’s Form 8-K dated November 1, 2005 and incorporated herein by reference).

10.18	*	Restricted Stock Agreement between FTI Consulting, Inc. and Dominic DiNapoli, dated as of November 1, 2005. (Filed with the SEC on November 2, 2005 as an exhibit to FTI Consulting, Inc.’s Form 8-K dated November 1, 2005 and incorporated herein by reference).

10.19	*	Incentive Stock Option Agreement between FTI Consulting, Inc. and Dominic DiNapoli, dated as of November 1, 2005. (Filed with the SEC on November 2, 2005 as an exhibit to FTI Consulting, Inc.’s Form 8-K dated November 1, 2005 and incorporated herein by reference).

Exhibit Number		Description of Exhibit

10.20	*	FTI Consulting, Inc. Performance-Based Incentive Compensation Plan. (Filed with the SEC on December 1, 2004 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

10.21	*	FTI Consulting, Inc. 2004 Long-Term Incentive Plan, as Amended and Restated as of April 27, 2005. (Filed with the SEC on May 24, 2005 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

10.22	*	Form of Incentive Stock Option Agreement used with 2004 Long-Term Incentive Plan. (Filed with the SEC on November 9, 2004 as an exhibit to FTI’s quarterly report on Form 10-Q for the quarter ended September 30, 2004, and incorporated herein by reference.)
10.23	*	Form of Restricted Stock Agreement used with 2004 Long-Term Incentive Plan, as amended. (Filed with the SEC on November 9, 2004 as an exhibit to FTI’s quarterly report on Form 10-Q for the quarter ended September 30, 2004, and incorporated herein by reference.)

10.24	*	Form of Incentive Stock Option Agreement used with 1997 Stock Option Plan, as amended. (Filed with the SEC on February 24, 2005 as an exhibit to FTI’s Form 8-K, and incorporated herein by reference.)

10.25	*	Incentive Stock Option Agreement between FTI Consulting, Inc. and Jack B. Dunn, IV, dated as of October 28, 2004. (Filed with the SEC on February 24, 2005 as an exhibit to FTI’s Form 8-K, and incorporated herein by reference.)

10.26	*	Incentive Stock Option Agreement between FTI Consulting, Inc. and Jack B. Dunn, IV, dated as of February 17, 2005. (Filed with the SEC on February 24, 2005 as an exhibit to FTI’s Form 8-K, and incorporated herein by reference.)

10.27	*	Written Summary of Non-Employee Director Compensation approved by the Board of Directors of FTI Consulting, Inc. on April 27, 2005. (Filed with the SEC on May 3, 2005 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

10.28	*	FTI Consulting, Inc. Non-Employee Director Compensation Plan, established effective April 27, 2005. (Filed with the SEC on May 24, 2005 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

10.29	*	Form of FTI Consulting, Inc. Non-Employee Director Compensation Plan Stock Option Agreement. (Filed with the SEC on May 24, 2005 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

10.30	*	Form of FTI Consulting, Inc. Non-Employee Director Compensation Plan Restricted Stock Agreement. (Filed with the SEC on May 24, 2005 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

10.31	*	Form of FTI Consulting, Inc. Non-Employee Director Compensation Plan Stock Unit Agreement. (Filed with the SEC on May 24, 2005 as an exhibit to FTI’s current report on Form 8-K, and incorporated herein by reference.)

10.32	*	FTI Consulting, Inc. Incentive Compensation Plan, Amended and Restated Effective October 25, 2005. (Filed with the SEC on October 28, 2005 as an exhibit to FTI Consulting, Inc.’s Form 8-K dated October 25, 2005 and incorporated herein by reference).

10.33	*†	Form of Nonqualified Stock Option Agreement used with 2004 Long-Term Incentive Plan.

10.34	*†	Restricted Stock Agreement between FTI Consulting, Inc. and John A. MacColl dated as of January 9, 2006.

Exhibit Number		Description of Exhibit

10.35	*	Amendment No. 1 dated as of January 9, 2006, to the Employment Agreement dated as of March 31, 2004 between FTI Consulting, Inc. and Barry S. Kaufman (Filed with the SEC on January 12, 2006 as an exhibit to FTI’s Current Report on Form 8-K dated January 9, 2006, and incorporated herein by reference.)

12.1		Statement regarding Computation of Ratios

21.1		Subsidiaries of FTI Consulting, Inc.

23.1		Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

23.2		Consent of Ernst & Young LLP

24.1		Power of Attorney (included in signature pages)

25.1		Form T-1 (Wilmington Trust Company)

99.1		Letter of Transmittal

99.2		Notice of Guaranteed Delivery

99.3		Letter to Brokers

99.4		Letter to Clients

99.5		Policy on Disclosure Controls, as last amended and restated effective as of September 17, 2004 (Filed with the SEC on March 15, 2005 as an exhibit to FTI Consulting’s annual report on Form 10-K for year ended December 31, 2004, and incorporated herein by reference.)

99.6		Policy Statement on Inside Information and Insider Trading, as last amended and restated effective as of September 17, 2004 (Filed with the SEC on March 15, 2005 as an exhibit to FTI Consulting’s annual report on Form 10-K for year ended December 31, 2004, and incorporated herein by reference.)

99.7		Policy on Conflicts of Interest. (Filed with the SEC on March 27, 2003 as an exhibit to FTI Consulting’s annual report on Form 10-K for the year ended December 31, 2002, and incorporated herein by reference.)

99.8		Corporate Governance Guidelines, as last amended and restated effective as of September 17, 2004 (Filed with the SEC on March 15, 2005 as an exhibit to FTI Consulting’s annual report on Form 10-K for year ended December 31, 2004, and incorporated herein by reference.)

99.9		Categorical Standards of Director Independence, as last amended and restated effective as of May 19, 2004 (Filed with the SEC on March 15, 2005 as an exhibit to FTI Consulting’s annual report on Form 10-K for year ended December 31, 2004, and incorporated herein by reference.)

99.10		Charter of Audit committee, as last amended and restated effective as of February 15, 2005 (Filed with the SEC on March 15, 2005 as an exhibit to FTI Consulting’s annual report on Form 10-K for year ended December 31, 2004, and incorporated herein by reference.)

99.11		Charter of the Compensation Committee, as last amended and restated effective as of September 17, 2004 (Filed with the SEC on March 15, 2005 as an exhibit to FTI Consulting’s annual report on Form 10-K for year ended December 31, 2004, and incorporated herein by reference.)

99.12		Charter of the Nominating and Corporate Governance Committee, as last amended and restated effective as of September 17, 2004 (Filed with the SEC on March 15, 2005 as an exhibit to FTI Consulting’s annual report on Form 10-K for year ended December 31, 2004, and incorporated herein by reference.)

*	Management contract or compensatory plan or arrangement.
†	Filed herewith.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Annapolis, Maryland on January 13, 2006.

FTI CONSULTING, INC.

By:	/s/ JACK B. DUNN, IV
	Name:	Jack B. Dunn, IV
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jack B. Dunn, IV and Theodore I. Pincus, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ DENNIS J. SHAUGHNESSY Dennis J. Shaughnessy	Chairman of the Board	January 13, 2006

/S/ JACK B. DUNN, IV Jack B. Dunn, IV	Chief Executive Officer, President and Director (Principal Executive Officer)	January 13, 2006

/S/ DOMINIC DINAPOLI Dominic DiNapoli	Executive Vice President and Chief Operating Officer	January 13, 2006

/S/ THEODORE I. PINCUS Theodore I. Pincus	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 13, 2006

/S/ CHARLES BORYENACE Charles Boryenace	Vice President and Controller (Principal Accounting Officer)	January 13, 2006

/S/ MARK H. BEREY Mark H. Berey	Director	January 13, 2006

/S/ DENIS J. CALLAGHAN* Denis J. Callaghan	Director	January 13, 2006

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Signature	Title	Date

/S/ JAMES A. FLICK, JR. James A. Flick, Jr.	Director	January 13, 2006

/S/ GERARD E. HOLTHAUS Gerard E. Holthaus	Director	January 13, 2006

/S/ MATTHEW F. MCHUGH* Matthew F. McHugh	Director	January 13, 2006

/S/ PETER F. O’MALLEY* Peter F. O’Malley	Director	January 13, 2006

/S/ GEORGE P. STAMAS* George P. Stamas	Director	January 13, 2006

*By:	/S/ THEODORE I. PINCUS
Attorney-in-Fact

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